Filed pursuant to Rule 424(b)(3)
Registration Nos. 333-225797 and 333-225797-01

PROSPER FUNDING LLC
$1,000,000,000 Borrower Payment Dependent Notes

PROSPER MARKETPLACE, INC.
PMI Management Rights

PROSPER FUNDING LLC
$1,000,000,000 Borrower Payment Dependent Notes

PROSPER MARKETPLACE, INC.
PMI Management Rights

This is a public offering to investors of Prosper Funding LLC of up to $1,000,000,000 in principal amount of Borrower Payment Dependent Notes, or "Notes." Each Note will come attached with a PMI Management Right issued by Prosper Marketplace, Inc. Prosper Funding LLC will be the sole issuer of the Notes and Prosper Marketplace, Inc. will be the sole issuer of the PMI Management Rights. For the purposes of this prospectus, the Notes and the PMI Management Rights will be collectively referred to as "the Securities."

Except as the context requires otherwise, as used in this prospectus, "we," "us," "our," and "Registrants" refer to Prosper Marketplace, Inc. ("PMI"), a Delaware corporation, and its wholly owned subsidiary, Prosper Funding LLC ("PFL"), a Delaware limited liability company; and "Prosper" refers to PMI and its wholly owned subsidiaries, PFL, BillGuard, Inc. ("BillGuard"), a Delaware corporation, and Prosper Healthcare Lending LLC ("PHL"), a Delaware limited liability company, on a consolidated basis.  In addition, the unsecured, consumer loans originated through our marketplace are referred to as "Borrower Loans."

Payments for each series of Notes will be dependent on payments PFL receives on a specific Borrower Loan described in a listing posted to our marketplace. All listings on our marketplace are posted by individual consumer borrowers of PFL requesting individual consumer loans. In addition, each listing will be described in a prospectus supplement.

Important terms of the Notes include the following, each of which is described in detail in this prospectus:

•	The Notes are special, limited obligations of PFL only and are not obligations of its parent company, PMI or of the borrowers under the corresponding Borrower Loans.

•
PFL's obligation to make payments on a Note will be limited to an amount equal to the Note holder's pro rata share of amounts PFL receives with respect to the corresponding borrower loan, net of any servicing fees and other costs and fees, if applicable. Neither Prosper Funding LLC nor Prosper Marketplace, Inc. guarantees payment of the Notes or the corresponding Borrower Loans.

•
The Notes will bear interest from the date of issuance, have a fixed rate, be payable monthly and have an initial maturity of three or five years from issuance. PFL may add additional Note terms from time to time.

•	A Note holder's recourse will be extremely limited in the event that borrower information is inaccurate for any reason.

Important terms of the PMI Management Rights include the following, each of which is described in detail in this prospectus:

•	The PMI Management Rights will not be separable from the Notes offered on the marketplace and will not be assigned a value separate from the Notes.

•
The PMI Management Rights are "investment contracts" issued by PMI directly to Note holders. The phrase "investment contract" is a concept under federal securities law that refers to an arrangement where investors invest money in a common enterprise with the expectation of profits, primarily from the efforts of others. Here, the "investment contracts" that PMI is registering as PMI Management Rights arise from the services that PMI has provided and will provide, as described in the Administration Agreement, the Indenture, the Investor Registration Agreement, and in this prospectus, which services include, but are not limited to:

◦	the existence and operation of the marketplace;

◦	verification of borrower information;

◦	evaluation and validation of the Prosper Score and Prosper Rating;

◦	remitting borrower payments; and

◦	collecting on delinquent accounts.

•
Investors who purchase PMI Management Rights will have rights under the federal securities laws as a purchaser of a registered security. Investors will have limited contractual rights, collectively through the indenture trustee, to enforce PMI's contractual obligations under the Administration Agreement. Such contractual rights exist under state law and will not, in any way, affect the rights of investors under the federal securities laws.

•
PMI's obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus.  For more information, see "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Administration Agreement-Indenture Trustee as Third-Party Beneficiary." Termination of the Administration Agreement would not affect the rights of holders of previously-issued PMI Management Rights under the federal securities laws.

PFL will offer the Notes to its investors at 100% of their principal amount.

The Notes and PMI Management Rights will be issued in electronic form only and will not be listed on any securities exchange. Notes and PMI Management Rights may only be transferred through an approved online trading platform. Currently, no trading platform exists for the transfer of the Notes and PMI Management Rights and there can be no assurance a trading platform for the transfer of Notes and PMI Management Rights will develop in the future. Therefore, note purchasers must be prepared to hold their Notes and PMI Management Rights to maturity. For more information, see “Risk Factors-Risks Inherent in Investing in the Notes-The Notes will not be listed on any securities exchange and can be held only by PFL’s investors. Further, no trading platform for the transfer of Notes exists and there can be no assurance a trading platform for the transfer of Notes will develop in the future. Therefore, investors should be prepared to hold the Notes they purchase until maturity.”

This offering is highly speculative and the Notes involve a high degree of risk. Investing in the Notes should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 17, 2018

ABOUT THIS PROSPECTUS

This prospectus describes Prosper Funding LLC's offering of Borrower Payment Dependent Notes, or "Notes." In addition, a PMI Management Right issued by Prosper Marketplace, Inc. is attached to each Note issued by Prosper Funding LLC. Such PMI Management Right will not be separable from the Note to which it is attached and will not be assigned any value separate from such Note. This prospectus is part of a registration statement filed with the Securities and Exchange Commission, which is referred to herein as the "SEC." This prospectus, and the registration statement of which it forms a part, speak only as of the date of this prospectus. Prosper Funding LLC and Prosper Marketplace, Inc. will supplement this prospectus from time to time as described below.

The offering described in this prospectus is a continuous offering pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"). The Securities are offered continuously and sales of the Securities through the marketplace occur on a daily basis. When PFL posts a loan request on the marketplace, that posting constitutes an offer by PFL to sell the series of Notes corresponding to that request. As used in this prospectus, a "loan listing" or a "listing" shall refer to a posted loan request. PFL may allocate some of its loan requests to other investor funding channels, including, for example, loans that it sells privately to certain investors. If it does so, it will allocate loan requests among its various investor channels automatically, based upon a random allocation methodology determined by PFL or PMI. Some loan listings may have been allocated to one of the other investor funding channels first. All such loan listings will be identified for investors. PFL and PMI prepare regular supplements to this prospectus, which are called "listing reports." In each listing report, PFL and PMI provide information about the most recent loan listings posted on the marketplace and the series of Notes that correspond to those listings. PFL and PMI will also regularly file prospectus supplements that are called "sales reports," describing funding, interest rate and maturity date for each series of Notes sold through the marketplace. These prospectus supplements will provide information about the Notes that will correspond to the information contained in the corresponding borrower listings. Listing reports will also be posted on PFL's website.

PFL and PMI will prepare prospectus supplements to update this prospectus for other purposes, such as to disclose changes to the terms of the offering of the Notes, provide quarterly updates of financial and other information included in this prospectus and disclose other material developments. These prospectus supplements will be filed with the SEC pursuant to Rule 424(b) and will be posted on PFL's website. When required by SEC rules, such as when there is a "fundamental change" in the offering or the information contained in this prospectus, or when an annual update of financial information is required by the Securities Act or SEC rules, PFL and PMI will file post-effective amendments to the registration statement of which this prospectus forms a part, which will include either a prospectus supplement or an entirely new prospectus to replace this prospectus. PFL and PMI currently anticipate that post-effective amendments will be required, among other times, when there are changes to the material terms of the Notes.

The Securities are not available for offer and sale to residents of every state. PFL's website indicates the states where residents may purchase the Securities. PFL posts on its website any special suitability standards or other conditions applicable to purchases of the Securities in certain states that are not otherwise set forth in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

PFL and PMI have filed a registration statement on Form S-1 with the SEC in connection with this offering. In addition, PFL and PMI are required to file annual, quarterly and current reports and other information with the SEC. You may read and copy the registration statement and any other documents PFL or PMI has filed at the SEC's Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. PFL and PMI's SEC filings are also available to the public at the SEC's Internet site at http://www.sec.gov.

This prospectus is part of the registration statement and does not contain all of the information included in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to PFL, PMI and the Securities, please refer to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Whenever a reference is made in this prospectus to any of PFL or PMI's contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are a part of the registration statement.

PFL and PMI "incorporate" into this prospectus information filed with the SEC in their Annual Report on Form 10-K for the fiscal year ended December 31, 2017 ("Annual Report") filed on March 26, 2018, except for the information that has been superseded by the information set forth in the “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017” section of this prospectus, their Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, filed on May 14, 2018, and June 30, 2018, filed on August 13, 2018 (each, a "Quarterly Report"), and their Current Report on Form 8-K filed on February 28, 2018 ("Current Report"). This means that PFL and PMI disclose important information to you by referring you to their Annual Report, Quarterly Reports, and their Current Reports, all of which are available at www.prosper.com. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus automatically updates and supersedes previously filed information.

You may request a copy of PFL and PMI's Annual Report, Quarterly Reports, and Current Reports, which will be provided to you at no cost, by writing, telephoning or emailing PFL or PMI. Requests should be directed to Customer Support, 221 Main Street, 3rd Floor, San Francisco, CA 94105; telephone number (415) 593-5400; or emailed to support@prosper.com. In addition, PFL and PMI's Annual Reports, Quarterly Reports and Current Reports are available at www.prosper.com.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information appearing in this prospectus, including the financial statements and related notes, and the risk factors, before deciding whether to purchase the Notes.

PFL operates a peer-to-peer online credit marketplace, which this prospectus refers to as the "marketplace," that enables PFL's borrowers to borrow money and its investors to purchase Borrower Payment Dependent Notes, or Notes, issued by PFL, the proceeds of which facilitate the funding of the Borrower Loans made to borrowers. The peer-to-peer lending industry is a very innovative and unique industry, and the application of federal and state laws in areas such as securities and consumer finance to PFL's business is still evolving. PFL is a wholly-owned subsidiary of PMI.

About the Marketplace

PMI developed the marketplace and owned the proprietary technology that makes operation of the marketplace possible. In connection with this offering, PMI transferred ownership of the marketplace, including all of the rights related to the operation of the marketplace, to PFL.

PMI and WebBank entered into a Marketing Agreement, pursuant to which PMI, as agent of WebBank, manages the operation of the marketplace in connection with the submission of loan applications by potential borrowers, the making of related loans by WebBank and the funding of such loans by WebBank. In the future, PMI and/or PFL may enter into agreements with other banks that would act in addition to, or in lieu of, WebBank, in connection with making Borrower Loans through the marketplace. PFL and PMI entered into an Administration Agreement, pursuant to which PMI has agreed to manage all other aspects of the marketplace on behalf of PFL. Prior to the commencement of this offering, PMI operated the marketplace, facilitated the origination of loans by WebBank through the marketplace and issued and sold notes corresponding to those loans. Notes issued and sold through the marketplace prior to the commencement of this offering are referred to as "PMI Notes".

Loan Listings. A loan listing, or a listing, is a request by a PFL borrower for a Borrower Loan in a specified amount that is posted on the marketplace by the borrower. A borrower who posts a loan listing on the marketplace is referred to as an "applicant" and an applicant who obtains a loan through the marketplace as a "borrower." PMI adds to each listing additional information, including the desired loan amount, interest rate and corresponding yield percentage, the minimum amount of total bids required for the loan to fund, the Prosper Rating and Prosper Score for the listing, the applicant's debt-to-income ratio, certain credit information from the applicant's credit report, the applicant's numerical credit score range, and the applicant's self-reported annual income range, occupation and employment status. Neither PFL nor PMI guarantees payment of the Notes or the corresponding Borrower Loans.

The Prosper Rating is a proprietary credit rating that we assign to each listing. The Prosper Rating is a letter that indicates the level of risk associated with a listing and corresponds to an estimated average annualized loss rate range for the listing. There are currently seven Prosper Ratings, represented by seven letter scores, but this, as well as the loss ranges associated with each, may change over time as the marketplace dictates. The estimated loss rate for each listing is based on two scores: a consumer reporting agency score and an in-house custom score calculated using the historical performance of previous Borrower Loans with similar characteristics (a "Prosper Score"). We will use these two scores to determine an estimated average annualized loss rate for each listing, which correlates to a Prosper Rating. This rating system allows for consistency when assigning ratings to listings. See "About the Marketplace - Risk Management" for more information. For loan listings begun on or after December 21, 2016, the borrower's Prosper Rating and Prosper Score have been determined based on information obtained from his or her TransUnion credit report. For all listings begun prior to December 21, 2016, the Prosper Rating and Prosper Score were determined using information obtained from Experian.

Bidding on Listings. A bid on a listing is an investor's commitment to purchase a Note in the principal amount of the investor's bid that will be dependent for payment on the payments PFL receives on the Borrower Loan described in the listing. After a listing is posted, investors can place bids on that listing until the listing has received bids totaling the requested loan amount. The minimum amount an investor may bid is $25. All bids may be up to 100% of the requested loan amount. An investor who wishes to bid on a listing must have funds in the amount of the bid in his investor account at the time the bid is made. Once a bid is placed, it is irrevocable, and the amount of the bid may not be withdrawn from the investor's account, unless the bidding period expires without the listing having received enough bids to be funded. Once the listing has received bids totaling the requested loan amount, no further bids can be placed. The maximum length of the bidding period is 14 days. If the listing does not receive bids equal to or exceeding the minimum amount required for the listing to fund by the close of the fourteenth day after the listing is posted, the listing will terminate and the requested loan will not be funded.

Borrower Loans. If at the end of the bidding period the listing has received bids equal to or exceeding the minimum amount required to fund, a loan will generally be made to the applicant in an amount equal to the total amount of all winning bids. All Borrower Loans are unsecured obligations of individual borrowers with a fixed interest rate set by us and a loan term currently set at three or five years, although we may expand the range of available loan terms in the future to between three months and seven years. The minimum and maximum principal amounts for Borrower Loans are currently $2,000 and $40,000, respectively. We may expand the range of the minimum and/or maximum principal amounts for Borrower Loans in the future to $1,000 and/or $45,000, respectively. All Borrower Loans are originated by WebBank, a Federal Deposit Insurance Corporation ("FDIC") insured, Utah-chartered industrial bank. After originating a Borrower Loan, WebBank sells and assigns such Borrower Loans to PFL, without recourse to WebBank, in exchange for the principal amount of the Borrower Loan. WebBank has no obligation to Note holders.

For all Borrower Loans, we verify the applicant's identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Loan listings can be posted without us obtaining any documentation of the applicant's ability to afford the loan. In some instances, we verify the income or employment information provided by applicants in listings. This verification is normally done after the listing has been created but before the loan is funded, and therefore the results of the verification process are not reflected in the loan listings. If we are unable to verify material information with respect to an applicant or listing, we will cancel or refuse to post the listing or cancel any or all commitments against the listing. We may also delay funding of a Borrower Loan in order to verify the accuracy of information provided by an applicant in connection with the listing, or to determine whether there are any irregularities with respect to the listing. If we identify material misstatements or inaccuracies in the listing or in other information provided by the applicant, we will cancel the listing or related loan. For more information, see "About the Marketplace-Borrower Identity and Financial Information Verification."

The Notes. PFL generally issues and sells a series of Notes for each Borrower Loan that is funded through the marketplace. The Notes are sold to the investors who successfully bid on the corresponding Borrower Loan listing in the principal amounts of their respective bids. Each series of Notes is dependent for payment on payments PFL receives on the corresponding Borrower Loan. PFL uses the proceeds of each series of Notes to purchase the corresponding Borrower Loan from WebBank.

PFL will pay each Note holder principal and interest on the Note in an amount equal to each such Note's pro rata portion of the principal and interest payments, if any, that PFL receives on the corresponding Borrower Loan, net of PFL's servicing fee, which is currently set at 1% per annum of the outstanding principal balance of the corresponding Borrower Loan prior to applying the current payment. PFL may in the future increase the servicing fee to a percentage that is greater than 1% but less than or equal to 3% per annum. Any change to PFL's servicing fee will only apply to Notes offered and sold after the date of the change. PFL will pay Note holders any other amounts it receives on the corresponding Borrower Loans, including late fees and prepayments, subject to its servicing fee, except that it will not pay Note holders any non-sufficient funds fees for failed borrower payments that it receives. In addition, the funds available for payment on the Notes will be reduced by the amount of any attorneys' fees or collection fees PFL, a third-party servicer or a collection agency imposes in connection with collection efforts related to the corresponding borrower loan. Notwithstanding the foregoing, no payments will be made on any Note after its final maturity date. See "The Offering-Final maturity date/Extension of maturity date."

Under the Indenture, if a "Repurchase Event" occurs with respect to a Note, PFL will, at its sole option, either repurchase the Note from the holder or indemnify the holder of the Note for any losses resulting from nonpayment of the Note or from any claim, demand or defense arising as a result of such Repurchase Event. A "Repurchase Event" occurs with respect to a Note if (i) a Prosper Rating different from the Prosper Rating actually calculated by PFL was included in the listing for the corresponding Borrower Loan and the interest of the holder in the Note is materially and adversely affected, (ii) a Prosper Rating different from the Prosper Rating that should have appeared was included in the listing for the corresponding Borrower Loan because either PFL inaccurately input data into, or inaccurately applied, the formula for determining the Prosper Rating and, as a result, the interest of the holder in the Note is materially and adversely affected, or (iii) the corresponding Borrower Loan was obtained as a result of verifiable identify theft on the part of the purported borrower and a material payment default under the corresponding Borrower Loan has occurred.

Under PFL's investor registration agreement, PFL represents and warrants that (i) if an investor uses an automated bidding tool or order execution service offered by PFL, such as Auto Invest or Recurring Investment (formerly known as Auto Quick Invest), to identify Notes for purchase, each Note purchased will conform to the investment criteria provided by the investor through such tool or service, and (b) each Note that an investor purchases from PFL will be in the principal amount of the bid such investor placed and will correspond to the Borrower Loan on which such investor bid. If PFL breaches either of these representations and warranties and, as a result, the Note sold to an investor is materially different from the Note that would have been sold had the breach not occurred or if the investor would not have purchased the Note at all absent such breach, PFL will, at its sole option, either indemnify the investor from any losses resulting from such breach, repurchase the Note or cure the breach, if the breach is susceptible to cure. If PFL breaches any of its other representations and warranties in the investor registration agreement and such breach materially and adversely affects an investor's interest in a Note, PFL will, at its sole option, either indemnify the investor, repurchase the affected Note from such investor or cure the breach. If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Right for zero consideration. For more information about PFL's repurchase and indemnification obligations under the indenture and the investor registration agreements, see "About the Marketplace-Note Repurchase and Indemnification Obligations."

PMI Management Rights. The PMI Management Rights are "investment contracts" issued by PMI directly to Note holders. The phrase "investment contract" is a concept under federal securities law that refers to an arrangement where investors invest money in a common enterprise with the expectation of profits, primarily from the efforts of others. Here, the "investment contracts" that PMI is registering as PMI Management Rights arise from the services that PMI has provided and will provide, as described in the Administration Agreement, the Indenture, the Investor Registration Agreement, and in this prospectus, which services include, but are not limited to:

•	the existence and operation of the marketplace;

•	verification of borrower information;

•	evaluation and validation of the Prosper Score and Prosper Rating;

•	remitting borrower payments; and

•	collecting on delinquent accounts.

Investors who purchase PMI Management Rights will have rights under the federal securities laws as a purchaser of a registered security. Investors will have limited contractual rights, collectively through the indenture trustee, to enforce PMI's contractual obligations under the Administration Agreement. Such contractual rights exist under state law and will not, in any way, affect the rights of investors under the federal securities laws.

The PMI Management Rights arise from the services that PMI will provide to PFL under the Administration Agreement as described in this prospectus. Pursuant to the Administration Agreement, PMI will provide three kinds of services to PFL: (i) PMI will manage the operation of the marketplace itself (credit policy revisions, systems maintenance, etc.) (the "Loan Marketplace Administration Services"); (ii) PMI will provide back-office services to PFL (maintaining books and records, making periodic regulatory filings, performing limited cash management functions, etc.) (the "Corporate Administration Services"); and (iii) PMI will service the Borrower Loans and Notes originated through the marketplace (the "Loan and Note Servicing Services"). Holders of PMI Management Rights will have a limited contractual ability, collectively through the indenture trustee, to enforce PMI's obligations under the Administration Agreement. However, holders of PMI Management Rights also have rights under the federal securities laws that are not limited, contractually or otherwise. PMI's obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus. For more information, see "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-PMI Management Rights."

Termination of the Administration Agreement would not affect the rights of holders of previously issued PMI Management Rights under the federal securities laws. If PFL or PMI were to terminate PMI's obligations to provide services under the Administration Agreement, PMI would cease to issue new PMI Management Rights. PFL has entered into a back-up servicing agreement with a loan servicing company who is willing and able to transition loan and Note servicing responsibilities from PMI, but it is unlikely that the back-up servicer would be able to perform functions other than servicing the outstanding Borrower Loans and Notes. Therefore, PFL might have to suspend the facilitation of new Borrower Loans and the issuance of new Notes until it could find another party or parties that could perform the services PMI had been performing under the Administration Agreement. PFL believes it could find another party or parties to perform such services, but the search could take time. For more information, see "Risk Factors-Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes."

The PMI Management Rights will be attached to the Notes, will not be separable from the Notes and will not be assigned a value separate from the Notes.

Servicing and Loan Marketplace Administration. PFL is responsible for servicing the Borrower Loans and Notes. Following its purchase of Borrower Loans and sale of Notes corresponding to the Borrower Loans, PFL begins servicing the Borrower Loans and Notes. If a Borrower Loan becomes one or more days past due, PFL may collect on it directly or refer it to a third party servicer or collection agency for collection. See "About the Marketplace- Loan Servicing and Collection" for more information.

PFL has entered into an Administration Agreement with PMI, pursuant to which PFL has engaged PMI to assist it in servicing the Borrower Loans, managing the marketplace, and in performing other duties. Pursuant to the Administration Agreement, PMI will provide a variety of administrative and management services, including, but not limited to, supervision of:

•	the management, maintenance and operation of the marketplace;

•	the issuance, sale and payment of the Notes;

•	PFL's purchase of Borrower Loans;

•	the operation of www.prosper.com;

•	PFL's compliance with applicable federal and state laws (including consumer protection laws, state lender licensing requirements and securities registration requirements);

•	the applicant verification and eligibility processes;

•	the posting of listings on the marketplace; and

•	the assignment of a Prosper Rating and an interest rate to each listing.

See "About the Marketplace," "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Administration Agreement" and "Information About Prosper Marketplace, Inc." for more information.

Recurring Investment. Our automated loan search tool, Recurring Investment (formerly known as Auto Quick Invest), is an automated loan search tool that allows investors to easily invest in Notes that meet their specific investment criteria by automatically bidding any available funds in their account on Notes that match their selected parameters, in accordance with their instructions. An investor using Recurring Investment is asked to indicate his or her investment criteria by applying one or more of several dozen additional search criteria, such as loan amount, debt-to-income ratio, credit score and Prosper Rating. The investor is then asked to specify the amount he or she wishes to invest per note, and can also set aside a specific amount of his or her funds as a cash reserve that will not be invested by the Recurring Investment tool. After the investor has entered and saved the parameters of his or her search, Recurring Investment automatically (i) runs searches on their designated criteria as new listings are posted on the marketplace, and (ii) places bids on any Notes identified by each such search. For more information about the Recurring Investment tool and how it works, see "About the Marketplace-How to Bid to Purchase Notes-Recurring Investment."

Auto Invest. Our automated loan search tool, Auto Invest, makes it easier for investors to build their desired portfolio of Notes by automatically investing any available funds in an investor’s account in Notes that match the investor’s specified investment criteria and allocation targets. An investor using Auto Invest is asked to select (i) a loan allocation target, or a target mix of loans based on Prosper Ratings, and (ii) the amount he or she wishes to invest per Note. The investor has the option of selecting his or her target from Prosper’s series of preset loan allocations based on the recent historical loan inventory on the marketplace, any of which may be customized by changing the individual allocation targets for each Prosper Rating, or he or she can create a custom loan allocation target across Prosper Ratings based on his or her specific risk tolerance. If he or she wishes, the investor can further customize his or her investment criteria by applying additional filters, such as loan term and employment status. The investor can also set aside a percentage of his or her portfolio as a cash reserve that will not be invested by Auto Invest. Investors may update their target allocations, cash reserve and other criteria, and pause and restart Auto Invest, at any time. Once the investor turns on Auto Invest, the tool may immediately begin placing orders for Notes in accordance with the investor’s current and target allocations and other investment criteria. The mix of Notes in any particular order may not match the investor’s individual loan allocation targets, but over time Auto Invest will place orders so that the aggregate holdings in the investor’s portfolio will approximate, to the extent possible, the allocation specified in his or her investment criteria. The frequency with which Auto Invest will place orders on the investor’s behalf is based on the cash balance of his or her account, the availability of listings matching his or her investment criteria, and the demand from other investors. The investor’s account and investment criteria will be reviewed by Auto Invest automatically each time new listings are posted on the marketplace. Auto Invest prioritizes accounts with a higher percentage of cash and places orders for those accounts first. Auto Invest does not prioritize accounts based on overall account size or investment criteria. For more information about the Auto Invest tool and how it works, see "About the Marketplace-How to Bid to Purchase Notes-Auto Invest."

Corporate Information

Prosper Marketplace, Inc. PMI was incorporated in the State of Delaware on March 22, 2005. Its principal executive offices are located at 221 Main Street, 3rd Floor, San Francisco, California 94105. Its telephone number at this location is (415) 593-5400.

Prosper Funding LLC. PMI formed Prosper Funding LLC in the State of Delaware on February 17, 2012. PFL's principal executive offices are located at 221 Main Street, 3rd Floor, San Francisco, California 94105. Its telephone number at this location is (415) 543-5400. Its website address is www.prosper.com. The information contained on its website is not incorporated by reference into this prospectus.

PFL has been organized and is operated in a manner that is intended (i) to minimize the likelihood that it will become subject to bankruptcy proceedings, and (ii) to minimize the likelihood that it would be substantively consolidated with PMI, and thus have its assets subject to claims by PMI's creditors, if PMI files for bankruptcy. This is achieved by placing certain restrictions on PFL's activities, including its transactions with PMI, and implementing certain formalities designed to expressly reinforce PFL's status as a distinct corporate entity from PMI. See "Information About Prosper Funding LLC."

THE OFFERING

Borrower Payment Dependent Notes

Issuer	Prosper Funding LLC

Securities offered	Borrower Payment Dependent Notes, or "Notes," issued in series, with each series dependent for payment on payments PFL receives on a specific corresponding Borrower Loan.

Offering price	100% of the principal amount of each Note.

Initial maturity date
Maturities are for three or five years and match the maturity date of the corresponding Borrower Loan. PFL may in the future extend the range of available loan terms to between three months and seven years, at which time the Notes will have terms between three months and/or seven years.

Final maturity date / Extension of maturity date
The final maturity date of each Note is the date that is one year after the initial maturity date. Each Note matures on the initial maturity date, unless any principal or interest payments in respect of the corresponding Borrower Loan remain due and payable to PFL upon the initial maturity date, in which case maturity of the Note will be automatically extended to the final maturity date. Each Note will mature on the final maturity date, even if principal or interest payments in respect of the corresponding Borrower Loan remain due and payable. PFL will have no further obligation to make payments on the Note after the final maturity date even if it receives payments on the corresponding Borrower Loan after such date.

Interest rate
Each series of Notes will have a stated, fixed interest rate equal to the loan yield percentage specified in the related loan listing as determined by PFL, which is the interest rate for the corresponding Borrower Loan, net of servicing fees.

Setting interest rate for Notes
Interest rates vary among the Notes, but each series of Notes will have the same interest rate. We set the interest rates for Borrower Loans based on Prosper Ratings, as well as additional factors such as Borrower Loan terms, the economic environment and competitive conditions. The interest rate on each Note is equal to the interest rate on the corresponding Borrower Loan, net of service fees. See “About the Marketplace-Setting Interest Rates” for more information.

Payments on the Notes
PFL will pay principal and interest on any Note an investor purchases in an amount equal to the investor's pro rata portion of the principal and interest payments, if any, PFL receives on the corresponding Borrower Loan, net of servicing fees and other charges. For more information, see "The Offering-Borrower Payment Dependent Notes-Servicing Fees and Other Charges." Each Note will provide for monthly payments over a term equal to the corresponding Borrower Loan. The payment dates for the Notes will fall on the sixth business day after the due date for each installment of principal and interest on the corresponding Borrower Loan although interest will be deemed to accrue thereon only through each corresponding loan payment date. See "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Indenture and Form of Notes" for more information.

Investors will designate PFL to apply the proceeds from the sale of each series of Notes to the purchase of the corresponding Borrower Loan from WebBank. Each Borrower Loan is a fully amortizing consumer loan made by WebBank to an individual borrower. Borrower Loans currently have a term of three or five years, but PFL may in the future extend the range of available loan terms to between three months and seven years. Borrowers may request Borrower Loans within specified minimum and maximum principal amounts (currently between $2,000 and $40,000), which are subject to change from time to time. WebBank subsequently sells and assigns the Borrower Loans to PFL without recourse in exchange for the principal amount of the Borrower Loan. Borrower Loans provide for monthly payments over the term thereof and are unsecured and unsubordinated. Borrower Loans may be repaid at any time by the borrowers without prepayment penalty. PMI verifies each applicant's identity against data from consumer reporting agencies and other identity and anti-fraud verification databases. Loan listings can be posted without either of us obtaining any documentation of the applicant's ability to afford the loan. We sometimes verify the income or employment information provided by applicants. This verification is normally done after the listing has been created but before the loan has funded, and therefore the results of the verification are not reflected in the listings. See "About the Marketplace-Borrower Identity and Financial Information Verification" for more information.

Borrowers are able to use the loan proceeds for any purpose other than (i) buying, carrying or trading in securities or buying or carrying any part of an investment contract security, (ii) paying for postsecondary educational expenses (i.e., tuition, fees, required equipment or supplies, or room and board) at a college/university/vocational school, as the term "postsecondary educational expenses is defined in Bureau of Consumer Finance Protection Regulation Z, 12 C.F.R. § 1026.46(b)(3), or (iii) engaging in any illegal activity or gambling, and they warrant, represent and agree that they will not use the proceeds of any loan for such purposes.

The Notes will not be contractually senior or contractually subordinated to other indebtedness, if any, that PFL incurs. All Notes will be special, limited obligations of PFL. PFL was formed by PMI so that, in the event of PMI's bankruptcy, the Borrower Loans that PFL owns should be shielded from claims by PMI's creditors, thereby protecting the interests of Note holders in those Borrower Loans and the proceeds thereof. This is achieved by placing certain restrictions on PFL's activities, including restrictions in PFL's organizational documents on its ability to incur additional indebtedness, and by implementing certain formalities designed to expressly reinforce its status as a distinct corporate entity from PMI. Nevertheless, the Notes themselves do not restrict PFL's incurrence of other indebtedness or the grant or imposition of liens or security interests on PFL's assets, and holders of the Notes do not themselves have a direct security interest in the corresponding Borrower Loan or the proceeds of that loan. Accordingly, in the event of a bankruptcy or similar proceeding of PFL, the relative rights of a holder of a Note may be uncertain. To further limit the risk of PFL's insolvency, PFL has therefore granted the indenture trustee, for the benefit of the Note holders, a security interest in the Borrower Loans corresponding to the Notes, the payments and proceeds that PFL receives on such Borrower Loans, the bank account in which the Borrower Loan payments are deposited and the FBO funding account. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the Amended and Restated Borrower Payment Dependent Notes Indenture for the Notes (the "indenture"), which would include PFL's becoming subject to a bankruptcy or similar proceeding. Only the indenture trustee, not the holders of the Notes, has a security interest in the above collateral. If the indenture trustee were to exercise its legal rights to the collateral, the indenture provides that amounts collected on a particular Borrower Loan (minus allowable fees and expenses) are to be applied to amounts due and owing on the corresponding Note. There can be no assurance, however, that the indenture trustee, or ultimately the Note holders, would realize any amounts from the collateral. See "Risk Factors- Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes" for more information.

Servicing fees and other charges
PFL subtracts a servicing fee from every loan payment it receives. The amount of the servicing fee deducted from a particular payment is equal to (a) the product obtained by multiplying the applicable annual servicing fee rate by a fraction, the numerator of which is equal to the number of days since the borrower's last payment (or, if applicable, since the date on which the relevant loan was funded) and the denominator of which is 365, multiplied by (b) the outstanding principal balance of the loan prior to applying the current payment. The servicing fee rate is currently set at 1% per annum of the outstanding principal balance of the corresponding loan prior to applying the current payment, but PFL may increase that in the future to a rate greater than 1% but less than or equal to 3% per annum. Any change to the servicing fee will only apply to Notes offered and sold after the date of the change. Listings set forth the applicable servicing fee. Because servicing fees reduce the effective yield to investors, the yield percentage displayed in each listing is net of servicing fees.

PFL will retain any non-sufficient funds fees and check processing fees charged to a borrower's account to cover its administrative expenses. If a Borrower Loan enters collection, either of us, a third party servicer or a collection agency may charge a collection fee of up to 40% of any amounts that are obtained, in addition to any litigation costs and any legal or transaction fees associated with accepting payments incurred in the collection effort. The collection fee will vary depending on whether we use our in-house collections department, a third party servicer's in-house collections department or a collection agency. If a third party servicer or a collection agency is used, the fee will also vary depending on the third party servicer or collection agency used. These fees will correspondingly reduce the amounts of any payments that Note holders receive on the corresponding Notes and are not reflected in the yield percentage displayed in listings.

PFL will pay investors any late fees it receives on Borrower Loans.

Use of proceeds	PFL will use the proceeds of each series of Notes to purchase the corresponding Borrower Loan.

Electronic form and transferability
Notes will be issued in electronic form only and will not be listed on any securities exchange. Notes and PMI Management Rights may only be transferred through an approved online trading platform. Currently, no trading platform exists for the transfer of the Notes and PMI Management Rights and there can be no assurance that a trading platform for the transfer of Notes and PMI Management Rights will develop in the future. Therefore, note purchasers must be prepared to hold their Notes and PMI Management Rights to maturity. See “Risk Factors-Risks Inherent in Investing in the Notes” for more information.

U.S. federal income tax consequences
Although the matter is not free from doubt, PFL will treat the Notes as its debt instruments that have original issue discount ("OID") for U.S. federal income tax purposes. Accordingly, if you hold a Note, you will be required to include OID currently as ordinary interest income for U.S. federal income tax purposes (which may be in advance of interest payments on the Note) if the Note has a maturity date of more than one year, regardless of your regular method of tax accounting. You should consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes). See "Material U.S. Federal Income Tax Considerations" for more information.

Financial suitability		Investors that are residents of Alaska, Idaho, Missouri, Nevada, New Hampshire, Oregon, Virginia or Washington must meet one or more of the following suitability requirements:

a.
(i) You must have an annual gross income of at least $80,000; (ii) your net worth must be at least $80,000 (exclusive of home, home furnishings and automobiles); and (iii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles); or

b.
(i) Your net worth must be at least $280,000 (exclusive of home, home furnishings and automobiles); and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles).

Investors that are residents of California must meet one or more of the following suitability requirements:

a.
(i) You must have had an annual gross income of at least $85,000 during the last tax year; (ii) you must have a good faith belief that your annual gross income for the current tax year will be at least $85,000; and (iii) the total amount of Securities you purchase cannot exceed 10% of your net worth; or

	b.	(i) Your net worth must be at least $200,000 (or $300,000 together with your spouse); and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth; or

	c.	(i) Your net investment in Securities cannot exceed $2,500; and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth.

The Maine Office of Securities recommends, and each of the Office of the Missouri Secretary of State, Securities Division and the Oregon Division of Finance and Corporate Securities requires, that an investor's aggregate investment in this offering and similar offerings by PMI, PFL or its affiliates not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

For purposes of these suitability requirements, you and your spouse are considered to be a single person. In addition, the following definitions apply:

"annual gross income" means the total amount of money you earn each year, before deducting any amounts for taxes, insurance, retirement contributions or any other payments or expenses;

"net worth" means the total value of all your assets, minus the total value of all your liabilities. The value of an asset is equal to the price at which you could reasonably expect to sell it. In calculating your net worth, you should only include assets that are liquid, meaning assets that consist of cash or something that could be quickly and easily converted into cash, such as a publicly-traded stock. You shouldn't include any illiquid assets, such as homes, home furnishings or cars;

"net investment" means the principal amount of Securities purchased, minus principal payments received on the Securities.

Investors should be aware that PFL may apply more restrictive financial suitability standards or maximum investment limits to residents of certain states. If established, before making commitments to purchase Notes each investor will be required to represent and warrant that he or she meets these minimum financial suitability standards and maximum investment limits. See "Financial Suitability Requirements" for more information.

PMI Management Rights

Issuer	Prosper Marketplace, Inc.

Securities offered
PMI Management Rights issued by PMI and attached to the Notes offered on the marketplace. The PMI Management Rights are "investment contracts" issued by PMI directly to Note holders. The phrase "investment contract" is a concept under federal securities law that refers to an arrangement where investors invest money in a common enterprise with the expectation of profits, primarily from the efforts of others. Here, the "investment contracts" that PMI is registering as PMI Management Rights arise from the services that PMI has provided and will provide, as described in the Administration Agreement, the Indenture, the Investor Registration Agreement, and in this prospectus, which services include, but are not limited to:

	-	the existence and operation of the marketplace;
	-	verification of borrower information;
	-	evaluation and validation of the Prosper Score and Prosper Rating;
	-	remitting borrower payments; and
	-	collecting on delinquent accounts.

Offering price	No separate consideration will be paid for the PMI Management Rights and such securities will not be separable from the Notes.

Use of proceeds	PMI will not receive any proceeds from the issuance of the PMI Management Rights.

Electronic form and transferability	The PMI Management Rights will be issued in electronic form only.

Enforceability
Investors who purchase PMI Management Rights will have rights under the federal securities laws as a purchaser of a registered security. Investors will have limited contractual rights, collectively through the indenture trustee, to enforce PMI's contractual obligations under the Administration Agreement. Such contractual rights exist under state law and will not, in any way, affect the rights of investors under the federal securities laws. PMI's obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus. For more information, see "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Administration Agreement-Indenture Trustee as Third-Party Beneficiary."

U.S. federal income tax consequences	PMI expects that the purchase, sale and holding of the PMI Management Rights will not have any U.S. federal income tax consequences

Financial suitability	See "The Offering-Borrower Payment Dependent Notes-Financial suitability."

The following diagram illustrates the basic structure of the marketplace for a single series of Notes. This graphic does not demonstrate many details of the marketplace, including the effect of prepayments, late payments, late fees or collection fees. See "About the Marketplace" for more information.
FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as "may," "believe," "expect," "project," "estimate," "intend," "anticipate," "plan," "continue" or similar expressions. In particular, information appearing under "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus, as well as the information appearing under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus, as well as the information appearing under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of the “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017” section of this prospectus, and in PFL and PMI’s Quarterly Reports for the fiscal quarters ended March 31, 2018, pages 46 to 58, and June 30, 2018, pages 50 to 65, which are incorporated by reference in this prospectus, include forward-

looking statements. Forward-looking statements inherently involve many risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Where, in any forward-looking statement, PFL or PMI expresses an expectation or belief as to future results or events, such expectation or belief is based on the current plans and expectations of our respective managements, expressed in good faith and is believed to have a reasonable basis. Nevertheless, there can be no assurance that the expectation or belief will result or be achieved or accomplished.

The following include some but not all of the factors that could cause actual results or events to differ materially from those anticipated:

•	the performance of the Notes, which, in addition to being speculative investments, are special, limited obligations that are not guaranteed or insured;

•	PFL's ability to make payments on the Notes, including in the event that borrowers fail to make payments on the corresponding Borrower Loans;

•	our ability to attract potential borrowers to our marketplace;

•	the reliability of the information about borrowers that is supplied by borrowers including actions by some borrowers to defraud investors;

•	our ability to service the Borrower Loans, and our ability or the ability of a third party debt collector to pursue collection against any borrower, including in the event of fraud or identity theft;

•	credit risks posed by the creditworthiness of borrowers and the effectiveness of the credit rating systems;

•	our compliance with applicable regulations and regulatory developments or court decisions affecting our business;

•
potential efforts by state regulators or litigants to impose liability that could affect PFL's (or any subsequent assignee's) ability to continue to charge to borrowers the interest rates that they agreed to pay at origination of their loans;

•	the impact of current economic conditions on the performance of the Notes and loss rates of the Notes;

•	our compliance with applicable local, state and federal law, including the Investment Advisers Act of 1940, the Investment Company Act of 1940 and other laws;

•	potential efforts by state regulators or litigants to characterize PFL or PMI, rather than WebBank, as the lender of the Borrower Loans originated through the marketplace;

•	the application of federal and state bankruptcy and insolvency laws to borrowers, PFL and PMI;

•	the impact of borrower delinquencies, defaults and prepayments on the returns on the Notes;

•	the lack of a public trading market for the Notes and the inability to resell the Notes at all;

•	the federal income tax treatment of an investment in the Notes and the PMI Management Rights; and

•
our ability to prevent security breaches, disruptions in service, and comparable events that could compromise the personal and confidential information held on our data systems, reduce the attractiveness of the marketplace or adversely impact our ability to service Borrower Loans.

There may be other factors that may cause actual results to differ materially from the forward-looking statements. We can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does occur, what impact they will have on either of our results of operations and financial conditions. You should carefully read the factors described in the "Risk Factors" section of this prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

All forward-looking statements speak only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements that may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, other than as required by law.

RISK FACTORS

The Notes and PMI Management Rights involve a high degree of risk. You should carefully consider the risks described below before making a decision to invest in the Notes and PMI Management Rights. If any of the following risks actually occurs, you might lose all or part of your investment in the Notes and PMI Management Rights. In addition to the disclosures below, please read carefully the sections entitled "Item 1A. Risk Factors" beginning on page 16 of PFL and PMI's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 previously filed with the SEC and incorporated by reference into this prospectus, and the sections entitled "Item 1A. Risk Factors" included in any subsequent Annual or Quarterly Report that may be incorporated by reference into this prospectus. Before making an investment decision, you should carefully consider these risks. While we believe the risks and uncertainties described below include all material risks currently known by us, it is possible that these may not be the only ones we face. If any of the risks actually occur, our business, financial condition, operating results and prospects could be materially and adversely affected.

RISKS RELATED TO BORROWER DEFAULT

The Notes are risky and speculative investments for suitable investors only.

Investors should be aware that the Notes offered through our marketplace are risky and speculative investments. The Notes are special, limited obligations of PFL and depend entirely for payment on PFL's receipt of payments under the corresponding Borrower Loans. Notes are suitable only for investors of adequate financial means. If an investor cannot afford to lose the entire amount of such investor's investment in the Notes, the investor should not invest in the Notes.

Payments on the Notes depend entirely on payments PFL receives on corresponding Borrower Loans. If a borrower fails to make any payments on the corresponding Borrower Loan related to a Note, payments on such Note will be correspondingly reduced.

PFL will only make payments pro rata on a series of Notes after it receives a borrower's payment on the corresponding Borrower Loan, net of servicing fees. PFL also will retain from the funds received from the relevant borrower and otherwise available for payment on the Notes any non-sufficient funds fees and the amounts of any attorneys' fees or collection fees our in-house collections department, a third-party servicer or collection agency imposes in connection with collection efforts. Under the terms of the Notes, if PFL does not receive any or all payments on the corresponding Borrower Loan, payments on the Note will be correspondingly reduced in whole or in part. If the relevant borrower does not make a payment on a specific monthly loan payment date, no payment will be made on the Note on the corresponding succeeding Note payment date.

Information supplied by applicants may be inaccurate or intentionally false. Information regarding income and employment is not verified in many cases.

Applicants supply a variety of information regarding the purpose of the loan, income, occupation, and employment status that is included in borrower listings. We do not verify the majority of this information, which may be incomplete, inaccurate or intentionally false. Applicants may misrepresent their intentions for the use of Borrower Loan proceeds. Neither we nor WebBank verifies any statements by applicants as to how loan proceeds are to be used nor do we or WebBank confirm after loan funding how loan proceeds were used. All listings are posted to our marketplace without our verifying the information provided by the applicant, including the borrower's stated income, employment status or occupation. Investors should not rely on an applicant's self-reported information such as income, employment status, or occupation in making investment decisions. In the cases in which we select applicants for income and employment verification, the verification is normally done after the listing has been created but prior to the time the Borrower Loan is funded. For the period from July 13, 2009 to June 30, 2018, we verified employment and/or income on approximately 65% of the Borrower Loans originated through our marketplace on a unit basis (638,443 out of 976,358) and approximately 76% of originations on a dollar basis ($9.6 billion out of $12.6 billion). Of these loans, we canceled 11% of the loan listings for which we verified employment and/or income information because the listings contained inaccurate or insufficient employment or income information. We selected these listings based on a combination of factors, including amount of loan requested, Prosper Rating, debt-to-income ratio and stated income. If we identify inaccurate information in a listing that does not trigger cancellation of the listing, we do not update the listing to include the corrected information. Listings do not disclose the identity of applicants, and investors have no ability to obtain or verify applicant information either before or after they purchase a Note. If an applicant supplies false, misleading or inaccurate information, an investor may lose part or all of the purchase price paid for a Note. Under PFL's Administration Agreement with PMI, PMI is required to perform borrower identity and financial information verification services for PFL. See "About the Marketplace-Borrower Identity and Financial Information Verification" for more information. The number or percentage of applicants whose income and employment information is verified in relation to future listings may differ from the historical information supplied above. No assurance is made that such information will be verified with respect to any particular applicant or borrower. Neither the indenture trustee nor holders of any Notes will have any contractual or other relationship with any borrower that would enable the indenture trustee or such holder to make any claim against such borrower for fraud or breach of any representation or warranty in relation to any false, incomplete or misleading information supplied by such borrower in relation to the relevant Borrower Loan or Note.

The Borrower Loans are not secured by any collateral or guaranteed or insured by any third party, and investors must rely on us or a third-party collection agency to pursue collection against any borrower.

Borrower Loans are unsecured obligations of borrowers. They are not secured by any collateral, and they are not guaranteed or insured by PFL, PMI or any third party or backed by any governmental authority in any way. We and our third-party collection agencies will, therefore, be limited in our ability to collect on Borrower Loans. Moreover, Borrower Loans are obligations of borrowers to PFL as successor to WebBank, not obligations to the holders of Notes. Holders of the Notes will have no recourse to the borrowers and no ability to pursue borrowers to collect payments under Borrower Loans. Holders of the Notes may look only to PFL for payment of the Notes. Furthermore, if a borrower fails to make any payments on the Borrower Loan, the holders of the Notes corresponding to that Borrower Loan will not receive any payments on their Notes. The holders of such Notes will not be able to pursue collection against the borrower and will not be able to obtain the identity of the borrower in order to contact the borrower about the defaulted Borrower Loan.

The maximum debt-to-income ratio for applicants is 50%.

Debt-to-income ("DTI") is a measurement of a borrower's ability to take on additional debt. While there is an upper limit of 50% on the DTI ratio for eligible borrowers in our marketplace, borrowers with higher DTI ratios may represent a greater risk of default than borrowers with lower DTI ratios. Note that the measure of DTI for eligibility decisions does not include the amount of the requested Borrower Loan, whereas the measure of DTI presented in a listing includes the amount of the requested Borrower Loan.

The credit information of an applicant may be inaccurate or may not accurately reflect the applicant's creditworthiness, which may cause an investor to lose all or part of the price paid for a Note.

We obtain applicant credit information from consumer reporting agencies, and assign Prosper Ratings to listings based in part on the applicant's credit score. A credit score that forms a part of the Prosper Rating assigned to a listing may not reflect the applicant's actual creditworthiness because the credit score may be based on outdated, incomplete or inaccurate consumer reporting data. Similarly, the credit data taken from the applicant's credit report and displayed in listings may also be based on outdated, incomplete or inaccurate consumer reporting data. We do not verify the information obtained from the applicant's credit report. Moreover, investors do not, and will not, have access to financial statements of applicants or to other detailed financial information about applicants.

The Prosper Rating may not accurately set forth the risks of investing in the Notes, no assurances can be provided that actual loss rates for the Notes will come within the estimated loss rates indicated by the Prosper Rating, and investors have limited rights to cause Prosper to repurchase the Notes.

The Prosper Rating assigned to a loan listing may not accurately reflect the risks of investing in the Notes, and is not a recommendation by us to buy, sell or hold a Note.  For example, the Prosper Rating for a listing could be inaccurate because the applicant’s credit report contained incorrect information. Similarly, although most of the information provided by applicants that is relevant to the Prosper Rating is verified by us before calculating the Prosper Rating, we do not verify all such information.  For example, we do not verify the income information on all applications. Further, the Prosper Rating does not reflect PFL’s credit risk as a debtor (such credit risk exists even though, as the debtor on the Notes, PFL’s only obligation is to pay to the Note holders their pro rata shares of collections received on the related Borrower Loans net of applicable fees).  In addition, no assurances can be provided that actual loss rates for the Notes will fall within the expected loss rates indicated by the Prosper Rating. The interest rates on the Notes might not adequately compensate Note investors for these additional risks.

If we include in a listing a Prosper Rating that is different from the Prosper Rating calculated by us or calculate the Prosper Rating for a listing incorrectly, and such error materially and adversely affects a holder’s interest in the related Note, PFL will indemnify the holder or repurchase the Note. PFL will not, however, have any indemnity or repurchase obligation under the Amended and Restated Indenture, the Notes, the investor registration agreement or any other agreement associated with the Note Channel as a result of any other inaccuracy with respect to a listing’s Prosper Score or Prosper Rating.  PFL’s contractual repurchase obligations do not affect a Note holder’s rights under federal or state securities laws. See "About the Marketplace-Note Repurchase and Indemnification Obligations" for more information.

Investors who use the Recurring Investment or Auto Invest tools may face additional risk of funding Borrower Loans that have been erroneously selected by the tool.

Since it was first implemented in July 2011 through June 30, 2018, the Recurring Investment tool (formerly known as Auto Quick Invest) has experienced programming errors that affected 8,630 Notes and PMI Notes out of the 10,611,785 Notes and PMI Notes purchased. The Auto Invest tool was first implemented on June 2, 2016. Since such time through June 30, 2018, the Auto Invest tool has experienced programming errors that affected 2 Notes out of the 3,507,392 Notes purchased.

In the event of any errors in Recurring Investment or Auto Invest that cause an investor to purchase a Note from PFL that such investor would not otherwise have purchased or that differs materially from the Note such investor would have purchased had there been no error, PFL will either repurchase the Note, indemnify the investor against losses suffered on that Note or cure such error. See "Risk Factors-Risks Related to PFL and PMI Our Marketplace and Our Ability to Service the Notes" for more information.

The Recurring Investment and Auto Invest tools may invest all available funds in an investor’s account, including any principal and interest payments the investor receives on existing Notes, in accordance with the investor’s investment criteria.

The Recurring Investment (formerly known as Auto Quick Invest) and Auto Invest tools may invest all available funds in an investor’s account, including any principal and interest payments the investor receives on his existing Notes, in accordance with the investor’s investment criteria. Because Notes are risky and speculative investments, investors using these tools may lose some, or all, of the funds in their account, including any principal and interest payments received on Notes. Investors who wish to set aside a portion of their account as cash that will not be invested by Recurring Investment or Auto Invest, as applicable, should set a cash reserve as part of their investment preferences within each tool.

Some borrowers may use our marketplace to defraud investors, which could adversely affect investors' ability to recoup their investment.

We use identity and fraud checks with external databases to authenticate each borrower's identity. There is a risk, however, that these checks could fail and fraud may occur. In addition, applicants may misrepresent their intentions regarding loan purpose or other information contained in listings, and we do not verify the majority of this information. While PFL will indemnify an investor or repurchase Notes in limited circumstances (including, e.g., a material payment default on the Borrower Loan resulting from verifiable identity theft), it is not obligated to indemnify an investor or repurchase a Note from an investor if the investment is not realized in whole or in part due to fraud (other than verifiable identity theft) in connection with a loan listing, or due to false or inaccurate statements or omissions of fact in a listing, whether in credit data, a borrower's representations, similar indicators of borrower intent and ability to repay the Borrower Loan. For the period from July 13, 2009 to June 30, 2018, we verified employment and/or income on approximately 65% of the Borrower Loans originated through our marketplace on a unit basis (638,443 out of 976,358) and approximately 76% of originations on a dollar basis ($9.6 billion out of $12.6 billion). Of these Borrower Loans, we canceled 11% of the loan listings for which we verified employment and/or income information because the listings contained inaccurate or insufficient employment or income information. If PFL repurchases a Note, the repurchase price will be equal to the Note's outstanding principal balance and will not include accrued interest. If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Rights for zero consideration. See "About the Marketplace-Note Repurchase and Indemnification Obligations" for more information.

The fact that we have the exclusive right and ability to investigate claims of identity theft in the origination of Borrower Loans creates a significant conflict of interest between us and our investors.

We have the exclusive right to investigate claims of identity theft and determine, in our sole discretion, whether verifiable identity theft has occurred. Verifiable identity theft triggers an obligation by PFL to either repurchase the related Notes or indemnify the applicable Note holders. As we are the sole entities with the ability to investigate and determine verifiable identity theft, which triggers PFL's repurchase or indemnification obligation, a conflict of interest exists. Investors rely solely on us to investigate incidents that might require PFL to indemnify the applicable Note holders or repurchase the related Notes. The denial of a claim under PFL's identity theft guarantee would save PFL from its indemnification or repurchase obligation.

Loss rates on the Borrower Loans may increase and prior to investing investors should consider the risk of non-payment and default.

Borrower Loans were first offered through our marketplace in February 2006. The estimated loss rates used to determine the Prosper Rating have been developed from the loss histories of all Borrower Loans originated through our marketplace. However, future Borrower Loans originated through our marketplace may default more often than similar Borrower Loans have defaulted in the past, which increases the risk of investing in the Notes.

If payments on the Borrower Loan corresponding to an investor's Note become more than 30 days overdue, such investor will be unlikely to receive the full principal and interest payments that were expected on the Note, and such investor may not recover the original purchase price on the Note.

We may refer Borrower Loans that become past due to a third party collection agency for collection or we may collect on such Borrower Loans directly. If a borrower fails to make a required payment on a Borrower Loan within 30 days of the due date, we will pursue reasonable collection efforts in respect of the Borrower Loan. Referral of a delinquent Borrower Loan to a collection agency within five business days after it becomes thirty days past due will be considered reasonable collection efforts. If payment amounts on a delinquent Borrower Loan are received from a borrower after the loan has been referred to our in-house collections department or an outside collection agency, we or that collection agency may retain a percentage of that payment as a fee before any principal or interest becomes payable to an investor. Collection fees may be up to 40% of recovered amounts, in addition to any legal fees and transaction fees associated with accepting payments incurred in the collection effort.

For some non-performing Borrower Loans, we may not be able to recover any of the unpaid loan balance and, as a result, an investor who has purchased a corresponding Note may receive little, if any, of the unpaid principal and interest payable under the Note. In all cases, investors must rely on our collection efforts or the applicable collection agency to which such Borrower Loans are referred, and are not permitted to collect or attempt collection of payments on the Borrower Loans in any manner.

Late payment performance is an early indicator of charge off probability. Of all Borrower Loans originated between July 13, 2009 and June 30, 2018, 15.5% have been greater than 30 days past due at any time and 14.1% have been greater than 60 days past due at any time. Of all Borrower Loans originated between July 13, 2009 and June 30, 2018 a total of 120,438 or 12.4% of such loans have been charged off.

Loss rates on the Borrower Loans may increase as a result of economic conditions beyond our control and beyond the control of the borrower.

Borrower Loan loss rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. In particular, loss rates on Borrower Loans may increase due to factors such as prevailing interest rates, the rate of unemployment, the level of consumer confidence, residential real estate values, the value of the U.S. dollar, energy prices, changes in consumer spending, the number of personal bankruptcies, disruptions in the credit markets and other factors.

In the unlikely event that PFL receives payments on the Borrower Loan corresponding to an investor's Note after the final maturity date, such investor will not receive payments on that Note after maturity.

Each Note will mature on the initial maturity date, unless any principal or interest payments in respect of the corresponding Borrower Loan remain due and payable to PFL upon the initial maturity date, in which case the maturity of the Note will be automatically extended to the final maturity date. If there are any amounts under the corresponding Borrower Loan still due and owing to PFL on the final maturity date, PFL will have no further obligation to make payments on the related Notes, even if it receives payments on the corresponding Borrower Loan after such date.

The Borrower Loans do not restrict borrowers from incurring additional unsecured or secured debt, nor do they impose any financial restrictions on borrowers during the term of the Borrower Loan, which may reduce the likelihood that an investor will receive the full principal and interest payments that such investor expects to receive on a Note.

If a borrower incurs additional debt after the date a loan listing is posted, the additional debt may impair the ability of that borrower to make payments on his or her Borrower Loan and, as such, reduce the likelihood that an investor will receive the principal and interest payments that such investor expects to receive on a corresponding Note. Moreover, the additional debt may adversely affect the borrower's creditworthiness generally, and could result in the financial distress, insolvency, or bankruptcy of the borrower. To the extent that the borrower has or incurs other indebtedness and cannot pay all of his or her indebtedness, the borrower may choose to make payments to other creditors, rather than to PFL.

To the extent borrowers incur other indebtedness that is secured, such as a mortgage, a home equity line or an auto loan, the ability of the secured creditors to exercise remedies against the assets of the borrower may impair the borrower's ability to repay the Borrower Loan on which an investor's Note is dependent for payment. Borrowers may also choose to repay obligations under secured indebtedness or other unsecured indebtedness before repaying Borrower Loans because there is no collateral securing the Borrower Loans. An investor will not be notified if a borrower incurs additional debt after the date a loan listing is posted.

A borrower may request that his or her bank "chargeback" a payment on a Borrower Loan upon which a Note is dependent for payment and request a refund on that payment, resulting in a delinquency on the payment and a possible negative cash balance in an investor's account.

A borrower chargeback is a process by which a borrower who has made a payment on a Borrower Loan has his or her bank cancel the payment or request a refund of that payment. We withhold payments to investors up to six business days after a related borrower payment is initiated. If the chargeback occurs six or more days after the initiation of payment, an investor must rely on us to contest the chargeback if we deem it appropriate. If a borrower successfully processes a chargeback six or more days after initiation of payment, such payment will be deducted from an investor's account, and if such investor has withdrawn funds in the interim, a negative cash balance may result. Amounts received on Borrower Loans corresponding to an investor's Notes payments and deposited into such investor's account are subject to set-off against any negative balance or shortfall in the account.

Marketplace lending is a new lending method and our marketplace has a limited operating history. Borrowers may not view or treat their obligations to PFL as having the same significance as loans from traditional lending sources.

The investment return on the Notes depends on borrowers fulfilling their payment obligations in a timely and complete manner under the corresponding Borrower Loan. Borrowers may not view marketplace lending obligations originated through our marketplace as having the same significance as other credit obligations arising under more traditional circumstances. If a borrower neglects his or her payment obligations on a Borrower Loan upon which payment of an Investor's Note is dependent or chooses not to repay his or her Borrower Loan entirely, such investor may not be able to recover any portion of the investment in a Note.

Our marketplace may fail to comply with applicable law, which could limit our ability to collect on Borrower Loans.

The Borrower Loans are subject to federal and state consumer protection laws. Our marketplace may not always be, and may not always have been, in compliance with these laws. Failure to comply with the laws and regulatory requirements applicable to our marketplace may, among other things, limit our or a collection agency's ability to collect all or part of the principal of or interest on Borrower Loans.

We regularly review the requirements of these laws and takes measures aimed at ensuring that the Borrower Loans originated through our marketplace meet the requirements of all applicable laws. However, determining compliance with all applicable laws is a complex matter and it is possible that our determination may be inaccurate or incorrect. Also, changes in law, either due to court decisions, regulatory interpretations or rulings, or new legislation, may adversely affect the collectability of a Borrower Loan.

In general, the Borrower Loans do not contain any cross-default or similar provisions. If a borrower defaults on any of his or her other debt obligations, our ability to collect on the Borrower Loan on which an investor's Note is dependent for payment may be substantially impaired.

The Borrower Loans do not contain cross-default provisions. A cross-default provision makes a default under certain debt of a borrower an automatic default on other debt of that borrower. Because the Borrower Loans do not contain cross-default provisions, a Borrower Loan will not be placed automatically in default upon that borrower's default on any of the borrower's other debt obligations. If a borrower defaults on debt obligations owed to a third party and continues to satisfy the payment obligations under the Borrower Loan, the third party may seize the borrower's assets or pursue other legal action against the borrower before the borrower defaults on the Borrower Loan, which may affect our ability to collect from the borrower when or if the Borrower Loan becomes delinquent.

Borrowers may seek the protection of debtor relief under federal bankruptcy or state insolvency laws, which may result in the nonpayment of an investor's Notes.

Borrowers may seek protection under federal bankruptcy law or similar laws. If a borrower files for bankruptcy (or becomes the subject of an involuntary petition), a stay will go into effect that will automatically put any pending collection actions on the Borrower Loan on hold and prevent further collection action absent bankruptcy court approval. If we receive notice that a borrower has filed for protection under the federal bankruptcy laws, or has become the subject of an involuntary bankruptcy petition, we will put the borrower's account into "bankruptcy status." When this occurs, we terminate automatic monthly ACH debits on the Borrower Loan and we will not undertake collection activity without bankruptcy court approval. Whether any payment will ultimately be made or received on a Borrower Loan after a bankruptcy status is declared depends on the borrower's particular financial situation. In most cases, however, unsecured creditors such as PFL receive nothing, or only a fraction of their outstanding debt and, as a result, an investor who has purchased a corresponding Note may receive none or very little of the unpaid principal and interest payable on the Note. See "About the Marketplace-Loan Servicing and Collection" for more information.

Federal law entitles borrowers who enter active military service to an interest rate cap and certain other rights that may inhibit the ability to collect on Borrower Loans and reduce the amount of interest paid on the corresponding Notes.

Federal law provides borrowers on active military service with rights that may delay or impair our ability to collect on a Borrower Loan corresponding to an investor's Note. The Servicemembers Civil Relief Act ("SCRA") and other similar state laws require that the interest rate on preexisting debts, such as Borrower Loans, be set at no more than 6% while the qualified service member or reservist is on active duty. A holder of a Note that is dependent on such a Borrower Loan for payment will not receive the difference between 6% and the original stated interest rate for the Borrower Loan during any such period. The SCRA law also permits courts to stay proceedings and execution of judgments against service members and reservists on active duty, which may delay recovery on any Borrower Loans in default, and, accordingly, payments on the corresponding Notes.

Beginning October 3, 2016, the Military Lending Act (“MLA”) prohibits requiring covered borrowers, which include active military servicemembers and their dependents, to waive the right to legal recourse or to submit to arbitration. This may delay recovery on any relevant Borrower Loans in default, and, accordingly, payments on the corresponding Notes.

If there are any amounts under such a Borrower Loan still due and owing to PFL after the final maturity of the corresponding Notes, PFL will have no further obligation to make payments on the Notes, even if it receives payments on the Borrower Loan after the final maturity of the Notes. We do not take military service into account in assigning a Prosper Rating to loan listings. In addition, as part of the borrower registration process, we do not request borrowers to confirm if they are qualified service members or reservists within the meaning of the SCRA or the MLA.

As of June 30, 2018, 82 Borrower Loans with an unpaid principal balance of $614 thousand, are subject to the SCRA.

The Federal Holder in Due Course Rule may substantially impair an investor’s ability to recoup the full purchase price of a Note or to receive the interest payments that such investor expects to receive on the Note.

The FTC Holder in Due Course Rule, which in certain circumstances permits borrowers to assert any claims and defenses that they would have had against a seller of goods or services obtained with the proceeds of a loan against an originator or subsequent purchaser of the loan, could allow certain borrowers to raise such defenses against PFL to the extent of the outstanding loan balance. If such defenses are successfully raised, PFL will be unable to collect on the loan and it is unlikely that any further payment will be made on the corresponding Notes.

The death of a borrower may substantially impair an investor's ability to recoup the full purchase price of a Note or to receive the interest payments that such investor expects to receive on the Note.

If a borrower dies while his or her Borrower Loan is still outstanding, generally, we will seek to work with the executor of the borrower's estate to obtain repayment of the loan. However, the borrower's estate may not contain sufficient assets to repay the loan, or the related executor or trustee may prioritize repayment of other creditors. In addition, if a borrower dies near the end of the term of his or her Borrower Loan, it is unlikely that any further payments will be made on the corresponding Notes, because the time required for the probate of the borrower's estate will probably extend beyond the final maturity date of the Notes.

RISKS INHERENT IN INVESTING IN THE NOTES

The Notes are special, limited obligations of PFL only and are not directly secured by any collateral or guaranteed or insured by PMI or any third party.

The Notes will not represent an obligation of borrowers, PMI or any other party except PFL, and are special, limited obligations of PFL. The Notes are not guaranteed or insured by PMI, any governmental agency or instrumentality or any third party. Although PFL has granted the indenture trustee, for the benefit of the Note holders, a security interest in the Borrower Loans corresponding to the Notes, the payments and proceeds that PFL receives on such Borrower Loans, the bank account in which such Borrower Loan payments are deposited, and the accounts in which investors' funding amounts are deposited, the Note holders do not themselves have a direct security interest in the Borrower Loans or the right to payment thereunder. If an event of default under the Amended and Restated Indenture were to occur, the Note holders would be dependent on the indenture trustee's ability to realize on the collateral and make payments on the Notes in the manner contemplated by the Amended and Restated Indenture. In addition, although PFL will take all actions that it believes are required under applicable law to perfect the security interest of the indenture trustee in the collateral, if its analysis of the required actions is incorrect or if it fails timely to take any required action, the indenture trustee's security interest may not be effective and holders of the Notes could be required to share the collateral (and any proceeds thereof) with PFL's other creditors, or, if a bankruptcy court were to order the substantive consolidation of PMI and PFL (as described below), PMI's creditors.

PFL is not obligated to indemnify Note holders or repurchase Notes except in limited circumstances.

PFL is only obligated to repurchase Notes or indemnify holders of Notes in limited circumstances. These circumstances include if (i) a material payment default under the corresponding Borrower Loan occurs as a result of verifiable identify theft; (ii) we include a Prosper Rating in a listing that is different from the Prosper Rating we calculated, or we calculate the Prosper Rating incorrectly; or (iii) if any errors in Quick Invest, Recurring Investment, or Auto Invest cause an investor to purchase a Note from PFL that such investor would not otherwise have purchased or that differs materially from the Note, in which cases PFL also has the option to cure such error. PFL is not required to repurchase Notes or indemnify holders of Notes, however, if the holder's investment is not realized in whole or in part due to fraud other than identity theft, or due to other false or inaccurate statements or omissions of fact in a listing, whether in credit data, borrower representations or similar indicia of borrower intent and ability to repay the loan. For the period from July 13, 2009 to June 30, 2018, we verified employment and/or income on approximately 65% of the Borrower Loans originated through our marketplace on a unit basis (638,443 out of 976,358) and approximately 76% of originations on a dollar basis ($9.6 billion out of $12.6 billion). Of these loans, we canceled 11% of the loan listings for which we verified employment and/or income information because the listings contained inaccurate or insufficient employment or income information. Nor is PFL under any obligation to repurchase a Note or indemnify any holder of Notes if a correctly-determined Prosper Rating fails to accurately predict the actual losses on a Borrower Loan.

PFL might incur indemnification and repurchase obligations that exceed its projections, in which case it may not have sufficient capital to meet its indemnification and repurchase obligations.

PFL believes its fee income will be sufficient to meet its reasonably anticipated indemnification and repurchase obligations. In determining its expected capital needs with respect to indemnification and repurchase obligations, PFL considers the history of such obligations incurred by it and PMI. Nonetheless, there can be no assurance that if PFL is obligated to repurchase a Note or indemnify a Note holder, that it will be able to meet its repurchase or indemnification obligations. If PFL is unable to meet its indemnification and repurchase obligations with respect to a Note, the investor in such Note may lose all of such investor's investment in the Note.

If an investor decides to invest through our marketplace and concentrate his or her investment in a single Note, such investor may increase his or her risk of borrower defaults.

The expected return on an investor's investment in Notes depends on the performance of the borrowers under the corresponding Borrower Loans. There are a wide range of Prosper Ratings and listings in the marketplace and PFL expects some borrowers to default on their loans. If an investor decides to invest through our marketplace and concentrate his or her investment in a single Note, such investor's entire return will depend on the performance of a single Borrower Loan. For example, if an investor plans to purchase $200 (not in thousands) of Notes, and chooses to invest the entire $200 (not in thousands) in a single Note instead of in eight $25 (not in thousands) Notes corresponding to the Borrower Loans of eight different borrowers, such investor's entire $200 (not in thousands) investment will depend on the performance of a single Borrower Loan. Investors may find it desirable to diversify their portfolio in order to reduce the risk that they could lose their entire investment due to a single default, or a small number of defaults. However, diversification does not eliminate the risk that investors may lose some, or all, of their investment in Notes.

Our marketplace allows a borrower to prepay a Borrower Loan at any time without penalty. Borrower Loan prepayments will extinguish or limit an investor's ability to receive additional interest payments on a Note.

Borrower Loan prepayment occurs when a borrower decides to pay some or all of the principal amount on a Borrower Loan earlier than originally scheduled. Borrowers may decide to prepay all or a portion of the remaining principal amount due under a Borrower Loan at any time without penalty. In the event of a prepayment of the entire remaining unpaid principal amount of a Borrower Loan on which an investor's Note is dependent for payment, such investor will receive his or her share of such prepayment but further interest will not accrue on such Borrower Loan or on such Note after the date on which the payment is made. If the borrower prepays a portion of the remaining unpaid principal balance, the term of the Borrower Loan will not change, but interest will cease to accrue on the prepaid portion, and an investor will not receive all of the interest payments that such investor originally expected to receive on the Note corresponding to such Borrower Loan. In addition, such investor may not be able to find a similar rate of return on another investment at the time at which the Borrower Loan is prepaid. Prepayments are subject to PFL's servicing fee, even if the prepayment occurs immediately after issuance of a Note.

Prevailing interest rates may change during the term of the Notes. If this occurs, investors may receive less value from the purchase of Notes in comparison to other ways they may invest their money. Additionally, borrowers may prepay their Borrower Loans due to changes in interest rates, and investors may not be able to redeploy the amounts received from prepayments in a way that offers the return expected from the Notes.

The Borrower Loans on which the Notes are dependent for payment bear fixed, not floating, rates of interest. If prevailing interest rates increase, the interest rates on Notes investors purchase might be less than the rate of return they could earn if they had invested the purchase price in a different investment.

We may not set appropriate interest rates for Borrower Loans.

We set interest rates for all Borrower Loans based on Prosper Ratings, as well as additional factors such as Borrower Loan terms, the economic environment and competitive conditions. If we set interest rates for Borrower Loans too low, investors may not be compensated appropriately for the level of risk that they are assuming in purchasing Notes, while setting the interest rate too high may increase the risk of non-payment. In either case, a failure by us to set rates appropriately may adversely impact the ability of investors to receive returns on their Notes that are commensurate with the risks they have assumed in acquiring such Notes.

The PMI Management Rights attached to the Notes will not comprise collateral for the Notes nor generate any funds that will be payable to the holders of Notes.

There are no payment obligations on the part of PMI or any third party under or in relation to the PMI Management Rights that are in any way related to borrower obligations in relation to the Borrower Loans or in any way related to PFL's payment obligations in relation to the Notes. The PMI Management Rights attached to the Notes will not comprise collateral for the Notes nor guarantees of any Borrower Loans or Notes, nor generate any funds or proceeds that will be payable to PFL, the indenture trustee or holders of Notes in relation to any Borrower Loans or Notes. Holders of Notes will have no recourse to PMI or its assets in relation to payments on Borrower Loans or Notes. If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Right for zero consideration. PFL's repurchase obligations under the Amended and Restated Indenture, the Notes, the investor agreement or any other agreement associated with the Note Channel, and PMI's concurrent repurchase of the related PMI Management Rights, do not affect investors' rights under federal or state securities laws.

Holders of the PMI Management Rights, collectively through the indenture trustee, have a limited contractual ability to enforce PMI's obligations under the Administration Agreement. As a result, investors will have a limited contractual ability to require that PMI perform its obligations under the Administration Agreement.

Pursuant to the Administration Agreement, PMI provides three kinds of services to PFL: (i) Loan Marketplace Administration Services (managing the operation of our marketplace), (ii) Corporate Administration Services (providing back-office services to PFL, such as maintaining books and records, making periodic regulatory filings, performing limited cash management functions, etc.), and (iii) Loan and Note Servicing Services (servicing the Borrower Loans and Notes originated through our marketplace). Holders of PMI Management Rights do not have the contractual right, individually, to enforce PMI's obligations under the Administration Agreement. Holders representing at least 25% of the outstanding Notes, collectively, have the contractual right to cause the indenture trustee to take action as a third-party beneficiary of the Administration Agreement to enforce PMI's marketplace administration and corporate administration obligations under the Administration Agreement. Holders representing at least 25% of the combined total of the outstanding Note, collectively, have the contractual right to cause the indenture trustee to take action as a third-party beneficiary of the Administration Agreement to enforce PMI's loan servicing obligations under the Administration Agreement. All such collective contractual rights are subject to certain conditions set forth in the Amended and Restated Indenture. Those conditions include, for example, that the holders indemnify the trustee for taking such action. If PMI fails to adequately perform Loan and Note Servicing Services under the Administration Agreement, and if PFL is unable to timely replace PMI as the servicer of the Notes, investors' ability to receive principal and interest payments on Notes may be substantially impaired, even if their portfolio of Notes is well diversified and the Borrower Loans are paying on schedule. In addition, although PFL has a back- up provider in place for PMI as Loan and Note Servicer under the Administration Agreement, PFL does not have a back-up provider for the Loan Marketplace Administration Services or the Corporate Administration Services that PMI is obligated to provide. The failure of PMI to adequately perform those services could adversely affect investors' ability to benefit from those services. PMI's obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances.

Notwithstanding the limitations on the ability of holders of PMI Management Rights to contractually enforce PMI's obligations under the Administration Agreement, holders of PMI Management Rights will have rights under the federal securities laws that are not limited, contractually or otherwise.

The Investor Registration Agreement contains provisions that limit certain legal rights of investors in relation to PFL and PMI.

Investors enter into the Investor Registration Agreement with PFL and PMI, which agreement governs all sales of Notes to investors. The Investor Registration Agreement contains provisions that limit certain legal rights of investors in relation to PFL and PMI, including:

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Upon a breach of the agreement by PFL or PMl, PFL and PMI have the option to determine which remedy to apply. The available remedies are generally to (1) cure the breach, (2) repurchase the Note or (3) indemnify and hold the investor harmless against all losses resulting from such breach.

•	PFL may in its sole discretion, with or without cause and with or without notice, restrict an investor's access to our marketplace or the website.

•	PFL may in its sole discretion terminate the agreement, with or without cause.

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Investors agree to indemnify PFL and PMI for all losses (i) resulting from an investor's material breach of the agreement, (ii) relating to the contents of the investor's web page, own website or business, (iii) resulting from an investor's (and their employees, agents or representatives) acts, omissions and representations relating to PFL, PMI and their affiliates, or (iv) asserted by third parties against PFL, PMI and their affiliates alleging that the trademarks, trade names, logos or branding that an investor uses, displays, links to or advertises infringes upon the intellectual property rights of any such third party. These indemnification obligations survive termination of the agreement.

•	Investors are prohibited from assigning, transferring, sublicensing, or otherwise delegating any of their rights under the agreement without PFL's prior written consent.

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Investors may agree that any claim (excluding claims against Prosper Funding or PMI, or their respective officers and directors, under the federal securities laws) relating to the agreement will be resolved by binding arbitration administered by the American Arbitration Association or JAMS. An investor that agrees to arbitration is required to pay up to $1,000 in fees and costs of the arbitration, which amount may be reimbursed if the investor wins the arbitration. An investor that agrees to arbitration must pay its own attorney’s fees. In addition, any claim of an investor must be brought as a single person, and not as a member of a class or purported class.

The Notes will not be listed on any securities exchange and can be held only by registered Prosper investors. Further, no trading platform for the transfer of Notes exists and there can be no assurance a trading platform for the transfer of Notes will develop in the future. Therefore, investors should be prepared to hold the Notes they purchase until maturity.

The Notes and PMI Management Rights will not be listed on any securities exchange and all Notes and PMI Management Rights must be held by registered Prosper investors. Further, in connection with Prosper’s termination of its relationship with FOLIOfn in October 2016, a trading platform for the transfer of Notes and PMI Management Rights no longer exists. While we may, in our sole discretion, permit the establishment of another platform on which a secondary market may be made with respect to the Notes, there can be no assurance a trading platform for the Notes and PMI Management Rights will develop in the future. Therefore, note purchasers must be prepared to hold their Notes and PMI Management Rights to maturity.

In connection with the termination of Prosper’s relationship with FOLIOfn, investors have no current means to transfer the Notes and PMI Management Rights, and the resulting lack of liquidity could render a potential investment in the Notes less attractive.

Prior to October 2016, Note investors could only trade their Notes through the online trading platform operated by FOLIOfn, an unaffiliated registered broker-dealer. However, in connection with Prosper’s termination of its relationship with FOLIOfn in October 2016, a trading platform for the resale of Notes no longer exists, and there can be no assurance that another trading platform will develop for the resale of Notes in the future. The resulting lack of liquidity for the Notes could reduce investor demand for the Notes, which would adversely affect our business.

Investors do not earn interest on funds held in the FBO funding account.

An investor's account represents an interest in a FBO funding account that does not earn interest. See "About the Marketplace - Investors" for more information.

The U.S. federal income tax consequences of an investment in the Notes are uncertain.

There are no statutory provisions, regulations, published rulings or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. However, although the matter is not free from doubt because payments on the Notes are dependent on payments on the corresponding Borrower Loan, PFL treats the Notes as debt instruments that have original issue discount ("OID") for U.S. federal income tax purposes. Where required, PFL intends to file information returns with the U.S. Internal Revenue Service ("IRS") in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes. Investors should be aware, however, that the IRS is not bound by PFL's characterization of the Notes and the IRS or a court may take a different position with respect to the Notes' proper characterization. For example, the IRS could determine that, in substance, each investor owns a proportionate interest in the corresponding Borrower Loan for U.S. federal income tax purposes or, for example, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument). Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note. For example, if the Notes are treated as PFL's equity, (i) PFL would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding Borrower Loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the Note holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of PFL's earnings and profits as computed for U.S. federal income tax purposes. A different characterization may significantly reduce the amount available to pay interest on the Notes. Investors are strongly advised to consult their own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

PFL's ability to pay principal and interest on a Note may be affected by its ability to match the timing of its income and deductions for U.S. federal income tax purposes.

Investors should be aware that PFL's ability to pay principal and interest on a Note may be affected by its ability, for U.S. federal income tax purposes, to match the timing of income it receives from a corresponding Borrower Loan that it holds and the timing of deductions that it may be entitled to in respect of payments made on the Notes that it issues. For example, if the Notes are treated as contingent payment debt instruments for U.S. federal income tax purposes but the corresponding Borrower Loans are not, there could be a potential mismatch in the timing of PFL's income and deductions for U.S. federal income tax purposes, and PFL's resulting tax liabilities could affect its ability to make payments on the Notes.

Our participation in the funding of Borrower Loans could be viewed as creating a conflict of interest.

As is the practice with other marketplace lending companies, from time to time, we may fund portions of qualified loan requests in our marketplace and hold any Notes purchased as a result of such funding for our own individual accounts. Even though we will participate in funding Borrower Loans listed in our marketplace under the same terms and conditions and through the use of the same information that is made available to other potential investors in our marketplace, such participation may be perceived as involving a conflict of interest. For example, our funding of a Borrower Loan may cause the loan to fund, and in some cases, fund faster, than it would fund in the absence of our participation, which could benefit us to the extent that it ensures that one or the other of us generates the revenue associated with the loan.

During the three months ended June 30, 2018, we purchased $0 in Notes for investment.

RISKS RELATED TO PFL AND PMI, OUR MARKETPLACE AND OUR ABILITY TO SERVICE THE NOTES

We have experienced errors on our platform that have resulted in incorrect reporting of performance returns to Note investors. If we are unable to prevent the reoccurrence of similar errors, investors could be adversely impacted.

In April 2017, we became aware of an error in the annualized net return and seasoned annualized net return numbers displayed to note investors. On average, the error resulted in note investors being shown annualized net return information that was approximately 260 basis points higher than the actual performance of notes in their accounts. The error did not affect any other part of note investors’ accounts, nor did it affect any other aspects of the platform, including the receipt and distribution of loan payments, deposits, monthly statements or tax documentation, or the note and loan level information provided to investors.

The error was the result of errors in the code forming part of our calculation framework and reveals a risk associated with the complex programs, algorithms and inputs that support our platform. We depend on these programs, algorithms and inputs to store, retrieve, process and manage data, as well as to provide marketplace features such as our credit assessments and underwriting, the Prosper Rating, estimated loss rates, estimated returns, and individual note, note portfolio and platform wide performance data. Errors or other design defects within these programs, algorithms and inputs may result in a negative experience for borrowers and investors, delay introductions of new features or enhancements, or impact the information displayed on our website. They could also result in negative publicity and unfavorable media coverage, harm to our reputation, litigation, regulatory inquiries or proceedings, loss of or damage to our relationships with borrowers or investors or loss of revenue or liability for damages, any of which could adversely affect our business and financial results.

Arrangements for back-up servicing are limited. If PMI fails to maintain operations or the Administration Agreement is rejected or terminated (in bankruptcy or otherwise), investors may experience a delay and increased cost in respect of their expected principal and interest payments on Notes, and PFL may be unable to collect and process repayments from borrowers.

If PMI were to become subject to a bankruptcy proceeding, PMI may have the right to assume or reject the Administration Agreement between PFL and PMI (or the loan servicing provisions thereof) because a bankruptcy court may disallow termination of the Administration Agreement (or the loan servicing provisions thereof). If PMI elected to continue to perform under the Administration Agreement (or the loan servicing provisions thereof) without expressly assuming it or elected to assume the Administration Agreement (or the loan servicing provisions thereof), PMI would continue to perform its servicing obligations with respect to the Borrower Loans and the Notes. If PMI were to continue as servicer during the pendency of its bankruptcy proceeding, depending on the facts and circumstances at the time, PFL would determine whether the creation of new Borrower Loans would continue to be facilitated and new Notes issued through our marketplace. If PMI elected to reject the Administration Agreement (or the loan servicing provisions thereof), or if PMI was in default in performing its obligations thereunder, and PMI was unable to cure such default, the loan servicing provisions of the Administration Agreement (and likely also the other provisions thereof) would be terminated. If the loan servicing provisions of the Administration Agreement are terminated for any reason, PFL would attempt to transfer the loan servicing obligations on the Borrower Loans and Notes to a third party pursuant to its contractual agreements with investors.

PFL has entered into a back-up servicing agreement with a loan servicing company that is willing and able to transition servicing responsibilities from PMI. There can be no assurance, however, that this back-up servicer will be able to adequately perform the servicing of the outstanding Borrower Loans and Notes. If this back-up servicer assumes the servicing of the Borrower Loans and Notes, the back-up servicer may impose additional servicing fees, reducing the amounts available for payments on the Notes. Additionally, transferring these servicing obligations to the back-up servicer, particularly if such transfer is made when PMI is in bankruptcy and already defaulting in performance of its obligations under the Administration Agreement, may result in delays in the processing of collections on Borrower Loans and information with respect to amounts owed on Borrower Loans or, if our marketplace becomes inoperable, may prevent the back-up servicer from servicing the Borrower Loans and making principal and interest payments on the Notes. If the back-up servicer is not able to service the Borrower Loans and Notes effectively, investors' ability to receive principal and interest payments on your Notes may be substantially impaired, even if their portfolio of Notes is well diversified and the corresponding Borrower Loans are paying on schedule.

In addition, it is unlikely that the back-up servicer would be able to perform functions other than servicing the outstanding Borrower Loans and Notes. For instance, the back-up servicer likely would not be able to facilitate the creation of new Borrower Loans through our marketplace or manage PFL's marketing efforts. PFL believes that it could find one or more other parties who could perform these and any other functions necessary to fully operate our marketplace in the absence of PMI. However, it could take some time to find another such party or parties who could perform the necessary functions and it could take such party or parties additional time to become comfortable with the operation of our marketplace.

Moreover, PMI owns and has not transferred to PFL ownership of the computer hardware that it uses to host and maintain the website or agreements with third parties relating to the hosting and maintenance of the website. Although PMI's retention of such hardware and agreements should not bear on a bankruptcy court's analysis of the legal separateness of PMI and PFL (or their respective assets and liabilities), the cessation of or substantial reduction of the day-to-day operations of PMI (because of or during its bankruptcy or otherwise) would materially impair and delay the ability of PFL or a back-up service provider to retrieve data and information in the possession of PMI and to operate our marketplace or elements thereof relevant to Borrower Loan and Note servicing.

Any such delay or impairment that did not affect existing Note holders, because PFL or its back-up servicer proves able to continue servicing outstanding Borrower Loans and Notes, could nonetheless delay PFL's ability to facilitate the origination of new Borrower Loans and issue new Notes through our marketplace, which could adversely affect PFL's finances and customer relationships

A decline in economic conditions may adversely affect our customers, which may negatively impact our business and results of operations.

As a lending marketplace, we believe our customers are highly susceptible to uncertainties and negative trends, real or perceived, in the markets driven by, among other factors, general economic conditions in the United States and abroad. These external economic conditions and resulting trends or uncertainties could adversely impact our customers' ability or desire to participate on our marketplace as borrowers or investors, and consequently could negatively affect our business and results of operations.

A relatively small number of investors provide the funding commitments for a large percentage of all Borrower Loans originated through our marketplace.

A relatively small number of investors provide the funding commitments for a large percentage of all Borrower Loans originated through our marketplace.  If these investors cease or significantly decrease their investment in Borrower Loans through our marketplace and PFL is unable to attract sufficient investor purchase commitments from new and existing investors, then our business and results of operations may be adversely affected.

Our business could be adversely affected by a weakening market for securities backed by consumer assets.

PFL is involved in the securitization market through its business of selling loans to investors who, in turn, sell asset backed securities based on accumulated loan portfolios.  If the market for asset backed securities based on consumer assets weakens, investors may cease or significantly decrease their funding of Borrower Loans through our marketplace and if PFL has been unable to attract sufficient investor purchase commitments from new and existing investors, then our business and results of operations may be adversely affected.

Although PFL has been organized in a manner that is intended to minimize the likelihood that it will become subject to a bankruptcy proceeding, if this were to occur, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped. The recovery, if any, of a holder on a Note may therefore be substantially delayed and substantially less than the principal and interest due and to become due on the Note.

Although PFL has been organized and is operated in a manner that is intended to minimize the likelihood that it will become subject to a bankruptcy or similar proceeding, if this were to occur, the recovery, if any, of a holder of a Note may be substantially delayed in time (for example, due to the imposition of a stay on payments by the bankruptcy court) and may be substantially less in amount than the principal and interest due and to become due on the Note even if a Note holder's portfolio of Notes is well diversified and the Borrower Loans are paying on schedule. For example, PFL has structured its limited liability company agreement, and agreed to covenants in the Amended and Restated Indenture, that limit its activities in a manner that is intended to limit the possibility that it would voluntarily file for or could be required to file for bankruptcy. Among other things, PFL must receive the affirmative vote of its independent board members to file for bankruptcy. There is no guarantee, however, that its fee income from license fees and loan servicing fees will be sufficient to fund its contingent and other liabilities or that it will not enter into transactions that cause it to face solvency issues that ultimately could cause it to file for bankruptcy. Further, although PFL has granted the indenture trustee, for the benefit of the Note holders, a security interest in all of the Borrower Loans, all payments and proceeds it receives on the corresponding Borrower Loans and in the bank account in which the Borrower Loan payments are deposited, the holders of the Notes would still be subject to risks associated with PFL's insolvency, bankruptcy or a similar proceeding.

If PFL becomes subject to a bankruptcy or similar proceeding, borrowers may delay payments or cease making payments at all.

Borrowers may delay or suspend making payments to PFL because of the uncertainties occasioned by its becoming subject to a bankruptcy or similar proceeding, even if the borrowers have no legal right to do so, and such delay would reduce, at least for a time, the funds that might otherwise be available to pay the Notes corresponding to those Borrower Loans. In addition, the commencement of the bankruptcy or similar proceeding may, as a matter of law, prevent PFL from making regular payments on the Notes, even if the funds to make such payments are available. Because the indenture trustee would be required to enforce its security interest in the Borrower Loans in a bankruptcy or similar proceeding, the indenture trustee's ability to make payments under the Notes would be delayed, which may effectively reduce the value of any recovery that a holder of a Note may receive (and no such recovery can be assured) by the time any recovery is available.

If PFL becomes subject to a bankruptcy or similar proceeding, interest accruing upon and following such bankruptcy or similar proceeding may not be paid.

In a bankruptcy or similar proceeding for PFL, interest accruing on the Notes during the proceedings may not be part of the allowed claim of a holder of a Note. If the holder of a Note receives a recovery on the Note (and no such recovery can be assured), any such recovery may be based on, and limited to, the claim of the holder of the Note for principal and for interest accrued up to the date of the bankruptcy or similar proceeding, but not thereafter. Because a bankruptcy or similar proceeding may take months or years to complete, a claim based on principal and on interest only up to the start of the bankruptcy or similar proceeding may be substantially less than a claim based on principal and on interest through the end of the bankruptcy or similar proceeding.

If PFL becomes subject to a bankruptcy or similar proceeding a holder of a Note may not have any priority right to payment from the corresponding Borrower Loan, may not have any right to payment from funds in the deposit account, and may not have any ability to access funds in an FBO funding account.

If PFL failed to perfect the security interest properly, investors may be required to share the proceeds of the Borrower Loans upon which their Notes are dependent for payment with PFL's other creditors, including holders of other Notes or Borrower Loans. To the extent that proceeds of the Borrower Loans would be shared with PFL's other creditors, any secured or priority rights of such other creditors may cause the proceeds to be distributed to such other creditors before any distribution is made to investors on the corresponding Notes.

If a payment is made on a Borrower Loan corresponding to a Note before PFL's bankruptcy or similar proceeding is commenced, and those funds are held in the deposit account PFL maintains with Wells Fargo to collect borrower payments and have not been used by PFL to make payments on the Note as of the date the bankruptcy or similar proceeding is commenced, there can be no assurance that PFL will or will be able to use such funds to make payments on the Note. Other creditors of PFL (including holders of other Note or Borrower Loans) may be deemed to have rights to such funds or interests in the deposit account and monies credited thereto that are equal to or greater than the rights of the holder of the Note. See "About the Marketplace-Loan Servicing and Collection" for more information.

Although PFL believes that amounts funded by investors into the FBO funding accounts should not be subject to claims of its creditors other than the investors for whose benefit the funds are held, the legal title to the FBO funding accounts, and the attendant right to administer the FBO funding accounts would be property of PFL's bankruptcy estate. As a result, if PFL were to file for bankruptcy protection, the legal right to administer the funds in the FBO funding accounts would vest with the bankruptcy trustee or debtor in possession. In that case, while neither PFL nor its creditors should be able to reach those funds, the indenture trustee or the investors may have to seek a bankruptcy court order lifting the automatic stay and permitting them to withdraw their funds. Investors may suffer delays in accessing their funds in the FBO funding accounts as a result. Moreover, United States Bankruptcy Courts have broad powers at law and in equity and, if PFL has failed to properly segregate or handle investors' funds, a bankruptcy court could determine that some or all of such funds were beneficially owned by PFL and therefore that they became available to PFL's creditors generally. See "About the Marketplace-Loan Servicing and Collection"" for more information.

In a bankruptcy or similar proceeding for PFL, the holder of a Note may be delayed or prevented from enforcing PFL's repurchase obligations.

In a bankruptcy or similar proceeding for PFL, any right of a holder of a Note to require PFL to repurchase the Note or indemnify the holder of the Note under the circumstances set forth in the investor agreement or Note might not be enforceable, and such holder's claim for such repurchase may be treated less favorably than a general unsecured obligation of PFL. For a discussion of the restrictions PFL has imposed upon itself and the formalities it has adopted under its organizational documents to minimize the likelihood of its becoming subject to a bankruptcy or similar proceeding, see "-Information about Prosper Funding LLC" and "Information About Prosper Marketplace, Inc."

Although PFL has been organized in a manner that is intended to prevent it from being substantively consolidated with PMI in the event of PMI's bankruptcy, if PFL were substantively consolidated in this manner, the rights of the holders of the Notes could be uncertain, and payments on the Notes may be limited, suspended or stopped. The recovery, if any, of a holder on a Note may therefore be substantially delayed and substantially less than the principal and interest due and to become due on the Note.

Although PFL has been organized and is operated in a manner that is intended to prevent it from being substantively consolidated with PMI in the event of PMI's bankruptcy, if PMI became subject to a bankruptcy or similar proceeding and PFL were substantively consolidated with PMI, the risks described in the immediately preceding risk factors regarding (i) payment delays, (ii) uncollectability of interest accrued during the bankruptcy proceeding, (iii) being subordinated to the interests of PFL's other creditors, and (iv) the indenture trustee's inability to access funds in the deposit account or the FBO funding accounts would all be present and, in addition, the same considerations would apply in relation to the claims of creditors of PMI, including that such creditors of PMI may be determined to have perfected security interests or unsecured claims that take precedence over or are at least equal in priority to those of creditors of PFL (including holders of Notes).

In addition, in a bankruptcy or similar proceeding of PMI, (i) the implementation of back-up servicing arrangements may be delayed or prevented, and (ii) PMI's ability to transfer its servicing obligations to a back-up servicer or its other corporate and marketplace administration services and marketing services to third parties may be limited and subject to the approval of the bankruptcy court or other presiding authority. The bankruptcy process may delay or prevent the implementation of back-up servicing, which may impair the collection of Borrower Loans to the detriment of holders of the Notes.

For a discussion of the restrictions PFL has imposed upon itself and the formalities it has adopted under its organizational documents and agreed to in the Amended and Restated Indenture to prevent its being substantively consolidated with PMI in the event of PMI's bankruptcy, see "Information About Prosper Funding LLC" and "Information About Prosper Marketplace, Inc."

PMI owns and did not transfer to PFL ownership of the computer hardware that it uses to host and maintain the website or agreements with third parties relating to the hosting and maintenance of the website. Although PMI's retention of such hardware and agreements should not bear on a bankruptcy court's analysis of the legal separateness of PMI and PFL (or their respective assets and liabilities), the cessation of or substantial reduction of the day-to-day operations of PMI (because of or during its bankruptcy or otherwise) would materially impair and delay the ability of PFL or a back-up service provider to retrieve data and information in the possession of PMI and to operate our marketplace or elements thereof relevant to Borrower Loan and Note servicing.

PMI, in its capacity as servicer, has the authority to waive or modify the terms of a Borrower Loan without the consent of the Note holders.

Pursuant to the Administration Agreement, PMI is obligated to use commercially reasonable efforts to service and collect the Borrower Loans in accordance with industry standards. Subject to that obligation, the Administration Agreement grants PMI the authority to waive or modify any non-material term of a Borrower Loan or consent to the postponement of strict compliance with any such term or in any manner grant a non-material indulgence to any borrower. In addition, if a Borrower Loan is in default, or PMI determines default is reasonably foreseeable, or PMI determines such action is consistent with its servicing obligation, the Administration Agreement grants PMI the authority to waive or modify a material term of a Borrower Loan, to accept payment of an amount less than the principal balance in final satisfaction of a Borrower Loan and to grant any indulgence to a borrower, provided that PMI has reasonably and prudently determined that such action will not be materially adverse to the interests of the relevant Note holders. If PMI approves a modification to the terms of any Borrower Loan it must promptly notify the corresponding Note holders in the Note holder's account.

There can be no assurance that PMI, in its capacity as servicer, will be able to collect the principal amount or interest rate agreed to and/or sell charged off Borrower Loans in the future as a result of business, regulatory or other considerations.

Prosper has incurred annual operating losses since inception and may continue to incur net losses in the future.

Prosper has incurred annual operating losses since its inception and it may continue to incur net losses in the future. For the years ended December 31, 2017 and 2016 Prosper had cash inflows from operations of $1.1 million and outflows from operations of $62.7 million, respectively. Additionally, from its inception through June 30, 2018, Prosper had an accumulated deficit of $404.8 million.

Prosper has financed its operations to date primarily with proceeds from the sale of equity securities. At June 30, 2018, Prosper had approximately $58.7 million unrestricted cash and cash equivalents and $34.8 million available for sale investments at fair value. Prosper is dependent upon raising additional capital or debt financing to fund its current operating plan. Prosper's failure to obtain sufficient debt and equity financing and, ultimately, to achieve profitable operations and positive cash flow from operations could adversely affect its ability to perform its obligations under the Administration Agreement and, in such event, PFL's ability to continue to make payments on the Notes could be materially impaired.

Although our business has grown, we may be unable to manage our growth effectively and meet the demands that such growth places on our facilities, employees and infrastructure.

As the number of borrowers, investors and Borrower Loans originated through our marketplace increases, PMI will need to increase its facilities, personnel and infrastructure in order to continue performing effectively its obligations under the Administration Agreement and to accommodate the effects that such growth will have on our servicing and marketplace needs. PMI must constantly add new hardware and update its software and our marketplace, expand customer support services, and add new employees to maintain the operations of our marketplace as well as to satisfy its servicing obligations on the Borrower Loans and the Notes and its other obligations under the Administration Agreement. If PMI is unable to increase the capacity of our marketplace and maintain the necessary infrastructure to perform its duties under the Administration Agreement, PFL, or one or more other third-party service providers engaged by PFL, will have to perform the duties otherwise performed by PMI, and investors may experience delays in receipt of payments on their Notes and periodic downtime of our marketplace.

PFL has a limited operating history.

PFL is a recently formed limited purpose vehicle with a limited operating history. Under the Administration Agreement, PFL receives a license fee from PMI for granting PMI a non-exclusive, worldwide license to access and use our marketplace. In addition, PFL earns servicing fees in relation to the servicing of the Borrower Loans and Notes that it retains from collections on the Borrower Loans. PFL believes this fee income is sufficient to cover its reasonably anticipated obligations. While PFL believes that it is adequately capitalized to meet its foreseeable obligations, and that its fee income is sufficient to meet its ongoing operating costs, its financial resources are limited and could prove to be insufficient. In addition, PFL has no employees and relies on PMI, as servicer, or other third-party service providers, to perform most of its day-to-day operations. The lack of PFL's own employees, its limited operating history, and capitalization that is less than that of PMI could make it difficult for PFL to operate at a level that will be sustainable. Absent the services to be provided to PFL by PMI pursuant to the Administration Agreement, PFL's risk management process, ability to predict loss rates and the general operation of our marketplace would have a thinner margin for error than does PMI.

The market in which we participate is competitive and, if we do not compete effectively, our operating results could be harmed.

The consumer lending market is competitive and rapidly changing. With the introduction of new technologies and the influx of new entrants, we expect competition to persist and intensify in the future, which could harm our ability to increase volume in our marketplace.

Our principal competitors include major banking institutions, credit unions, credit card issuers and other consumer finance companies, as well as other marketplace lending platforms, including LendingClub. Competition could result in reduced volumes, reduced fees or the failure of our marketplace to achieve or maintain more widespread market acceptance, any of which could harm our business. In addition, in the future we may experience new competition including companies possessing large, existing customer bases, substantial financial resources and established distribution channels. If any of these companies or any major financial institution decided to enter our marketplace lending business, acquire one of our existing competitors or form a strategic alliance with one of our competitors, our ability to compete effectively could be significantly compromised and its operating results could be harmed.

Most of our current or potential competitors have significantly more financial, technical, marketing and other resources than either of us does and may be able to devote greater resources to the development, promotion, sale and support of their marketplaces and distribution channels. Our potential competitors may also have longer operating histories, more extensive customer bases, greater brand recognition and broader customer relationships than we have. These competitors may be better able to develop new products, to respond quickly to new technologies and to undertake more extensive marketing campaigns. Our industry is driven by constant innovation. If we are unable to compete with such companies and meet the need for innovation, the use of our marketplace could stagnate or substantially decline.

If PFL fails to promote and maintain its brand in a cost-effective manner, it may lose market share and its revenue may decrease.

To succeed, PFL must increase transaction volumes in our marketplace by attracting a large number of borrowers and investors in a cost-effective manner, many of whom have not previously participated in marketplace lending. If PFL is not able to attract qualified borrowers and sufficient investor purchase commitments, it will not be able to increase its transaction volumes. PFL believes that developing and maintaining awareness of its brand in a cost-effective manner is critical to achieving widespread acceptance of our marketplace and attracting new borrower and investors. Furthermore, it believes that the importance of brand recognition will increase as competition in the marketplace lending industry increases. Successful promotion of its brand will depend largely on the effectiveness of marketing efforts and the user experience on our marketplace. These brand promotion activities may not yield increased revenues. If PFL fails to successfully promote and maintain its brand, it may lose its existing users to competitors or be unable to attract new users, which would cause its revenue to decrease and may impair its ability to maintain our marketplace.

We are subject to extensive federal, state and local regulation that could adversely impact our ability to service the Notes.

We are subject to extensive federal, state and local regulation, non-compliance with which could have a negative impact on our ability to service the Notes, provide a trading market for the Notes, or maintain our marketplace.

Additionally, we hold lending licenses, collections licenses or similar authorizations in a number of states, each of which has the authority to supervise and examine our activities. Because PFL currently relies on PMI, pursuant to the Administration Agreement, to oversee the operation of our marketplace on its behalf, if PMI does not comply with applicable laws, PMI could lose one or more of its licenses or authorizations, which may have an adverse effect on PFL's ability to continue to perform its servicing obligations or maintain our marketplace.

The Federal Fair Debt Collection Practices Act and similar state debt collection laws regulate debt collection practices by "debt collectors" and prohibit debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans. Some states also impose similar obligations on companies that service accounts, as well as original creditors. While we employ procedures to ensure compliance with these requirements, and obligate the third party collection agencies and other service providers that we use to comply with applicable law in collecting Borrower Loans (and we have sought and will seek to comply with such law when we undertake direct collection activity in relation to Borrower Loans), it is possible that improper collection practices may occur that could adversely affect the collectability of particular Borrower Loans originated through our marketplace or could result in financial penalties or operating restrictions being imposed on us that adversely affect our ability to operate or perform our respective payment and other obligations.

The proprietary technology that makes operation of our marketplace possible is not protected by any patents. It may be difficult and costly for PFL to protect its intellectual property rights in relation thereto, or to continue to develop or obtain new technologies, which could adversely affect its ability to operate competitively.

On February 1, 2013, PMI transferred ownership of the marketplace, including the proprietary technology and all of the rights related to the operation of the marketplace, to PFL. PFL's ability to maintain our marketplace depends, in part, upon this proprietary technology. We intend to vigorously protect proprietary interests in such technology. Despite our best efforts, however, we may not protect the proprietary technology effectively, which would allow competitors to duplicate our products and adversely affect our ability to compete. A third party may attempt to reverse engineer or otherwise obtain and use the proprietary technology without PFL's consent. In addition, our marketplace may infringe upon claims of third-party patents and PFL or PMI may face intellectual property challenges from such other parties. PFL or PMI may not be successful in defending against any such challenges or in obtaining licenses to avoid or resolve any intellectual property disputes. Furthermore, the technology may become obsolete, and there is no guarantee that PFL will be able to successfully develop, obtain or use new technologies to adapt our marketplace to compete with other marketplace lending companies. If PFL cannot protect the proprietary technology embodied in and used by our marketplace from intellectual property challenges, or if our marketplace becomes obsolete, its ability to maintain our marketplace and perform its servicing obligations could be adversely affected and, in such event, its ability to continue to make payments on the Notes could be materially impaired.

PFL relies on a third-party commercial bank to process transactions. If PFL is unable to continue utilizing these services, its business and ability to service the Notes may be adversely affected.

Because PFL is not a bank, it cannot belong to or directly access the Automated Clearing House (ACH) payment network. As a result, it currently relies on an FDIC-insured depository institution to process its transactions. If PFL cannot continue to obtain such services from this institution or elsewhere, or if it cannot transition to another processor quickly, its ability to process payments will suffer and investors' ability to receive principal and interest payments on the Notes will be delayed or impaired.

If the security of PFL's investors' and borrowers' confidential information stored in our systems is breached or otherwise subjected to unauthorized access, users' secure information may be stolen, our reputations may be harmed, and we may be exposed to liability.

As with any entity with a significant Internet presence, we and the third party that Prosper uses for website hosting occasionally have experienced cyber-attacks, attempts to breach their systems and other similar incidents, none of which have been successful. Our marketplace stores PFL's investors' and borrowers' bank information and other personally-identifiable sensitive data. Any accidental or willful security breaches or other unauthorized access could cause users' secure information to be stolen and used for criminal purposes. Security breaches or unauthorized access to secure information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the relevant software are exposed and exploited, and, as a result, a third party or disaffected employee obtains unauthorized access to any investors' or borrowers' data, PFL's relationships with its users will be severely damaged, and it (or PMI) could incur significant liability. Because techniques used to obtain unauthorized access or to sabotage systems change frequently and generally are not recognized until they are launched against a target, we and PMI's third-party hosting facilities may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, many states have enacted laws requiring companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause our users to lose confidence in the effectiveness of its and PMI's data security measures. Any security breach, whether actual or perceived, would harm our reputations, and we could lose users.

Any significant disruption in service in our marketplace or in PMI's computer systems could adversely affect PMI's ability to perform its obligations under the Administration Agreement.

PMI's ability to perform its obligations under the Administration Agreement could be materially and adversely affected by events outside of its control. The satisfactory performance, reliability and availability of PMI's technology and its underlying network infrastructure are important to our respective operations, level of customer service, reputation and ability to attract new users and retain existing users. PMI's system hardware is hosted in hosting facilities located in Las Vegas, Nevada and Scottsdale, Arizona, owned and operated by Digital Realty Trust. Digital Realty Trust does not guarantee that access to our marketplace or to PMI's own systems will be uninterrupted, error-free or secure. The operation of our marketplace and PMI's operation of its own systems depend on Digital Realty Trust's ability to protect the relevant systems in Digital Realty Trust's facilities against damage or interruption from natural disasters, power or telecommunications failures, air quality, temperature, humidity or other environmental concerns, computer viruses or other attempts to harm them, criminal acts and similar events. If PMI's arrangement with Digital Realty Trust is terminated, or there is a lapse of service or damage to Digital Realty Trust's facilities, PMI could experience interruptions in providing its services under the Administration Agreement, PFL could experience interruptions in the operations of our marketplace, and both could experience delays and additional expense in arranging new facilities. Any interruptions or delays in PMI's performance of its services or in the functioning of and accessibility of our marketplace, whether as a result of Digital Realty Trust or other third-party error, PMI's error, natural disasters or security breaches, whether accidental or willful, could harm PFL's relationships with  users and its reputation. Additionally, in the event of damage or interruption, PMI's insurance policies may not be sufficient for PMI to adequately compensate PFL for any losses that it may incur. PMI's disaster recovery plan has not been tested under actual disaster conditions, and PMI may not have sufficient capacity to recover all data and services in the event of an outage at the Digital Realty Trust facility. These factors could prevent PMI from processing or posting payments on the Borrower Loans or the Notes, damage PFL's brand and reputation, divert the attention of PMI's employees, reduce PFL's revenue, subject PMI or PFL to liability and cause users to abandon our marketplace, any of which could adversely affect our respective businesses, financial condition and results of operations.

Our marketplace may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions.

Our marketplace may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. If a "hacker" were able to infiltrate our marketplace, users would be subject to the increased risk of fraud or borrower identity theft and may experience losses on, or delays in the recoupment of amounts owed on, a fraudulently induced purchase of a Note. Additionally, if a hacker were able to access our secure files, he or she might be able to gain access to users' personal information. While we have taken steps to prevent such activity from affecting our marketplace, if we are unable to prevent such activity, the value of investors' investment in the Notes could be adversely affected.

Competition for Prosper's employees is intense, and Prosper may not be able to attract and retain the highly skilled employees it needs to perform under the Administration Agreement.

Competition for highly skilled technical and financial personnel is extremely intense. Prosper may not be able to hire and retain these personnel at compensation levels consistent with its existing compensation and salary structure. Many of the companies with which Prosper competes for experienced employees have greater resources than Prosper has and may be able to offer more attractive terms of employment.

In addition, Prosper invests significant time and expense in training its employees, which increases their value to competitors who may seek to recruit them. If Prosper fails to retain its employees, it could incur significant expenses in hiring and training their replacements and the quality of its services and its ability to serve borrower and investors could diminish, resulting in a material adverse effect on its ability to perform its obligations under the Administration Agreement and, in such event, Prosper's ability to continue to make payments on the Notes could be materially impaired.

Purchasers of Notes will have no control over us and will not be able to influence our corporate matters.

PFL is not offering and will not offer equity interests in its company. Investors who purchase Notes offered through our marketplace will have no equity interest in either of us and no ability to vote on or influence our decisions. As a result, PMI, which owns all of PFL's outstanding equity interests, will continue to have sole control over PFL's governance matters, subject to the presence of PFL's independent directors, whose consent will be required before PFL can take certain extraordinary actions, and subject to the limitations specified in PFL's organizational documents and the Amended and Restated Indenture. See "Information About Prosper Funding LLC" and "Information About Prosper Marketplace, Inc." for more information.

Events beyond our control may damage our ability to maintain adequate records, maintain our marketplace or perform the servicing obligations. If such events result in a system failure, investors' ability to receive principal and interest payments on the Notes would be substantially harmed.

If a catastrophic event resulted in a marketplace outage and physical data loss, PFL's ability (and PMI's ability as servicer under the Administration Agreement) to perform its servicing obligations would be materially and adversely affected. Such events include, but are not limited to, fires, earthquakes, terrorist attacks, natural disasters, computer viruses and telecommunications failures. In addition, PMI is responsible for storing back-up records related to the operation of our marketplace in offsite facilities located in San Francisco, California and Las Vegas, Nevada. If PMI's electronic data storage and back-up data storage system are affected by such events, PFL's ability (and PMI's ability as servicer under the Administration Agreement) to perform its servicing obligations could be materially and adversely affected. In the event of any marketplace outage or physical data loss described in this paragraph, PFL cannot guarantee that investors would be able to recoup their investment in the Notes.

PMI completed its first two acquisitions in 2015, and in the future PMI may continue to enter into acquisitions that may be difficult to integrate, fail to achieve their strategic objectives, disrupt our business or divert management attention.

PMI completed its first two acquisitions in 2015, and in the future PMI may continue to enter into acquisitions of businesses, technologies and products that it intends to complement its existing business, solutions, services and technologies. PMI cannot provide assurance that the acquisitions it has made or will make in the future will provide it with the benefits or achieve the results anticipated in entering into the transaction. Acquisitions are typically accompanied by a number of risks, including: difficulties assimilating and retaining the management and other personnel, culture and operations of the acquired businesses; potential disruption of ongoing business and distraction of management; difficulties in maintaining acceptable standards, controls, procedures and policies, including integrating financial reporting and operating systems, particularly with respect to foreign and/or public subsidiaries; potential loss of existing or acquired strategic operating partners, users and customers following an acquisition; difficulties in integrating acquired technologies and products into our solutions and services; and unexpected costs and expenses resulting from the acquisition, and potential unknown liabilities associated with acquired businesses.

In addition, acquisitions may result in the incurrence of debt, acquisition-related costs and expenses, restructuring charges and write-offs. Acquisitions may also result in goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges.

PMI may enter into negotiations for acquisitions that are not ultimately consummated. Those negotiations could result in diversion of management time and significant out-of-pocket costs. If PMI fails to evaluate and execute acquisitions successfully, PMI may not be able to achieve its anticipated level of growth and its business and operating results could be adversely affected.

RISKS RELATING TO COMPLIANCE AND REGULATION

Our marketplace represents a novel approach to borrowing and investing that may fail to comply with federal and state securities laws, borrower protection laws, such as state lending laws, federal consumer protection laws and the state counterparts to such consumer protection laws. Borrowers may dispute the enforceability of their obligations under borrower or consumer protection laws after collection actions have commenced, or otherwise seek damages under these laws. Investors may attempt to rescind their Note purchases under securities laws. Regulatory agencies and their state counterparts may investigate our compliance, or the compliance of our business partners, with these regulatory obligations, and may take enforcement action with respect to alleged law violations. Compliance with such regulatory regimes is also costly and burdensome.

Our marketplace represents a novel program that must comply with regulatory regimes applicable to consumer credit transactions as well as with regulatory regimes applicable to securities transactions. The novelty of our marketplace means compliance with various aspects of such laws is untested. Certain state laws generally regulate interest rates and other charges and require certain disclosures, and also require licensing for certain activities. In addition, other state laws, public policy and general principles of equity relating to the protection of consumers, unfair and deceptive practices and debt collection practices may apply to the origination, servicing and collection of Borrower Loans in our marketplace. Our marketplace is also subject to other laws, such as:

•	the federal Truth-in-Lending Act and Regulation Z promulgated thereunder, which require certain disclosures to borrowers regarding the terms of their loans;

•
the federal Equal Credit Opportunity Act and Regulation B promulgated thereunder, which prohibit discrimination in the extension of credit on the basis of age, race, color, sex, religion, marital status, national origin, receipt of public assistance or the exercise of any right under the Consumer Credit Protection Act;

•	the federal Fair Credit Reporting Act, which regulates the use, reporting and disclosure of information related to each applicant's credit history;

•
the federal Fair Debt Collection Practices Act, which regulates debt collection practices by "debt collectors" and prohibits debt collectors from engaging in certain practices in collecting, and attempting to collect, outstanding consumer loans;

•	state counterparts to the above consumer protection laws;

•	state and federal securities laws, which require that any non-exempt offers and sales of the Notes be registered;

•
Section 5 of the Federal Trade Commission Act, which prohibits unfair and deceptive acts or practices in or affecting commerce, and Section 1031 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which prohibits unfair, deceptive or abusive acts or practices in connection with any consumer financial product or service;

•
the federal Gramm-Leach-Bliley Act, which includes limitations on financial institutions' disclosure of nonpublic personal information about a consumer to nonaffiliated third parties, in certain circumstances requires financial institutions to limit the use and further disclosure of nonpublic personal information by nonaffiliated third parties to whom they disclose such information and requires financial institutions to disclose certain privacy policies and practices with respect to information sharing with affiliated and nonaffiliated entities as well as to safeguard personal customer information, and other privacy laws and regulations;

•	the Bankruptcy Code, which limits the extent to which creditors may seek to enforce debts against parties who have filed for bankruptcy protection;

•
the federal Servicemembers Civil Relief Act, which allows military members to suspend or postpone certain civil obligations so that the military member can devote his or her full attention to military duties;

•	the federal Military Lending Act, which provides specific protections for active duty service members and their dependents (or covered borrowers) in consumer credit transactions;

•
the federal Electronic Fund Transfer Act and Regulation E promulgated thereunder, which provide disclosure requirements, guidelines and restrictions on the electronic transfer of funds from consumers' bank accounts;

•
the federal Electronic Signatures in Global and National Commerce Act and similar state laws, particularly the Uniform Electronic Transactions Act, which authorize the creation of legally binding and enforceable agreements utilizing electronic records and signatures; and

•	the federal Bank Secrecy Act, which relates to compliance with anti-money laundering, customer due diligence and record-keeping policies and procedures.

We may not always be in compliance with these laws. Borrowers may make counterclaims regarding the enforceability of their obligations under borrower or consumer protection laws after collection actions have commenced, or otherwise seek damages under these laws. Investors may attempt to rescind their Note purchases under securities laws, and PFL or PMI's failure to comply with such laws could also result in civil or criminal liability. Compliance with these requirements is also costly, time-consuming and limits operational flexibility.

The Consumer Financial Protection Bureau is a new agency, and there continues to be uncertainty as to how the agency's actions or the actions of any other new agency could impact our business or that of our issuing bank.

The Consumer Financial Protection Bureau ("CFPB"), which commenced operations in July 2011, has broad authority over the businesses in which we engage. This includes authority to write regulations under federal consumer financial protection laws, such as the Truth in Lending Act and the Equal Credit Opportunity Act, and to enforce those laws against and examine large financial institutions for compliance. The CFPB is authorized to prevent "unfair, deceptive or abusive acts or practices" through its regulatory, supervisory and enforcement authority. To assist in its enforcement, the CFPB maintains an online complaint system that allows consumers to log complaints with respect to various consumer finance products, including the loan products we facilitate. This system could inform future CFPB decisions with respect to its regulatory, enforcement or examination focus.

We are subject to the CFPB's jurisdiction, including its enforcement authority. The CFPB may therefore request reports concerning our organization, business conduct, markets and activities. In addition, the CFPB may conduct on-site examinations of our business on a periodic basis if the CFPB were to determine, based on, for example, consumer complaints, judicial opinions, or administrative decisions, that we are engaging in activities that pose risks to consumers. In addition, the CFPB has announced that it plans to make a rule for the direct supervision of nonbank installment lenders, which may permit the CFPB to conduct periodic examinations of our business.

There continues to be uncertainty as to how the CFPB's strategies and priorities, including in both its examination and enforcement processes, will impact our businesses and our results of operations going forward. Actions by the CFPB could result in requirements to alter or cease offering affected loan products and services, making them less attractive and restricting our ability to offer them.

Although we have committed resources to enhancing our compliance programs, actions by the CFPB or other regulators against us, our issuing bank or our competitors that discourage the use of the marketplace model or suggest to consumers the desirability of other loan products or services could result in reputational harm and a loss of borrowers or investors. Our compliance costs and litigation exposure could increase materially if the CFPB or other regulators enact new regulations, change regulations that were previously adopted, modify, through supervision or enforcement, past regulatory guidance, or interpret existing regulations in a manner different or stricter than have been previously interpreted.

Noncompliance with laws and regulations may impair our ability to facilitate the origination of or service Borrower Loans.

Generally, failure to comply with applicable laws and regulatory requirements may, among other things, limit our or a third party collection agency's ability to collect all or part of the principal amount of or interest on the Borrower Loans on which the Notes are dependent for payment. In addition, non-compliance could subject us to damages, revocation of required licenses, class action lawsuits, administrative enforcement actions, and civil and criminal liability, which may harm PFL's business and ability to maintain our marketplace and may result in borrowers rescinding their Borrower Loans.

Where applicable, we seek to comply with state lending, servicing and similar statutes. In all U.S. jurisdictions with licensing or other requirements that we believe may be applicable to our marketplace, we have obtained any necessary licenses or comply with the relevant requirements. Nevertheless, if we are found to not comply with applicable laws, we could lose one or more of our licenses or face other sanctions, which may have an adverse effect on our ability to continue to facilitate the origination of Borrower Loans through our marketplace, and on our ability to perform servicing obligations or make our marketplace available to borrowers in particular states, which may impair investors' ability to receive the payments of principal and interest on the Notes that they expect to receive.

If our marketplace was found to violate a state's usury laws, we may have to alter our business model and our business could be harmed.

If our marketplace was found to violate a state's usury laws, we may have to alter our business model and our business could be harmed. The interest rates that are charged to borrowers and that form the basis of payments to investors through our marketplace are based upon the ability under federal law of the issuing bank that originates the loan to export the interest rates of the state where it is located and on Prosper’s ability to assist the bank in arranging such loans. WebBank, the bank that issues loans through our marketplace, exports the interest rates of Utah, which allows parties to generally agree by contract to any interest rate. The interest rates offered by WebBank through our marketplace for Borrower Loans as of June 30, 2018 range from 5.31% to 32.32%, which equate to interest rates for Note investors that range from 4.31% to 31.32%. Some states where borrowers are located, including Utah, have no statutory interest rate limitations on personal loans, while other jurisdictions have a maximum rate less than the current maximum rate offered by WebBank through our marketplace. If a borrower were to successfully bring claims against us for state usury or other state law violations, we could be subject to fines and penalties. Further, if the current structure under which WebBank makes loans through our marketplace were successfully challenged, we may have to substantially modify our business operations and may be required to maintain state-specific licenses and only provide a limited range of interest rates for Borrower Loans, all of which may substantially reduce our operating efficiency and attractiveness to investors and possibly result in a decline in our operating results. Recent litigation has successfully challenged lending arrangements in which banks or other exempt entities make loans and sell those loans to a third party charged with servicing the loans.

In addition, it is possible that state usury laws may impose liability that could affect an assignee's (i.e., PFL's and/or an investor who purchases Borrower Loans from PFL) ability to continue to charge to borrowers the interest rates that they agreed to pay at origination of their Borrower Loans.

In May 2015, the U.S. Court of Appeals for the Second Circuit issued a decision in Madden v. Midland Funding, LLC that interpreted the scope of federal preemption under the National Bank Act (“NBA”) and held that a nonbank assignee of a loan originated by a national bank was not entitled to the benefits of federal preemption of claims of usury. On November 10, 2015, the defendant in the Madden case filed a petition for a writ of certiorari with the United States Supreme Court for further review of the Second Circuit’s decision. On June 27, 2016, the United States Supreme Court denied the petition and refused to review the case, leaving the decision of the Second Circuit intact and binding on federal courts in Connecticut, New York and Vermont. The Madden decision has created some uncertainty as to whether non-bank entities purchasing loans originated by a bank may rely on federal preemption of state usury laws, and may create an increased risk of litigation by plaintiffs challenging our ability to collect interest in accordance with the terms of Borrower Loans. While the decision specifically addressed preemption under the National Bank Act, it could support future challenges to federal preemption for other institutions, including an FDIC-insured, state chartered industrial bank like WebBank. However, although there can be no assurances as to the outcome of any potential litigation, or the possible impact of the litigation on our marketplace, we believe the Madden case addressed facts that are not presented by our marketplace lending platform and thus would not apply to Borrower Loans.

More recently, in January 2017, the Administrator of the Colorado Uniform Consumer Credit Code filed suits against online loan platforms Marlette Funding, LLC and Avant, Inc. The Administrator claims that loans to Colorado residents facilitated through these platforms were required to comply with Colorado laws regarding interest rates and fees, and that such laws were not preempted by the federal laws that apply to loans originated by Cross River Bank and WebBank, the federally regulated issuing banks that originate loans through the platforms operated by Marlette and Avant, respectively. In response to the Colorado regulator's lawsuits, Cross River Bank and WebBank have each filed its own lawsuit against the Administrator seeking declaratory relief that the loans originated by the bank are subject to federal requirements that pre-empt Colorado state requirements. We are currently in discussions with Colorado Department of Law regarding the terms of the loans offered to Colorado residents. However, no assurance can be provided as to the timing or outcome of these matters.

We and our counsel are monitoring these matters closely and, as developments warrant, we will consider any necessary changes to our marketplace required to avoid the impact of these cases on our business model. Because of investor demand, the maximum APRs offered through our marketplace may be lower in some states than others.

We rely on agreements with WebBank, pursuant to which WebBank originates loans to qualified borrowers on a uniform basis throughout the United States and sells and assigns those loans to PFL. If our relationships with WebBank were to end, we may need to rely on individual state lending licenses to originate Borrower Loans.

Borrower Loan requests take the form of an application to WebBank submitted through our marketplace. WebBank currently makes all loans to borrowers through our marketplace, which allows our marketplace to be available to borrowers on a uniform basis throughout the United States. If our relationships with WebBank were to end or if WebBank were to cease operations, one or both of us may need to rely on individual state lending licenses to originate Borrower Loans. Because neither of us currently possesses all required licenses to lend in every state, we might be forced to limit the rates of interest charged on Borrower Loans in some states and we might not be able to originate loans in some states altogether. We also may face increased costs and compliance burdens if the agreements with WebBank are terminated.

Several lawsuits have sought to recharacterize certain loan marketers and other originators as lenders. If litigation or a regulatory enforcement action on similar theories were successful against one or both of us, Borrower Loans originated through our marketplace could be subject to state consumer protection laws and licensing requirements in a greater number of states.

Several lawsuits in the lending industry primarily involving high-interest “payday loan” marketers have brought under scrutiny the association between those firms and out-of-state banks. These lawsuits assert the loan marketers use out-of-state lenders in order to evade the consumer protection laws imposed by the states where they do business. Such litigation has sought to re-characterize the loan marketer as the lender for purposes of state consumer protection law and usury restrictions. Similar civil actions have been brought in the context of gift cards and retail purchase finance. Although we believe that our activities are generally distinguishable from the activities involved in these cases, a court or regulatory authority could disagree.

Additional state consumer protection laws would be applicable to the Borrower Loans facilitated through our marketplace if one or both of us were re-characterized as a lender, and the Borrower Loans could be voidable or unenforceable. In addition, we could be subject to claims by borrowers, as well as enforcement actions by regulators. Even if we were not required to cease doing business with residents of certain states or to change our business practices to comply with applicable laws and regulations, we could be required to register or obtain licenses or regulatory approvals that could impose a substantial cost on us.

As Internet commerce develops, federal and state governments may draft and propose new laws to regulate Internet commerce, which may negatively affect our businesses.

As Internet commerce continues to evolve, increasing regulation by federal and state governments becomes more likely. Our businesses could be negatively affected by the application of existing laws and regulations or the enactment of new laws applicable to marketplace lending. The cost to comply with such laws or regulations could be significant and would increase our operating expenses, and we may be unable to pass along those costs to our users in the form of increased fees. In addition, federal and state governmental or regulatory agencies may decide to impose taxes on services provided over the Internet. These taxes could discourage the use of the Internet as a means of consumer lending, which would adversely affect the viability of our marketplace.

If one or both of us is required to register under the Investment Company Act, either of our ability to conduct business could be materially adversely affected.

The Investment Company Act of 1940, or the "Investment Company Act," contains substantive legal requirements that regulate the manner in which "investment companies" are permitted to conduct their business activities. PFL and PMI believe each has conducted its business in a manner that does not result in being characterized as an investment company. If, however, PFL is deemed to be an investment company under the Investment Company Act, it may be required to institute burdensome compliance requirements and its activities may be restricted, which would materially adversely affect its business, financial condition and results of operations. Any determination that PMI is an investment company under the Investment Company Act similarly could impair its ability to perform its obligations under the Administration Agreement and thereby impair PFL's ability to make payments on the Notes. If PFL or PMI were deemed to be an investment company, PFL or PMI may also attempt to seek exemptive relief from the SEC, which could impose significant costs and delays on their businesses.

If one or both of us is required to register under the Investment Advisers Act, either of our ability to conduct business could be materially adversely affected.

The Investment Advisers Act of 1940, or the "Investment Advisers Act," contains substantive legal requirements that regulate the manner in which "investment advisers" are permitted to conduct their business activities. PFL believes that its business consists of providing a platform for marketplace lending for which investment adviser registration and regulation do not apply under applicable federal or state law, and does not believe that it is required to register as an investment adviser with either the SEC or any of the various states. The SEC or a state securities regulator could reach a different conclusion, however. Registration as an investment adviser could adversely affect PFL's method of operation and revenues. For example, the Investment Advisers Act requires that an investment adviser act in a fiduciary capacity for its clients. Among other things, this fiduciary obligation requires that an investment adviser manage a client's portfolio in the best interests of the client, have a reasonable basis for its recommendations, fully disclose to its client any material conflicts of interest that may affect its conduct and seek best execution for transactions undertaken on behalf of its client. It could be difficult for PFL to comply with this obligation without meaningful changes to its business operations, and there is no guarantee that it could do so successfully. If PFL were ever deemed to be in non-compliance with applicable investment adviser regulations, it could be subject to various penalties, including administrative or judicial proceedings that might result in censure, fine, civil penalties (including treble damages in the case of insider trading violations), the issuance of cease-and-desist orders or other adverse consequences. Similarly, any determination by regulators that PMI must register as an investment adviser could materially adversely affect PMI and impair its ability to continue to administer our marketplace on PFL's behalf.

PMI's administration of Quick Invest under its previous offering and PFL’s administration of Quick Invest, Recurring Investment, and Auto Invest under its current offering, could create additional liability for PFL and such liability could be material.

Quick Invest was a loan search tool that allowed investors to identify Notes that meet their investment criteria. An investor using Quick Invest was asked to indicate (i) the Prosper Rating or Ratings he or she wished to use as search criteria, (ii) the total amount he or she wished to invest, and (iii) the amount he or she wished to invest per Note. Quick Invest then compiled a basket of Notes for his or her consideration that met his or her search criteria.

Recurring Investment (formerly known as Auto Quick Invest) is an automated loan search tool that allows investors to easily invest in Notes that meet their specific investment criteria by automatically bidding any available funds in their account on Notes that match their selected parameters, in accordance with their specified instructions. An investor using Recurring Investment is asked to indicate (i) the Prosper Rating or Ratings he or she wishes to use as search criteria, and (ii) the amount he or she wishes to invest per Note. If he or she wishes, the investor can further customize his or her investment criteria by applying one or more of several dozen additional search criteria, such as loan amount, debt-to-income ratio and credit score. The investor can also set aside a specific amount of his or her funds as a cash reserve that will not be invested by the Recurring Investment tool. After the investor has entered and saved the parameters of his or her search, Recurring Investment automatically (i) runs searches on their designated criteria as new listings are posted on the marketplace, and (ii) places bids on any Notes identified by each such search. For more information about the Recurring Investment tool and how it works, see "About the Marketplace-How to Bid to Purchase Notes-Recurring Investment."

Auto Invest is an automated loan search tool that makes it easier for investors to build their desired portfolio of Notes by automatically investing any available funds in an investor’s account in Notes that match the investor’s specified investment criteria and allocation targets. An investor using Auto Invest is asked to select (i) a loan allocation target, or a target mix of loans based on Prosper Ratings, and (ii) the amount he or she wishes to invest per Note. The investor has the option of selecting a target from Prosper’s series of preset loan allocations based on the recent historical loan inventory on the marketplace, any of which may be customized by changing the individual allocation targets for each Prosper Rating, or he or she can create a custom loan allocation target across Prosper Ratings based on his or her specific risk tolerance. If he or she wishes, the investor can further customize his or her investment criteria by applying additional filters, such as loan term and employment status. The investor can also set aside a percentage of his or her portfolio as a cash reserve that will not be invested by Auto Invest. Investors may update their target allocations, cash reserve and other investment criteria, and pause and restart Auto Invest, at any time. Once the investor turns on Auto Invest, the tool may immediately begin placing orders for Notes in accordance with the investor’s current and target allocations and other criteria. The mix of Notes in any particular order may not match the investor’s individual loan allocation targets, but over time Auto Invest will place orders so that the aggregate holdings in the investor’s portfolio will approximate, to the extent possible, the allocation specified in his or her investment criteria. For more information about the Auto Invest tool and how it works, see "About the Marketplace-How to Bid to Purchase Notes-Auto Invest."

Since the Notes purchased through Recurring Investment, Auto Invest and Quick Invest are the same as Notes purchased manually, they present the same risks of non-payment as all Notes that may be purchased through our marketplace. For example, there is a risk that a Borrower Loan identified through Recurring Investment, Auto Invest or Quick Invest may become delinquent or default, and the estimated return and estimated loss for that loan individually, or the estimated loss or return for the allocation target or the order or basket of Notes selected by Recurring Investment, Auto Invest or Quick Invest as a whole, may not accurately reflect the actual return or loss on such loan. If this were to occur, an investor who purchased a Note from PFL through Recurring Investment, Auto Invest or Quick Invest could pursue a claim against PFL in connection with its representations regarding the performance of the Borrower Loans bid upon through Recurring Investment, Auto Invest or Quick Invest, respectively. An investor could pursue such a claim under various anti-fraud theories under federal and state securities law.

We may face liability under state and federal securities law for statements in this Prospectus and in other communications that could be deemed to be an offer to the extent that such statements are deemed to be false or misleading.

Loan listings and other borrower information available on PFL's website as well as in sales and listing reports are statements made in connection with the purchase and sale of securities that are subject to the antifraud provisions of the Exchange Act and the Securities Act. In general, these liability provisions provide a purchaser of the Notes with a right to bring a claim against one or both of us for damages arising from any untrue statement of material fact or failure to state a material fact necessary to make any statements made not misleading. Even though PFL and PMI have advised investors of what they believe to be the material risks associated with an investment in the Notes and PMI management rights, the SEC or a court could determine that they have not advised investors of all of the material facts regarding an investment in the Notes and PMI Management Rights, which could give investors the right to rescind their investment and obtain damages, and could subject PFL and PMI to civil fines or criminal penalties in addition to any such rescission rights or damages.

PMI and PFL's activities in connection with the offer and sale of securities through our marketplace could result in potential violations of federal securities law and result in material liability to PFL and/or PMI.

PFL and PMI's respective businesses are subject to federal and state securities laws that may limit the kinds of activities in which PFL and PMI may engage and the manner in which they engage in such activities. For example, changes to the manner in which PFL offers and sells Notes or other securities through our marketplace could be viewed by the SEC or a state securities regulator as involving the creation or sale of new, unregistered securities. In such circumstances, the failure to register such securities could subject PFL to liability and the amount of such liability could be meaningful. In addition, PMI previously entered into a settlement with the SEC and consented to the entry of a Cease and Desist order that requires PMI to cease and desist from committing or causing any violations or any future violations of the securities laws. Failure to comply with that order could result in material civil or criminal liability, which could materially adversely affect PMI's business and PFL's offering of Notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. You should read these ratios in connection with our consolidated financial statements, included in the “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017” section of this prospectus and incorporated by reference herein.

	Quarter Ended June 30,
	2018	2017	2016	2015	2014
	(dollar amounts in thousands)
Fixed Charges
Interest expense	(11,471)	(11,177)	(10,098)	(9,448)	(9,564)
Total fixed charges	(11,471)	(11,177)	(10,098)	(9,448)	(9,564)
Earnings
Net Income (loss) before income taxes	(12,590)	(41,308)	(35,523)	(6,025)	714
Add:
Fixed charges	(11,471)	(11,177)	(10,098)	(9,448)	(9,564)
Total adjusted earnings	(1,119)	(30,131)	(25,425)	3,423	10,278
Ratio of earnings to fixed charges (1)	—	—	—	0.4x	1.1x

(1) Our earnings were insufficient to cover fixed charges by $1.1 million, $30.1 million, and $25.4 million for the quarter ended June 30, 2018, 2017 and 2016, respectively.

USE OF PROCEEDS

PFL will use the proceeds of each series of Notes to facilitate the funding of the related Borrower Loan through the marketplace designated by the investors purchasing such series of Notes. PFL will use the proceeds of each series of Notes to purchase the corresponding Borrower Loan from WebBank. See "About the Marketplace" for more information.

PMI will not receive any consideration for issuance of the PMI Management Rights that accompany each Note.

PLAN OF DISTRIBUTION

PFL will offer the Notes to investors at 100% of their principal amount. The Notes will be offered only by PFL through www.prosper.com. See "About the Marketplace" and "About Prosper Funding LLC" for more information. The PMI Management Rights offered by PMI will accompany each Note offered through the marketplace.

FINANCIAL SUITABILITY REQUIREMENTS

The Notes and PMI Management Rights are highly risky and speculative. Investing in the Notes and PMI Management Rights should be considered only by persons who can afford the loss of their entire investment. The marketplace currently allows investors to bid as little as $25. All bids may be up to 100% of the requested loan amount.

Investors can bid on listings in amounts ranging from as little as $25 and as much as 100% of the loan amount requested. It is typical to have multiple investors bid on a single listing.

Currently, the minimum amount an investor may bid is $25 and the maximum amount an investor may bid is 100% of the amount of the requested Borrower Loan. The maximum aggregate amount an individual investor may bid on the marketplace is currently $25,000,000. There is no maximum aggregate bid amount for institutional users. PFL may change the minimum bid amount.

To purchase Notes and PMI Management Rights, investors located in Alaska, Idaho, Missouri, Nevada, New Hampshire, Oregon, Virginia or Washington must meet one or more of the following suitability requirements:

a.
(i) You must have an annual gross income of at least $80,000; (ii) your net worth must be at least $80,000 (exclusive of home, home furnishings and automobiles); and (iii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles); or

b.
(i) Your net worth must be at least $280,000 (exclusive of home, home furnishings and automobiles); and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth (exclusive of home, home furnishings and automobiles).

Investors that are residents of California must meet one or more of the following suitability requirements:

a.
(i) You must have had an annual gross income of at least $85,000 during the last tax year; (ii) you must have a good faith belief that your annual gross income for the current tax year will be at least $85,000; and (iii) the total amount of Securities you purchase cannot exceed 10% of your net worth; or

b.	(i) Your net worth must be at least $200,000 (or $300,000 with your spouse); and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth; or

c.	(i) Your net investment in Securities cannot exceed $2,500; and (ii) the total amount of Securities you purchase cannot exceed 10% of your net worth.

The Maine Office of Securities recommends, and each of the Office of the Missouri Secretary of State, Securities Division and the Oregon Division of Finance and Corporate Securities requires, that an investor's aggregate investment in this offering and similar offerings by PMI, PFL or its affiliates not exceed 10% of the investor's liquid net worth. For this purpose, "liquid net worth" is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

For purposes of the suitability requirements described above, you and your spouse are considered to be a single person. In addition, the following definitions apply:

"annual gross income" means the total amount of money you earn each year, before deducting any amounts for taxes, insurance, retirement contributions or any other payments or expenses;

"net worth" means the total value of all your assets, minus the total value of all your liabilities. The value of an asset is equal to the price at which you could reasonably expect to sell it. In calculating your net worth, you should only include assets that are liquid, meaning assets that consist of cash or something that could be quickly and easily converted into cash, such as a publicly-traded stock. You shouldn't include any illiquid assets, such as homes, home furnishings or cars;

"net investment" means the principal amount of Notes and PMI Management Rights purchased, minus principal payments received on the Notes and PMI Management Rights.

PFL and PMI intend to register the offer and sale of the Notes and PMI Management Rights in all 50 states as well as the District of Columbia. As part of this process, PFL and PMI expect that states in addition to those referenced above will impose minimum financial suitability standards and maximum investment limits for investors who reside in such states. Should this occur, PFL and PMI will set forth these requirements in a supplement to this prospectus. Under the investor registration agreement, investors are required to represent and warrant that they satisfy the applicable minimum financial suitability standards and maximum investment limits of the state in which they reside. Investors who fail to satisfy any such requirements will not be permitted to purchase the Notes and PMI Management Rights.

ABOUT THE MARKETPLACE

Overview

Prosper is a pioneer of online marketplace lending that connects borrowers and investors. Our goal is to enable borrowers to access credit at affordable rates and provide investors with attractive risk-adjusted rates of return. Our marketplace facilitated $1.6 billion in Borrower Loan originations during the six months ended June 30, 2018, and as of June 30, 2018, $12.8 billion in Borrower Loan originations since it first launched in 2006.

We believe our online marketplace model has key advantages relative to traditional banks, including (i) an innovative marketplace model that efficiently connects qualified supply and demand of capital, (ii) online operations that substantially reduce the need for physical infrastructure and improve convenience, and (iii) data and technology driven automation that increases efficiency, and improves the borrower and investor experience. We do not operate physical branches or incur expenses related to that infrastructure like traditional banks or consumer finance institutions do; instead, we use data and technology to drive automation and efficiency in our operation. As a result, we believe our business model has lower operating costs than traditional banks and consumer finance institutions, allowing us to deliver what we believe is higher value and a better experience for both borrowers and investors.

To consumer borrowers, we believe that we offer generally better pricing, on average, than the pricing those borrowers would pay on outstanding credit card balances or unsecured installment loans from a traditional bank. We also believe that we offer faster decisions and loan originations, and greater transparency, resulting in a better customer experience than that provided by traditional consumer finance lenders.

To individual and institutional investors, we offer a new asset class that we believe has attractive risk adjusted returns, transparency, access to consumer loans, and lower duration risk.

Our marketplace offers fixed rate, fully amortizing, unsecured consumer loans from $2,000 to $40,000. Loan terms of three and five years are available, depending upon the Prosper Rating assigned to the borrower at issue and loan amount being sought. All Borrower Loans are originated and funded by WebBank, an FDIC-insured, state chartered industrial bank organized under the laws of Utah. As part of operating our marketplace, we verify the identity of borrowers and assess borrowers' credit risk profile using a combination of public and proprietary data. Our proprietary technology automates several loan origination and servicing functions, including the borrower application process, data gathering, credit scoring, loan funding, investing and servicing, regulatory compliance and fraud detection.

Investors invest in Borrower Loans through two channels - (i) the first channel allows investors to purchase Notes from PFL, the payments of which are dependent on the payments made on the corresponding Borrower Loan (the "Note Channel"); and (ii) the second channel allows accredited and institutional investors to purchase a Borrower Loan in their entirety directly from PFL (the "Whole Loan Channel").

How Our Marketplace Works

The marketplace that we operate is an online marketplace that matches individuals who wish to obtain unsecured consumer loans ("borrowers") with those who are willing to help fund those loans ("investors"). A borrower who wishes to obtain a loan through our marketplace must post a loan listing to our marketplace. If a listing receives enough investor commitments to be funded, WebBank will originate the loan requested and then sell it to PFL. Each Note issued and sold by PFL comes attached with a PMI Management Right issued by PMI.

In order to obtain a loan through our marketplace, a borrower must first complete a loan application. We then obtain a credit report on the borrower and use data from that report as well as data supplied by the borrower to assign a risk grade to the listing, which is called a "Prosper Rating." Each time we post a group of listings on our marketplace, we determine the relative proportions of such listings that will be allocated to the Note Channel and the Whole Loan Channel, respectively, based on our estimate of the relative overall demand in each channel. We then use a random allocation methodology to allocate individual listings between the two channels based on those proportions. We currently post listings on our marketplace twice per day on weekdays and once per day on weekends, although the frequency with which we post listings may change in the future. The format for listings is shown below. The images are not from actual listings, but rather depict hypothetical listings created for purposes of illustration. Each listing includes the Prosper Rating, selected items from the borrower's credit report and the intended use of the potential loan.

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# Debt Consolidation

Listing #8936985

Verification Stage: 3
Borrower State: AZ
Borrower Rate: 11.84%
Monthly Payment: $497.07
Lender Servicing Fee: 1%
Initial Status: F

| $15,000 | 3 | 10.84% |
|---|---|---|
| Amount | Years | Yield |

52% Funded $7,227.54 Left

52%

Listing Start Date: Tue, Sep 18, 2018

Expire: Tue, Oct 02, 2018

Note: loan will fund at 70% or higher.

Historical Return*: 3.6% - 7.5%

$ Between $25 and $7227.54

**Add to Cart**

Available Balance: $12.40

## Borrower's Credit Profile

Prosper Rating: B
Prosper Score(1-11): 9
TU FICO Range: 700-719
Current Delinquencies: 0
Amount Delinquent: $0.00
Public Records Last 24m / 10y: Not available / 0
Delinquencies in Last ~7y: 0

Inquiries Last 6 Months: 0
First Credit Line: Oct-2003
Current/Open Credit Lines: 8 / 8
Total Credit Lines: 17
Revolving Credit Balance: $30,498.00
Bankcard Utilization: 87%
Has Mortgage: Yes

Debt/Income Ratio: 25%
Employment Status: Employed
Length of Status: 4y
Stated Income: $100,000+
Occupation: Attorney

Within the Note Channel, the minimum amount an investor may bid is $25. All bids may be up to 100% of the requested loan amount. It is typical to have multiple investors bid on a single listing.

The registration, processing and payment systems are automated and electronic. We have no physical branches, no deposit-taking and interest payment activities and limited loan underwriting activities. The website, which is located at www.prosper.com, provides detailed information about our marketplace, including detailed fee information, the full text of the user legal agreements and help pages. In addition to the customer support materials available on the website, we make additional customer support available to users by email and phone. Our customer support team is currently located in Troy, Michigan, Phoenix, Arizona and at our headquarters in San Francisco, California.

We attract investors and borrowers to the website through a variety of sources, including referrals from other parties (such as online communities, social networks and marketers), direct mail, search engine results and online and offline advertising. We are not dependent on any one source of traffic to the website.

Marketplace Participants, Registration Requirements and Minimum Credit Criteria

All marketplace participants must register with PFL and agree to our marketplace's rules and terms of use, including consent to doing business electronically. At the time of registration, individuals or authorized institutional agents must provide their name, address and an email address. After responding to an email verification, registrants must agree to the terms and conditions (including the applicable registration agreement) for the specific borrower or investor role for which they are registering.

Borrowers

Any natural person at least 18 years of age who is a U.S. resident in a state where loans through our marketplace are available with a U.S. bank account and a social security number may apply to become a borrower by registering at www.prosper.com. After passing the anti-fraud and identity verification process, borrowers can request unsecured Borrower Loans at interest rates set by us. We set minimum credit and other credit guidelines for borrowers, as discussed in the risk grading section.

When a borrower requests a loan, we first evaluate whether the borrower meets the underwriting criteria established in conjunction with WebBank. WebBank originates loans to borrowers and then sells and assigns the promissory notes evidencing those loans to PFL. The underwriting criteria apply for all Borrower Loans originated through our marketplace and may not be changed without WebBank's consent. All borrowers who request a loan are subject to the following minimum eligibility criteria: (1) have at least a 640 credit score, (2) have fewer than five credit bureau inquiries (after excluding duplicate inquiries) within the last 6 months, (3) have an annual income greater than $0, (4) have a debt-to-income ratio of no more than 50%, (5) have at least three open trades reported on their credit report, and (6) have not filed for bankruptcy within the last 12 months.

Borrowers may have up to two loans through Prosper outstanding at one time, provided that (1) the first loan is current, (2) the aggregate outstanding principal balance of both loans does not exceed the then-current maximum allowable loan amount for loans (currently $40,000, the maximum principal amount for listings in the Whole Loan Channel), and (3) the borrower complies with the prior-borrower constraints above.

In addition, for borrowers who have previously obtained a Borrower Loan through our marketplace, such borrowers must also (1) have no prior charge-offs on Borrower Loans originated through our marketplace, and (2) have held their first Borrower Loan for at least 9 months and never been delinquent.

Underwriting requirements for Borrower Loans, including eligibility requirements for subsequent loans, are subject to change over time.

After receiving a borrower's loan request, we verify the deposit account into which the Borrower Loan proceeds will be deposited to determine that the borrower is a holder of record of the account. Even if a listing receives bids that equal or exceed the minimum amount required to fund, we will cancel the listing if we are unable to verify the borrower's deposit account. While we attempt to authenticate each marketplace participant's identity, our fraud checks could fail to detect identity theft, fraud and inaccuracies. See "Risk Factors-Risks Related to Borrower Default" for more information.

Investors

Investors are individuals and institutions that have the opportunity to buy Notes or Borrower Loans. Investors must register on our marketplace. An individual investor must be a natural person at least 18 years of age and a U.S. resident, must provide his or her social security number and may be required to provide his or her state driver's license or state identification card number. An institutional investor must provide its taxpayer identification number and entity formation documentation. During the investor registration process, potential investors who are individuals must authorize us to obtain their credit report for identification purposes. Individual and institutional investors also must consent to any applicable tax withholding statement and must agree to the terms and conditions of the website. Investors are not required to give credit information to the same extent as borrowers.

Investors who participate in the Note Channel must enter into an investor registration agreement, which agreement governs all sales of Notes to such investors. The investor registration agreement contains provisions that limit certain legal rights of investors in relation to PFL and PMI. See "Risk Factors -- Risks Inherent in Investing in the Notes" for more information. At the time an investor registers to participate in the Note Channel, the investor must satisfy any minimum financial suitability standards and maximum investment limits established for the Note Channel by the state in which the investor resides.

Only investors that are approved by us are eligible to participate in the Whole Loan Channel. At a minimum, an investor cannot participate in the Whole Loan Channel unless it is an institutional investor and meets the definition of an "accredited investor" set forth in Regulation D under the Securities Act of 1933, as amended. Investors who participate in the Whole Loan Channel must enter into loan purchase and loan servicing agreements.

Prior to bidding on a listing, investors must transfer funds to a funding account maintained on our marketplace. The funds of most investors are held in a single, pooled funding account, which is referred to as the "pooled funding account". We have also established dedicated funding accounts for certain investors that participate in the Whole Loan Channel, each of which is referred to as a "dedicated funding account". The pooled funding account and each dedicated funding account (collectively, the "FBO funding accounts") is a non-interest bearing, demand deposit account, currently maintained by PMI or PFL at Wells Fargo Bank, National Association ("Wells Fargo"). The pooled funding account is held in the name of PFL for the benefit of its investors, and each dedicated funding account is held in the name of PMI or PFL for the benefit of the applicable investor.

We cause all payments made or collected on any Note or Borrower Loan owned by an investor to be deposited into the applicable FBO funding account. An investor that wishes to make a commitment to purchase a Note or Borrower Loan must have funds equal to the sum of such commitment and all the investor's other outstanding purchase commitments in the applicable FBO funding account. For the FBO funding accounts, we maintain sub-account balances on our system to track commitments and purchases made and loan proceeds received at the investor level. These sub-accounts are purely administrative and reflect balances and transactions concerning funds in the FBO funding accounts. Individual investors have no direct relationship with Wells Fargo by virtue of funds or transactions within the FBO funding accounts or by virtue of participating on our marketplace.

Each FBO funding account is FDIC-insured on a "pass through" basis to each investor, subject to applicable limits. This means that each investor's cash balance is protected by FDIC insurance, up to the limits established by the FDIC. Other funds the investor has on deposit with Wells Fargo may count against any applicable FDIC insurance limits. Funds of an investor in an FBO funding account can consist of amounts deposited by the investor but never committed to Note or Borrower Loan purchases; amounts the investor has committed to one or more such purchases, where origination of the corresponding Borrower Loan has not yet occurred; or amounts received as principal and interest payments on Notes or Borrower Loans owned by the investor that the investor has not yet withdrawn. Upon request by an investor, we will transfer funds from the applicable FBO funding account to the investor's designated and verified external bank account, provided such funds are not already committed to Note and/or Borrower Loan purchases. To the extent an investor does not withdraw any such amounts, they will remain in the applicable FBO funding account indefinitely.

Relationship with WebBank

WebBank is a FDIC-insured, Utah-chartered industrial bank that originates all Borrower Loans made through our marketplace, although in the future, either or both of us may enter into agreements with other banks to originate Borrower Loans through our marketplace in addition to, or in lieu of, WebBank. WebBank and Prosper are parties to a Marketing Agreement, under which PMI manages the operations of our marketplace that relate to the submission of Borrower Loan applications by borrowers, the making of related Borrower Loans by WebBank and the funding of such Borrower Loans by WebBank in exchange for a fee equal to the origination fee charged by WebBank. Under the Marketing Agreement, Prosper has agreed to indemnify WebBank with respect to any damages arising from WebBank's participation in the origination of Borrower Loans as contemplated in the Marketing Agreement. WebBank and Prosper are a parties to an Asset Sale Agreement, under which WebBank sells and assigns the promissory notes evidencing the Borrower Loans to PFL. As consideration for WebBank's agreement to sell and assign the promissory notes, PFL pays WebBank the purchase price of the promissory notes, as well as a monthly fee, which is partially tied to the terms and performance of the loans.  PMI receives payments from WebBank as compensation for the activities it undertakes on WebBank's behalf.

Risk Management

Our risk management has evolved from its inception. We have consistently worked to improve the information provided to investors in order to help them make sound investment decisions. A major source of improvement has been to progressively incorporate the historical performance of Borrower Loans originated through our marketplace into our proprietary rating system (the "Prosper Rating") as more Borrower Loan outcome data becomes available over time. We intend to continuously refine the Prosper Rating system by regularly reassessing the system. For more information about how the Prosper Rating and estimated loss rates are calculated and reassessed, see the following sections under this discussion of "Risk Management".

Prosper Rating Assigned to Listings

Each listing is assigned a Prosper Rating. The Prosper Rating is a letter that indicates the expected level of risk associated with the listing. Each letter grade corresponds to an estimated average annualized loss rate range. The rating associated with a listing reflects the loss expectations for that listing as of the time the rating is given. This means that otherwise similar borrowers may have different Prosper Ratings at different points in time as the Prosper Rating is updated to incorporate more recent information. There are currently seven Prosper Ratings, but this, as well as the loss ranges associated with each, may change over time as our marketplace dictates. We intend to regularly update the loss rates calibration to reflect the actual performance of Borrower Loans. The updates will occur at least annually.

The current Prosper Ratings and the estimated average annualized loss rate ranges associated with them are as follows:

Prosper Rating	Est. Avg. Annualized Loss Rate
AA	0.00% - 1.99%
A	2.00% - 3.99%
B	4.00% - 5.99%
C	6.00% - 8.99%
D	9.00% - 11.99%
E	12.00% - 14.99%
HR	>=15.00%

The estimated average annualized loss rate for each listing is based primarily on the historical performance of Borrower Loans with similar characteristics and is primarily determined by two scores: (i) a custom Prosper Score, and (ii) a credit score obtained from a credit reporting agency. The custom Prosper Score is updated periodically to include new information that is predictive of borrower risk as it becomes available or as the evidence supporting a particular datum becomes strong enough to merit its inclusion in the custom Prosper Score.

If a particular piece of information is found to be highly predictive of a borrower's risk prior to a custom Prosper Score re-development, then it may be added to the rating process as an overlay until its impact on borrower risk is sufficiently captured by the combination of the custom Prosper Score and the credit bureau score.

For loan listings begun on or after December 21, 2016, the borrower's Prosper Rating and Prosper Score have been determined based on information obtained from the borrower's TransUnion credit report. For all listings begun prior to December 21, 2016, the Prosper Rating and Prosper Score were determined using information obtained from Experian.

Prosper Score

The Prosper Score predicts the probability of a Borrower Loan going "bad," where "bad" is defined as going more than 60 days past due within twelve months of the application date. To create the Prosper Score, we developed a custom risk model using our historical data as well as a data archive from a consumer credit bureau. We built the model on a population of users that applied for a Borrower Loan so that it would incorporate behavior that is unique to that population. In contrast, a credit score obtained from a credit reporting agency is based on a much broader population, of which borrowers through our marketplace are just a small subset. We use both the Prosper Score and a credit score to assess the level of risk associated with a listing.

To build and validate the custom risk model, we used borrowers from November 2013 through December 2015 and measured their performance for the twelve months following their date of application. We analyzed variables available at the time of listing for potential inclusion in the final model. Potential variables included those from the credit report and also those provided by the borrower. We dropped or kept variables in the final model based on their contribution and stability over time, and went through a number of iterations before finalizing the model in its current form. The final model includes variables such as "Inquiries last six months" and "Debt-to-Income Ratio". The former is an example of a credit report variable and the latter uses both credit report information as well as income information provided by the borrower.

The model consists of a large number of decision trees that are combined to generate a prediction of default. Selection of the variables used is based on their combined accuracy in the prediction of default or "probability of bad." For a given borrower, the model estimates the probability of the borrower becoming bad, which is called the borrower's "probability of bad." The probability of bad for a borrower is then mapped to a Prosper Score, which is displayed as part of that listing. Prosper Scores range from 1 to 11, with 11 being the best, or lowest risk value. The probability of bad ranges and the corresponding Prosper Scores are as follows.

Probability of Bad	Prosper Score
> 13.00%	1
12.00 < x <= 13.00%	2
9.50 < x <= 12.0%	3
8.00 < x <= 9.50%	4
6.90 < x <= 8.00%	5
5.90 < x <= 6.90%	6
5.00 < x <= 5.90%	7
4.20 < x <= 5.00%	8
3.50 < x <= 4.20%	9
2.70 < x <= 3.50%	10
0.00 < x <= 2.70%	11

For example, a probability of bad of 3.29% equates to a Prosper Score of 10 and a probability of bad of 12.00% equates to a Prosper Score of 3. The probability of bad ranges may change over time as additional performance data is acquired and the custom model is updated.

Credit Bureau Score

In addition to the Prosper Score, another major element used to determine the Prosper Rating for a listing is a credit score from a consumer reporting agency. We currently use TransUnion's FICO08 score, although we may use one or more different scores in the future. We used Experian's FICO08 score for all listings begun between September 6, 2013 and December 20, 2016, and Experian's Scorex PLUS score for all listings begun prior to September 6, 2013. The minimum credit score required for a borrower to post a listing is 640.

We obtain a borrower's credit score at the time the listing is created, unless we already have a credit score on file that is not more than thirty days old. This credit score is used to determine the Prosper Rating for the listing, and the range that credit score falls within is also included in the listing. If available, we obtain updated credit scores on a monthly basis for borrowers with outstanding Borrower Loans. We do not disclose the borrower's exact credit score to any marketplace users, except for the borrower himself.

Assigning Estimated Loss Rates

Estimated average annualized loss rates are based on the historical performance of Borrower Loans originated through our marketplace with similar characteristics and are primarily determined by Prosper Scores and credit scores. The starting point for this determination is the base loss rate table, shown below, which was created by dividing the range of Prosper Scores and credit scores into multiple segments and combining them into a single grid. A base loss rate is estimated for each cell in the table, based on the historical performance of Borrower Loans originated through our marketplace that occupied the same cell (i.e., that had the same point of intersection for their Prosper Score and credit score). Cells may be given the same loss rate due to small volume, similar behavior or both. We review loan performance on a monthly basis to see how the loss rate estimates compare to the actual performance of Borrower Loans, and make adjustments as necessary based on such reviews. Please refer to the website for the estimated base loss rate table currently in use. Estimated base loss rates for the cells in the table below correspond to those in effect as of October 17, 2018.

TransUnion FICO08 Credit Score
Prosper Score	639 -659	659 -679	679 -699	699 -719	719 -739	739 -759	759 -779	779 -799	799 -829	829 -850
1	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%	22.25%
2	17.75%	17.75%	17.75%	17.25%	16.75%	14.25%	14.25%	14.25%	14.25%	13.75%
3	16.25%	15.25%	15.25%	12.25%	12.25%	12.25%	12.25%	12.25%	11.25%	10.75%
4	12.25%	12.25%	12.25%	11.75%	11.25%	10.25%	10.25%	10.25%	9.75%	9.75%
5	11.75%	11.75%	10.25%	9.75%	8.99%	8.99%	8.99%	8.74%	8.49%	8.49%
6	10.75%	9.75%	8.99%	8.74%	8.74%	7.99%	7.99%	7.99%	7.74%	7.74%
7	8.99%	8.49%	8.24%	6.74%	6.74%	6.24%	6.24%	5.99%	5.99%	5.99%
8	7.99%	7.74%	6.24%	6.24%	5.99%	5.74%	5.74%	5.74%	5.74%	5.74%
9	6.74%	6.24%	5.99%	5.49%	3.99%	3.99%	3.99%	3.24%	3.24%	3.24%
10	5.24%	5.24%	4.74%	3.99%	3.74%	3.49%	3.49%	3.24%	2.74%	2.24%
11	4.49%	3.49%	3.24%	2.74%	2.24%	1.99%	1.24%	0.99%	0.74%	0.74%

The table above applies to borrowers seeking their first Borrower Loan through our marketplace. For example, we make adjustments for whether the borrower has already been a borrower through our marketplace and for the term of the Borrower Loan. The final loss rate determines the Proper Rating. The value of the adjustments are based on historical data, where available, as well as observed industry performance and behavior. An example of a potential adjustment is shown below:

Here is an example of how the final loss rate and Prosper Rating for a loan listing would be calculated:

•	Borrower credit bureau score = 730 and Prosper score = 8

•	Borrower selects a 60 month loan term

Base Loss Rate:	5.99%
Adjustments:
-Loan Term:	2.25%
Final Loss Rate:	8.24%
Prosper Rating:	C

Calculating Loss Estimates

Loss rates for a particular group of Borrower Loans will be a function of the group's delinquency and loss behavior over time, pre-payment behavior over time, and responsiveness to collections activity. For Borrower Loans originated through our marketplace, the largest driver of the loss rate is the rate at which a group of Borrower Loans becomes delinquent and charges off. A loan becomes "charged off" and is considered a loss when it becomes 121 or more days past due.

Modeling Loss Rates. The loss rate is the balance-weighted average of the monthly loss rates for the group of Borrower Loans over the term of such loans. The gross loss rate is adjusted for principal recovery net of collection expenses to arrive at a net loss rate.

Estimating Losses. We determine the loss component of the loss rate calculation by analyzing losses for Borrower Loans and making adjustments to reflect anticipated deviations from historical performance that may exist due to the current macro-economic or competitive environment. Changes in delinquency and losses have the largest impact on the expected loss rate of a group of Borrower Loans, and so changes in loan delinquency and loss performance are monitored on at least a monthly basis.

Calculating Average Balance. To calculate the average balance for each period, we used the amount of loan principal on Borrower Loans that are still open and have not been charged-off or paid off. As loan payments are made, the principal balance of each Borrower Loan declines over time.

When a Borrower Loan pays faster than its amortization schedule (pre-payment), the portion of the principal that is pre-paid is no longer included in the outstanding balance for subsequent periods. Once a Borrower Loan has been charged-off, the principal associated with such loan is considered a credit loss and is no longer included in the outstanding periodic balance.

Collection Expense and Recovery Adjustments. When an account becomes past due, we may collect on the account directly or refer the account to a third-party collection agency. Our in-house collections department and third-party collection agencies are compensated by keeping a portion of the payments they collect based on a predetermined schedule. Once an account has been charged-off, any subsequent payments received or proceeds from the sale of the Borrower Loan in a debt sale are considered recoveries and reduce the amount of principal lost.

Comparing Estimated Loss Rates to Actual Losses

We review the performance of Borrower Loans on a monthly basis to determine how loss rate estimates compare to actual performance. As part of this monthly review, the processes for calculating and assigning loss rates and Prosper Ratings are reassessed to ensure continued accuracy. The graphs below show the estimated versus actual cumulative dollar loss rates by Prosper Rating for Borrower Loans, collectively, booked from July 13, 2009 through December 31, 2017. Performance is as of June 30, 2018. The loss performance is tracked by vintage, meaning each line represents all Borrower Loans originated in a given period. The graphs only include Borrower Loans that have been outstanding at least 6 months. In addition, data for a point along the x axis is only included if the entire vintage is at least that mature. So, although Borrower Loans originated in July 2017 have 11 months of performance, only 9 months of performance are reflected in the graphs below because the September 2017 Borrower Loans, which are also a part of the 2017 Q3 vintage, have only completed 9 months of performance.

Vintages generally contain enough loan volume for their performance curves to be meaningful. For presentation purposes, some of the older vintages have been grouped into annual and half-year vintages.

Below are two graphs that show the actual 3-year (36M) and 5-year (60M) term cumulative gross charge-offs as a percentage of originations in the respective term, across all Prosper Ratings by vintage for Borrower Loans, collectively, originated from July 13, 2009 to June 30, 2018. The addition of "H1" means that the information reported reflects the first six months of the year presented, while "H2" reflects the second 6 months of the year presented. Similarly, "Q1" or "Q2" means that the information reported reflects the first or second quarter of the year presented.

Overall, the majority of vintages continue to track below the cumulative loss rates experienced for the 2009-2012 vintages.  The lowest risk vintages originated to date were originated in 2013-2014.  Vintages originated from 2015 onward have exhibited greater volatility relative to 2013 and 2014.  The higher absolute level of risk for the 2017Q1 and 2017Q2 vintages is primarily the result of a riskier mix of assets and is not a result of performance deterioration when compared to the 2015 and 2016 vintages.  Mix adjusted performance for 2015-2017 vintages remains relatively stable with 2016H1 vintages currently exhibiting the highest risk on a rating adjusted basis.

The graphs below show the estimated and actual 3-year (36M) and 5-year (60M) term cumulative gross charge-offs for Borrower Loans, collectively, as a percentage of originations for respective term and for each Prosper Rating presented by vintage from July 13, 2009 to June 30, 2018.

Note: Estimated lines represent the high end of the estimated loss rate range for each Prosper Rating, except for HR, where the high end of the range is 100% and the estimated curve was set at 19.75% cumulative principal loss.

Because Prosper tracks gross losses, it is important to note that the curves above do not reflect the meaningful improvements made in 2015 and 2016 to Prosper’s recovery rates on charged off Borrower Loans.  In 2015, Prosper adopted a new program for obtaining recoveries on charged off Borrower Loans.  Prior to implementation of this program, Prosper’s recovery rates on charged off Borrower Loans ranged from 2-3%.  To date, recovery rates on charged off Borrower Loans under the new program have ranged from 7-10%.  Although Prosper expects to devote substantial efforts to maximizing recoveries on charged off Borrower Loans for its investors going forward, there can be no guarantee that the recovery rates under the new program will continue to range from 7-10% in the future.

Please note that the historical performance of Borrower Loans may not be indicative of the future performance of Borrower Loans.

Maximum Loan Amount

The maximum loan amount for a listing is determined by the borrower's Prosper Rating. The table below shows the maximum loan amount for each Prosper Rating as of October 17, 2018:

Prosper Rating	Maximum Loan Amount
AA	$40,000
A	40,000
B	40,000
C	35,000
D	25,000
E	15,000
HR	7,500

Borrower Identity and Financial Information Verification

PFL reserves the right in its user agreements to verify the accuracy of all statements and information provided by borrowers and investors in connection with listings, commitments and Borrower Loans. We may conduct our review at any time before, during or after the posting of a listing, or before or after the funding of a Borrower Loan. If we are unable to verify material information with respect to a borrower or listing, we will cancel or refuse to post the listing or cancel any or all commitments against the listing. We may also delay funding of a Borrower Loan in order to verify the accuracy of information provided by a borrower in connection with the listing, or to determine whether there are any irregularities with respect to the listing. If we identify material misstatements or inaccuracies in the listing or in other information provided by the borrower, we will cancel the listing or related loan. Our participation in funding Borrower Loans through our marketplace from time to time has had, and will continue to have, no effect on the income and employment verification process, the selection of loan requests verified or the frequency of income and employment verification.

We verify the identity of borrowers by comparing supplied names, social security numbers, addresses and telephone numbers against the names, social security numbers, addresses and telephone numbers in the records of a consumer reporting agency, as well as other anti-fraud and identity verification databases.  In addition, we ask certain borrowers to submit a copy of their current driver's license, passport or other government-issued, photo identification card, which are then authenticated using third-party reference materials. Finally, we verify the accuracy of each borrower's bank account information. To the extent any of these processes identify inconsistencies between the information submitted by the borrower and the information contained in another data source, the borrower must submit documentation to resolve the discrepancy to our satisfaction. For example, the borrower might be required to submit a recent utility bill to reconcile a discrepancy between the current address listed in his or her application and the one listed in his or her credit report. If we are unable to verify the identity of a borrower in the manner described above, we will cancel the borrower's listing or pending loan.

In addition to the identity verification processes just described, we verify income and employment information for a subset of borrowers based on a proprietary algorithm. The intention of this algorithm is to identify instances where the borrower's self-reported income is highly determinative of the borrower's Prosper Rating. The algorithm gives greatest weight to the following factors:

•	Prosper Rating;

•	loan amount;

•	stated income; and

•	debt-to-income ratio.

To verify a borrower's income, we will request documents such as recent paystubs, tax returns or bank statements.  To verify a borrower's employment, we may contact the borrower's employer or use other databases.

Between July 14, 2009 and June 30, 2018 (based on start time of the applicable bidding period), we verified employment and/or income on approximately 65% of the Borrower Loans originated through our marketplace on a unit basis (638,443 out of 976,358) and approximately 76% of such loans on a dollar basis ($9.6 billion out of $12.6 billion). Breaking these numbers down by Prosper Rating:

•
for Borrower Loans with a Prosper Rating of AA, A or B, we verified income and/or employment information on approximately 68% of such loans on a unit basis (325,075 out of 478,586) and approximately 77% of such loans on a dollar basis ($5.2 billion out of $6.8 billion);

•
for Borrower Loans with a Prosper Rating of C or D, we verified income and/or employment information on approximately 67% of such loans on a unit basis (253,730 out of 378,366) and approximately 76% of such loans on a dollar basis ($3.8 billion out of $5.0 billion); and

•
for Borrower Loans with a Prosper Rating of E or HR, we verified income and/or employment information on approximately 50% of such loans on a unit basis (59,638 of 119,406) and approximately 60% of such loans on a dollar basis ($0.5 billion out of $0.8 billion).

Between July 14, 2009 and June 30, 2018, we canceled 11% of the loan listings for which we verified employment and/or income information because the listings contained inaccurate or insufficient employment or income information. Please note that historical data regarding Borrower Loans may not be indicative of the characteristics of future Borrower Loans. See "Risk Factors-Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes" for more information.

If a borrower fails to provide satisfactory information in response to an income or employment verification inquiry, we will (a) request additional information from the borrower, (b) cancel the borrower's listing or (c) refuse to proceed with the funding of the loan. Where we choose to verify a borrower's income or employment information, the verification is normally done after the borrower's listing has already been posted. This allows us to focus our verification efforts on the listings most likely to fund.

When we identify inaccurate employment or income information in an application or listing that has resulted in the borrower obtaining a different Prosper Rating or interest rate for his or her listing than she would have obtained if he or she had provided the correct information, we cancel the listing. If we identify inaccurate information in a listing that does not trigger cancellation of the listing, we do not update the listing to include the corrected information. Cancellation automatically triggers a notice to the borrower and any investors who made commitments to the listing that the listing has been cancelled, and we send an adverse action notice to the borrower indicating the reasons for cancellation. We make the funds committed by the investors on the cancelled listing immediately available to them for bidding on other listings.

We generally do not verify information included by borrowers in their listings other than identity, income and employment information. We derive the borrower's debt-to-income ratio ("DTI") from a combination of the borrower's self-reported income and information from the borrower's credit report. The credit data that appears in listings is taken directly from the borrower's credit report. Although borrowers may provide proof of homeownership to establish homeownership status, in most instances, homeownership status is derived from the credit report as well. For example, if the credit report reflects an active mortgage loan, the borrower is presumed to be a homeowner. Investors should not rely on unverified information provided by borrowers. See "Item I.A. Risk Factors-Risks Related to Borrower Default-The maximum debt-to-income ratio for all borrowers is 50%" for more information.

Under the Administration Agreement, Prosper is required to perform borrower identity and financial information verification services on behalf of PFL in the manner and to the extent contemplated in this section. We are continuously looking for ways to improve our verification procedures in a cost-effective manner in order to increase the repayment performance of Borrower Loans. See "Risk Factors-Risks Related to Borrower Default-Information supplied by borrowers may be inaccurate or intentionally false. Information regarding income and employment is not verified in many cases" for more information.

Note Repurchase and Indemnification Obligations

Under the terms of each Note, if a "Repurchase Event" occurs with respect to that Note, PFL will, at its sole option, either repurchase the Note from the holder or indemnify the holder of the Note for any losses resulting from nonpayment of the Note or from any claim, demand or defense arising as a result of such Repurchase Event. A "Repurchase Event" with respect to a Note means (i) a Prosper Rating different from the Prosper Rating actually calculated by us was included in the listing for the corresponding Borrower Loan, as a result of which the interest of the holder in the Note is materially and adversely affected, (ii) a Prosper Rating different from the Prosper Rating that should have appeared was included in the listing for the corresponding Borrower Loan because either we inaccurately input data into the formula for determining the Prosper Rating or inaccurately applied the formula for determining the Prosper Rating and, as a result, the interest of the holder in the Note is materially and adversely affected, or (iii) the corresponding Borrower Loan was obtained as a result of verifiable identify theft on the part of the purported borrower and a material payment default under the corresponding Borrower Loan has occurred.

Under PFL's standard form of loan purchase agreement for participants in the Whole Loan Channel, PFL will repurchase a Borrower Loan from the purchaser if the Borrower Loan is legally unenforceable because it did not comply with applicable laws in effect at the time the Borrower Loan was originated, or if the Borrower Loan was obtained as a result of verifiable identify theft on the part of the purported borrower.

The determination of whether verifiable identify theft has occurred is in our sole discretion, and we have the exclusive right to investigate such claims. We may, in our reasonable discretion, require proof of the identify theft, such as a copy of a police report filed by the person whose identity was wrongfully used to obtain the Borrower Loan, an identity theft affidavit, a bank verification letter or all of the above. Because we are the sole entities with the ability to investigate and determine verifiable identity theft, which in turn triggers PFL's repurchase or indemnification obligations, a conflict of interest exists. We believe the risk created by this conflict of interest is mitigated by three factors that incent us to vigorously investigate claims of identity theft. First, without the protection offered by PFL's repurchase and indemnification obligations, fewer potential investors will have the confidence to participate in our marketplace, limiting the growth and long term profitability of PFL. Second, the Loan Program Agreement between Prosper and WebBank includes a requirement-and accompanying audit function-to ensure that claims of identity theft are thoroughly investigated and accurately reported. Third, California statutes provide strong remedies to victims of identity theft whose claims are not adequately investigated or were frivolously dismissed. See "Risk Factors-Risks Related to Borrower Default-The fact that we have the exclusive right and ability to investigate claims of identity theft in the origination of Borrower Loans creates a significant conflict of interest between us and our investors."

PFL is under no obligation to repurchase a series of Notes or indemnify any holder of Notes if a correctly determined Prosper Rating fails to accurately predict the actual losses on a Borrower Loan. In addition, the remedy described above for identity theft with respect to Notes and Borrower Loans only provides protection against identity theft; in no way is it a guarantee of a borrower's self-reported information (beyond identity) or a borrower's creditworthiness. See "Item 1A. Risk Factors-Risks Inherent in Investing in the Notes-PFL is not obligated to indemnify a Note holder or repurchase any Notes except in limited circumstances." PFL expects the incidence of identity fraud in our marketplace to be low because of the identity verification process. From 2006 through June 30, 2018, we experienced identity fraud cases affecting 136 Borrower Loans. In the cases of identity theft we have experienced, we received a police report and identity theft affidavit from the victim evidencing that identity theft had occurred. Please note that historical data regarding Borrower Loans may not be indicative of the future characteristics of Borrower Loans. See "Risk Factors-Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes" for more information.

Under PFL's investor registration agreements with investors who participate in the Note Channel, PFL represents and warrants that (i) if an investor uses an automated bidding tool or order execution service offered by PFL, such as Auto Invest, Quick Invest, Auto Quick Invest or Premier, to identify Notes for purchase, each Note purchased will conform to the investment criteria provided by the investor through such tool or service, and (ii) each Note that an investor purchases from PFL will be in the principal amount of the bid such investor placed and will correspond to the Borrower Loan on which such investor bid. If PFL breaches either of these representations and warranties and, as a result, the Note sold to an investor is materially different from the Note that would have been sold had the breach not occurred or if the investor would not have purchased the Note at all absent such breach, PFL will, at its sole option, either indemnify the investor from any losses resulting from such breach, repurchase the Note or cure the breach, if the breach is susceptible to cure. If PFL breaches any of its other representations and warranties in the investor registration agreement and such breach materially and adversely affects an investor's interest in a Note, PFL will, at its sole option, either indemnify the investor, repurchase the affected Note from such investor or cure the breach. The determination of whether a breach is susceptible to cure is in PFL's sole discretion.

Calculation of Repurchase Price and Indemnification Payments

If PFL elects to repurchase a Note or Borrower Loan in connection with a repurchase event or breach described above, the repurchase price will be equal to the principal amount outstanding on the Note or Borrower Loan as of the date of repurchase and will not include accrued and unpaid interest. If PFL elects to provide indemnification in connection with a repurchase event or the breach of a representation or warranty under the investor registration agreement for Note Channel participants, PFL will not be required to take any action with respect to any losses suffered until the affected Note is at least one hundred twenty (120) days past due. For purposes of indemnification, PFL will calculate the losses resulting from nonpayment of a Note based on the principal amount outstanding on the Note. If PFL makes an indemnification payment, PFL will be entitled to retain any subsequent recoveries that it receives on the affected Note.

Effect on PMI Management Rights

If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Rights for zero consideration.

Historical Performance of Borrower Loans

The performance of Borrower Loans is a function of the credit quality of borrowers and the risk and return preferences of investors. Investors can choose to pursue a variety of bidding strategies, including strategies that may or may not maximize the return on their investment. When making commitment decisions, investors consider borrowers' Prosper Ratings, credit scores, debt-to-income ratios and other credit data and information displayed with listings. See "Risk Factors-Risks Related to Borrower Default."

The graph below displays the overall level of delinquency for Borrower Loans, collectively, on a calendar basis from August 2009 through March 2018. The horizontal axis shows the month during the period covered, while the vertical axis shows the percentage of the outstanding balance on Borrower Loans that was delinquent at the end of that period. The delinquencies are grouped into two categories-Borrower Loans that have been delinquent for 30 days or less and Borrower Loans that have been delinquent for 31 to 120 days. Loss estimates for the portfolio on a vintage basis may be found in the section "Comparing Estimated Loss Rates to Actual Losses".
Note: Beginning in November of 2015 Prosper implemented changes to its site that increased the proportion of newly booked loan customers opting to make manual rather than auto ACH payments. The result of these changes is that more customers temporarily end up 1-15 days past due.  This change also means that the meaning of DPD 1-30 in the chart below is not perfectly comparable between the periods pre and post November 2015.

The following table presents aggregated information as of June 30, 2018, grouped by Prosper Rating, for all 36 month Borrower Loans, collectively, originated through our marketplace from July 13, 2009 through June 30, 2018. The table provides information regarding the total amount originated through our marketplace, the amount of such Borrower Loans that are current, and the number of such 36 month Borrower Loans that are 1-30 days past due. With respect to delinquent 36 month Borrower Loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of June 30, 2018.

36 Month Borrower Loan Originations
July 13, 2009 - June 30, 2018
(as of June 30, 2018)
(in thousands, except for number amounts)

	Total Loan Originations		Current Borrower Loans			1-30 Days Past Due
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Outstanding Principal
AA	84,779	$1,103,362	38,183	$509,243	$316,247	162	$2,186	$944
A	143,368	1,921,063	53,734	731,820	397,610	557	7,916	2,786
B	145,106	1,873,155	63,939	824,715	516,114	971	14,568	6,569
C	141,976	1,714,287	66,396	812,725	552,809	1,455	20,437	11,763
D	79,634	834,749	32,083	354,004	256,396	1,022	13,320	8,764
E	61,315	444,961	22,087	177,262	126,684	930	8,449	5,726
HR	35,440	177,814	12,606	70,543	50,153	562	3,359	2,315
	691,618	$8,069,391	289,028	$3,480,312	$2,216,013	5,659	$70,235	$38,867
Avg loan size:		$11.7
Percent of total			41.8%	43.1%		0.8%	0.9%

As the table reflects, 41.8% of the 36 month Borrower Loans made through our marketplace between July 13, 2009 and June 30, 2018 and 43.1% of the amount borrowed through our marketplace during that period are current, while 0.8% of the 36 month Borrower Loans and the amount borrowed during that period are 1-30 days past due.

	Paid In Full		31+ Days Past Due			Defaulted (1)
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Net Charged Off Principal
AA	43,297	$551,471	296	$3,930	$1,594	2,841	$36,531	$18,552
A	77,268	1,024,717	1,010	14,029	5,550	10,799	142,581	75,058
B	64,197	815,742	1,618	22,837	11,351	14,381	195,292	112,276
C	54,191	621,773	2,444	33,678	19,788	17,490	225,674	140,342
D	31,891	305,194	1,707	21,968	15,354	12,931	140,264	93,126
E	24,311	156,352	1,487	13,790	9,860	12,500	89,108	61,175
HR	13,309	59,588	959	5,641	4,163	8,004	38,684	27,626
	308,464	$3,534,837	9,521	$115,873	$67,660	78,946	$868,134	$528,155
Percent of total	44.6%	43.8%	1.4%	1.4%		11.4%	10.8%

(1)	Includes all Borrower Loans more than 120 days past due

The data in the preceding tables regarding Borrower Loans may not be representative of the loss experience that will develop for future Borrower Loans. In addition, the data in the preceding tables may not be representative of the impact of prepayments experienced on Borrower Loans over time.

The following table presents aggregated information as of June 30, 2018, grouped by Prosper Rating, for all 60 month Borrower Loans, collectively, originated through our marketplace from July 13, 2009 through June 30, 2018. The table provides information regarding the total amount originated through our marketplace, the amount of such Borrower Loans that are current, and the number of such 60 month Borrower Loans that are 1-30 days past due. With respect to delinquent 60 month Borrower Loans, the table shows the entire amount of the principal remaining due (not just that particular payment) as of June 30, 2018.

60 Month Borrower Loan Originations
July 13, 2009 - June 30, 2018
(as of June 30, 2018)
(in thousands, except for number amounts)

	Total Loan Originations		Current Borrower Loans			1-30 Days Past Due
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Outstanding Principal
AA	3,491	$74,368	2,268	$51,948	$42,019	9	$209	$148
A	30,350	534,509	18,538	342,170	256,346	135	2,458	1,483
B	69,572	1,245,868	38,701	703,373	490,490	509	9,243	5,512
C	102,092	1,693,774	51,753	869,640	630,987	1,180	20,754	13,686
D	53,230	786,745	24,526	366,358	283,588	853	13,527	9,951
E	22,147	205,489	10,458	102,032	85,259	429	4,391	3,649
	280,882	$4,540,753	146,244	$2,435,521	$1,788,689	3,115	$50,582	$34,429
Avg loan size:		$16.2
Percent of total			52.1%	53.6%		1.1%	1.1%

As the table reflects, 52.1% of the 60 month Borrower Loans made through our marketplace between July 13, 2009 and June 30, 2018 and 53.6% of the amount borrowed through our marketplace during that period are current, while 1.1% of the 60 month Borrower Loans and the amount borrowed during that period are 1-30 days past due.

	Paid In Full		31+ Days Past Due			Defaulted (1)
Prosper Rating	No.	Origination Amount	No.	Origination Amount	Outstanding Principal	No.	Origination Amount	Net Charged Off Principal
AA	1,089	$19,935	7	$176	$119	118	$2,100	$1,313
A	9,461	154,046	183	3,073	1,914	2,033	32,761	21,390
B	21,965	386,892	824	14,757	8,958	7,573	131,603	89,735
C	30,960	504,331	1,765	29,725	20,501	16,434	269,323	193,445
D	15,789	226,007	1,326	21,027	16,263	10,736	159,826	120,879
E	6,094	52,180	655	6,651	5,585	4,511	40,235	31,632
	85,358	$1,343,391	4,760	$75,409	$53,340	41,405	$635,848	$458,394
Percent of total	30.4%	29.6%	1.7%	1.7%		14.7%	14.0%

(1)	Includes all Borrower Loans more than 120 days past due

The data in the preceding tables regarding Borrower Loans may not be representative of the loss experience that will develop for future Borrower Loans. In addition, the data in the preceding tables may not be representative of the impact of prepayments experienced on Borrower Loans over time.

The following table presents aggregate information, as of June 30, 2018, regarding the results of Prosper's recovery efforts for 36 month Borrower Loans, collectively, originated after July 13, 2009 that were charged off, grouped by Prosper Rating (in thousands except for number amounts). The recovery amounts include the proceeds from sales of charged off debt.

Prosper Rating	Number of Loans Charged-Off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off*
AA	2,841	$20,521	$1,969	$18,552
A	10,799	83,313	8,255	75,058
B	14,381	125,220	12,944	112,276
C	17,490	156,712	16,371	140,342
D	12,931	104,350	11,225	93,126
E	12,500	68,572	7,397	61,175
HR	8,004	30,965	3,339	27,626
	78,946	$589,653	$61,500	$528,155

* This amount excludes collection agency payments that were subsequently returned due to insufficient funds.

The following table presents aggregate information, as of June 30, 2018, regarding the results of Prosper's recovery efforts for 60 month Borrower Loans, collectively, originated after July 13, 2009 that were charged off, grouped by Prosper Rating (in thousands except for number amounts). The recovery amounts include the proceeds from sales of charged off debt.

Prosper Rating	Number of Loans Charged-Off	Gross Aggregate Principal Balance of Loans Charged-Off	Gross Amount Recovered on Loans Charged-Off	Net Aggregate Charge-Off*
AA	118	$1,472	$159	$1,313
A	2,033	23,605	2,216	21,390
B	7,573	99,430	9,696	89,735
C	16,434	214,950	21,505	193,445
D	10,736	134,824	13,946	120,879
E	4,511	35,331	3,698	31,632
	41,405	$509,612	$51,220	$458,394

* This amount excludes collection agency payments that were subsequently returned due to insufficient funds.

We may alter the terms or make principal reductions on some Borrower Loans, which may include cases where a reduction in the initial interest rate is required by law. The Servicemembers' Civil Relief Act requires interest rates to be reduced to 6% while a borrower in the armed forces is on active duty. In order to comply with the Servicemembers' Civil Relief Act, Prosper may refund, or reverse and reapply, interest payments received from the borrower while he or she is on active duty.

Loan Originations

The following table presents aggregated information about Borrower Loans, collectively, originated over the period from July 13, 2009 to June 30, 2018, grouped by Prosper Rating (in thousands except for number amounts). As reflected by the table, we have issued 974,114 Borrower Loans, for aggregate proceeds of $12.6 billion, with an average loan size of $12,953. The weighted average investor yield for such Borrower Loans is 13.74%, the weighted-average borrower rate is 14.74% and the weighted-average borrower annual percentage rate for such Borrower Loans is 17.67%.

Prosper Rating	Number	Amount	Average Loan Size	Weighted Average Investor Yield	Weighted Average Borrower Rate	Weighted Average Borrower APR
AA	$88,451	$1,178,680	13.3	5.83%	6.83%	8.28%
A	173,987	2,456,943	14.1	8.46%	9.46%	12.31%
B	214,995	3,120,571	14.5	11.33%	12.33%	15.40%
C	244,332	3,409,444	14.0	15.48%	16.48%	19.53%
D	133,159	1,622,738	12.2	21.38%	22.38%	25.59%
E	83,750	651,530	7.8	26.86%	27.86%	31.42%
HR	35,440	177,814	5.0	30.33%	31.33%	35.35%
Total	974,114	$12,617,720	$13.0	13.74%	14.74%	17.67%

On September 6, 2013, Prosper ceased using Experian's ScorexPlus credit score and began using Experian's FICO08 credit score. On December 21, 2016, Prosper ceased using Experian’s FICO08 credit score and began using TransUnion’s FICO08 credit score. All listings begun on or after December 21, 2016 use TransUnion's FICO08 credit score.

The following table presents aggregated information about borrowers for Borrower Loans originated over the period from September 6, 2013 to June 30, 2018, grouped by Prosper Rating. The information for each borrower was obtained from a credit reporting agency at the time the borrower's application was submitted. We have not independently verified this information. As reflected by the table, the average FICO08 score for borrowers on our marketplace was 702, the average number of current delinquencies for such borrowers was 0.25, the average number of open credit lines was 10.8 and the average number of total credit lines was 24.6.

Prosper Rating	Average FICO 08 Score	Average Number of Current Delinquencies	Average Number of Open Credit Lines	Average Number of Total Credit Lines
AA	752	0.07	11.3	26.2
A	720	0.15	10.8	25.1
B	706	0.20	10.8	24.7
C	693	0.27	10.8	24.3
D	682	0.34	10.9	24.2
E	671	0.42	10.6	23.5
HR	663	0.52	10.6	22.9
Total	702	0.25	10.8	24.6

Please note that historical data regarding Borrower Loans may not be indicative of the characteristics of future Borrower Loans. See "Risk Factors- Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes" for more information.

Posted Borrower Loan Listings

Once a loan listing is completed by borrower, the listing is posted on the website and then becomes available for bidding by investors. A loan listing is a request by the borrower for a Borrower Loan in a specified amount.

Listings funded through the Note Channel may be partially funded. Partial funding means the borrower's loan does not have to receive bids for 100% of the amount requested to fund, but can be funded if it receives bids for 70% or more of the amount requested. Each listing posted in the Note Channel indicates the minimum amount required for the listing to fund. We may change the percentage threshold for partial funding, which is currently set at 70%, from time to time. Any such change will be disclosed on the website, and will only affect listings created after such change is implemented. Bids placed on listings posted in the Whole Loan Channel must be for 100% of the amount requested, so partial funding cannot occur for Borrower Loans funded through the Whole Loan Channel.

Borrower Loans are unsecured obligations of individual borrowers with an interest rate determined by us and with a specified loan term, currently set at three or five years, but which we may in the future extend to between three months to seven years. Borrowers may currently request loans within specified minimum and maximum principal amounts (currently, between $2,000 and $40,000), which are subject to change from time to time. Borrower Loans may be repaid at any time by borrowers without prepayment penalty. A Borrower Loan will be made to a borrower only if the borrower's listing has received bids equal to or exceeding the minimum amount required for the listing to fund.

In addition to the borrower's requested loan amount, listings include:

•	the borrower interest rate and monthly payment amount on the requested loan;

•	the investor yield percentage (borrower interest rate on the loan, net of the servicing fee);

•	the Prosper Rating;

•	the Prosper Score and credit score range;

•	the minimum amount required for the loan to fund (for listings posted in the Note Channel);

•	the number of accounts on which the borrower is currently late on a payment, including unpaid derogatory accounts;

•	the total past-due amount the borrower owes on all delinquent and derogatory accounts;

•	the number of 90+ days past due delinquencies on the borrower's credit report;

•	the number of public records (e.g., bankruptcies, liens, and judgments) on the borrower's credit report over the last 12 months, and over the last 10 years;

•	the number of inquiries made by creditors to the borrower's credit report in the last six months;

•	the month and year the borrower's oldest recorded credit line (e.g., revolving, installment, or mortgage credit) was opened;

•	the total number of credit lines appearing on the borrower's credit report, along with the number that are open and current;

•	the total balance on all of the borrower's open revolving credit lines;

•	the borrower's bankcard utilization ratio, expressed as a percentage, reflecting the ratio of the total balance used, to the aggregate credit limit on, all of the borrower's open bankcards;

•	whether the borrower has a mortgage;

•	DTI percentage (updated to include requested Prosper loan amount); and

•	the borrower's self-reported income range, occupation, employment status, and intended use of funds.

For loan listings begun on or after December 21, 2016, the borrower's Prosper Rating and Prosper Score have been determined based on information obtained from his or her TransUnion credit report. For all listings begun prior to December 21, 2016, the Prosper Rating and Prosper Score were determined using information obtained from Experian.

Part of a borrower's credit profile displayed in listings is a DTI ratio. DTI is one measure of the borrower's ability to take on additional debt. This number takes into consideration how much debt the borrower has and will have, including the requested loan amount. DTI is expressed as a percentage and is calculated by dividing the borrower's monthly debt payments, including the debt resulting from the Borrower Loan being requested, by the borrower's monthly income. Such debt amounts are taken from the borrower's credit report without verification. In addition, the borrower's income is self-reported and may not be verified by us.

For Borrower Loans originated through our marketplace by WebBank between July 13, 2009 and June 30, 2018, borrowers identified their intended use of loan proceeds by unit distribution as follows:

•	debt consolidation (approximately 75%);

•	business use, such as financing their home-based or small businesses (approximately 1.6%);

•	home improvement (approximately 8.8%);

•	financing of medical/dental procedures (approximately 2.9%); and

•	other (approximately 11.7%).

Please note that historical data regarding Borrower Loans may not be indicative of the future characteristics of Borrower Loans. See "Risk Factors- Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes" for more information.

How to Bid to Purchase Notes

Investors may browse online through available listings displayed in our marketplace by desired loan amount, yield percentage, Prosper Rating, estimated loss rate, debt-to-income ratio, or other borrower characteristics. Only investors that have been approved to participate in the Whole Loan Channel are able to view or bid on listings posted in the Whole Loan Channel. A bid on a listing posted in the Note Channel is an investor's binding commitment to purchase a Note in the principal amount of the investor's bid, should the listing receive bids equaling or exceeding the amount required for the listing to fund. Investors bid the amount they are willing to commit to purchase a Note dependent for payment on payments PFL receives on the Borrower Loan described in the listing. A bid on a listing posted in the Whole Loan Channel is an investor's commitment to purchase the entire Borrower Loan.

The maximum bidding period for a listing, whether posted to the Note Channel, the Whole Loan Channel or both, is 14 days after posting (the "maximum listing period"). The bidding period for a listing will end before 14 days if (i) for listings posted to the Note Channel, the listing receives bids totaling the loan amount requested, or (ii) for listings posted to the Whole Loan Channel, the listing receives a bid. If a listing posted in the Whole Loan Channel does not receive a bid before the bidding period for that channel has ended (which period is determined by us in our sole discretion), then the listing may be posted in the Note Channel for the remainder of the maximum listing period. Such a listing is identified to investors as having first been posted in the Whole Loan Channel. If a listing in the Note Channel does not receive bids equal to or exceeding the minimum amount required for the loan to fund by the end of the maximum bidding period, the listing will terminate and will not be funded. Applicants whose listings expire due to an insufficient amount of bids may post a new listing to our marketplace, although PFL has the right under the borrower registration agreement to limit the number of listings a borrower may post to our marketplace.

In order to bid on a listing, an investor must have funds on deposit in the applicable FBO funding account in at least the amount of the bid. Once bids are placed, they are irrevocable. Investors may not cancel their bids or withdraw the amount of their bids from the applicable FBO funding accounts unless the bidding period expires without the listing having received bids in the required minimum amount, or unless the listing is withdrawn or canceled. See "About the Marketplace-Marketplace Participants, Registration Requirements and Minimum Credit Criteria-Investors" for more information.

Currently, the minimum amount an investor may bid on listings posted in the Note Channel is $25. Depending on the amount of the winning bids at the end of the bidding period, there may be a winning bidder on a listing in the Note Channel with a winning bid of less than $25, but there cannot be more than one partial winning bid on a listing.

All bids may be up to 100% of the requested loan amount. The maximum aggregate amount an individual investor may bid in our marketplace is currently $25 million. There is no maximum aggregate bid amount for institutional users. We may change the minimum bid amount or the maximum aggregate bid amounts from time to time. An investor can bid on as many listings as the investor desires, subject, in the case of individual investors, to the aggregate bidding limit. An investor can diversify her risk of default if she elects to do so. It is solely up to investors to select their bidding method and the credit characteristics that are acceptable to the investor and to determine a diversification strategy.

A listing that gets funded through the Note Channel typically receives bids from many different investors. For example, from July 13, 2009 through June 30, 2018, the average aggregate size of Borrower Loans funded through the Note Channel was approximately $13.0 thousand and the average purchase price paid for corresponding Notes was approximately $592. Please note that historical data regarding Borrower Loans may not be indicative of the future characteristics of Borrower Loans. See "Risk Factors- Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes" for more information.

Recurring Investment

Recurring Investment (formerly known as Auto Quick Invest) is an automated loan search tool that allows investors to easily invest in Notes that meet their specific investment criteria by automatically bidding any available funds in their account on Notes that match their selected parameters, in accordance with their instructions. An investor using Recurring Investment is asked to indicate his or her investment criteria by applying one or more of several dozen additional search criteria, such as loan amount, debt-to-income ratio, credit score and Prosper Rating. The investor is then asked to specify the amount he or she wishes to invest per note, and can also set aside a specific amount of his or her funds as a cash reserve that will not be invested by the Recurring Investment tool.

After the investor has entered and saved the parameters of his or her search, Recurring Investment automatically (i) runs searches on his or her designated criteria as new listings are posted on the marketplace, and (ii) places bids on any Notes identified by each such search.

If the pool of listings that meet the investor's criteria exceeds the total amount of available funds in his or her account, Recurring Investment selects listings from the pool based on what percentage of the loan amount requested under the corresponding listing has already received funding commitments, with those listings having the highest percentage of their requested loan amounts funded selected first. If there are two or more Notes whose corresponding listings have received the same percentage of requested funds, Recurring Investment selects listings from that subset of the pool based on the principle of first in, first out, i.e., the listings whose corresponding listings were posted on our marketplace earliest will be selected first.

As with an investor making manual bids, an investor using the Recurring Investment tool is not permitted to place a bid unless the investor's funds in the applicable funding account are sufficient to cover the bid, and funds will only be debited from his or her account if and when his or her bid is successful.

In the event of any errors in Recurring Investment that cause an investor to purchase a Note that such investor would not otherwise have purchased or that differs materially from the Note such investor would have purchased had there been no error, PFL will either repurchase the Note, indemnify the investor against losses suffered on that Note or cure the breach. Recurring Investment cannot be used to bid on listings posted in the Whole Loan Channel.

Set Up Recurring Investment
Automatically invest in listings using this filter set
"MyFavoriteSearch"
To select a different filter set, return to the Browse Listings page.
Set an amount to invest per note
Amount ($25-$35,000) Per Listing
$ 25
Set a cash reserve
Total amount to keep un-invested in your account
$ 0
Define an amount to remain in your account that will not be invested automatically.
Place Your Order
If you have Auto Invest turned on to automatically invest in notes, placing a recurring investment order will pause Auto Invest.
Define a set of filters to search for loans that meet your investment criteria
Determine the amount to invest per Note
Set aside a cash reserve
Place your order and the tool will automatically search for and invest in loans that match your criteria

Auto Invest

Our automated loan search and investment tool, Auto Invest, makes it easier for investors to build their desired portfolio of Notes by automatically investing any available funds in an investor’s account in Notes that match the investor’s specified investment criteria and allocation targets. An investor using Auto Invest is asked to select (i) a loan allocation target, or target mix of loans based on Prosper Ratings, and (ii) the amount he or she wishes to invest per Note. The investor has the option of selecting a target from Prosper’s series of preset loan allocations based on the recent historical loan inventory on the marketplace, any of which may be customized by changing the individual allocation targets for each Prosper Rating, or he or she can create a custom loan allocation target across Prosper Ratings based on his or her specific risk tolerance. If he or she wishes, the investor can further customize his or her investment criteria by applying additional filters, such as loan term and employment status. The investor can also set aside a percentage of his or her portfolio as a cash reserve that will not be invested by Auto Invest. Investors may update their allocation targets, cash reserve and other investment criteria, and pause and restart Auto Invest, at any time.

The frequency with which Auto Invest will place orders on the investor’s behalf is based on the cash balance of his or her account, the availability of listings matching his or her investment criteria, and the demand from other investors. The investor’s account and investment criteria will be reviewed by Auto Invest automatically each time new listings are posted on the marketplace and Auto Invest will place bids based on a randomized ordering of accounts. Auto Invest does not prioritize accounts based on overall account size or investment criteria. Once the investor turns on Auto Invest, the tool may immediately begin placing orders for Notes in accordance with the investor’s current and target allocations and other criteria. The mix of Notes in any particular order may not match the investor’s individual loan allocation targets, but over time Auto Invest will place orders so that the aggregate holdings in the investor’s portfolio will approximate, to the extent possible the allocation specified in his or her investment criteria.

If Auto Invest identifies two or more Notes that meet the investor’s specified criteria and such pool of Notes exceeds the amount of available cash in the investor’s account, Auto Invest selects Notes from the pool based on the Prosper Ratings of the listings corresponding to the Notes. For each Prosper Rating, Auto Invest compares the investor’s current portfolio allocation against his or her target portfolio allocation to determine the current “allocation level” of the Rating. Auto Invest prioritizes the Notes based on which of the corresponding listings have Prosper Ratings with the lowest allocation levels. If two or more Prosper Ratings have the same allocation level, Auto Invest prioritizes the Notes from that subset of the pool based on which of the corresponding listings have Prosper Ratings with the highest target allocation. If there are two or more Notes whose corresponding listing have Prosper Ratings with the same allocation level and allocation target, Auto Invest prioritizes the Notes from that subset of the pool based on how far the corresponding listings have progressed through the loan verification process. If there are two or more Notes whose corresponding listings have progressed to the same point in the loan verification process, the Notes from that subset of the pool whose corresponding listings have the earliest estimated end date will be selected first.

If Auto Invest identifies two or more Notes that meet the investor’s specified criteria and the Notes have the same Prosper Rating, Auto Invest will place an order for the Note whose corresponding listing has progressed the furthest in the loan verification process. If there are two or more Notes whose corresponding listings have progressed to the same point in the loan verification process, Auto Invest will select from that subset the Note whose corresponding listing has the earliest estimated end date.

As with an investor making a manual bid, Auto Invest will not place an order for a Note unless the investor's funds in the applicable funding account are sufficient to cover the Note order, and funds will only be debited from his or her account if and when his or her order is successful. If the investor has set a cash reserve, Auto Invest will not place an order for a Note if doing so would cause the percentage of cash in the investor’s account to fall below his or her cash reserve level.

In the event of any errors in Auto Invest that cause an investor to purchase a Note that such investor would not otherwise have purchased or that differs materially from the Note such investor would have purchased had there been no error, PFL will either repurchase the Note, indemnify the investor against losses suffered on that Note or cure the breach. Auto Invest cannot be used to bid on listings posted in the Whole Loan Channel.

Setting Interest Rates

We have an interest rate committee which meets regularly to set interest rates for all Borrower Loans.

The interest rate table currently in effect for the Note Channel is set forth below. In addition, the interest rate for each loan listing, as well as the yield percentage for the corresponding Notes, is included in the listing report filed for that listing. This information is also included in the listing itself when it is posted on the website.

Prosper Rating	Borrower Rate Min	Borrower Rate Max
AA	3.00%	15.00%

A	6.00%	19.00%

B	9.00%	23.00%

C	12.00%	27.00%

D	16.00%	33.00%

E	21.00%	36.00%

HR	25.00%	36.00%

Purchase of Notes by Us or Related Parties

From time to time, we may bid on listings and each of us may hold any Notes or Borrower Loans purchased as a result of such bids for our own account.

In some cases, our bidding on a listing posted in the Note Channel may cause it to fund, and in some cases, fund faster, than it would fund in the absence of such bid. The amount that we may choose to bid on any particular listing may vary significantly and we each reserve the right to bid up to the entire amount of a listing.

The Notes and Borrower Loans either of us has purchased were obtained on the same terms and conditions as those obtained by other investors.

In addition, our executive officers and directors may bid on listings and may hold Notes purchased as a result of such bids for their own account. The Notes purchased by such personnel were obtained on the same terms and conditions as those obtained by other investors. However, because certain of our executive officers and directors, by virtue of their duties as executive officers or directors of us, have access to information not available to the general population of investors, we have adopted the following procedures to prevent or detect the improper use of non-public information in bidding activities by any of our respective officers and directors:

•	Prosper's corporate policies, distributed to all employees, prohibit an employee's use of non-public information and any violation of this policy is grounds for immediate termination.

•
Security features limit access to data only to that needed to perform particular employee job functions. These limitations are defined by "security group," which corresponds to both job title and function and the number of

Prosper's employees that have access to such non-public information on a "bulk" or "query" basis is extremely limited.

•	In addition to prevention efforts, we have developed an audit process that identifies and investigates bidding and funds transfer activities that are classified as "suspicious."

Borrower Loan Funding and Purchases; Sale of Notes

Once the bidding period for a listing ends, if the listing has received bids from investors equal to or exceeding the minimum amount required to fund, the funding of the corresponding Borrower Loan and the sale of the Notes or Borrower Loan to the investors who bid on the listing will proceed.

Borrowers execute an electronic borrower registration agreement at the time they post a listing on our marketplace. After expiration of the bidding period for the listing and satisfactory completion of the pre-funding verification process, the borrower executes an electronic promissory note in favor of WebBank in an amount equal to the funded total amount. WebBank then sells and assigns the promissory note to PFL without recourse. The promissory note and the borrower registration agreement contain customary agreements and covenants requiring the borrowers to repay their loans and describing the process of posting listings and obtaining loans through our marketplace.

WebBank originates all loans made through our marketplace, and disburses the loan proceeds to the borrower. Each borrower authorizes the loan proceeds to be disbursed by ACH transfer into the borrower's designated bank account. Borrowers are able to use the loan proceeds for any purpose other than (i) buying, carrying or trading in securities or buying or carrying any part of an investment contract security, (ii) paying for postsecondary educational expenses (i.e., tuition, fees, required equipment or supplies, or room and board) at a college/university/vocational school, as the term "postsecondary educational expenses is defined in Bureau of Consumer Finance Protection Regulation Z, 12 C.F.R. § 1026.46(b)(3), or (iii) engaging in any illegal activity or gambling, and they warrant, represent and agree that they will not use the proceeds of any loan for such purposes.

Borrowers pay an origination fee out of the proceeds of the Borrower Loan at the time of funding. As of October 17, 2018, origination fees on Borrower Loans were as follows:

Prosper Rating	Origination Fee % (3 Year Loan)	Origination Fee % (5 Year Loan)
AA	1.00% - 4.00%	2.00% - 5.00%
A	5.00%	5.00%
B	5.00%	5.00%
C - HR	5.00%	5.00%

The origination fees are charged by WebBank, and Prosper receives payments from WebBank equal to the origination fees as compensation for its loan origination activities it undertakes on WebBank's behalf.

Investors know only the screen names, and do not know the actual names, of borrowers. The actual names and mailing addresses of the borrowers are known to us and WebBank. In addition, investors who purchase Borrower Loans through the Whole Loan Channel are entitled to receive borrower application information for Borrower Loans that they purchase. Such investors are required to use a qualified custodian (as that term is defined in the Investment Advisers Act) to hold such borrower information, and also must ensure that such information is handled in a manner that is compliant with all applicable privacy laws.

When PFL issues and sells a Note or a Borrower Loan to an investor, the Note or Borrower Loan is registered in the name of the investor on PFL's books and records. Each origination of a Borrower Loan through our marketplace is followed by a two-step sale transaction: (i) WebBank sells the Borrower Loan to PFL, and (ii) PFL either sells Notes corresponding to the Borrower Loan to a group of investors (if the Borrower Loan is funded through the Note Channel), or resells the Borrower Loan to an investor (if the Borrower Loan is funded through the Whole Loan Channel). In connection with this two-step transaction, the purchase price of the Notes or Borrower Loan, as the case may be, is transferred from the applicable FBO funding accounts to WebBank. This transfer represents payment of the purchase price both by the applicable investors to PFL and by PFL to WebBank. PFL is dependent on third party funding sources to provide the funds to purchase Borrower Loans originated by WebBank. However, PFL believes that if any particular third party funding sources were to be terminated, given the demand from existing and potential investors in both the Note Channel and the Whole Loan Channel, PFL would not expect any material decrease in available funding to purchase Borrower Loans.

Loan Servicing and Collection

We each maintain certain accounts at Wells Fargo, each of which serves as a dedicated account for receipt of payments on Borrower Loans purchased by a particular investor through the Whole Loan Channel (each, a "dedicated servicing account"). PFL also maintains a pooled account at Wells Fargo for receipt of payments on all Borrower Loans not associated with a dedicated servicing account (the "master servicing account"). The master servicing account and the dedicated servicing accounts (collectively, the "Servicing Accounts") are all non-interest bearing, demand deposit accounts. The master servicing account is held in the name of PFL for the benefit of its investors, and each dedicated servicing account is held in the name of PFL for the benefit of the applicable investor. Servicing fees are netted from any Borrower Loan proceeds deposited into the Servicing Accounts. After netting out servicing fees and any non-sufficient funds and check processing fees, we remit the remaining funds from the Servicing Accounts to the deposit accounts designated by the applicable investors. The payment dates for all Notes fall no later than the sixth business day after the due date for each monthly installment of principal and interest on the corresponding Borrower Loan, but interest accrues on the Notes only through the due date for the related Borrower Loan payment. The stated interest rate on each Note is the investor yield percentage set forth in the loan listing. The yield percentage is the Borrower Loan interest rate net of the servicing fee.

We subtract a servicing fee from every Borrower Loan payment received. The amount of the servicing fee with respect to a particular payment is calculated by (a) multiplying the applicable annual servicing fee rate by a fraction, the numerator of which is equal to the number of days since the borrower's last payment (or, in the case of the borrower's first payment, since the date on which the relevant Borrower Loan was funded) and the denominator of which is 365, and (b) multiplying the product obtained by the outstanding principal balance of the Borrower Loan prior to applying the current payment. The annual servicing fee rate is currently set at 1.0% per annum of the outstanding principal balance, but we may increase that in the future to a rate greater than 1% but less than or equal to 3% per annum. Any change to our servicing fee will only apply to Notes and Borrower Loans offered and sold after the date of the change.

To the extent PMI or PFL does not receive the anticipated payments on a Borrower Loan funded through the Note Channel on or before any loan payment date, it will not make any payments on the corresponding Notes on the corresponding Note payment date, and a holder of any such Note will not have any rights against PFL or the borrower in relation to any such delay or for any shortfalls in accrued Note interest that result then or in relation to the final maturity of the Note. Each holder's right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder's pro rata portion of the amounts PFL timely receives on the corresponding Borrower Loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees and other charges and other fees retained by us or by a third party, as set forth in the following chart.

The following table summarizes the fees that may be charged and how these fees affect investors:

Description of Fee Charged	Fee Amount	When Fee is Charged	Effect on Investor
Servicing Fee
Annualized rate currently set at 1% per annum of outstanding principal balance, but which may increase in the future to an amount greater than 1% but less than or equal to 3% per annum.

Any change to the servicing fee will only apply to Notes and Borrower Loans offered and sold after the date of the change.
		The servicing fee is payable on all payments received from borrowers on Borrower Loans, including, without limitation, partial payments.	The servicing fee reduces the effective yield for Note or Borrower Loan holders below the interest rate on the Borrower Loan. This reduction is reflected in the yield percentage.
Non-Sufficient Funds Fee	$15, unless a lesser amount is required by applicable law.	First failed payment for each billing period.	We retain 100% of the non-sufficient funds fees to cover its administrative expenses.
Late Payment Fee	Equal to the greater of 5% of the unpaid installment amount or $15, unless a lesser amount is required by applicable law or assessed by Prosper in its sole discretion.	After 15-day grace period, we assess a late payment fee. The late payment fee is charged only once per payment period.	Any late payment fees received are paid to the investors, subject to deductions for Collection Fees.
Collection Fees
Up to 40% of the amount recovered on pre and post charged-off loans, plus any legal fees and transaction fees associated with payment processing and litigation costs, up to the "total amount delinquent".

We may collect on a Borrower Loan that becomes past due directly or we may refer such Borrower Loan to a third party servicer's in-house collections department or to a collection agency. Collection fees and any related legal fees are only charged if delinquent amounts are collected.

Collections fees charged by us, a third party servicer's in-house collections department or a third party collection agency will reduce payments and the effective yield for Note or Borrower Loan holders, and are not reflected in the yield percentage shown on the listing; Collection fees will be retained by us, the third party servicer's in-house collection department or the collection agency as additional servicing compensation. In addition, the servicing fee is also deducted from the net payments received from a borrower as a result of any collection efforts on a delinquent Borrower Loan.

Check Processing Fee	Equal to (a) the lesser of 5% of the borrower payment or $5 for payments of $100 or less, and (b) $5 for payments over $100.	This fee may be assessed at the time the payment is processed.	We retain 100% of the check processing fee to cover our costs.

We disclose borrowers' payment performance on Borrower Loans to the relevant investors on the website and also reports such information to consumer reporting agencies. We keep investors informed of the delinquency status of Borrower Loans by identifying delinquent loans on the website as "Late (< 15 days)" "Late (15 - 30 days)" "Late (31 - 60 Days)" “Late (61 - 90 Days)” or “Late (91 - 120 days).” Borrower Loans that become more than 120 days overdue are charged off and designated as such on the website. Through the website, investors are able to monitor the Borrower Loans they have purchased and Borrower Loans that correspond to Notes they have purchased, but cannot participate in or otherwise intervene in the collection process.

Late payment performance is an early indicator of charge off probability. Of all Borrower Loans originated, collectively, between July 13, 2009 and June 30, 2018, 15.5% have been greater than 30 days past due at any time and 14.1% have been greater than 60 days past due at any time. Of all Borrower Loans originated, collectively, between July 13, 2009 and June 30, 2018, a total of 120,438 Borrower loans or 12.4% have been charged off.

Please note that historical data regarding Borrower Loans may not be indicative of the future characteristics of Borrower Loans. See "Risk Factors-Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes" for more information.

If a borrower dies while a Borrower Loan is in repayment, we require the executor or administrator of the estate to send a death certificate to us. Depending on the size of the estate and the other liabilities thereof, we may not be able to recover the outstanding amount of the loan. If the estate does not include sufficient assets to repay the outstanding Borrower Loan in full, or the estate allocates its assets to other liabilities, we will treat the unsatisfied portion of that Borrower Loan as charged off with zero value. In addition, if a borrower dies near the end of the term of a Borrower Loan funded through the Note Channel, it is unlikely that any further payments will be made on any Notes corresponding to such Borrower Loan, because the time required for the probate of the estate may extend beyond the final maturity date of the Notes corresponding to such Borrower Loan.

When we receive notice of a borrower bankruptcy filing, we cease all automatic monthly payments on any related Borrower Loan and defer any other collection activity, as required by law. The status of the Borrower Loan, which the relevant investors may view through the website, switches to "bankruptcy." We then determine whether we have a basis to object to the inclusion of the debt in any bankruptcy action (e.g., based on the time between loan origination and bankruptcy filing). If the proceeding is a Chapter 7 bankruptcy filing seeking liquidation, we attempt to determine if the proceeding is a "no asset" proceeding, based on instructions we receive from the bankruptcy court. If the proceeding is a "no asset" proceeding, we take no further action and assume that no recovery will be made on the Borrower Loan.

In all other cases, we file a proof of claim involving the borrower. The decision to pursue additional relief beyond the proof of claim in any specific matter involving a borrower will be entirely within our discretion and will depend upon certain factors including:

•	if the borrower used the proceeds of the Borrower Loan in a way other than that which was described in the listing;

•	if the bankruptcy is a Chapter 13 proceeding, whether the proceeding was filed in good faith and if the proposed plan reflects a "best effort" on the borrower's behalf; and

•	our view of the costs and benefits to us of any proposed action.

Sale of Borrower Loans Purchased through Whole Loan Channel

Investors who participate in the Whole Loan Channel may transfer ownership of Borrower Loans to institutional investors that meet the eligibility requirements of the Whole Loan Channel, subject to certain notice requirements and our right to continue servicing the transferred Borrower Loans.

During the quarter ended June 30, 2017, our marketplace facilitated $775 million in Borrower Loan originations, of which $725 million were funded through the Whole Loan Channel, representing 94% of the total Borrower Loans originated through our marketplace during this period. During the quarter ended June 30, 2018, our marketplace facilitated $867 million in Borrower Loan originations, of which $822 million were funded through the Whole Loan Channel, representing 95% of the total Borrower Loans originated through our marketplace during this period.

From inception through June 30, 2018, our marketplace facilitated $12.8 billion in Borrower Loan originations, of which $11.3 billion were funded through the Whole Loan Channel, representing 88% of the total Borrower Loans originated through our marketplace during this period.

SUMMARY OF INDENTURE, FORM OF NOTES, PMI MANAGEMENT RIGHTS AND ADMINISTRATION AGREEMENT

Indenture and Form of Notes

On January 22, 2013, PFL, PMI and Wells Fargo Bank, National Association, as trustee, entered into a supplemental indenture to PMI's existing indenture pursuant to which, effective February 1, 2013 (i) PFL succeeded to and was substituted for PMI, and PMI was discharged from all of its obligations, under the indenture and under all notes previously issued by PMI under the indenture (collectively, the "PMI Notes"), and (ii) the indenture was amended and restated to reflect such succession, substitution and discharge and to make certain other amendments to the indenture. See "Transactions with Related Parties" for more information about the supplemental indenture. On November 12, 2013, CSC Trust Company of Delaware replaced Wells Fargo Bank, National Association as the trustee under the indenture. PFL has filed a copy of the supplemental indenture and the amended and restated indenture (which includes the form of Note) as an exhibit to the registration statement of which this prospectus forms a part. For purposes of this section, we refer to the PMI indenture, as amended, restated and assumed by PFL, as the "indenture" and to the form of note attached thereto as the "form of Note." The indenture contains provisions that define your rights under the Notes. In addition, the indenture governs the obligations of PFL under the Notes. The terms of the Notes include those stated in the indenture (including the form of Note) and those made part of the indenture by reference to the Trust Indenture Act of 1939.

General

PFL's Borrower Payment Dependent Notes or "Notes" will be issued in series under the indenture. Each series of Notes will correspond to one Borrower Loan. Each series of Notes are dependent for payment on payments PFL receives on such Borrower Loan.

All Notes will be U.S. dollar denominated, fully amortizing and have a fixed rate of interest. The Notes will have a stated interest rate that is the same as the yield percentage for the corresponding Borrower Loan and an aggregate stated principal amount equal to the principal amount of the corresponding Borrower Loan. Notwithstanding the foregoing, PFL has no obligation to make any payments on the Notes unless, and then only to the extent that, it has received payments on the corresponding Borrower Loan. The Notes will also be subject to full or partial prepayment without penalty.

The indenture does not limit the aggregate principal amount of Notes that PFL can issue under the indenture, but each series of Notes is effectively limited to the maximum allowable principal amount (currently $40,000) of a Borrower Loan. If in the future PFL changes the maximum allowable Borrower Loan amount, then the maximum aggregate principal amount of Notes per series would also increase. PFL will use all proceeds it receives from sales of the Notes to purchase the corresponding Borrower Loans from WebBank.

Maturity Dates

PMI Notes had a term of one, three or five years. Notes currently have terms of three or five years, but PFL may in the future extend the range of available maturity dates to between three months and seven years. If there are amounts owing to PFL in respect of the corresponding Borrower Loan at the initial maturity of a Note, the term of the Note will be automatically extended by one year, which this prospectus refers to as the "final maturity," to allow the Note holder to receive any payments that PFL receives during such period on the corresponding Borrower Loan after the maturity of the corresponding Borrower Loan. Following the final maturity of a Note, the holder of that Note will have no right to receive any further payments from PFL even if the borrower under the corresponding Borrower Loan, or a bankruptcy trustee or estate of such borrower, subsequently remits payments to PFL or the servicer of the Borrower Loan.

Ranking; Security Interest

The Notes will be special, limited obligations of PFL. The Notes are not guaranteed or insured by PMI, any governmental agency or instrumentality or any third party. PFL will be obligated to make payments on each Note in a series only if and to the extent that the borrower makes principal or interest payments on the corresponding Borrower Loan purchased by PFL with the proceeds of that series, and such Borrower Loan payments will be shared ratably among all owners of Notes of the series, subject to PFL's servicing fees and the fees and charges retained by PFL or paid to third parties as described above. In the event of a bankruptcy or similar proceeding of PFL, the relative rights of the holder of a Note as compared to the holders of other indebtedness of PFL with respect to payment from the proceeds of the Borrower Loan corresponding to that Note or other assets of PFL is uncertain.

To limit the risks to holder of Notes of its insolvency, PFL has granted the trustee under the indenture for the Notes, referred to as the "indenture trustee," for the benefit of the Note holders, a security interest in all of the Borrower Loans corresponding to the Notes and all payments and proceeds received by PFL on such Borrower Loans, in the deposit account into which such Borrower Loan payments are deposited and the in the FBO account. PFL will perfect the security interest of the indenture trustee in such collateral by maintaining this bank account with the indenture trustee (thus providing the indenture trustee with "control" of the account under applicable law governing the perfection of security interests) and by filing a Uniform Commercial Code financing statement with the Delaware Secretary of State. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture. Any Borrower Loans that PMI, performing loan servicing as PFL's agent pursuant to the Administration Agreement, sells or otherwise transfers on PFL's behalf for the purpose of realizing the value thereof (though not the proceeds of any such sale or transfer) will automatically be released from the security interest as will any Borrower Loan that remains unpaid on its final maturity date.

The indenture does not contain any provisions that limit PFL's ability to incur indebtedness in addition to the Notes; however, PFL's organizational documents do impose such limitations. See "Information About Prosper Funding LLC-Overview."

Payments

Subject to the limitations described below under "Limitations on Payments," PFL will make payments of principal and interest on the Notes upon receiving Borrower Loan payments in respect of the corresponding Borrower Loan, in accordance with the payment schedule for each Note. Each Note will have a payment schedule providing for monthly payments over a term equal to the maturity of the corresponding Borrower Loan. The payment dates will fall on the sixth business day after the due date for each monthly installment of principal and interest on the corresponding Borrower Loan, but interest on the Notes will accrue only through the corresponding payment dates for the related Borrower Loan.

PFL requests an ACH payment from a borrower on the business day prior to the payment due date, and normally receives payment the following business day. A borrower's loan payment is initially deposited in the deposit account upon receipt and is not distributed to the investor's funding account until the sixth business day after the ACH payment was requested and the short return window for ACH funds has expired. Investors can review their account statements online and see if they received payment on the Notes on such following sixth business day. Upon maturity of the Note, the same process occurs. Although payment to investors under the Notes is made six business days after the applicable loan payment and loan maturity date, PFL treats the payment date and maturity date of the Note to be the same as the dates set forth in the corresponding Borrower Loan.

The stated interest rate on each Note will be the investor yield percentage set forth in the loan listing. The investor yield percentage is equal to the interest rate on the corresponding Borrower Loan net of the servicing fee. The stated interest rate on each Note will not be the same as the interest rate on the corresponding Borrower Loan because the interest rate on the corresponding Borrower Loan takes into account the servicing fee. Interest will be computed on the Notes in the same manner as the interest on the corresponding Borrower Loans is computed.

"Business day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is (1) not a day on which the Automated Clearing House system operated by the U.S. Federal Reserve Bank (the "ACH System") is closed and (2) not a day on which banking institutions in San Francisco, California or New York, New York are authorized or obligated to close.

Limitations on Payments

Subject to the servicing fees described below and PFL's retention or payment to third parties of the other fees and charges described below, any amounts received from borrowers on Borrower Loans will be forwarded by PFL to the holder of the Notes corresponding to the Borrower Loan. Each Note holder's right to receive principal and interest payments and other amounts in respect of that Note is limited in all cases to the holder's pro rata portion of the amounts received by PFL in connection with the corresponding Borrower Loan, including without limitation, all payments or prepayments of principal and interest, subject to servicing fees charged by PFL and PFL's retention or payment to third parties of the other fees and charges described below.

PFL retains a servicing fee from every loan payment it receives as compensation for servicing the Borrower Loans and Notes. The amount of the servicing fee with respect to a particular payment on a particular Borrower Loan is equal to (a) the product obtained by multiplying the applicable annual servicing fee rate by a fraction, the numerator of which is equal to the number of days since the borrower's last payment (or, in the case of the borrower's first payment, since the date on which the relevant loan was funded) and the denominator of which is 365, multiplied by (b) the outstanding principal balance of the loan prior to applying the current payment. PFL currently charges investors a servicing fee of 1.0% per annum, but it may increase that fee in the future to a rate greater than 1% but less than or equal to 3% per annum. Any change to the servicing fee will only apply to Notes offered and sold after the date of the change. PFL's servicing fees are posted in the Help Center section at www.prosper.com. Servicing fees will reduce the effective yield on Borrower Loans below the borrower interest rate. The servicing fee rate will be disclosed in all loan listings. The servicing fee is payable on all payments received on Borrower Loans corresponding to the Notes, including without limitation partial payments, prepayments and late payment fees paid by the related borrower. PFL will not pay Note holders any non- sufficient funds fees and check processing fees it receives, but will retain such fees as additional servicing compensation. In addition, any attorneys' fees or collection fees that a third party servicer or collection agency imposes in connection with collection efforts related to any corresponding Borrower Loan will be retained by the party earning such fees and will reduce the amount of collections available for payment on the Notes. PFL will pay Note holders any late fees it receives on corresponding Borrower Loans.

The "non-sufficient funds fee" is a fee charged by PFL or a third-party servicer or collection agency when a payment request is denied or a check is returned unpaid for any reason, including but not limited to, insufficient funds in the borrower's bank account or the closing of that bank account. The non-sufficient funds fee currently charged by PFL on Borrower Loans is $15 or such lesser amount permitted by law. To the extent it does not receive the anticipated payments on a Borrower Loan, PFL will not make any payments on the Notes related to that Borrower Loan, and a holder of a Note will not have any rights against PFL or the borrower in respect of the Note or the corresponding Borrower Loan.

Prepayments

To the extent that a borrower prepays a Borrower Loan, such prepayment amount will be a Borrower Loan payment, and holders of Notes corresponding to that Borrower Loan will be entitled to receive their pro rata shares of the prepayment, net of applicable servicing fees and PFL's retention or payment to third parties of the other fees and charges described above.

Repurchase and Indemnification

Under the Indenture, if a "Repurchase Event" occurs with respect to a Note, PFL will, at its sole option, either repurchase the Note from the holder or indemnify the holder of the Note for any losses resulting from nonpayment of the Note or from any claim, demand or defense arising as a result of such Repurchase Event. A "Repurchase Event" with respect to a Note means (i) a Prosper Rating different from the Prosper Rating actually calculated by PFL was included in the listing for the corresponding Borrower Loan, as a result of which the interest of the holder in the Note is materially and adversely affected, (ii) a Prosper Rating different from the Prosper Rating that should have appeared was included in the listing for the corresponding Borrower Loan because either PFL inaccurately input data into the formula for determining the Prosper Rating or inaccurately applied the formula for determining the Prosper Rating and, as a result, the interest of the holder in the Note is materially and adversely affected, or (iii) the corresponding Borrower Loan was obtained as a result of verifiable identify theft on the part of the purported borrower and a material payment default under the corresponding Borrower Loan has occurred.

The determination of whether verifiable identify theft has occurred is in PFL's sole discretion. PFL may, in its reasonable discretion, require proof of the identify theft, such as a copy of a police report filed by the person whose identify was wrongfully used to obtain the corresponding Borrower Loan, an identity theft affidavit, a bank verification letter or all of the above.

If PFL elects to repurchase a Note in connection with a Repurchase Event, the repurchase price will be equal to the principal amount outstanding on the Note as of the date of repurchase and will not include accrued and unpaid interest. If PFL elects to provide indemnification in connection with a Repurchase Event, PFL will not be required to take any action with respect to any losses suffered until the effected Note is at least one hundred twenty (120) days past due. For purposes of indemnification, PFL will calculate the losses resulting from nonpayment of a Note based on the principal amount outstanding on the Note. If PFL makes an indemnification payment, PFL will be entitled to retain any subsequent recoveries that it receives on the effected Note.

If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Right for zero consideration.

Servicing Covenant

PFL is obligated to use commercially reasonable efforts to service and collect Borrower Loans, in good faith, accurately and in accordance with industry standards customary for servicing loans such as the Borrower Loans. If PFL refers a delinquent Borrower Loan to a collection agency within five (5) business days after it becomes 30 days past-due, that referral shall be deemed to constitute commercially reasonable servicing and collection efforts. PFL may, in its sole discretion and subject to its servicing standard, refer a Borrower Loan to a collection agency, elect to initiate legal action to collect a Borrower Loan or sell a Borrower Loan to a third party debt buyer at any time. PFL may also work with the borrower to structure a new payment plan for the Borrower Loans without the consent of any of the corresponding Note holders. PFL is obligated to use commercially reasonable efforts to maintain back-up servicing arrangements for the Borrower Loans. It has entered into a back-up servicing arrangement with First Associates Loan Servicing, LLC ("First Associates") a financial services company that has entered into numerous successor loan servicing agreements. It is unlikely that First Associates would be able to perform functions other than servicing the existing Borrower Loans and Notes. For instance, First Associates likely would not be able to facilitate the creation of new Borrower Loans through the marketplace or manage PFL's marketing efforts. PFL believes that it could find one or more other parties who could perform these and any other functions necessary to fully operate the marketplace in the absence of PMI. However, it could take some time to find another such party or parties who could perform the necessary functions and it could take such party or parties additional time to become comfortable with the operation of the marketplace. Any such delay should not affect existing Note holders, because the back-up servicer should be able to continue servicing existing loans and Notes, but it could delay PFL's ability to facilitate the creation of new loans and issue new Notes through the marketplace, which could adversely affect PFL's finances and customer relationships.

In servicing Borrower Loans, PFL may, in its discretion, utilize affiliated or unaffiliated third party loan servicers, collection agencies or other agents or contractors. Any modification or restructuring of borrower payment terms that PFL approves must be done in compliance with the servicing standard described above, which means that the servicer must make a reasonable and prudent determination that any such modification is not materially adverse to the interests of the Note holders. The modifications contemplated by this servicing provision would be made in situations, common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the Note holder's perspective, such modifications would only be employed in situations where a greater loss would be avoided.

In the event the terms of any Borrower Loan are modified, PMI will notify the corresponding Note holders in the Note holder's account.

Administration Covenants

PFL is obligated to use, or to cause a third party administrator to use (which may include, for example, PMI as the Corporate Administrator), commercially reasonable efforts to administer its day-to-day business and operations and provide the other administrative services described under the heading "Corporate Administration Services" in this prospectus in accordance with industry standards customary for administrative services of the same general type and character.

In addition, PFL is obligated to use, or to cause a third party administrator to use (which may include, for example, PMI as the Loan Marketplace Administrator), commercially reasonable efforts to manage the marketplace and provide certain other marketplace-related services in accordance with industry standards customary for online credit platforms of the same general type and character as the marketplace.

Notification Requirements

PFL keeps investors apprised of the delinquency status of Borrower Loans by identifying delinquent loans on its website as "Late (< 15 days)" "Late (15 - 30 days)" "Late (31 - 60 Days)" “Late (61 - 90 Days)” or “Late (91 - 120 days).” Borrower Loans that become more than 120 days overdue are charged off and designated as such on PFL's website. Investors are able to monitor the Borrower Loans corresponding to their Notes, but cannot participate in or otherwise intervene in the collection process.

If a default with respect to the Notes of any series occurs and is continuing, and if it is known to the indenture trustee, the trustee is required to notify each holder of the Notes within 90 days after it occurs. The trustee may withhold the notice if and so long as a committee of its trust officers in good faith determines that withholding the notice is in the interests of the Note holders, except for defaults caused by PFL's failure to make principal and interest payments when required.

In addition, if required by Section 313(a) of the Trust Indenture Act of 1939, within 60 days after each May 15, the Trustee shall mail or transmit electronically to each Note holder a brief report dated as of such May 15 that complies with Trust Indenture Act Section 313(a).

Consolidation, Merger, Sale of Assets

The indenture prohibits PFL from consolidating with or merging into another business entity or conveying, transferring or leasing its properties and assets substantially as an entirety to any business entity, unless:

•	PFL is the continuing corporation or limited liability company after such consolidation, merger or sale of assets;

•
the surviving or acquiring entity is a U.S. corporation, limited liability company, partnership or trust and it expressly assumes PFL's obligations with respect to the outstanding Notes by executing a supplemental indenture;

•	immediately after giving effect to the transaction, no default shall have occurred or be continuing; and

•
PFL has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction, and if a supplemental indenture is required in connection with such transaction, such supplemental indenture, complies with the indenture and all conditions precedent relating to such transaction have been complied with.

Denominations, Form and Registration

PFL will issue the Notes only in registered form and only in electronic form. This means that each Note will be stored on PFL's website. You can view a record of the Notes you own and the form of your Notes online and print copies for your records, by visiting your secure, password- protected webpage in the "My Account" section of PFL's website. PFL will not issue certificates for the Notes. Investors will be required to hold their Notes through PFL's electronic Note register.

The laws of some states in the United States may require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability of such persons to purchase Notes. PFL reserves the right to issue certificated Notes only if it determines not to have the Notes held solely in electronic form.

PFL and the indenture trustee will treat the investors in whose names the Notes are registered as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever with respect to the Notes.

Restrictions on Transfer

The Notes will not be listed on any securities exchange and all Notes can be held only by PFL's investors. The registrar for the Notes, which initially will be PFL, will not be obligated to recognize any purported transfer of a Note, except a transfer through the trading system, of which none currently exists, or except as required by applicable law or court order. We may, in our sole discretion, permit the establishment of a platform on which a secondary market may be made with respect to the Notes. In connection with Prosper’s termination of its relationship with FOLIOfn in October 2016, no trading platform for the transfer of

Notes and PMI Management Rights exists and there can be no assurance a trading platform for the Notes and PMI Management Rights will develop in the future. Therefore, note purchasers must be prepared to hold their Notes and PMI Management Rights to maturity. See “Risk Factors-Risks Inherent in Investing in the Notes-The Notes will not be listed on any securities exchange and can be held only by PFL’s investors. Further, no trading platform for the transfer of Notes exists and there can be no assurance a trading platform for the transfer of Notes will develop in the future. Therefore, investors should be prepared to hold the Notes they purchase until maturity."

Note Repurchase and Indemnification Obligations

Under the Notes, in the event of a material default under a series of Notes due to verifiable identity theft of the named borrower's identity, PFL will in its discretion either repurchase the Note or indemnify the Note holder. PFL's indemnification obligation will apply only if the relevant Note is at least 120 days past-due; provided, that PFL may in its sole discretion elect to take action at an earlier time. The determination of whether verifiable identity theft has occurred is in PFL's sole discretion and PFL may require proof of identity theft, such as a copy of a police report filed by the person whose identity was wrongfully used to obtain the fraudulently-induced Borrower Loan, an identity affidavit or a bank verification letter (or all of the above) in order to determine that verifiable identity theft has occurred.

In the event PFL inserts a Prosper Rating in a Borrower Loan listing that is different from the Prosper Rating calculated by PFL for listing such Borrower Loan on the marketplace, or if PFL incorrectly inputs data into its formula or incorrectly applies its formula to determine the Prosper Rating, resulting in a Prosper Rating different from the Prosper Rating that should have appeared in a Borrower Loan listing, then, if such breach materially and adversely affects the interest of the holder of the Note corresponding to such Borrower Loan, PFL will in its discretion either repurchase such Note holder or indemnify the Note holder.

No Sinking Fund

The Notes are fully amortizing and will not have the benefit of a sinking fund.

Events of Default

Under the terms of the indenture, any of the following events will constitute an event of default for a series of Notes:

•	PFL's failure to make required payments on the Notes for thirty days past the applicable due date;

•
PFL's failure to perform, or the breach of, any other covenant for the benefit of the holders of the Notes which continues for 90 days after written notice from the indenture trustee or holders of 25% of the outstanding principal amount of the Notes for which such default exists, subject to an additional 90 day cure period; or

•	specified events relating to PFL's bankruptcy, insolvency or reorganization.

It is not a default or event of default under the terms of the indenture if PFL does not make payments on a series of Notes when a borrower does not make payments on the corresponding Borrower Loan. In that case, PFL is not required to make payments on the Notes, so no default occurs. See "Risk Factors-Risks Related to Borrower Default," for more information. An event of default with respect to one series of Notes is not automatically an event of default for any other series, even where the same borrower is the loan borrower on both loans.

As described above under "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Indenture and Form of Notes-Ranking; Security Interest," to limit the risk of PFL's insolvency, PFL has granted the indenture trustee a security interest in all of the Borrower Loans corresponding to the Notes, in the deposit account into which such Borrower Loan payments are deposited and in the FBO funding account. The indenture trustee may exercise its legal rights to the collateral only if an event of default has occurred under the indenture. Only the indenture trustee, not the holders of the Notes, will have a secured claim to the above collateral.

If an event of default occurs due to bankruptcy, insolvency or reorganization as provided in the indenture, then the stated principal amount of all outstanding Notes shall become due and payable immediately without any act by the trustee or any holder of Notes. If an event of default occurs with respect to a series of Notes due to a reason other than bankruptcy, insolvency or reorganization, then, upon notification by the Trustee or by holders of at least 25% in aggregate principal amount of the outstanding Notes of such series, the stated principal amount of such series of outstanding Notes and all interest accrued thereon shall become due and payable immediately.

The holders of a majority in aggregate principal amount of the outstanding Notes of any series, by notice to the trustee (and without notice to any other holder of Notes), may on behalf of the holders of all Notes of the series waive an existing default with respect to such Notes, except (1) a default in the payment of amounts due in respect of such Notes or (2) a default in respect of a provision of the indenture that cannot be amended without the consent of each holder affected by such waiver. When a default is permanently and irrevocably waived, it is deemed cured, but no such waiver shall extend to any subsequent or other default or impair any consequent right.

In addition, pursuant to the indenture, and subject to the conditions set forth therein, (1) the holders of at least 25% in aggregate principal amount of the outstanding Notes offered hereby and the PMI Notes collectively, will have the right to cause the indenture trustee to enforce its rights with respect to PMI's obligations as Loan and Note Servicer under the Administration Agreement and (2) the holders of at least 25% in aggregate principal amount of the outstanding Notes offered hereby will have the right to cause the indenture trustee to enforce its rights with respect to all other provisions of the Administration Agreement. The conditions to the holders' rights to cause the indenture trustee to enforce its rights under the Administration Agreement include, among others, that the holders indemnify the indenture trustee for taking such action.

A Note holder may not institute a suit against PFL for enforcement of such holder's rights under the indenture or pursue any other remedy with respect to the indenture or the Notes unless:

•	the holder gives the trustee written notice stating that an event of default with respect to the Notes is continuing;

•
the holders of at least 25% in aggregate principal amount of the outstanding Notes of that series make a written request to the trustee to pursue a remedy available under the indenture with respect to such default;

•	such holder or holders offer the trustee security or indemnity satisfactory to it against any loss, liability or expense;

•	the trustee does not comply with the request within 60 days after receipt of the notice, request and offer of security or indemnity; and

•	the holders of a majority in aggregate principal amount of the outstanding Notes of that series do not give the trustee a direction inconsistent with such request during such 60-day period.

The indenture will require PFL every year to deliver to the indenture trustee a statement as to performance of its obligations under the indenture and as to any defaults.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to a series of Notes if:

•	all of the Notes of that series (with certain limited exceptions) have been delivered for cancellation; or

•
all Notes of that series not previously delivered for cancellation have become due and payable or will become due and payable within one year and PFL has deposited with the trustee as trust funds the entire amount sufficient to pay at maturity all of the amounts due with respect to those Notes.

In either case, PFL must also pay or cause to be paid all other sums payable under the indenture by it and deliver to the trustee an officers' certificate and opinion of counsel stating that all conditions precedent to the satisfaction and discharge of the indenture have been complied with.

The indenture does not contain any provisions for legal or covenant defeasance of the Notes.

No Recourse Against Others

The Notes are solely limited recourse obligations of PFL, payable from collections on the corresponding Borrower Loans as described herein, and are not the obligations of any other person. Neither PMI, in its capacity as servicer, as issuer of the related PMI Management Rights or otherwise, nor any of PFL's directors, officers or affiliates, has any liability for any amounts due on the Notes or the corresponding Borrower Loans. Each purchaser of a Note, by accepting the same, is deemed to waive and release all such liability.

Governing Law

The indenture and the Notes are governed by the laws of the State of New York without regard to any principle of conflict of laws that would require or permit the application of the laws of any other jurisdiction.

Information Concerning the Trustee

CSC Trust Company of Delaware is the trustee under the indenture. If and when the trustee becomes a creditor of PFL, the trustee will be subject to the provisions of the Trust Indenture Act regarding the collection of claims against PFL. The trustee and its affiliates will be permitted to engage in other transactions; however, if they acquire any conflicting interest, the conflict must be eliminated or the trustee must resign.

PMI Management Rights

Each Note will come attached with a PMI Management Right issued by PMI. PFL will be the sole issuer of the Notes and PMI will be the sole issuer of the PMI Management Rights. The PMI Management Rights will not be separable from the Notes offered on the marketplace and will not be assigned a value separate from the Notes. The PMI Management Rights are "investment contracts" issued by PMI directly to Note holders. The phrase "investment contract" is a concept under federal securities law that refers to an arrangement where investors invest money in a common enterprise with the expectation of profits, primarily from the efforts of others. Here, the "investment contracts" that PMI is registering as PMI Management Rights arise from the services that PMI has provided and will provide, as described in the Administration Agreement, the Indenture, the Investor Registration Agreement, and in this prospectus, which services include, but are not limited to:

•	the existence and operation of the marketplace;

•	verification of borrower information;

•	evaluation and validation of the Prosper Score and Prosper Rating;

•	remitting borrower payments; and

•	collecting on delinquent accounts.

Investors who purchase PMI Management Rights will have rights under the federal securities laws as a purchaser of a registered security. Investors will have limited contractual rights, collectively through the indenture trustee, to enforce PMI's contractual obligations under the Administration Agreement. Such contractual rights exist under state law and will not, in any way, affect the rights of investors under the federal securities laws.

There are no payment obligations on the part of PMI or any third party under or in relation to the PMI Management Rights that are in any way related to borrower obligations in relation to the Borrower Loans or in any way related to PFL's payment obligations in relation to the Notes. The PMI Management Rights attached to the Notes will not comprise collateral therefor nor guarantees of any Borrower Loans or Notes, nor generate any funds or proceeds that will be payable to PFL, the indenture trustee or holders of Notes in relation to any Borrower Loans or Notes. Holders of Notes will have no recourse to PMI or its assets in relation to payments on Borrower Loans or Notes. If PFL repurchases any Notes, PMI will concurrently repurchase the related PMI Management Right for zero consideration.

The indenture trustee is a third-party beneficiary of the Administration Agreement on behalf of holders of Notes and PMI Management Rights. Holders of Notes and PMI Management Rights will not have the contractual right individually to enforce PMI's obligations under the Administration Agreement, but the holders of at least 25% of the outstanding Notes will have the contractual right, subject to the conditions set forth in the Indenture, collectively to cause the indenture trustee to enforce its rights as a third-party beneficiary under the Administration Agreement. In addition, holders of PMI Management Rights will have rights under the federal securities laws that are not limited, contractually or otherwise. PMI's obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus. For more information, see "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Administration Agreement-Indenture Trustee as Third-Party Beneficiary."

Termination of the Administration Agreement would not affect the rights of holders of previously issued PMI Management Rights under the federal securities laws. If PFL or PMI were to terminate PMI's obligations to provide services under the Administration Agreement, PMI would cease to issue new PMI Management Rights. PFL has entered into a back-up servicing agreement with a loan servicing company who is willing and able to transition loan and Note servicing responsibilities from PMI, but it is unlikely that the back-up servicer would be able to perform functions other than servicing the outstanding Borrower Loans and Notes. Therefore, PFL might have to suspend the facilitation of new Borrower Loans and the issuance of new Notes until it could find another party or parties that could perform the services PMI had been performing under the Administration Agreement. PFL believes it could find another party or parties to perform such services, but the search could take time. For more information, see "Risk Factors-Risks Related to PFL and PMI, Our Marketplace and Our Ability to Service the Notes."

Administration Agreement

PFL and PMI have entered into an Administration Agreement pursuant to which PMI will provide certain corporate administration services and marketplace administration services and will service all Borrower Loans and Notes, as well as all PMI Notes. This prospectus refers to PMI in its separate capacities under the Administration Agreement as follows: (i) in its capacity as the party providing the corporate administration services, as the "Corporate Administrator," (ii) in its capacity as the party providing the marketplace administration services, as the "Loan Marketplace Administrator," and (iii) in its capacity as the party servicing all Borrower Loans, Notes, and PMI Notes, as the "Loan and Note Servicer."

The following summary of the Administration Agreement does not purport to be complete and is qualified in its entirety by the complete terms and conditions of the Administration Agreement. A copy of the Administration Agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

Corporate Administration Services

The Corporate Administrator will oversee the daily business operations of PFL and provide a number of related administrative services. Among other matters, the Corporate Administrator's duties shall include:

•	administering PFL's day-to day operations, including paying (solely from PFL's funds) PFL's fees and expenses,

•	giving notices and communications in PFL's behalf as PFL may be required to give from time to time under its various agreements,

•	maintaining PFL's general accounting records and preparing monthly, quarterly and annual financial statements as may be necessary or appropriate,

•	retaining in PFL's behalf an accounting firm to audit PFL's year-end financial statements,

•	preparing and filing PFL's income, franchise or other tax returns,

•	causing to be paid (solely from PFL's funds) any taxes required to be paid by PFL,

•	not knowingly causing PFL to engage in any activity that would cause PFL to be subject to income or franchise tax on a net income basis by any taxing jurisdiction outside of the United States,

•	retaining on PFL's behalf outside counsel,

•	reviewing and analyzing any agreements entered into by PFL and establishing, in consultation with PFL, operating procedures to enable PFL to comply with the terms of such agreements,

•	providing recordkeeping and maintenance to maintain PFL's limited liability company existence,

•	preparing resolutions for consideration by PFL's board of directors in accordance with its limited liability company agreement,

•	preparing and having executed and filed all documents necessary to qualify PFL to do business in any jurisdiction in which such qualification is necessary or appropriate,

•	in conjunction with PFL's counsel, monitoring compliance with licensing requirements and applicable laws,

•	receiving notices on PFL's behalf,

•	notifying PFL of the institution of any action, suit or proceeding against, or regulatory investigation of, PFL,

•	establishing and maintaining all necessary bank accounts for PFL and managing PFL's cash in accordance with the terms and provisions of PFL's material contracts,

•	notifying PFL, to the extent the Corporate Administrator has actual knowledge thereof, of any failure of a party to a material agreement to perform any of its obligations with respect to PFL, and

•	from time to time taking at PFL's expense such actions as PFL may reasonably request, or as the Corporate Administrator deems appropriate.

The Corporate Administrator has agreed to provide PFL with an annual service provider compliance statement confirming that the Corporate Administrator has reviewed its activities and performance under the Administration Agreement during the preceding calendar year and, based upon such review, has determined that it materially fulfilled all of its obligations under the Administration Agreement during that year or, if there has been a failure to perform any such obligation in any material respect, specifically identifying each such failure and the nature and the status thereof. PFL and PMI will provide a summary of the Corporate Administrator's service provider compliance statement in their annual reports on Form 10-K.

Loan Marketplace Administration Services

The Loan Marketplace Administrator will manage the marketplace and provide a number of related services. Among other matters, the Loan Marketplace Administrator's duties shall include supervision with respect to:

•	managing, maintaining and operating the marketplace,

•	the issuance, sale and payment of the Notes,

•	PFL's purchase of Borrower Loans,

•	the operation of www.prosper.com, and

•	the payment (solely from PFL's funds) of related fees and expenses.

Among other things, the Loan Marketplace Administrator will assist PFL with the issuance and sale of the Notes and the posting and funding of Borrower Loans (including reviewing the eligibility of applicants to participate on the marketplace and performing the applicant verification processes described herein), and will manage the posting of listings on the website. The Loan Marketplace Administrator will also assign a Prosper Rating and an interest rate to each listing. See "About the Marketplace" for more information.

The Loan Marketplace Administrator has agreed to provide PFL with an annual service provider compliance statement confirming that the Loan Marketplace Administrator has reviewed its activities and performance under the Administration Agreement during the preceding calendar year and, based upon such review, has determined that it materially fulfilled all of its obligations under the Administration Agreement during that year or, if there has been a failure to perform any such obligation in any material respect, specifically identifying each such failure and the nature and the status thereof. PFL and PMI will provide a summary of the Loan Marketplace Administrator's service provider compliance statement in their annual reports on Form 10-K.

Servicing of Borrower Loans and Notes

The Loan and Note Servicer has agreed to service each Borrower Loan and the corresponding Notes, as well as each PMI Note. The Loan and Note Servicer is required at all times to use commercially reasonable efforts to service and collect the Borrower Loans in accordance with industry standards customary for loans of the same general type and character, in each case:

•
as long as PMI is the Loan and Note Servicer, in accordance with the provisions of PFL's Amended and Restated Limited Liability Company Agreement (in particular the sections governing the limitations on PFL's activities),

•
as long as PMI is the Loan and Note Servicer, in accordance with the provisions of the Unanimous Written Consent of the Board of Directors of Prosper Marketplace, Inc. with respect to the separateness principles to be observed by PMI in dealing with PFL,

•	in accordance with all applicable laws, and

•	without regard to:

◦	any relationship that the Loan and Note Servicer or its affiliates may have with the applicable borrower or Note holder, or

◦	the Loan and Note Servicer's right to receive compensation for its services.

This standard of care applicable to the Loan and Note Servicer is called the "Servicing Standard." Subject to the Servicing Standard, the Loan and Note Servicer has full power and authority to take any actions in connection with the servicing and administration of the Borrower Loans that it deems to be necessary or desirable. The Loan and Note Servicer may act alone or through agents, but will remain responsible for the proper performance of its duties by any agents it appoints. PFL's ability to collect payments on the Borrower Loans, and therefore the amount of payments received by the holders of Notes, will be dependent upon the Loan and Note Servicer's performance of its duties under the Administration Agreement.

Subject to the Servicing Standard, the Loan and Note Servicer is responsible for protecting the interest of PFL in the Borrower Loans by dealing effectively with borrowers who are delinquent or in default. The Loan and Note Servicer is required to maintain an adequate accounting system that will immediately identify delinquent loans and to maintain procedures for sending delinquent notices, assessing late charges and preparing individual analyses of distressed or chronically delinquent Borrower Loans. The Loan and Note Servicer has sole discretion to determine (i) the timing and content of communications sent to delinquent borrowers, and (ii) when and whether to refer a delinquent loan for collection, initiate legal action to collect a delinquent loan, sell a delinquent loan to a third party, accelerate the maturity of a delinquent loan that is at least thirty days past due or write off a delinquent loan in whole or in part. The Loan and Note Servicer is authorized to select and engage on PFL's behalf any collection agency to which any delinquent loan is referred for collection and to determine the amount of its compensation (which shall not, however, exceed 40% of the amount of any recoveries obtained, in addition to any legal fees and transaction fees associated with payment processing incurred in the collection effort). The Loan and Note Servicer will be deemed to have undertaken commercially reasonable servicing and collection efforts if it refers a delinquent loan to a collection agency within five business days after such loan first became thirty days past due. The Loan and Note Servicer will charge off Borrower Loans that are 120 days past due and also may charge off delinquent loans that are less than 120 (but at least 31) days past due if the Loan and Note Servicer deems such action appropriate under the Servicing Standard. Notwithstanding any decision by the Loan and Note Servicer to charge off a delinquent loan, holders of the Notes related to such loan will continue to receive their pro rata shares (net of servicing fees and other fees and charges, if applicable) of any payments that PFL receives on such loan on or prior to its Final Maturity Date.

Subject to the Servicing Standard, the Loan and Note Servicer may waive, modify or vary any non-material terms of any Borrower Loan, consent to the postponement of strict compliance with any such term or grant a non-material indulgence to any borrower. Notwithstanding the foregoing, in the event that any Borrower Loan is in default, or in the judgment of the Loan and Note Servicer, such default is reasonably foreseeable, or the Loan and Note Servicer otherwise determines that such action would be consistent with the Servicing Standard, and provided that the Loan and Note Servicer has reasonably and prudently determined that such action will not be materially adverse to the interests of the relevant Note holders, the Loan and Note Servicer may also waive, modify or vary any term of any Borrower Loan (including material modifications that would change the interest rate, defer or forgive the payment of principal or interest, change the payment dates or change the place and manner of making payments on such Borrower Loan), accept payment from the related borrower of an amount less than the principal balance in final satisfaction of such Borrower Loan or consent to the postponement of strict compliance with any term or otherwise grant any indulgence to any borrower. The modifications contemplated by this servicing provision would be in situations, common to loan servicing industry practices, where a reasonable forbearance or extension of time for payment to be received would prevent a borrower from defaulting entirely on the loan or filing for bankruptcy. From the Note holder's perspective, such modifications would only be employed in situations where a greater loss would be avoided.

Any such actions taken by the Loan and Note Servicer in relation to any Borrower Loan will be binding on the holders of the related Notes and may reduce the amount of payments to be made on such Notes or result in no further payments being made. If the Loan and Note Servicer approves modifications to the terms of any Borrower Loan, it will promptly, on behalf of PFL, notify the corresponding investors in the investor's account.

The Loan and Note Servicer has agreed to provide PFL with an annual servicer compliance statement confirming that the Loan and Note Servicer has reviewed its activities and performance under the Administration Agreement during the preceding calendar year and, based upon such review, has determined that it materially fulfilled all of its obligations under the Administration Agreement during that year or, if there has been a failure to perform any such obligation in any material respect, specifically identifying each such failure and the nature and the status thereof. PFL and PMI will provide a summary of the servicer compliance statement in their annual reports on Form 10-K.

PMI Fees

PFL has agreed to compensate PMI with three fees for its various roles and related services under the Administration Agreement.

First, PFL owes PMI, in PMI's capacity as Corporate Administrator, a monthly corporate administration fee for its administrative services in overseeing the daily business operations of PFL (the "PMI Corporate Administration Fee"). This monthly fee is in the amount of $500,000; provided that, in the case of the last payment of the PMI Corporate Administration Fee due under the Administration Agreement, the amount due shall be pro-rated by the number of days from the last monthly fee payment date and the date on which the Corporate Administrator stopped providing the corporate administrative services specified in the Administration Agreement.

Second, PFL owes PMI, in PMI's capacity as Loan Marketplace Administrator, a monthly marketplace administration fee for its services in managing the marketplace (the "PMI Loan Marketplace Servicing Fee"). This fee is equal to the product of $150 and the number of Borrower Loans funded since the last monthly fee payment date.

Third, PFL owes PMI, in PMI's capacity as Loan and Note Servicer, a monthly fee for its services in servicing the Borrower Loans (such fee, together with the PMI Corporate Administration Fee and the PMI Loan Marketplace Servicing Fee, the "PMI Fees"). This fee is equal to 62.5% of all servicing fees collected from Note holders by or on behalf of PFL and 100% of all non-sufficient funds fees collected from Note holders by or on behalf of PFL since the last monthly fee payment date.

Exculpation and Indemnity

PMI, in its capacity as Loan and Note Servicer under the Administration Agreement, will not be liable under the Administration Agreement to PFL, any Note holder, any borrower or any other person for any actions it takes or fails to take in connection with the servicing of the Borrower Loans or Notes or for any errors in judgment, except as described below.

PMI, in its various capacities under the Administration Agreement, and any of its directors, officers, employees or agents may rely in good faith on any document of any kind that appears to be properly executed and submitted by any person respecting any matters arising in connection with the Administration Agreement, except to the extent that PMI knows that such document is false, misleading, inaccurate or incomplete.

PMI, in its various capacities under the Administration Agreement, has agreed to indemnify PFL and PFL's officers, directors, employees and agents against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable counsel fees and disbursements), joint or several (collectively, "Damages"), directly or indirectly resulting from:

•	the failure of PMI to perform its duties under the Administration Agreement,

•	the material breach of any of PMI's representations, warranties, covenants or agreements contained in the Administration Agreement

•
the acts or omissions of any permitted subservicer or service provider engaged by PMI, in its capacity as Loan and Note Servicer, to service the Borrower Loans or Notes in accordance with the Administration Agreement, and

•	any infringement or misappropriation by PMI of any patent, copyright, trademark, servicemark, trade secret or other proprietary right of any other person;
provided, however, that PMI will not be responsible for any Damages resulting from:

•	the failure of PFL to perform its duties under the Administration Agreement (unless such failure resulted from the actions or omissions of PMI),

•	the material breach of any of PFL's representations, warranties, covenants or agreements contained in the Administration Agreement (unless such breach resulted from the actions or omissions of PMI),

•	the origination, making, funding, sale or servicing of any Borrower Loans or Notes following the termination of the Administration Agreement,

•	the absence or unavailability of any books, records, data, files or other documents relating to a Borrower Loan, unless resulting from PMI's actions or omissions, or

•	compliance with any instructions of PFL if such instructions did not comply with applicable law.

Assignment and Subservicing

PMI may not assign its various roles under the Administration Agreement or its duties thereunder without the prior written consent of PFL (excluding any assignment to an entity into which PMI is merged or consolidated or that succeeds to PMI's business). PMI may in its discretion engage service providers to assist it in performing specific obligations under the Administration Agreement, provided that, in its capacity as Loan and Note Servicer, it may not engage a subservicer or other service provider to perform a substantial portion of the primary day-to-day servicing obligations of the Loan and Note Servicer without the prior written consent of PFL. PMI, in its capacity as Loan and Note Servicer, will be solely responsible for the fees and expenses of any subservicer or service provider it engages. PMI will be liable for the acts and omissions of any such subservicer or service provider to the same extent as if the Loan and Note Servicer had performed the servicing directly.

Termination and Replacement of Servicer

The Administration Agreement will terminate on May 31, 2023, unless PFL or PMI declares an earlier termination pursuant to the termination rights described below or unless the parties agree to extend the term of the Administration Agreement.

PFL may terminate the Administration Agreement partially or in its entirety at its discretion upon 180 calendar days' notice to PMI in any of its capacities under the Administration Agreement. In addition, PFL may terminate the Administration Agreement partially or in its entirety at any time without 180 calendar days' notice if PMI, in any of its capacities under the Administration Agreement, breaches any of its duties under the Administration Agreement and does not cure such breach within thirty days from the date that PFL provides notice of such breach. Notwithstanding the foregoing, PFL may not terminate PMI in any of its capacities under the Administration Agreement unless (i) PFL determines that it, either directly or through a successor service provider, is able to act in such capacity in accordance with the indenture governing the Notes and (ii) PFL's Board of Directors (including its independent directors) approve such determination and termination. If PFL partially terminates the Administration Agreement with respect to PMI in any of its capacities thereunder, PMI will continue to provide services under its other capacities pursuant to the terms of the Administration Agreement.

PMI may terminate the Administration Agreement if PFL breaches any of its obligations under the Administration Agreement and such breach is not cured by PFL within thirty days of the date PMI provides notice of such breach.

PMI is required in connection with any termination of the Administration Agreement under any of its capacities thereunder to transfer the administrative services, marketplace management services or servicing of all Borrower Loans and Notes that remain outstanding to PFL or a successor servicer designated by PFL as soon as reasonably practicable. Until such transfer is completed, PMI's obligation to service the Borrower Loans and otherwise provide services in accordance with the Administration Agreement will remain in effect. All costs and fees incurred in connection with any termination of the Administration Agreement will be payable by the party whose breach of obligation, or whose exercise of its voluntary termination right, resulted in the termination.

Any such amounts due from PFL will be payable only from funds not allocated to the payment of Notes under the indenture. See "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Indenture and Form of Notes." PFL also will be required upon any termination to pay PMI all accrued but unpaid PMI Fees. No termination fees will be payable by either party upon any termination of the Administration Agreement.

PFL has entered into a back-up servicing agreement with First Associates Loan Servicing, LLC ("First Associates"), a third-party loan administrator, pursuant to which First Associates would become the successor servicer to PMI. The back-up servicing agreement will facilitate the transfer of servicing responsibilities to First Associates if the Administration Agreement terminates. See "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Indenture and Form of Notes-Servicing Covenant." First Associates is a financial services company that has entered into numerous successor loan servicing agreements. In the event that PFL must designate an additional or different successor servicer, it will seek to designate a servicer with experience and reputation comparable to First Associates.

Indenture Trustee as Third-Party Beneficiary

The indenture trustee is a third-party beneficiary of (i) PMI's obligations as Loan and Note Servicer under the Administration Agreement (the "Servicing Obligations") for the benefit of the holders of the Notes offered hereby and the PMI Notes and (ii) all of PMI's other obligations under the Administration Agreement for the benefit of holders of the Notes offered hereby.

Pursuant to the Indenture, and subject to the conditions set forth therein, (i) holders of at least 25% in aggregate principal amount of the outstanding Notes offered hereby and the PMI Notes will have the right to cause the indenture trustee to enforce its rights under the Servicing Provisions of the Administration Agreement and (ii) holders of at least 25% in aggregate principal amount of the outstanding Notes offered hereby will have the right to cause the indenture trustee to enforce its rights under any other provisions of the Administration Agreement, in each case whether or not there is a default under the Indenture. PMI's obligations to provide services under the Administration Agreement may be terminated by PMI or by PFL under certain circumstances described in this prospectus.

PMI's obligations under the Administration Agreement may not be amended, waived or otherwise modified in a manner that would adversely affect the holders of the Notes without the consent of the indenture trustee. In order to cause the Trustee to enforce either of the rights discussed above, the holders of the Notes offered hereby (and the PMI Notes if the action relates to the Servicing Provisions of the Administration Agreement) must indemnify the indenture trustee against the costs, expenses and liabilities that it might incur as a result of taking such action.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion constitutes the full opinion of our tax counsel, Covington & Burling LLP, regarding the material U.S. federal income tax considerations generally applicable to investors who purchase Notes. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder ("Treasury Regulations"), administrative pronouncements of the U.S. Internal Revenue Service ("IRS") and judicial decisions, all as currently in effect and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities could apply on a retroactive basis, and could affect the U.S. federal income tax consequences described below.

This discussion does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor's circumstances, and does not discuss any aspect of U.S. federal tax law other than income taxation or any state, local or non-U.S. tax consequences of the purchase, ownership and disposition of the Notes. This discussion applies only to investors who hold the Notes as capital assets within the meaning of the Code (generally, property held for investment). This discussion does not address U.S. federal income tax considerations applicable to investors that may be subject to special tax rules, such as:

•	securities dealers or brokers, or traders in securities electing mark-to-market treatment;

•	banks, thrifts or other financial institutions;

•	insurance companies;

•	regulated investment companies or real estate investment trusts;

•	tax-exempt organizations;

•	accrual-method taxpayers subject to special tax accounting rules under Section 451(b) of the Code;

•	persons holding Notes as part of a "straddle," "hedge," "synthetic security" or "conversion transaction" for U.S. federal income tax purposes, or as part of some other integrated investment;

•	partnerships or other pass-through entities;

•	persons subject to the alternative minimum tax;

•	certain former citizens or residents of the United States;

•	non-U.S. Holders (as defined below); or

•	"U.S. Holders" (as defined below) whose functional currency is not the U.S. dollar.

As used herein, a "U.S. Holder" is a beneficial owner of Notes that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if (A) a United States court has the authority to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined under the Code) are authorized to control all substantial decisions of the trust or (B) it has a valid election in place to be treated as a U.S. person. A "Non-U.S. Holder" is any beneficial owner of a Note that, for U.S. federal income tax purposes, is not a U.S. Holder and that is not a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Notes, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. A partnership holding Notes, and partners in such a partnership, should consult their own tax advisors with regard to the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes by the partnership.

THIS DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR PERSON. ACCORDINGLY, ALL PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES BASED ON THEIR PARTICULAR CIRCUMSTANCES.

Taxation of the Notes

In General

There are no statutory provisions, regulations, published rulings, or judicial decisions that directly address the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. However, although the matter is not free from doubt, PFL will treat the Notes as its debt instruments that have original issue discount ("OID") for U.S. federal income tax purposes. Where required, PFL intends to file information returns with the IRS in accordance with such treatment unless there is a change or clarification in the law, by regulation or otherwise, that would require a different characterization of the Notes.

You should be aware, however, that the U.S. Internal Revenue Service ("IRS") is not bound by PFL's characterization of the Notes and the IRS or a court may take a different position with respect to the Notes' proper characterization. Any different characterization could significantly affect the amount, timing, and character of income, gain or loss recognized in respect of a Note. For example, because each series of Notes will correspond to a loan, and PFL has no obligation to make any payments on the Notes unless, and then only to the extent that, it has received payments on the corresponding loan, the IRS could determine that, in substance, each investor owns a proportionate interest in the corresponding loan for U.S. federal income tax purposes. If the IRS took such a position, the tax treatment of the Notes may differ materially, including, but not limited to, the facts that (i) the Notes would no longer be considered to have OID, and (ii) you would be treated as receiving the interest on your share of the corresponding loan and paying your share of the fees with respect to such loan. While the full amount of your share of interest on the underlying loan would be includible by you, the amount of such fee may not be deductible if you are an individual. Alternatively, the IRS could instead treat the Notes as a different financial instrument (including an equity interest or a derivative financial instrument). If the Notes are treated as PFL's equity, (i) PFL would be subject to U.S. federal income tax on income, including interest, accrued on the corresponding loans but would not be entitled to deduct interest or OID on the Notes, and (ii) payments on the Notes would be treated by the holder for U.S. federal income tax purposes as dividends (that may be ineligible for reduced rates of U.S. federal income taxation or the dividends-received deduction) to the extent of PFL's earnings and profits as computed for U.S. federal income tax purposes.

A different characterization may significantly reduce the amount available to pay interest on the Notes. You are strongly advised to consult your own tax advisor regarding the U.S. federal, state, local and non-U.S. tax consequences of the purchase, ownership, and disposition of the Notes (including any possible differing treatments of the Notes).

As the following discussion indicates, the Notes will be treated as PFL's debt instruments that have OID for U.S. federal income tax purposes. Unless otherwise specified, the following discussion assumes that the Notes will not be subject to the rules governing contingent payment debt instruments.

Taxation of Payments on the Notes

You will generally be required to accrue OID in income as ordinary interest income for U.S. federal income tax purposes, regardless of your regular method of tax accounting. If you hold a Note that has a maturity date of more than one year, you will be required to accrue OID income as ordinary interest income under a "constant yield method." Under this treatment, if a payment on a Note is not made in accordance with the payment schedule in respect of the corresponding loan (for example, because of a late payment on the corresponding loan), you will be required to include an amount of OID in taxable income as interest even if you have not received the actual payment from the corresponding loan.

The Treasury Regulations governing OID provide special rules for determining the amount and accrual of OID for debt instruments that provide for one or more alternative payment schedules applicable upon the occurrence of contingencies. If the timing and amounts of the payments that comprise each payment schedule are known as of the issue date, and based on all the facts and circumstances as of the issue date, a single payment schedule for a debt instrument, including the stated payment schedule, is significantly more likely than not to occur, the amount and accrual of OID is determined based on that payment schedule. In addition, under the applicable Treasury Regulations, remote and/or incidental contingencies may generally be ignored. A contingency relating to the amount of a payment is incidental if, under all reasonably expected market conditions, the potential amount of the payment is insignificant relative to the total expected amount of the remaining payments on the debt instrument. A contingency relating to the timing of a payment is incidental if, under all reasonably expected market conditions, the potential difference in the timing of the payment is insignificant. The determination of whether a single payment schedule is significantly more likely than not to occur, or whether a contingency is remote or incidental, is made for each Note.

Each Note provides for one or more alternative payment schedules because PFL is obligated to make payments on a Note only to the extent that it receives payments on the corresponding loan, less the service charge and less any charges it incurs in connection with collection on the corresponding loan. The payment schedule for each Note provides for payments of principal and interest on the Note in accordance with the payment schedule for the corresponding loan. In addition to scheduled payments, PFL will prepay a Note to the extent that a borrower prepays the loan corresponding to the Note, and PFL will pay late fees collected on a corresponding Borrower Loan to the holders of the corresponding Note. Notwithstanding such contingencies, PFL intends to use the payment schedule of a Note to determine the amount and accrual of OID on the Note because it believes that a Note is significantly more likely than not to be paid in accordance with such payment schedule and/or the likelihood of nonpayment, prepayment or late payment on the loan corresponding to such Note will be remote or incidental. If in the future, based on PFL's experience or for any other reason, PFL determines that the previous sentence does not apply to a Note, PFL anticipates that it will be required to determine the amount and accrual of OID for such Note pursuant to the rules applicable to contingent payment debt instruments, which are described below, and PFL shall so notify you.

OID on a Note will equal the excess of the Note's "stated redemption price at maturity" over its "issue price." The stated redemption price at maturity of a Note includes all payments of principal and stated interest on the Note under the payment schedule of the Note. The issue price of a Note will generally equal the principal amount of a Note.

The amount of OID includible in income for a taxable year is the sum of the "daily portions" of OID with respect to the Note for each day during the taxable year in which the holder held the Note. The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the product of such Note's adjusted issue price at the beginning of the accrual period and its yield to maturity (properly adjusted for the length of the period). PFL intends to use 30-day accrual periods. The adjusted issue price of a Note at the beginning of any accrual period should be its issue price, increased by the aggregate amount of OID previously accrued with respect to the Note, and decreased by any payments of principal and interest previously made on the Note. A Note's yield to maturity should be the discount rate that, when used to compute the present value of all payments of principal and interest to be made on the Note under the payment schedule of the Note, produces an amount equal to the issue price of such Note.

If a Note is paid in accordance with its payment schedule, the amount of OID includible in income is anticipated to be based on the stated interest rate of the Note. As a result, you will generally be required to include an amount of OID in income that is equal to the amount of stated interest paid on the Note.

Cash payments of interest and principal under the payment schedule on the Notes will not be separately included in income, but rather will be treated first as payments of previously accrued but unpaid OID and then as payments of principal.

Sale, Retirement or Other Taxable Disposition of Notes

Upon the sale, retirement or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, retirement or other taxable disposition and your adjusted tax basis in the Note. In general, your adjusted tax basis in the Note will equal your cost for the Note, increased by any OID and market discount previously included in gross income by you, as discussed below, and reduced by any payments previously received by you in respect of the Note.

Except as discussed below with respect to a Note subject to rules governing market discount, contingent payment debt instruments, or the special rules applicable to short-term obligations, your gain or loss on the taxable disposition of the Note generally will be long-term capital gain or loss if the Note has been held for more than one year and short-term otherwise. The deductibility of capital losses is subject to limitations.

Prepayments

If PFL prepays a note in full, the Note will be treated as retired and, as described above, you will generally have gain or loss equal to the difference, if any, between the amount realized upon the retirement and your adjusted tax basis in the Note. If PFL prepays a Note in part, a portion of the Note will be treated as retired. Generally, for purposes of determining (i) your gain or loss attributable to the portion of the Note retired and (ii) your OID accruals on the portion of the Note remaining outstanding, the adjusted issue price, your adjusted tax basis, and the accrued but unpaid OID of the Note, determined immediately before the prepayment, will be allocated between the two portions of the Note based on the portion of the Note that is treated as retired. The yield to maturity of a Note is not affected by a partial prepayment.

Market Discount

If you purchased a Note on the Note Trader platform for an amount that is less than the adjusted issue price of the Note at the time of purchase, the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. The amount of any market discount will generally be treated as de minimis and disregarded if it is less than ¼ of 1 percent of the revised issue price (calculated as the sum of the issue price of the Note and the aggregate amount of OID previously includible in the gross income of any holder without regard to any acquisition premium), multiplied by the number of complete years to maturity. If you hold a Note that has de minimis market discount, the rules described below do not apply to you.

Under the market discount rules, you generally will be required to treat any principal payments received in respect of the Note, and any gain derived from the sale, retirement or other disposition of the Note, as ordinary income to the extent of the market discount that has accrued on the Note but that has not previously been included in gross income by you. (While the matter is not free from doubt, the requirement of section 451(b) of the Code that a taxpayer that prepares financial statements accrue income no later than the year in which such income is accrued on the financial statement should not affect the time when such taxpayer must include market discount.) Such market discount will accrue on the Note on a ratable basis over the remaining term of the Note unless you elect to accrue market discount on a constant yield basis. In addition, you may be required to defer until the maturity of the Note, or its earlier disposition in a taxable transaction, the deduction of all or a portion of any interest expense attributable to (i) any indebtedness incurred to purchase or carry such Note or (ii) any indebtedness continued to purchase or carry such Note. If you dispose of a Note in a nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the Note at its then fair market value.

You may elect to currently include market discount in gross income as it accrues, under either a ratable or constant yield method, in which case the rules described in the prior paragraph regarding characterization of payments and gain as ordinary income and the deferral of interest deductions will not apply. If you make an election to include market discount in income currently, your adjusted basis in a Note will be increased by any market discount that you include in income. An election to currently include market discount in gross income, once made, applies to all market discount obligations acquired by you on or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS. You should consult your own tax advisor before making this election.

Acquisition Premium

If you purchased a Note on the Note Trader platform for an amount greater than the Note's adjusted issue price but less than the sum of all amounts payable on the Note after the purchase date, the Note will be treated as acquired at an acquisition premium. For a Note acquired with an acquisition premium, the amount of OID that you must include in gross income with respect to the Note for any taxable year will be reduced by the portion of the acquisition premium properly allocable to such taxable year.

If you purchase a Note on the Note Trader platform for an amount in excess of the sum of all amounts payable on the Note after the purchase date, you will not be required to include OID in income with respect to the Note.

Late Payments

As discussed above, late fees collected on Borrower Loans corresponding to the Notes will generally be paid to you. PFL anticipates that any late fees paid will be insignificant relative to the total expected amount of the remaining payments on the Note. In such case, any late fees paid to you should be taxable as ordinary income at the time such fees are paid or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Nonpayment of Borrower Loans Corresponding to Note-Automatic Extension

In the event that PFL does not make scheduled payments on a Note as a result of nonpayment by a borrower on the Borrower Loan corresponding to the Note, you must continue to accrue and include OID on a Note in taxable income until the initial maturity date or, in the case of an automatic extension, the final maturity date, except as described below. Solely for purposes of the OID rules, the Note may be treated as retired and reissued on the scheduled payment date for an amount equal to the Note's adjusted issue price on that date. As a result of such reissuance, the amount and accrual of OID on the Note may change. At the time of the deemed reissuance, due to nonpayment by the borrower, PFL may not be able to conclude that it is significantly more likely than not that the Note will be paid in accordance with one payment schedule and/or that the likelihood of future nonpayment, prepayment, or late payment by the borrower on the loan corresponding to such Note will be remote or incidental. Accordingly, the Note may become subject to the contingent payment debt instrument rules (which are discussed in more detail below) even if not subject to these rules at the time of original issue. In addition, in the event that a Note's maturity date is automatically extended because amounts remain due and payable on the initial maturity date by the borrower on the loan corresponding to the Note, the Note likely will be treated as reissued and become subject to the contingent payment debt instrument rules. If PFL determines that a Note is subject to the contingent payment debt instrument rules as a result of such a reissuance, it will notify you and provide the projected payment schedule and comparable yield.

If collection on a Note becomes doubtful, you may be able to stop accruing OID on the Note. Under current IRS guidance, it is not clear whether you may stop accruing OID if scheduled payments on a Note are not made. You should consult your own tax advisor regarding the accrual and inclusion of OID in income when collection on a Note becomes doubtful.

Losses as a Result of Worthlessness

In the event that a Note becomes wholly worthless, a U.S. Holder generally should be entitled to deduct the holder’s adjusted tax basis in the Note as a capital loss in the taxable year the Note becomes wholly worthless. The portion of the U.S. Holder’s adjusted tax basis attributable to accrued but unpaid OID may be deductible as an ordinary loss, although such treatment is not entirely free from doubt. U.S. Holders should consult their own tax advisors regarding the character and timing of losses attributable to Notes that become worthless.

Potential Characterization as Contingent Payment Debt Instruments

To the extent PFL determines that a Note is not subject to the contingent payment debt instrument rules, its position is not binding on the IRS or a court of competent jurisdiction and it cannot predict what the IRS or a court would ultimately decide with respect to the proper U.S. federal income tax treatment of the Note. Accordingly, there exists a risk that the IRS or a court could determine that the Notes are "contingent payment debt instruments" because payments on the Notes are linked to performance on the corresponding loan.

To the extent a Note is characterized as a contingent payment debt instrument, or in the future, PFL concludes that a Note is subject to the contingent payment debt instrument rules, the Note would be subject to special rules applicable to contingent payment debt instruments. If these rules were to apply, you would generally be required to accrue interest income under the noncontingent bond method. Under this method, interest would be taken into account whether or not the amount of any payment is fixed or determinable in the taxable year. The amount of interest that would be taken into account would generally be determined by constructing a hypothetical noncontingent bond, which is based on a "comparable yield" (generally, a hypothetical yield to be applied to determine interest accruals with respect to the Note, and which can be no less than the applicable federal rate) and a "projected payment schedule" (generally, a series of projected payments, the amount and timing of which would produce a yield to maturity on that Note equal to the comparable yield). Based on the comparable yield and the projected payment schedule, you will generally be required to accrue as OID the sum of the daily portions of interest for each day in the taxable year that you held the Note, adjusted to reflect the difference, if any, between the actual and projected amount of any contingent payments on the Note. The daily portions of interest are determined by allocating to each day in an accrual period the ratable portion of interest that accrues in such accrual period. The amount of interest you may accrue under this method could be higher or lower than the stated interest rate on the Note. In addition, any gain recognized on the sale, exchange or retirement of your Note will generally be treated as ordinary interest income, and any loss will be treated as ordinary loss to the extent of prior OID inclusions, and then as capital loss thereafter.

Backup Withholding and Reporting

PFL will be required to report information to the IRS on certain payments on a Note (including interest and discount) and on proceeds of the sale of a Note if you are not an exempt recipient (such as a corporation). In addition, backup withholding (currently at a 24% rate) may apply to payments made to you if (a) you do not furnish or you have failed to provide your correct taxpayer identification number, (b) PFL has been instructed by the IRS to backup withhold because of underreporting (generally meaning that the IRS has determined and notified you that you have failed to report any reportable dividend and interest payments required to be shown on a tax return for a taxable year), or (c) in certain circumstances, you have failed to comply with applicable certification requirements or otherwise establish an exemption from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS on a timely basis. You should consult your tax advisor regarding the application of information reporting and backup withholding rules in your particular situation, the availability of an exemption, and the procedure for obtaining such an exemption, if applicable.

INFORMATION ABOUT PROSPER FUNDING LLC

The following description of our business should be read in conjunction with the section titled "Business" in Item 1, Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

Overview

PFL owns and operates a peer-to-peer online credit marketplace, which this prospectus refers to as the "marketplace," that enables its borrowers to borrow money and its investors to purchase Borrower Payment Dependent Notes, or Notes, issued by PFL, the proceeds of which facilitate the funding of the loans made to borrowers. PFL is a wholly-owned subsidiary of PMI.

PMI developed the marketplace and owned the proprietary technology that makes operation of the marketplace possible. On February 1, 2013, PMI transferred the marketplace to PFL, giving PFL the right to operate the peer-to-peer online credit marketplace to originate and service Borrower Loans and Notes. PMI owns and did not transfer to PFL ownership of the computer hardware that PMI uses to develop, update, maintain and operate the marketplace (including the website), produce and record or register Borrower Loans and Notes, process and record the origination of Borrower Loans, the acquisition thereof by PFL, funds transfers in relation to Borrower Loans and collections on such Borrower Loans, the issuance and transfer of Notes, funds transfers in relation to purchases of and payments on Notes, and which PMI uses to store, backup and manage the information and data used and generated by the marketplace (such as in relation to the preparation of reports). PMI is a party to agreements with third parties relating to (i) the hosting and maintenance of servers and other computer and communications equipment used by PMI in relation to all of the foregoing aspects of the development, updating of, maintenance and operation of the marketplace and the provision of related customer support services, (ii) the backup, offsite storage and protection of all information and data produced and used by PMI in relation to all of the foregoing aspects of the development, updating of, maintenance and operation of the marketplace and the performance by it of all related services, and (iii) maintenance of the integrity, functionality and security of the marketplace from cyber-attacks and similar threats, which agreements PMI is not assigning to PFL such that PFL will not be a party to or third party beneficiary of such agreements.

PFL also has entered into the Administration Agreement, pursuant to which PMI has agreed to provide certain administrative services relating to the marketplace. The Administration Agreement between PFL and PMI contains a license granted by PFL to PMI that entitles PMI to use the marketplace for and in relation to: (i) PMI's performance of its duties and obligations under the Administration Agreement relating to corporate administration, loan marketplace services, loan and note servicing and marketing, and (ii) PMI's performance of its duties and obligations to WebBank in relation to Borrower Loan origination and funding. The license is terminable in whole or in part in relation to failure by PMI to pay the licensing fee or the termination of PMI as the provider of some or all of the aforementioned services.

PFL has been organized and is operated in a manner that is intended (i) to minimize the likelihood that it will become subject to a voluntary or involuntary bankruptcy or similar proceeding, and (ii) to minimize the likelihood that it would be substantively consolidated with PMI in the event of PMI's bankruptcy and thus have its assets subjected to claims of PMI's creditors. PFL and PMI believe they have achieved this by imposing through PFL's organizational documents and covenants in the indenture certain restrictions on PFL's activities and certain formalities designed to reinforce PFL's status as a distinct entity from PMI. In addition, in the Administration Agreement PMI has agreed, in its dealings with PFL and with third parties, to observe the "separateness covenants" described below as they relate to PFL.

Restrictions that PFL and PMI believe minimize the likelihood that PFL will become subject to a voluntary or involuntary bankruptcy or similar proceeding include the following:

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PFL's permissible activities are limited to operating the marketplace, including entering into the related registration agreements with its users; purchasing, owning, financing and pledging the Borrower Loans; issuing and selling the Notes; entering into the Administration Agreement (or, if applicable, one or more similar agreements with another entity or entities providing similar services); entering into agreements with third parties (such as WebBank and a back-up servicer) regarding the purchase and servicing of the Borrower Loans and the Notes and transfers of Notes between users, its own management and operations, and the issuing, paying, sale and administration of the Notes and other obligations; making requisite filings with the SEC and other authorities, and issuing and furnishing prospectuses and other offering materials; and certain related activities. So long as any Note is outstanding, PFL is not permitted to engage in any other business.

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So long as any Note is outstanding, PFL is prohibited from incurring any debt; guarantying the obligations of any other person, including PMI and PFL's other affiliates; acquiring any assets except in connection with the permitted activities described above; engaging, directly or indirectly, in any business other than the permitted activities described above; engaging in any dissolution, liquidation, consolidation, merger, asset sale or transfer of ownership interests; or forming, acquiring or holding any subsidiary.

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So long as any Note is outstanding, PFL is required to have at all times two independent directors whose consent is required for it to take certain extraordinary actions, including filing for bankruptcy.

Because PFL's activities are essentially limited to operating the marketplace, dealing with Borrower Loans and issuing Notes, and PFL is prohibited from incurring any debt for borrowed money other than the Notes, or liabilities to third parties other than those arising under the agreements it is permitted to enter into, as described above, it should not be subject to the claims of any creditors unrelated to its permissible activities. With the exception of its limited indemnification and repurchase obligations, the Note holders do not have recourse to PFL for payment of their Notes and must rely on the corresponding Borrower Loans for payment. PFL expects to be adequately capitalized, and that its capitalization, together with the fee income that it earns, will be sufficient to meet all of its monetary obligations to affiliates and the third parties with whom it contracts in order to operate the marketplace and conduct its permitted business activities. Accordingly, PFL does not expect to have creditors holding unsatisfied claims against it who could seek to place it into bankruptcy involuntarily. For the same reason, PFL believes it is unlikely that it would become insolvent. PFL does not believe that its independent directors would approve a voluntary bankruptcy filing, even if such a filing might be advantageous to PMI or PFL's other affiliates, if PFL is not insolvent in its own right, unless another basis for such a filing exists at the time consistent with their fiduciary duties.

Restrictions that PFL and PMI believe minimize the likelihood that PFL would be substantively consolidated with PMI in the event of PMI's bankruptcy and thus have its assets subjected to claims of PMI's creditors include the following ("separateness covenants"):

•	PFL is required to maintain its own books and records and bank accounts separate from those of PMI or any other person;

•	PFL is required at all times to hold itself out to the public and all other persons as a legal entity separate from PMI and any other person;

•	PFL is required to have a board of directors separate from that of PMI and any other person;

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PFL is required to file its own tax returns, if any, as may be required under applicable law, to the extent it is (1) not part of a consolidated group filing a consolidated return or returns or (2) not treated as a division for tax purposes of another taxpayer, and it must pay any taxes so required to be paid under applicable law;

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Except as contemplated by the agreements it enters into in connection with its permissible activities, PFL may not commingle its assets with assets of PMI or any other person and maintain its funds and other assets such that they shall be separately identified and segregated from those of PMI and any other person;

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PFL is required to conduct its business in its own name so as not to mislead third parties as to the identity of the entity with which such third parties are dealing and to strictly comply with all organizational formalities to maintain its separate existence;

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PFL is required to maintain separate financial statements and ensure that such financial statements indicate (in the notes thereto or otherwise) the separate existence of PFL and PMI and their respective assets and liabilities and, to the extent the assets and liabilities of PFL are represented on the financial statements of PMI, ensure that such financial statements indicate (in the notes thereto or otherwise) the separate existence of PFL and PMI and their separate assets and liabilities;

•	PFL is required to pay its operating expenses and its own liabilities only out of its own funds and not from the funds of any other person;

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PFL is required to maintain an arm's length relationship with PMI and its other affiliates and to ensure that all transactions between PFL and its affiliates are on terms and conditions that are not materially more favorable to the affiliate than the terms and conditions that would be expected to have been obtained under similar circumstances from a non-affiliate;

•	PFL is required to pay the salaries of its own employees, if any;

•	PFL is prohibited from holding out its credit or assets as being available to satisfy the obligations of others;

•	PFL is required to allocate fairly and reasonably any overhead for shared office space and pay for its share of such overhead;

•	PFL is required, so as not to mislead third parties as to the identity of the entity with which such third parties are dealing, to maintain and utilize separate stationery, invoices and checks;

•	Except as contemplated by the agreements it enters into in connection with its permissible activities, PFL is prohibited from pledging its assets for the benefit of any other person;

•	PFL is required to correct any known misunderstanding regarding its separate identity;

•	PFL is required to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

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PFL is required to ensure that it does not enter into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any other person;

•	PFL is required to ensure that it will not conceal from creditors any of its assets or participate in concealing the assets of any other person or entity;

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PFL's board of directors is required to meet at least annually or act pursuant to written consent and keep minutes of such meetings and actions, and PFL is required to observe all other Delaware limited liability company formalities;

•	PFL is prohibited from acquiring any securities of PMI (other than the purchase or other acquisition of certain borrower payment dependent notes issued by PMI and the related Borrower Loans); and

•	PFL's directors, officers, agents and other representatives are required to act at all times with respect to PFL consistently and in furtherance of the foregoing and in PFL's best interests.

In addition, as described below under "Information About Prosper Marketplace, Inc.-Relationship with Prosper Funding LLC," PMI has adopted resolutions limiting its own activities and interactions with PFL in order further to minimize the likelihood that PFL would be substantively consolidated with PMI in the event of PMI's bankruptcy.

Substantive consolidation is a judicially developed equitable doctrine that permits a bankruptcy court, in appropriate circumstances, to disregard the legal separateness of a debtor and a related entity, which may or may not itself be a debtor in bankruptcy, and merge their respective assets and liabilities for bankruptcy purposes. Substantive consolidation typically results in the pooling of all assets and liabilities of the entities to be consolidated, the satisfaction of liabilities from the resulting common fund of assets, and the elimination of all duplicate and inter-entity claims. While the formulation for the standard to apply in determining whether two or more entities should be substantively consolidated in bankruptcy has varied somewhat as among the different courts that have considered such cases, the three most commonly cited tests are as follows:

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The proponent seeking substantive consolidation must establish either (1) the entities pre-petition disregarded their separateness so significantly that their creditors relied on the breakdown of entity borders and treated them as one legal entity, or (2) post-petition that the assets and liabilities of the entities are so entangled that separating them is prohibitive and hurts all creditors.

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The court must determine (1) whether all creditors dealt with the entities as a single economic unit and did not rely on their separate identity in extending credit or (2) whether the affairs of the two entities are so entangled that consolidation will benefit all creditors.

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The proponent of consolidation must make a prima facie case demonstrating that (1) there is substantial identity between the entities to be consolidated and (2) consolidation is necessary to avoid some harm or to realize some benefit. Once the proponent for consolidation has made this showing, the burden shifts to an objecting creditor to show that (1) it has relied on the separate credit of one of the entities to be consolidated and (2) it will be prejudiced by substantive consolidation.

Adherence to the separateness covenants by both PFL and PMI should negate any argument that the respective assets of PFL and PMI are impermissibly entangled or impossible to separate. It should be neither difficult nor costly to ascertain the respective assets and liabilities of PFL and PMI.

Similarly, creditors of PMI should not be able to demonstrate that they dealt with PMI and PFL as a single economic unit, and creditors of PFL are not relying on PMI for either the payment of PFL's Notes or the performance of PFL's obligations under the agreements PFL enters into in connection with its permissible activities (other than PMI's performance, for PFL's benefit, of PMI's obligations under the Administration Agreement, and PMI's own indemnification obligations referred to below). Upon commencement of PFL's offering of the Notes, (1) the website through which PMI previously operated the marketplace was modified to clearly indicate that borrowers and investors are dealing with PFL and not PMI, (2) all new borrower registration agreements and investor registration agreements are entered into with PFL and not PMI and clearly indicate that PFL is the party with whom borrower and investors are transacting, and (3) all agreements with third parties (such as WebBank and a back-up servicer) have been modified such that the rights and obligations of PMI under such agreements, formerly applicable to the period when PMI operated the marketplace, have been assigned to and assumed by PFL (other than certain indemnification obligations in favor of third parties that will be retained by PMI, and certain other miscellaneous provisions which should not expose PMI to financial liability).

Accordingly, all of PFL's creditors should clearly understand that they are looking to PFL for the payment and performance of PFL's obligations to them, and that PMI is not liable to them for PFL's obligations. PFL and PMI believe the purchasers of Notes will clearly be relying on PFL being a legal entity separate and distinct from PMI in making their investment decisions and would be materially prejudiced if PFL were substantively consolidated with PMI. Once PFL commences its offering of the Notes, PMI will no longer be obligated to third parties under the agreements related to operating the marketplace except as noted above. There should not be creditors of PMI who would be successful in arguing that they relied on PFL's assets and creditworthiness in extending credit to PMI. Finally, all relevant legal formalities required to support PFL's legal existence as a Delaware limited liability company separate and distinct from PMI will be strictly observed. Certain hardware and agreements relevant to the development, maintenance and use of the marketplace, including in relation to the origination, funding and servicing of Borrower Loans, and the issuance, funding and payment of the Notes, were not transferred or assigned to PFL by PMI as described above under "Information About Prosper Funding LLC- Overview." Although such retention of hardware and agreements should not bear on a bankruptcy court's analysis of the legal separateness of PMI and PFL (or their respective assets and liabilities), the cessation of or substantial reduction of the day-to-day operations of PMI (because of or during its bankruptcy or otherwise) would materially impair and delay the ability of PFL or a back-up servicer to retrieve data and information in the possession of PMI and to operate the marketplace or elements thereof relevant to loan and Note servicing.

Corporate History

PFL was formed in the State of Delaware on February 17, 2012. Its principal executive offices are located at 221 Main Street, 3rd Floor, San Francisco, California 94105. Its telephone number at that location is (415) 593-5400. Its website address is www.prosper.com. The information contained on its website is not incorporated by reference into this prospectus.

Facilities

A description of our facilities is provided in Item 2, Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

Legal Proceedings

Neither PFL nor PMI is currently subject to any material legal proceedings. PFL is not aware of any litigation matters which have had, or are expected to have, a material adverse effect on it.

 INFORMATION ABOUT PROSPER MARKETPLACE, INC.

The following description of our business should be read in conjunction with the section titled "Business" in Item 1, Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

PMI's Duties Under the Administration Agreement

PMI is a Delaware corporation whose principal office is located at 221 Main Street, 3rd Floor, San Francisco, CA 94105. PFL has entered into an Administration Agreement with PMI, pursuant to which PFL has engaged PMI to provide certain corporate administration services, marketplace administration services and to service all Borrower Loans and Notes. This prospectus refers to PMI in its separate capacities under the Administration Agreement as follows: (i) in its capacity as the party providing the corporate administration services, as the "Corporate Administrator," (ii) in its capacity as the party providing the marketplace administration services, as the "Loan Marketplace Administrator" and (iii) in its capacity as the party providing the servicing to all Borrower Loans and Notes, as the "Loan and Note Servicer."

In its capacity as Corporate Administrator, PMI oversees the daily business operations of PFL and provides a number of related administrative services. Among other matters, the Corporate Administrator's duties include:

•	administering PFL's day-to-day operations, including paying (solely from PFL's funds) Prosper Funding's fees and expenses,

•	giving notices and communications in PFL's behalf as PFL may be required to give from time to time under its various agreements,

•	maintaining PFL's general accounting records and preparing monthly, quarterly and annual financial statements as may be necessary or appropriate,

•	retaining in PFL's behalf an accounting firm to audit PFL's year-end financial statements,

•	preparing and filing PFL's income, franchise or other tax returns,

•	causing to be paid (solely from PFL's funds) any taxes required to be paid by PFL,

•	not knowingly causing PFL to engage in any activity that would cause PFL to be subject to income or franchise tax on a net income basis by any taxing jurisdiction outside of the United States,

•	retaining on PFL's behalf outside counsel,

•	reviewing and analyzing any agreements entered into by PFL and establishing, in consultation with PFL, operating procedures to enable PFL to comply with the terms of such agreements,

•	providing recordkeeping and maintenance to maintain PFL's limited liability company existence,

•	preparing resolutions for consideration by PFL's board of directors in accordance with its limited liability company agreement,

•	preparing and having executed and filed all documents necessary to qualify PFL to do business in any jurisdiction in which such qualification is necessary or appropriate,

•	in conjunction with PFL's counsel, monitoring compliance with licensing requirements and applicable laws,

•	receiving notices on PFL's behalf,

•	notifying PFL of the institution of any action, suit or proceeding against, or regulatory investigation of, PFL,

•	establishing and maintaining all necessary bank accounts of PFL and managing PFL's cash in accordance with the terms and provisions of PFL's material contracts,

•	notifying PFL, to the extent the Corporate Administrator has actual knowledge thereof, of any failure of a party to a material agreement to perform any of its obligations with respect to PFL, and

•	from time to time taking at PFL's expense such actions as PFL may reasonably request, or as the Corporate Administrator deems appropriate.

In its capacity as Loan Marketplace Administrator, PMI manages the marketplace and provides a number of related services. Among other matters, the Loan Marketplace Administrator's duties include:

•	managing, maintaining and operating the marketplace,

•	the issuance, sale and payment of the Notes,

•	PFL's purchase of Borrower Loans,

•	the operation of www.prosper.com, and

•	the payment (solely from PFL's funds) of related fees and expenses.

Among other things, the Loan Marketplace Administrator assists PFL with the issuance and sale of the Notes, the posting and funding of Borrower Loans (including reviewing the eligibility of applicants to participate on the marketplace and performing the applicant verification processes described herein) and manages the posting of listings on the website. The Loan Marketplace Administrator also assigns a Prosper Rating and an interest rate to each listing. See "About the Marketplace" for more information.

In its capacity as Loan and Note Servicer, PMI has agreed to service each Borrower Loan and the corresponding Notes. The Loan and Note Servicer is required at all times to use commercially reasonable efforts to service and collect the Borrower Loans in accordance with industry standards customary for loans of the same general type and character, in each case (i) in accordance with all applicable laws, and (ii) without regard to (A) any relationship that the Loan and Note Servicer or its affiliates may have with the applicable borrower or Note holder, or (B) the Loan and Note Servicer's right to receive compensation for its services. This standard of care applicable to the Loan and Note Servicer is called the "Servicing Standard." Subject to the Servicing Standard, the Loan and Note Servicer has full power and authority to take any actions in connection with the servicing and administration of the Borrower Loans that the Loan and Note Servicer deems to be necessary or desirable. The Loan and Note Servicer may act alone or through agents, but will remain responsible for the proper performance of its duties by any agents it appoints. PFL's ability to collect payments on the Borrower Loans, and therefore the amount of payments received by the holders of Notes, will be dependent upon the Loan and Note Servicer's performance of its duties under the Administration Agreement.

PMI will in no event be responsible to make payments from its own funds on any Notes or other obligations of the Company. See "Summary of Indenture, Form of Notes, PMI Management Rights and Administration Agreement-Administration Agreement" for more information.

Relationship with PFL

PFL is a wholly-owned subsidiary of PMI.  As PFL's sole member, PMI selects all of PFL's directors, subject to the requirement that PFL have two independent directors as long as any Note is outstanding. Two of PFL's directors - David Kimball and Usama Ashraf - are officers of PMI.  All of PFL's officers are also officers of PMI.

PFL is required by the LLC Agreement to indemnify PMI and any employee, representative, agent or affiliate of PMI (collectively, the "Covered Persons"), for any Covered Loss incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of PFL and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person, except for any act or omission that constitutes gross negligence or willful misconduct. The term "Covered Loss" includes any loss, damage or claim incurred by (i) PMI solely in its capacity as PFL's sole member (and not in its capacity as Loan and Note Servicer or otherwise pursuant to the Administration Agreement) or (ii) any other Covered Person when acting on behalf of PMI in its capacity as PFL's sole member. Covered Losses do not include any loss, damage or claim for which PMI separately would be required to indemnify PFL under the Administration Agreement or any other contract. PFL is required to make indemnification payments only from funds that are not required to be applied to payments on the Notes and that are not needed to make current payments to third parties.

Moreover, PMI has adopted resolutions to govern its relationship with PFL. According to its resolutions, PMI shall:

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Not commingle its assets with assets of PFL, and not utilize the assets of PFL as if they were assets of PMI, but instead maintain its funds and other assets separately identified and segregated from those of PFL;

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File its own tax returns and pay its own taxes, if any, as may be required under applicable law, except to the extent that applicable law requires PMI to file tax returns that include PFL in the consolidated tax returns of PMI;

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Produce and maintain separate financial statements and reports and ensure that such financial statements and reports appropriately indicate (in the notes thereto or otherwise) the separate existence of PMI and PFL and their respective assets and liabilities, and to the extent the assets and liabilities of PFL are represented in the consolidated financial statements of PMI, ensure that such financial statements appropriately indicate (in the notes or otherwise) the separate existence of PMI and PFL and their separate assets and liabilities;

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Ensure that all agreements, contracts and transactions between PMI and PFL are on terms and conditions that are not materially more favorable to PMI or PFL than the terms and conditions that would be expected to have been obtained under similar circumstances, from a party not affiliated with PMI or PFL (particularly including terms and conditions relating to compensation or consideration payable by one to the other, indemnification, exclusivity, rights of first offer, term and termination);

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Not enter into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of PFL or to cause PFL to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of PFL; and

•	Not sell any of its securities to PFL (other than the transfer of certain direct loans originated through the marketplace prior to the transfer of the same to PFL).

The resolutions also provide that to avoid any confusion by third parties with respect to the separate existence, operation, assets and credit and other obligations and liabilities of PMI and PFL, PMI shall observe the following additional principles:

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PMI shall, at all times, in its public filings, press releases, websites and otherwise, hold itself out to the public and all other persons and entities as a legal entity separate from PFL and cause PFL to hold itself out to the public and all other persons and entities as a legal entity separate from PMI;

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PMI shall conduct its business in its own name so as not to mislead third parties as to the identity of the entity with which such third parties are dealing and strictly comply with all organizational formalities and the principles listed in these resolutions to maintain its separate existence;

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To the extent that PMI acts as an agent for or on behalf of PFL pursuant to any administrative services, servicing or other agreement or arrangement, PMI shall take reasonable steps to ensure that third parties understand that PMI is acting in such capacity for or on behalf of PFL and not for itself or its own account; and

•	PMI shall take prompt and reasonable action to correct any known misunderstanding regarding the separateness of its legal identity, assets, credit, obligations and liabilities from those of PFL.

PMI Fees

PFL has agreed to compensate PMI with three fees for its various roles and related services under the Administration Agreement.

First, PFL owes PMI, in its capacity as Corporate Administrator, a monthly corporate administration fee for its administrative services in overseeing the daily business operations of PFL (the "PMI Corporate Administration Fee"). This monthly fee is equal to 50% of the compensation and benefits costs of the legal and accounting personnel of PMI; provided that, in the case of the last payment of the PMI Corporate Administration Fee due under the Administration Agreement, the amount due shall be pro-rated by the number of days from the last monthly fee payment date and the date on which the Corporate Administrator stopped providing the corporate administrative services specified in the Administration Agreement.

Second, PFL owes PMI, in PMI's capacity as Loan Marketplace Administrator, a monthly marketplace administration fee for its services in managing the marketplace (the "PMI Loan Marketplace Servicing Fee"). This fee is equal to the product of $112.50 and the number of Borrower Loans funded since the last monthly fee payment date.

Third, PFL owes PMI, in PMI's capacity as Loan and Note Servicer, a monthly fee for its services in servicing the Borrower Loans (such fee, together with the PMI Corporate Administration Fee and the PMI Loan Marketplace Servicing Fee, the "PMI Fees"). This fee is equal to 90% of all servicing fees collected from Note holders by or on behalf of PFL and 100% of all non-sufficient funds fees collected from Note holders by or on behalf of PFL since the last monthly fee payment date.

PMI's Historical Performance

See "About the Marketplace-Historical Performance of Borrower Loans" for information regarding PMI's historical performance.

PMI's Prior Operating Structure

From the launch of the marketplace in February 2006 until October 16, 2008, the operation of the marketplace differed from the structure described in this prospectus, and PMI did not offer borrower payment dependent notes. Instead, the marketplace allowed investors to purchase, and take assignment of, Borrower Loans directly. Borrower Loans resulting from listings posted prior to April 15, 2008 were made by PMI; loans resulting from listings posted on or after April 15, 2008 were made by WebBank and then sold and assigned to PMI. In each case, PMI then sold and assigned such loans to the investors who were winning bidders for the loans. Under this structure, a borrower executed a separate promissory note for each winning bid that was placed on the borrower's listing in the amount of that bid, which note was then sold and assigned by PMI to the investor who made the bid, subject to PMI's right to service the loans. In addition, the Prosper Rating system did not exist during this period. Instead, PMI assigned one of seven letter credit grades to listings based on the borrower's credit score.

In October 2008, due to legal uncertainties relating to the sales of notes offered through this prior marketplace structure, and as a result of discussions with the SEC and various state securities regulators, PMI decided to suspend note sales and restructure the marketplace. Shortly after that, PMI filed a registration statement with the SEC to cover its sale of loan notes under a revised marketplace structure, which is the structure that is still in place today.

From October 16, 2008 until July 13, 2009, PMI did not offer investors the opportunity to purchase notes on the marketplace and PMI did not accept new investor registrations. PMI continued to service all previously-funded Borrower Loans, and investors had the ability to access their accounts, monitor their Borrower Loans and withdraw available funds. During this period, borrowers could still request loans, but those loan requests were forwarded to companies that had a pre-existing relationship with PMI that could make or facilitate a loan to the borrower.

For a brief period between April 28, 2009 and May 8, 2009, PMI's wholly owned subsidiary Prosper Loans Marketplace, Inc. (which has subsequently been dissolved) conducted an intrastate offering under Section 3(a)(11) of the Securities Act to California residents only. PMI originated thirteen loans in connection with this offering, but did not sell any of the related notes. Prior to the sale of these notes, the SEC expressed concerns that the offering might violate provisions of the Securities Act. Upon learning of these concerns, PMI terminated the offering and informed the winning bidders on the thirteen loans that were made that the notes could not be sold to them. PMI's termination of these notes sales was based on its representation and warranty in the investor registration agreement that it had complied in all material respects with applicable law in connection with the offer and sale of all notes.

The SEC declared PMI's registration statement effective on July 10, 2009 and PMI commenced its offering of notes on July 13, 2009. PMI's historical financial results and much of the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" reflects the structure of the lending marketplace and PMI's operations prior to July 13, 2009. For more information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations-Prosper Marketplace, Inc." located elsewhere in this prospectus.

Securities Law Compliance

From PMI's commencement of operations in February 2006 through October 16, 2008, it sold approximately $178.0 million of loans to its investors through an operating structure that involved the sale and assignment of promissory notes directly to investors. PMI did not register the offer and sale of these promissory notes under the Securities Act or under the registration or qualification provisions of any state securities laws. In PMI's view, analyzing whether or not the operation of the marketplace involved an offer or sale of a "security" involved a complicated factual and legal analysis and was uncertain. If the sales of promissory notes offered through the marketplace were viewed as a securities offering, PMI may have failed to comply with the registration and qualification requirements of federal and state law and PMI's investors who held these promissory notes may be entitled to rescission of unpaid principal, plus statutory interest. Generally, the federal statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year from the violation, although the statute of limitations period under various state laws may be for a longer period of time. Due to the legal uncertainty regarding the sales of promissory notes offered through the marketplace under PMI's prior operating structure, and as a result of discussions with the SEC and various state securities law administrators, PMI decided to restructure its operations to resolve such uncertainty. PMI began implementation of this decision on October 16, 2008, when it ceased offering investors the opportunity to make loan purchases on the marketplace, ceased accepting new investor registrations and ceased allowing new loan purchase commitments from existing investors. Furthermore, pursuant to this decision, PMI filed a prospectus, and registration statement of which it formed a part, with the SEC, in which PMI described the restructuring of its operations and its new operating structure. PMI resumed transactions with investors starting July 13, 2009. PMI's decision to restructure its operations and cease sales of promissory notes offered through the marketplace effective October 16, 2008 limited this contingent liability, under federal law, so that it only related to the period from February 2006 until October 16, 2008.

On April 21, 2009, PMI and the North American Securities Administrators Association ("NASAA") reached agreement on the terms of a model consent order between PMI and the states in which it, under its initial platform structure, offered promissory notes for sale directly to investors prior to November 2008. The consent order involves payment by PMI of up to an aggregate of $1 million in penalties, which have been allocated among the states based on PMI's promissory note sale transaction volume in each state prior to November 2008. A state that enters into a consent order receives its portion of the $1 million in exchange for its agreement to terminate, or refrain from initiating, any investigation of our promissory note sale activities prior to November 2008. Penalties are paid promptly after a state enters into a consent order. NASAA has recommended that each state enter into a consent order; however, no state is obliged to do so, and there is no deadline by which a state must make its decision. PMI is not required to pay any portion of the penalty to those states that do not elect to enter into a consent order. If a state does not enter into a consent order, it is free to pursue its own remedies against PMI, subject to any applicable statute of limitations. As of June 30, 2018, PMI has entered into consent orders with 34 states and has paid an aggregate of $0.78 million in penalties to those states. As of June 30, 2018, PMI has accrued approximately $0.12 million in connection with the contingent liability associated with the states that have not entered into consent orders, in accordance with ASC Topic 450, Contingencies.

The change in the operation of PMI's marketplace, the resulting litigation, as well as PMI's adoption of new accounting pronouncements, have had a significant impact on PMI's financial statements and results of operations for periods following September 13, 2009. For more information, see Item 7,."Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the section of this prospectus entitled “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017.”

GOVERNMENT REGULATION

Overview

The lending and securities industries are highly regulated. We, the Notes and the Borrower Loans are subject to extensive and complex rules and regulations. We also are subject to licensing and examination by various federal, state and local government authorities. These authorities impose obligations and restrictions on our activities and the Borrower Loans made and Notes issued through our marketplace. In particular, these rules limit the fees that may be assessed on the Borrower Loans, require extensive disclosure to, and consents from, borrowers and borrowers, prohibit discrimination and impose multiple qualification and licensing obligations on marketplace activities. Failure to comply with these requirements may result in, among other things, revocation of required licenses or registration, loss of approved status, voiding of loan contracts, indemnification liabilities to contract counterparties, class action lawsuits, administrative enforcement actions and civil and criminal liabilities. While compliance with such requirements is at times complicated by our novel business model, we believe we are in substantial compliance with these rules and regulations. These rules and regulations are subject to continuous change, however, and a material change could have an adverse effect on our compliance efforts and ability to operate.

State and Federal Laws and Regulations

A description of the laws and regulations applicable to us and our marketplace is provided in "Business - Government Regulation" in Item 1, Part I of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

States in Which PFL and PMI Currently Operate

The marketplace operates online only and is available to borrowers in all states except Iowa and West Virginia. We have registered or qualified the offer and sale of the Notes and PMI Management Rights in 30 states as well as Washington D.C., and will offer the Notes and PMI Management Rights in each jurisdiction where we obtain such qualification or where such registration is declared effective, subject to any applicable state suitability requirements.

MANAGEMENT

Prosper Funding LLC

The following table sets forth information about PFL's executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
David Kimball	48	Chief Executive Officer, President and Director
Usama Ashraf	41	Chief Financial Officer, Treasurer and Director
Julie Hwang	41	Secretary
Bernard J. Angelo	48	Director
David V. DeAngelis	48	Director

David Kimball is PFL's Chief Executive Officer and President, as well as one of its directors. Mr. Kimball has served as PFL's Chief Executive Officer since December 2016 and President since August 2017. He has served as a director of PFL since November 2016. Additionally, Mr. Kimball previously served as PFL's Treasurer from March 2016 to August 2017. Mr. Kimball also currently serves as the Chief Executive Officer and a director of PMI, positions he has held since December 2016 and November 2016, respectively. He also previously served as the Chief Financial Officer of PMI from March 2016 to February 2017 and Treasurer of PFL from March 2016 to June 2017. Prior to joining PMI, Mr. Kimball was Senior Financial Officer of United Services Automobile Association's (USAA) Chief Operating Office, with financial responsibility for the real estate unit, the bank, the P&C and life insurance companies, the investment management company, and the call centers/distribution functions. Before his position as Senior Financial Officer of USAA's Chief Operating Office, Mr. Kimball spent eight years in various finance roles at USAA, including Senior Vice President of Corporate Finance; Corporate Treasurer; Chief Financial Officer of USAA Federal Savings Bank; and Assistant Vice President of Capital Markets. Prior to his time at USAA, Mr. Kimball spent ten years at Ford Motor Company and Ford Motor Credit Company in both the U.S. and U.K., working on their securitization programs, debt issuance, and a variety of financial planning and analysis positions. Mr. Kimball holds an M.B.A. and a B.A. in English from Brigham Young University.

Usama Ashraf has served as PFL's Chief Financial Officer and Treasurer, as well as one of its director, since June 2017. Mr. Ashraf also currently serves as Chief Financial Officer of PMI, a position he has held since February 2017. Prior to joining PMI, from February 2016 to February 2017, Mr. Ashraf served as Deputy Chief Financial Officer and Treasurer at Annaly Capital Management, Inc., with responsibility for treasury, tax, management reporting and financial planning & analysis. Prior to his time at Annaly, Mr. Ashraf worked at USAA, where he served as Corporate Treasurer from November 2014 to February 2016 and Assistant Corporate Treasurer from January 2014 to October 2014. Before joining USAA, Mr. Ashraf spent 13 years at CIT Group, where he held various positions in the Treasury and Corporate M&A departments. Mr. Ashraf received a B.S. in Economics, with concentrations in Finance and Accounting, from The Wharton School of the University of Pennsylvania.

Julie Hwang has served as PFL’s Secretary since April 2018. Ms. Hwang has also served as PMI’s Secretary and General Counsel since April 2018. Ms. Hwang previously served as PMI’s Deputy General Counsel from January 2017 to April 2018 and its Assistant General Counsel from August 2015 to January 2017. Before joining PMI in August 2015, Ms. Hwang served as Associate General Counsel at One Kings Lane, Inc., a home décor and luxury furniture retailer based in New York from May 2014 to August 2015.  Prior to One Kings Lane, Ms. Hwang worked as an attorney at the law firms of Orrick, Herrington & Sutcliffe LLP for 7 years and Wilson Sonsini Goodrich & Rosati, P.C. for 3 years. Ms. Hwang has a J.D. from UCLA and a B.A. in International Relations with a Concentration on Political Economy from Stanford University.

Bernard J. Angelo has served on PFL's board of directors since March 2012. Mr. Angelo joined Global Securitization Services, LLC ("Global Securitization") in April 1997 and has extensive experience in managing commercial paper and medium term note programs. In addition to his administrative skills, Mr. Angelo has over twelve years of experience in both the business and legal side of structured finance. At Global Securitization, Mr. Angelo has been active in assisting clients and their legal counsel during the structuring phase of their transactions as well as assimilating bank sponsored commercial paper programs into the operating matrix at Global Securitization. Prior to joining Global Securitization, Mr. Angelo was an Assistant Vice President at Bankers Trust Company from January 1993 to April 1997 where he was responsible for oversight of the treasury and accounting functions on the Corporate Trust side of structured transactions managed by the bank. Mr. Angelo currently also serves on the board of ATAX TEBS I, LLC, Bay View Deposit Corporation, BEC Funding II LLC, Carmax Auto Funding LLC, CEC Funding LLC, CenterPoint Energy Transition Bond Company II, LLC, CenterPoint Energy Transition Bond Company III, LLC, CenterPoint Energy Transition Bond Company LLC, Ford Credit Auto Receivables Two LLC, National City Mortgage Capital LLC, PG&E Energy Recovery Funding LLC, and World Omni Auto Receivables LLC. Mr. Angelo has a B.S. in Finance from Siena College. PFL believes that Mr. Angelo's experience in structured finance as well as his general management experience, give him the qualifications and skills to serve as a director.

David V. DeAngelis has served on PFL's board of directors since May 2013. Mr. DeAngelis joined Global Securitization Services, LLC ("Global Securitization") in March 2002 and has over eighteen years of financial markets experience. Prior to joining Global Securitization, Mr. DeAngelis was a Senior Accountant at Nomura Securities International, a Japanese investment firm, from October 1998 to February 2002 where he was responsible for daily profit and loss preparation and reporting, general ledger maintenance, month-end closing entries and month-end reporting in the Fixed Income Controllers Department. Prior to October 1998, Mr. DeAngelis worked in the International Accounting departments of U.S. investment firms specializing in Emerging Markets. Mr. DeAngelis has a B.S. in Accounting from St. John's University. PFL believes that Mr. DeAngelis's financial markets experience, as well as his general management experience, give him the qualifications and skills to serve as a director.

Board Composition and Election of Directors

PFL's board of directors currently consists of four members. PFL's goal is to assemble a board of directors that operates cohesively and works with management in a constructive way. PFL believes that its directors possess valuable experience and the knowledge necessary to guide its business. Its current board of directors consists of individuals with proven records of success in their chosen professions. They all have the highest integrity and a keen intellect. They are collegial yet independent in their thinking, and are committed to the hard work necessary to be informed about the lending industry, PFL, and its key constituents, including borrowers, investors, stockholders and management.

Director Compensation

PFL does not compensate its directors for service on the Board. On May 30, 2013, PFL, PMI, Global Securitization Services, LLC ("GSS"), and PFL's independent directors, David V. DeAngelis and Bernard Angelo, who are employees of GSS and are described as the "GSS representatives," entered into an Amended and Restated Services and Indemnity Agreement (the "GSS Agreement"), pursuant to which, among other things, (i) GSS and the GSS representatives agreed that the GSS representatives would serve as PFL's independent directors, and (ii) PFL agreed to pay GSS an annual fee of $5 thousand as compensation for providing such independent director services. The GSS Agreement amended and restated, in its entirety, the Services and Indemnity Agreement, dated March 1, 2012, entered into by PFL, PMI, GSS, Bernard J. Angelo and Kevin P. Burns. PFL does not consider the annual fee it pays to GSS to constitute director compensation.

Name	Fees earned or paid in cash	Stock awards	Option awards($)	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
David Kimball	$—	$—	$—	$—	$—	$—	$—
Usama Ashraf	—	—	—	—	—	—	—
Bernard J. Angelo	—	—	—	—	—	—	—
David V. DeAngelis	—	—	—	—	—	—	—
Ronald Suber (1)	—	—	—	—	—	—	—
 (1) Mr. Suber resigned as a Director and the President of PFL, effective July 31, 2017.

Limitations on Officers' and Directors' Liability and Indemnification Agreements

PFL's Fifth Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") provides that, to the fullest extent permitted by applicable law, PFL's directors and officers will not be liable to PFL for, and shall be indemnified by PFL against, any loss, damage or claim incurred by reason of any act or omission performed or omitted by such officer or director in good faith on PFL's behalf and in a manner reasonably believed to be within the scope of the authority conferred on the officer or director by the LLC Agreement, except for any loss, damage or claim incurred by reason of the officer's or director's gross negligence or willful misconduct; provided, however, that any such indemnity shall be provided out of and to the extent of PFL's assets only. In addition, the LLC Agreement provides that, to the fullest extent permitted by applicable law, PFL may advance any expenses incurred by an officer or director defending any claim, demand, action, suit or proceeding prior to its final disposition, upon PFL's receipt of an undertaking by or on behalf of the officer or director to repay such amount if it is determined that the officer or director is not entitled to be indemnified under the LLC Agreement. PFL will not pay any such indemnification from any borrower loan collections that are allocable to the payment of Notes.

PFL and PMI have entered into an Amended and Restated Services and Indemnity Agreement (the "GSS Agreement") with Global Securitization Services, LLC ("GSS") and PFL's independent directors, David V. DeAngelis and Bernard J. Angelo, who are employees of GSS and are described as the "GSS Representatives." Under the GSS Agreement, PMI has agreed to indemnify the GSS Representatives and GSS (collectively, the "Indemnitees") against any loss, damage or claim incurred by the Indemnitees as a result of the GSS Representatives' service as independent directors for by reason of any act or omission performed or omitted by the GSS Representatives as PFL's independent directors, except for any loss, damage or claim incurred by reason of the GSS Representative's gross negligence or willful misconduct. If any proceeding is asserted against the Indemnitees for which they may be indemnified under the GSS Agreement, PMI will retain and direct counsel to defend such action and will be responsible for paying all reasonable fees and disbursements of such counsel. The Indemnitees have the right to approve such counsel, but may not unreasonably withhold approval. If a court of competent jurisdiction determines that an Indemnitee is not entitled to indemnification under the GSS Agreement, GSS must repay any amounts paid by PMI to or on behalf of such Indemnitee in connection with those matters as to which it has been determined that such Indemnitee is not entitled to indemnification.

PFL believes that these provisions are necessary to attract and retain qualified persons as directors and officers. To the extent these provisions permit PFL to indemnify its officers and directors for liabilities arising under the Securities Act, however, PFL has been informed by the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Prosper Marketplace, Inc.

The following table sets forth information about PMI's executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
David Kimball	48	Chief Executive Officer and Director
Usama Ashraf	41	Chief Financial Officer
Julie Hwang	41	General Counsel and Secretary
Kunal Kaul	41	Executive Vice President, Operations
Nasos Topakas	53	Chief Technology Officer
Rajeev V. Date	47	Director
Patrick W. Grady	35	Director
David R. Golob	50	Director
Claire A. Huang	56	Director
Nigel W. Morris	60	Director
Mason D. Haupt	63	Director

David Kimball has served as Chief Executive Officer and a director of PMI since December 2016. From March 2016 to February 2017, Mr. Kimball served as PMI's Chief Financial Officer. He also currently serves as Chief Executive Officer and a director of PFL. Prior to joining PMI, Mr. Kimball was Senior Financial Officer of United Services Automobile Association's (USAA) Chief Operating Office, with financial responsibility for the real estate unit, the bank, the P&C and life insurance companies, the investment management company, and the call centers/distribution functions. Before his position as Senior Financial Officer of USAA's Chief Operating Office, Mr. Kimball spent eight years in various finance roles at USAA, including Senior Vice President of Corporate Finance; Corporate Treasurer; Chief Financial Officer of USAA Federal Savings Bank; and Assistant Vice President of Capital Markets.  Prior to his time at USAA, Mr. Kimball spent ten years at Ford Motor Company and Ford Motor Credit Company in both the U.S. and U.K., working on their securitization programs, debt issuance, and a variety of financial planning and analysis positions. Mr. Kimball holds an M.B.A. and a B.A. in English from Brigham Young University. PMI believes that Mr. Kimball's financial and business expertise give him the qualifications and skills to serve as a director.
Usama Ashraf has served as Chief Financial Officer of PMI since February 2017. He also currently serves as Treasurer and a director of PFL. Prior to joining PMI, from February 2016 to February 2017, Mr. Ashraf  served as Deputy Chief Financial Officer and Treasurer at Annaly Capital Management, Inc. (“Annaly") with responsibility for treasury, tax, management reporting and financial planning & analysis. Prior to his time at Annaly, Mr. Ashraf worked at United Services Automobile Association (“USAA”), where he served as Corporate Treasurer from November 2014 to February 2016 and Assistant Corporate Treasurer from January 2014 to October 2014. Before joining USAA, Mr. Ashraf spent 13 years at CIT Group, where he held various positions in the Treasury and Corporate M&A departments, most recently serving as Deputy Treasurer with responsibility for the firm’s Treasury activities in the United States. He started his career in the investment banking division of Salomon Smith Barney/Citigroup focused on M&A. Mr. Ashraf received a B.S. in Economics, with concentrations in Finance and Accounting, from The Wharton School of the University of Pennsylvania.
Julie Hwang has served as PMI’s Secretary and General Counsel since April 2018. Ms. Hwang previously served as PMI’s Deputy General Counsel from January 2017 to April 2018 and Assistant General Counsel from August 2015 to January 2017. Ms. Huang also currently serves as PFL’s Secretary, a position she has held since April 2018. Before joining PMI in August 2015, Ms. Hwang served as Associate General Counsel at One Kings Lane, Inc., a home décor and luxury furniture retailer based in New York from May 2014 to August 2015.  Prior to One Kings Lane, Ms. Hwang worked as an attorney at the law firms of Orrick, Herrington & Sutcliffe LLP for 7 years and Wilson Sonsini Goodrich & Rosati, P.C. for 3 years. Ms. Hwang has a J.D. from UCLA and a B.A. in International Relations with a Concentration on Political Economy from Stanford University.
Kunal Kaul has served as PMI’s Executive Vice President, Operations since late December 2015. Prior to joining PMI, Mr. Kaul spent more than 13 years at Capital One, where he served in various positions, including Senior Business Director, Senior Business Manager and Senior Product Manager, across a number of departments. In his most recent roles at Capital One, Mr. Kaul served as Senior Business Director - Head of Home Loans Originations Operations Excellence from February 2015 to December 2015 and Senior Business Director - Retail Bank Mortgage & Home Equity Lending from January 2014 to February 2015. Mr. Kaul has an MBA from the Indian Institute of Management (Bangalore, India) and a degree in Chemical Engineering from Bombay University.
Nasos Topakas has served as Chief Technology Officer since April 2017. Prior to joining PMI, from June 2010 to February 2017, Mr. Topakas served as Chief Technology Officer at Art.com, Inc., an online wall art and contemporary decor retailer, where he was head of all technology and product departments, with responsibility for the overall technology vision, strategy, engineering execution, and architectural direction. Prior to his time at Art.com, Inc., Mr. Topakas worked at SendMe, Inc., where he served as Chief Technology Officer from November 2007 to May 2010. As Chief Technology Officer of SendMe, Inc., Mr. Topakas was head of all technology departments, including Engineering, Architecture, Technical Project Office, QA, Technical Ops and Corporate IT. Mr. Topakas participated at the M.B.A. executive program from Golden Gate University and holds a B.S. in Computer Science from San Francisco State University.
Rajeev V. Date has served as one of PMI’s directors since July 2013. Mr. Date previously served as one of PMI’s directors from January 2009 to September 2010. Mr. Date currently serves as the Managing Partner of Fenway Summer LLC, a U.S. financial advisory and investment firm. From January 2012 to January 2013, Mr. Date served as the Deputy Director of the United States Consumer Financial Protection Bureau (“CFPB”). Before being appointed Deputy Director, Mr. Date was appointed the Special Advisor to the Secretary of the Treasury for the CFPB, and, in that capacity, acted as the interim leader of the CFPB. From October 2010 to August 2011, Mr. Date served as Associate Director of Research, Markets, and Regulations of the CFPB. Prior to joining the CFPB, Mr. Date served as Chairman & Executive Director of Cambridge Winter Center for Financial Institutions Policy, a non-profit nonpartisan think tank focused on financial institutions policy, from March 2009 to September 2010. From 2007 to 2009, Mr. Date served as a Managing Director in the Financial Institutions Group at Deutsche Bank Securities, where his key responsibility was acting as a coverage officer for specialty finance firms and regional banks. Before that, Mr. Date was Senior Vice President for Corporate Strategy and Development at Capital One Financial, where he led M&A development efforts across the U.S. banking and specialty finance markets. He began his business career in the financial institutions practice of the consulting firm McKinsey & Company. He has also served as an attorney, in both private practice and government. Mr. Date received a J.D., magna cum laude, from Harvard Law School and a B.S. (highest honors) from University of California, Berkeley. PMI believes that Mr. Date’s financial, business and regulatory expertise give him the qualifications and skills to serve as a director. Mr. Date qualifies as an "audit committee financial expert" under SEC guidelines.
Patrick W. Grady has served as one of PMI’s directors since January 2013. Mr. Grady is a Partner of Sequoia Capital, a private investment partnership, which he joined in 2007. Prior to joining Sequoia Capital, Mr. Grady was an Associate at Summit Partners from 2004 to 2007. Mr. Grady holds a B.S. in Economics and Finance from Boston College. PMI believes that Mr. Grady’s experience as a venture capital investor with a focus on financial technologies and his overall management experience, give him the qualifications and skills to serve as a director.  Mr. Grady qualifies as an "audit committee financial expert" under SEC guidelines.
David R. Golob has served as one of PMI’s directors since May 2014. Mr. Golob has been a Partner at Francisco Partners, a private equity firm, since 2001. Mr. Golob currently serves on the board of directors of Barracuda Networks. Mr. Golob holds an A.B. degree in chemistry from Harvard College and an M.B.A. degree from the Stanford Graduate School of Business. PMI believes that Mr. Golob’s financial and business expertise, including his experience in the private equity and venture capital industries analyzing, investing in and serving on the boards of directors of technology companies, give him the qualifications and skills to serve as a director.
Claire A. Huang has served as a director of PMI since December 2017. Ms. Huang has also been a member of the board of directors of: PODS, a leading storage and moving company, since 2018; and Mirador Financial, Inc., a small business lending platform, since June 2017. Ms. Huang previously served on the board of directors of Scotttrade, a leading online brokerage firm, from 2015 to 2017. Ms. Huang has extensive experience in marketing and brand management. She served as the first global Chief Marketing Officer of JP Morgan Chase from 2012 to 2014, where she worked with the marketing teams across all Chase retail and JP Morgan wholesale businesses to build brands and businesses with a customer focus. Before joining JP Morgan Chase, from 2008 to 2012, Ms. Huang held global head of marketing positions at Bank of America Merrill Lynch, where she was responsible for a number of high profile marketing initiatives, including the integration of Merrill Lynch and Bank of America and the launch of Merrill Edge, the company’s brokerage platform. Prior to her time at Bank of America Merrill Lynch, Ms. Huang held marketing leadership positions at Fidelity Investments, American Express Company, Wise Foods, and The Haagen-Dazs Company. Ms. Huang received a B.A. in Economics from De La Salle University in Manilla, Philippines. PMI believes that Ms. Huang’s marketing and brand management expertise, as well as her experience at several leading financial institutions, give her the qualifications and skills to serve as a director.
Nigel W. Morris has served as one of PMI’s directors since June 2014. Mr. Morris previously served as one of PMI’s directors from December 2009 to January 2013. Mr. Morris is the managing partner of QED Investors, an investment firm he founded in 2008. Mr. Morris was also the co-founder of Capital One Financial Services, where he served as President and Chief Operating Officer and Vice Chairman from 1994 until his retirement in 2004. Mr. Morris has a BSC in Psychology from East London University in London, England and an MBA with distinction from London Business School, where he is also a fellow. PMI believes that Mr. Morris’s financial and business expertise, including his diversified background of managing and directing public companies, his experience with financial services firms, as well as his general operational and management experience, give him the qualifications and skills to serve as a director.
Mason D. Haupt has served as one of PMI’s directors since February 2018. He has more than 30 years of experience working in the investment management business. Mr. Haupt served as a Portfolio Manager at Soros Fund Management, LLC, a private investment management firm, from August 2008 to March 2014, and prior to that, from 2006 to 2008, he engaged in private investment activities. From June 2003 to March 2006, Mr. Haupt was a Partner at Five Mile Capital Partners, LLC, an alternative investment and asset management company. During his time at Five Mile Capital Partners, Mr. Haupt served as Portfolio Manager of the company’s Housatonic Fund, a relative value, fixed income hedge fund. Mr. Haupt served as Chairman and Chief Executive Officer of MortgageSight, an electronic platform for mortgage securities, from 2000 to 2001. Previously, he spent more than a decade with Salomon Brothers, culminating in the position of Managing Director of the Mortgage Securities Department. Mr. Haupt received an M.B.A. from Harvard Business School and a B.S. in Economics, with concentrations in Management and Accounting, from The Wharton School of the University of Pennsylvania. PMI believes that Mr. Haupt’s financial and business expertise, including his extensive investment management experience, give him the qualifications and skills to serve as a director.

Board Composition and Election of Directors

A description of PMI's Board Composition and Election of Directors is provided in Item 10, Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

Director Compensation

A description of PMI's Director Compensation is provided in Item 10, Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

Limitations on Officers' and Directors' Liability and Indemnification Agreements

A description of the limitations on PMI's Officers' and Directors' liability and Indemnification Agreements is provided in Item 10, Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

EXECUTIVE COMPENSATION

PROSPER FUNDING LLC

PFL does not compensate any of its officers.

PROSPER MARKETPLACE, INC.

A description of PMI's Executive Compensation is provided in Item 11, Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

TRANSACTIONS WITH RELATED PARTIES

PROSPER FUNDING LLC

Agreements with PMI

On January 22, 2013, PMI entered into an Administration Agreement with PFL (the "PMI Administration Agreement"), pursuant to which PMI agreed to provide certain administrative services relating to the marketplace. Under the PMI Administration Agreement, PFL is required to pay PMI (i) an amount equal to one-twelfth (1/12) of the specified annual Corporate Administration Fees (as defined in the PMI Administration Agreement) of $1.2 million, (ii) a fee for each Borrower Loan originated through the marketplace, (iii) 90% of all servicing fees collected by or on behalf of PFL, and (iv) all nonsufficient funds fees collected by or on behalf of PFL. As of the most recent amendment of the PMI Administration Agreement PFL is required to pay PMI (a) an Corporate Administration Fees of $500 thousand per month, (b) a fee for each Borrower Loan originated through the marketplace, (c) 62.5% of all servicing fees collected by or on behalf of Prosper Funding, and (d) all nonsufficient funds fees collected by or on behalf of Prosper Funding.

Also on January 22, 2013, PFL and PMI entered into an Asset Transfer Agreement (the "Asset Transfer Agreement") pursuant to which PMI, effective February 1, 2013 (i) transferred the marketplace and substantially all of PMI's assets and rights related to the operation of the marketplace to PFL, and (ii) made a capital contribution to PFL in excess of $3 million. Under the Asset Transfer Agreement, PMI also transferred substantially all of its remaining assets to PFL, including (i) all outstanding Notes issued by PMI under the Indenture dated June 15, 2009 between PMI and Wells Fargo Bank, as trustee ("the Indenture"), (ii) all Borrower Loans corresponding to such Notes, (iii) all lender/borrower/group leader registration agreements related to such Notes and Borrower Loans, and (iv) all documents and information related to the foregoing. Certain hardware and agreements relevant to the development, maintenance and use of the marketplace, including in relation to the origination, funding and servicing of

Borrower Loans, and the issuance, funding and payment of the Notes, were not transferred or assigned to PFL by PMI. In addition, PMI did not transfer to PFL (i) agreements with PMI's directors, officers or employees and PMI's financial, legal or other advisors or consultants, (ii) certain agreements with vendors to provide PMI with goods or services in the ordinary course of business (including software licensed pursuant to any "shrink wrap" or "click wrap" license), and (iii) certain cash and short-term investments.

In the Asset Transfer Agreement, PMI agreed, among other things, to:

(i)
fund any repurchase obligation with respect to the transferred Notes, and indemnify PFL for any other losses that arise out of any lender/borrower/group leader registration agreement related to the transferred Notes or Borrower Loans, including as a result of a breach by PMI of any of its representations or warranties made therein;

(ii)	fund any arbitration filing or administrative fees or arbitrator fees payable under any lender/borrower/group leader registration agreement related to the transferred Notes or Borrower Loans; and

(iii)	fund any indemnification obligations that arise under any group leader registration agreement entered into by PMI prior to the date of the asset transfer.

Holders of the transferred Notes are third party beneficiaries under the Asset Transfer Agreement and the Administration Agreement.

Under Section 4.1 of the Indenture, PMI could transfer substantially all of its assets to any person without the consent of the holders of the existing Notes, provided that the transferee expressly assumed all of PMI's obligations under the Indenture and the existing Notes. In that case, the transferee would succeed to and be substituted for PMI, and PMI would be discharged from all of its obligations and covenants, under the Indenture and the existing Notes. Accordingly, on January 22, 2013, PMI, PFL and Wells Fargo Bank, as trustee entered an Amended and Restated Indenture, effective February 1, 2013, which (i) effected such assumption, substitution and discharge (the "Note Assumption"), and (ii) amended and restated the Indenture to reflect the Note Assumption and to make certain other amendments to the Indenture as permitted therein. Following the Note Assumption, PFL became the obligor with respect to the transferred Notes and the Amended and Restated Indenture, and PMI no longer has any obligations with respect thereto.

Agreements with PAH

On November 22, 2013, PFL and PAH entered into a Loan Sale Agreement, pursuant to which PFL agreed to sell to PAH certain unsecured consumer loans. The terms of the Loan Sale Agreement were made on terms no less favorable to PFL than PFL has obtained from unaffiliated third parties.

Participation on our Marketplace

PFL's executive officers and directors have opened investor accounts and have made deposits to and withdrawals from their accounts, and funded portions of borrowers' loan requests from time to time in the past via purchases of Notes and Borrower Loans, and may do so in the future. The Notes and Borrower Loans were obtained on terms and conditions that were not more favorable than those obtained by other investors.

Indemnification Agreements

Under PFL's organizational documents, it is required to indemnify its directors and officers in certain instances. For more information, see "Management-Prosper Funding LLC-Limitations on Officers' and Directors' Liability and Indemnification Agreements."

PROSPER MARKETPLACE, INC.

A description of PMI's transactions with related parties is provided in Item 13, Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

PRINCIPAL SECURITY HOLDERS

A description of PFL's and PMI's principal security holders is provided in Item 12, Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this prospectus.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The information contained in Item 7, "Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the section of this prospectus entitled “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017" has been revised solely for the purpose of adopting the cash flow presentation requirements imposed by Accounting Standards Update 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18"). Specifically, we have revised the Liquidity and Capital Resources disclosure previously included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, originally filed on March 23, 2018 ("2017 Form 10-K") to reflect what those disclosures would have looked like if we had adopted ASU 2016-18 as of December 31, 2017. This revised Item 7 supersedes the disclosure included in Item 7 of the 2017 Form 10-K. There have been no other changes made since the filing of the 2017 Form 10-K. For significant developments since the filing of the 2017 Form 10-K, refer to other periodic reports filed with the Securities and Exchange Commission ("SEC") through the date of this prospectus. See Item 7 under the “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017" section of this prospectus, and Part I, Item 2, "Management’s Discussion and Analysis of Financial Condition and Results of Operations” of PFL and PMI’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, pages 46 to 58, and June 30, 2018, pages 50 to 65, each of which are incorporated by reference into this prospectus.

The recast presentation of the financial statements contained in our 2017 Form 10-K, as included in Item 15 under the “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017" section of this prospectus, supersedes the financial statements contained in our 2017 Form 10-K and does not reflect events occurring after the filing of the 2017 Form 10-K, and does not modify or update the disclosures in the 2017 Form 10-K, other than as required to reflect the changes described above. All other information in the 2017 Form 10-K remains unchanged. Without limitation of the foregoing, this prospectus does not purport to update the MD&A contained in the 2017 Form 10-K for any forward-looking statements. For developments subsequent to the filing of the 2017 Form 10-K, refer to the PMI and PFL’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018. This prospectus should be read in conjunction with the 2017 Form 10-K, PMI and PFL’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018 and June 30, 2018 and their Current Reports on Form 8-K filed subsequent to the filing of the 2017 Form 10-K.

LEGAL MATTERS

The validity of the Notes and PMI Management Rights offered in this offering will be passed upon for us by Julie Hwang, the General Counsel and Secretary of PMI and the Secretary of PFL.

EXPERTS

The consolidated financial statements of Prosper Funding LLC and subsidiaries as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, included in the section of this prospectus entitled “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017," have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to certain related party transactions with its direct parent, Prosper Marketplace Inc., as well as an explanatory paragraph referring to a change in accounting principle). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Prosper Marketplace Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the three years in the period ended December 31, 2017, included in the section of this prospectus entitled “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017," have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration

Statement (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to a change in accounting principle). Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The information contained in the financial statements included in the section of this prospectus entitled “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017," has been revised solely for the purpose of adopting the cash flow presentation requirements imposed by Accounting Standards Update 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18"). These revised financial statements supersede the financial statements included in the 2017 Form 10-K. There have been no other changes made since the filing of the 2017 Form 10-K.

The audited historical financial statements of Billguard included in Exhibit 99.2 of Prosper Marketplace, Inc.'s Current Report on Form 8-K/A dated December 18, 2015, have been so incorporated in reliance on the report of Kesselman & Kesselman, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS

See Item 15, "Exhibits and Financial Statement Schedule" included in the section of this prospectus entitled “Recast Sections of the Annual Report on Form 10-K for the Year Ended December 31, 2017":

Prosper Marketplace, Inc.:

•	Report of Independent Registered Public Accounting Firm for Prosper Marketplace, Inc.;

•	Consolidated Balance Sheets as of December 31, 2017 and 2016;

•	Consolidated Statements of Operations for the years ended December 31, 2017, 2016 and 2015;

•	Consolidated Statement of Other Comprehensive Income (Loss) for the years ended December 31, 2017, 2016 and 2015;

•	Consolidated Statements of Convertible Preferred Stock and Stockholders' Deficit for the years ended December 31, 2017, 2016 and 2015;

•	Consolidated Statements of Cash Flows for the years ended December 31, 2017, 2016 and 2015;

•	Notes to the Consolidated Financial Statements.

Prosper Funding LLC:

•	Report of Independent Registered Public Accounting Firm for Prosper Funding LLC;

•	Consolidated Balance Sheets as of December 31, 2017 and 2016;

•	Consolidated Statements of Operations for the years ended December 31, 2017, 2016 and 2015;

•	Consolidated Statements of Member's Equity for the years ended December 31, 2017, 2016 and 2015;

•	Consolidated Statements Cash Flows for the years ended December 31, 2017, 2016 and 2015;

•	Notes to the Consolidated Financial Statements.

See Part I, Item 1, "Condensed Consolidated Financial Statements” of PFL and PMI’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2018, pages 6 to 45, and June 30, 2018, pages 6 to 49, each of which is incorporated by reference in this prospectus:

Prosper Marketplace, Inc.:
▪Consolidated Balance Sheet as of March 31, 2018 (unaudited) and June 30, 2018 (unaudited)
▪Consolidated Statement of Operations for the fiscal quarters ended March 31, 2018 (unaudited) and June 30, 2018 (unaudited)

▪Consolidated Statement of Cash Flows for the fiscal quarters ended March 31, 2018 (unaudited) and June 30, 2018 (unaudited)
▪Notes to the Consolidated Financial Statements (unaudited)

Prosper Funding, LLC:
▪Consolidated Balance Sheet as of March 31, 2018 (unaudited) and June 30, 2018 (unaudited)
▪Consolidated Statement of Operations for the fiscal quarters ended March 31, 2018 (unaudited) and June 30, 2018 (unaudited)
▪Consolidated Statement of Cash Flows for the fiscal quarters ended March 31, 2018 (unaudited) and June 30, 2018 (unaudited)
▪Notes to the Consolidated Financial Statements (unaudited)

RECAST SECTIONS OF THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2017
Prosper Marketplace, Inc. (“PMI”) and Prosper Funding LLC (“PFL”) are recasting certain previously reported amounts to reflect changes resulting from the adoption of the Financial Accounting Standards Board’s Accounting Standards Update 2016-18, Statement of Cash Flows: Restricted Cash (“ASU 2016-18”) to the financial information contained in PMI and PFL’s Annual Report on Form 10-K for the year ended December 31, 2017 (“2017 Form 10-K”) filed with the SEC.

Note: The information contained in this Item 7 has been revised solely for the purpose of adopting the cash flow presentation requirements imposed by Accounting Standards Update 2016-18, Statement of Cash Flows: Restricted Cash ("ASU 2016-18"). Specifically, we have revised the Liquidity and Capital Resources disclosure previously included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, originally filed on March 23, 2018 ("2017 Form 10-K") to reflect what those disclosures would have looked like if we had adopted ASU 2016-18 as of December 31, 2017. This revised Item 7 supersedes the disclosure included in Item 7 of the 2017 Form 10-K. There have been no other changes made since the filing of the 2017 Form 10-K. For significant developments since the filing of the 2017 Form 10-K, refer to other periodic reports filed with the SEC through the date of this prospectus.

Item 7.
MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

PROSPER MARKETPLACE, INC.
This management’s discussion and analysis of financial condition and results of operations, or MD&A, contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” in this Annual Report on Form 10-K for a discussion of the uncertainties, risks and assumptions associated with these statements. This discussion should be read in conjunction with Prosper’s historical financial statements and related notes thereto and the other disclosures contained elsewhere in this Annual Report on Form 10-K. Management’s Discussion and Analysis has been revised to include the effects of the restatement.  The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and Prosper’s actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those included in the “Risk Factors” section and elsewhere in this Annual Report on Form 10-K.
Overview
Prosper is a pioneer of online marketplace lending that connects borrowers and investors. Our goal is to enable borrowers to access credit at affordable rates and provide investors with attractive risk-adjusted rates of return.

We believe our online marketplace model has key advantages relative to traditional bank lending, including (i) an innovative marketplace model that efficiently connects qualified supply and demand of capital, (ii) online operations that substantially reduce the need for physical infrastructure and improve convenience, and (iii) data and technology driven automation that increases efficiency and improves the borrower and investor experience. We do not operate physical branches or incur expenses related to that infrastructure; instead, we use data and technology to drive automation and efficiency in our operation. As part of operating our marketplace, we verify the identity of borrowers and assess borrowers’ credit risk profile using a combination of public and proprietary data. Our proprietary technology automates several loan origination and servicing functions, including the borrower application process, data gathering, credit scoring, loan funding, investing and servicing, regulatory compliance and fraud detection.
During the year ended December 31, 2017, our marketplace facilitated $2.9 billion in Borrower Loan originations, of which $2.7 billion were originated through our Whole Loan Channel, representing 93% of the total Borrower Loans originated through our marketplace during this period. During the quarter ended December 31, 2017, our marketplace facilitated $694 million in Borrower Loan originations, of which $652 million were originated through our Whole Loan Channel, representing 94% of the total Borrower Loans originated through our marketplace during this period. From inception through December 31, 2017 our marketplace has facilitated $11.2 billion in Borrower Loan originations, of which $9.8 billion were originated through our Whole Loan Channel, representing 87% of the total Borrower Loans originated through our marketplace during this period.
As a credit marketplace, we believe our customers are highly susceptible to uncertainties and negative trends, real or perceived, in the markets driven by, among other factors, general economic conditions in the United States and abroad. These external economic conditions and resulting trends or uncertainties could adversely impact our customers’ ability or desire to participate on our marketplace as borrowers or investors, and consequently could negatively affect our business and results of operations.
Results of Operations
Key Operating and Financial Metrics (in thousands)

	Year Ended December 31,
	2017	2016	2015
Loan Originations	$2,876,055	$2,187,600	$3,722,887
Transaction Fees, Net	130,174	95,130	161,708
Whole Loans Outstanding (1)	3,717,825	3,543,522	3,804,268
Servicing Fees, Net	27,206	28,903	17,238
Net Loss	(115,158)	(118,741)	(25,968)
Adjusted EBITDA (2)	5,460	(37,991)	(5,145)
(1) Balance as of December 31.
(2) Adjusted EBITDA is a non-GAAP Financial measure. For more information regarding this measure and a reconciliation of this measure to the most comparable GAAP measure, see “Non-GAAP Financial Measures”
Overview
The following table summarizes our net loss for the years ended December 31, 2017, 2016 and 2015 (dollar amounts in thousands):

	Year Ended December 31,
	2017	2016	% Change	2016	2015	% Change
Total Net Revenues	$116,235	$136,005	(15)%	$136,005	$204,275	(33)%
Total Expenses	231,901	254,200	(9)%	254,200	229,903	11%
Net Loss Before Taxes	(115,666)	(118,195)	(2)%	(118,195)	(25,628)	361%
Income Tax Expense	(508)	546	(193)%	546	340	100%
Net Loss	$(115,158)	$(118,741)	(3)%	$(118,741)	(25,968)	357%
Total loan originations on the platform increased 31% in 2017 over 2016, which resulted in an increase in transactions fees of 37% or $35.0 million. Total net revenues for the year ended December 31, 2017 decreased approximately $19.8 million, a 15% decrease from the year ended December 31, 2016. This was primarily due to the $60.1 million of rebates that were provided to members of the Consortium via the issuance of Convertible Preferred Stock Warrants that vested during the year ended December 31, 2017. Total expenses for the year ended December 31, 2017 decreased $22.3 million, a 9% decrease from the year ended December 31, 2016, primarily due to a decrease in general and administrative expenses of $27.0 million, restructuring charges of $15.7 million and other expenses of $23.0 million as Prosper continued to realize the cost savings from the restructuring that took place in 2016. These decreases in expenses were offset by a $29.1 million increase in the fair value of the preferred stock warrant liability and an $13.3 million increase in sales and marketing expenses in 2017. Net loss for the year ended December 31, 2017 decreased $3.6 million, a 3% decrease from the year ended December 31, 2016, primarily due to the decreased expenses experienced in 2017.
Total net revenues for the year ended December 31, 2016 decreased approximately $68.3 million, a 33% decrease from the year ended December 31, 2015, primarily due to reduced loan originations on the platform, which decreased 42%. Total expenses for the year ended December 31, 2016 increased $24.3 million, a 11% increase from the year ended December 31, 2015, primarily due to restructuring changes of $17.0 million and a $30.7 million expense resulting from the termination of a contract with Colchis Capital Management, L.P. These expenses were partially offset by cost reductions made in the second half of 2016. Net loss for the year ended December 31, 2016 increased $92.8 million, a 357% increase from the year ended December 31, 2015, primarily due to the lower revenues and increased expenses experienced in 2016.
Origination Volume
From inception through December 31, 2017, a total of 885,662 Borrower Loans, totaling $11.2 billion, were originated through our marketplace. During the year ended December 31, 2017, 223,002 Borrower Loans totaling $2.9 billion were originated through our marketplace as compared to 161,297 Borrower Loans totaling $2.2 billion originated during the year ended December 31, 2016, which represented a unit increase of 38% and a dollar increase of 31%.
The increase in originations Prosper experienced during the year ended December 31, 2017 were primarily driven by the actions Prosper took to increase the amount of capital available to make purchases through its marketplace.  On February 27, 2017, Prosper signed an agreement with a consortium of investors for the purchase of up to $5.0 billion of loans over two years (for more details please see Note 15 to our condensed consolidated financial statements).
Loan origination volume by Prosper Rating was as follows (in millions):

	Year Ended December 31,
	2017		2016		2015
	Amount	%	Amount	%	Amount	%
AA	$197	7%	$240	11%	$327	9%
A	365	13%	459	21%	815	22%
B	641	22%	528	24%	988	27%
C	872	30%	575	26%	988	27%
D	501	17%	259	12%	421	11%
E	236	8%	96	4%	149	4%
HR	64	2%	31	1%	36	1%
Total	$2,876		$2,188		$3,724

During 2017, the mix of originations on the Prosper platform was relatively higher risk when compared to 2016, this was a result of two primary drivers.  First, Prosper raised its loss expectations for some applicant profiles, which caused some borrowers that would previously have received one rating (such as an A rating) to receive a lower rating (such as a B rating).  Second, demand for higher risk assets on the Prosper platform was greater in the first half of 2017 compared with the general demand seen in 2016. In the second half of 2017, Prosper increased the proportion of lower risk originations on its platform as it tightened credit to reduce borrower defaults.
Results of Operations
Revenues
The following table summarizes our revenue for the years ended December 31, 2017, 2016 and 2015 (dollar amounts in thousands):

	Year Ended December 31,
	2017	2016	% Change	2016	2015	% Change
Operating Revenues
Transaction Fees, Net	$130,174	$95,130	37%	$95,130	161,708	(41)%
Servicing Fees, Net	27,206	28,903	(6)%	28,903	17,238	68%
Gain on Sale of Borrower Loans	11,431	3,637	214%	3,637	14,151	(74)%
Fair Value of Warrants Vested on Sale of Borrower Loans	(60,122)	—	100%	—	—	—%
Other Revenues	4,806	5,245	(8)%	5,245	7,687	(32)%
Total Operating Revenues	113,495	132,915	(15)%	132,915	200,784	(34)%
Interest Income
Interest Income on Borrower Loans	47,208	44,649	6%	44,649	41,606	7%
Interest Expense on Notes	(43,954)	(41,187)	7%	(41,187)	(38,174)	8%
Net Interest Income	3,254	3,462	(6)%	3,462	3,432	1%
Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes, Net	(514)	(372)	38%	(372)	59	(731)%
Total Net Revenues	116,235	136,005	(15)%	136,005	204,275	(33)%

Transaction Fees
Prosper earns a transaction fee upon the successful origination of all Borrower Loans facilitated through Prosper’s marketplace. Prosper receives payments from WebBank as compensation for the activities Prosper performs on behalf of WebBank. Prosper’s fee is determined by the term and credit grade of the Borrower Loans that Prosper facilitates on its marketplace and WebBank originates.  We record the transaction fee revenue net of any fees paid by us to WebBank.
Transaction fees increased by 37% for the year ended December 31, 2017 compared to the year ended December 31, 2016, primarily due to higher origination volume through our marketplace, as described above. The average transaction fee for the year ended December 31, 2017 was 4.53%, an increase from 4.35% for the year ended December 31, 2016. This increase was due to marketing fee increases implemented in the second quarter of 2016 for certain Prosper Ratings. The marketing fee increases were partially offset by the fair value of the loan trailing fee on loans originated on the platform during the period.
Transaction fees decreased by 41% for the year ended December 31, 2016 compared to the year ended December 31, 2015, primarily due to lower origination volume through our marketplace, as described above. The average transaction fee for the year ended December 31, 2016 was 4.35%, a slight increase from 4.34% for the year ended December 31, 2015.
Servicing Fees
We earn a fee from investors who purchase Borrower Loans through the Whole Loan Channel for servicing such loans on their behalf. The servicing fee compensates us for the costs we incur in servicing the Borrower Loan, including managing payments from borrowers, payments to investors and maintaining investors’ account portfolios. The servicing fee is generally set at 1% to 1.075% per annum of the outstanding principal balance of the corresponding Borrower Loan prior to applying the current payment.
The decrease in servicing fees for 2017 was due to the decrease in the average unpaid balance of Borrower Loans being serviced. The increase in servicing fees for 2016 was due to the increase in Borrower Loans being serviced as a result of the cumulative growth in sales of Borrower Loans sold through the Whole Loan Channel prior to 2016.
Gain on Sale of Borrower Loans
Gain on Sale of Borrower Loans consists of net gains on Borrower Loans sold through the Whole Loan Channel. The increase in 2017 compared to 2016 was due to an increase in the volume of such sales during 2017 due to an increase in loans originated through the platform as described above and $1.9 million less of rebates that were issued in 2017 when compared to 2016.
The decrease in 2016 compared to 2015 was due to the reduced volume of loans originated through the platform, as described above, and the related sales and rebates in the amount of $5.9 million that were given to investors in 2016 to encourage whole loan purchases. No rebates were given to investors in 2015.
Fair Value of Warrants Vested on the Sale of Borrower Loans
Fair Value of Warrants Vested on the Sale of Borrower Loans relates to warrants to purchase Series F Convertible Preferred Stock issued to the Consortium that vest when the Consortium purchases whole loans under the Consortium Purchase Agreement that was signed in February 2017.

Other Revenues
Other revenues consist primarily of securitization fees and credit referral fees. Credit referral fees are where partner companies pay us an agreed upon amount for referrals of customers from our platform. Securitization fees represent fees Prosper earns to facilitate securitizations for purchasers of borrower loans. The decrease from 2016 to 2017 was not material.
The decrease in other revenue for 2016 compared to 2015 was primarily the result of decreased traffic to existing partners. As described below, Prosper decreased its sales and marketing efforts during the year, which resulted in less traffic to the marketplace and, as a result, less referrals to our existing partners.
Interest Income on Borrower Loans and Interest Expense on Notes
Prosper recognizes interest income on Borrower Loans originated through the Note Channel using the accrual method based on the stated interest rate to the extent we believe it to be collectible. We record interest expense on the corresponding Notes based on the contractual interest rates. The interest rate charged on the Borrower Loans is generally 1% higher than the corresponding interest rate on the Note to compensate us for servicing the Borrower Loans.
Overall, the decrease in net interest income for 2017 compared to 2016 was primarily driven by the decrease in volume of Borrower Loans originated through the Note Channel. Overall, the increase in net interest income for 2016 compared to 2015 was primarily driven by the increase in volume of Borrower Loans originated through the Note Channel.
Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes, net
The fair value of Borrower Loans, loans held for sale and Notes are estimated using discounted cash flow methodologies based upon a set of valuation assumptions. The main assumptions used to value such Borrower Loans, loans held for sale and Notes include prepayment rates derived from historical prepayment rates for each credit grade, default rates derived from historical performance, recovery rates and discount rates applied to each credit grade based on the perceived credit risk of each credit grade. Loans held for sale are primarily comprised of Borrower Loans held for short durations and are valued using the same approach as the Borrower Loans held at fair value.
The following table summarizes the fair value adjustments for the years ended December 31, 2017, 2016 and 2015, respectively (dollar amounts in thousands):

	Year ended December 31,
	2017	2016	2015
Borrower Loans	$(25,552)	$(25,934)	$(21,594)
Loans Held for Sale	7	(7)	(121)
Notes	25,031	25,569	21,774
Total	$(514)	$(372)	$59

Expenses
The following table summarizes our expenses for the years ended December 31, 2017, 2016 and 2015 (dollar amounts in thousands):

	Year ended December 31,
	2017	2016	% Change	2016	2015	% Change
Expenses
Origination and Servicing	$34,881	$33,944	3%	33,944	31,139	9%
Sales and Marketing	83,462	70,146	19%	70,146	112,284	(38)%
General and Administrative - Research and Development	16,383	26,214	(38)%	26,214	18,014	46%
General and Administrative - Other	59,303	76,521	(23)%	76,521	68,466	12%
Change in Fair Value of Convertible Preferred Stock Warrants	29,140	7	100%	7	—	100%
Restructuring Charges	1,340	17,027	(92)%	17,027	—	100%
Other Expenses	7,392	30,341	(76)%	30,341	—	100%
Total Expenses	$231,901	$254,200	(9)%	254,200	229,903	11%
As of December 31, 2017, 2016 and 2015, we had 377, 355 and 619 full-time employees, respectively.  The following table reflects full-time employees as of December 31, 2017, 2016 and 2015 by department.

	December 31,
	2017	2016	2015
Origination and Servicing	163	151	221
Sales and Marketing	13	28	115
General and Administrative - Research and Development	81	78	133
General and Administrative - Other	120	98	150
Total Headcount	377	355	619
Origination and Servicing
Origination and Servicing costs consist primarily of salaries, benefits and stock-based compensation expense related to our credit, collections, customer support and payment processing employees and vendor costs associated with facilitating and servicing Borrower Loans. The increase in 2017 compared to 2016 of 3% was primarily due to $1.8 million in increased amortization costs for internal use software and $1.9 million due to increased use of outsourced services. The increase was offset by a decrease in compensation costs of $2.9 million.
The increase in 2016 compared to 2015 of 9% was primarily due to an increase in personnel related expenses of $2.0 million, as in the first half of the period Prosper expanded its verification and customer support teams to support the larger number of loans that were serviced and to support an anticipated future increase in loan application and processing volumes. Additionally, Prosper incurred an additional $1.0 million in costs relating to data services for the Prosper Daily application and $0.9 million in increased amortization costs for internal use software. These increases were offset by a $1.8 million decrease in outsourced customer support costs during the period.
Sales and Marketing
Sales and Marketing costs consist primarily of affiliate marketing, search engine marketing, online and offline campaigns, email marketing, public relations, and direct mail marketing, as well as the compensation expenses such as wages, benefits and stock based compensation for the employees who support these activities. For the year ended December 31, 2017 compared to the year ended December 31, 2016, the increase of 19% was largely due to increased variable costs as Prosper increased its marketing efforts to increase demand from Borrowers given the greater availability of funding from investors. These increases included a $17.1 million or 41% increase in direct mailing costs as Prosper increased the volume of its direct mail campaigns, a $3.7 million or 38% increase in partnership costs as Prosper significantly increased partnership activities and a $3.9 million or 107% increase in online marketing costs. These increases were offset by a $7.8 million or 72% decrease in compensation costs as Prosper significantly reduced its sales and marketing headcount in 2016.
For the year ended December 31, 2016 compared to the year ended December 31, 2015, the decrease of 38% in expenses was largely due to decreased variable costs and a decrease in personnel as Prosper slowed its marketing efforts to reduce demand from Borrowers and maintain marketplace equilibrium due to decreases in investor demand through the Whole Loan Channel. These decreases included a $9.2 million or 18% decrease in direct mailing costs as Prosper reduced the volume of its direct mail campaigns, a $25.8 million or 75% decrease in partnership costs as Prosper significantly reduced partnership activities and a $2.2 million or 42% decrease in online marketing costs as Prosper significantly reduced its efforts in this area. Compensation costs decreased during the year ended December 31, 2016 by $1.2 million or 10%. These reductions are not as large as the decrease in activity-based spending as Prosper increased sales and marketing headcount during the first four months of 2016 before making significant reductions in such headcount during the restructuring in May 2016.
General and Administrative – Research and Development
Research and development costs consist primarily of salaries, benefits and stock-based compensation expense related to our engineering and product development employees and related vendor costs. The decrease in 2017 compared to 2016 of 38% was primarily due to a decrease in compensation costs of $8.0 million and a decrease of $1.5 million due to lower contractor and consultant usage. Compensation costs decreased as a result of the decrease in headcount.
The increase in 2016 compared to 2015 of 46% was primarily due to an increase in personnel-related expenses as we expanded our engineering and product development teams to support our continued investment in our marketplace. The increase for stock based compensation costs by $4.0 million or 156% was due to large grants to new employees who were granted options in late 2015 and due to additional expense as a result of the stock option reprice that occurred in May 2016. Salaries and wages for these employees increased 25% or $3.3 million as a result of increased employee levels for the first four months of 2016 before the restructuring that occurred in May of 2016 that significantly lowered the employee levels.
General and Administrative – Other
General and administrative other expenses consist primarily of salaries, benefits and stock-based compensation expense related to our accounting and finance, legal, human resources and facilities employees, professional fees related to legal and accounting and facilities expenses. The decrease in 2017 compared to 2016 of 23% was primarily the result of a decrease in compensation expense of $11.3 million, a decrease in professional services of $4.4 million and a decrease in rent and occupancy expenses of $3.1 million. The decrease in compensation expenses is the result of the reduction in headcount since the restructuring in May 2016. Rent and occupancy related expenses have decreased as Prosper has ceased the use of, subleased or terminated a number of leases for office space.
The increase in 2016 compared to 2015 of 12% was primarily due to an increase in personnel related expenses as Prosper had higher headcount levels in 2016 before the restructuring took place on May 3, 2016 and an increase in facilities expenses as Prosper obtained additional space to support the increased headcount. These headcount levels were subsequently reduced as part of the restructuring that occurred in May 2016.
Changes in the Fair Value of Convertible Preferred Stock Warrants
Changes in the Fair Value of Convertible Preferred Stock warrants increased $29.1 million in 2017 over 2016. The convertible preferred stock warrants were issued in late 2016 and over the course of 2017 and as a result there was limited change in fair value in 2016.
Restructuring Charges
Restructuring costs consist of personnel and facilities related costs related to the strategic restructuring of the business that Prosper announced on May 3, 2016.   For 2017, the expenses relate to adjustments to fair value of the existing liabilities and accretion expense on the remaining liability. The 2016 restructuring included the termination of certain employees in our Phoenix, Arizona and San Francisco, California locations and the closing of our Salt Lake City, Utah location. Personnel costs include employee severance and benefits for the termination of 167 employees. Facilities charges include estimated losses on the sublease and lease termination costs for properties in Phoenix, Salt Lake City and San Francisco. Additionally, in the fourth quarter of 2016, Prosper incurred additional restructuring expenses when it closed its office in Tel Aviv, Israel and ceased the use of leased office space in Delaware. The closure of the Tel Aviv office included the termination of 31 employees. Prosper did not incur restructuring costs in 2015.
Other
Other expenses consist of interest income, contract termination costs and impairment charges on assets held for sale. In 2017, management recorded an impairment charge of $6.4 million related to the intangible assets associated with the Prosper Daily application and Prosper settled certain rebates related to the purchase of whole loans by members of the Consortium prior to the closing of the Consortium transaction via the issuance of Convertible Preferred Stock Warrants at a loss of $1.5 million over the cash settlement amount. In 2016, Prosper negotiated the termination of a contract with Colchis Capital Management, L.P. ("Colchis"). In exchange for termination of the contract Prosper agreed to pay Colchis $9 million and issue a warrant to purchase shares of a new series of preferred stock representing 7% of Prosper's capitalization as of the date of issuance for $0.01 per share. The fair value of the warrants at the time of contract termination was $21.7 million. In 2015, no similar charges were incurred.
Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP financial measure that we define as Net Loss adjusted for interest income on available for sale securities and cash and cash equivalents, income tax expense, depreciation and amortization, impairment of intangible assets, stock based compensation expense, fair value of warrants vested on the sale of borrower loans, restructuring charges, and fair value adjustments for warrant liabilities. The presentation of non-GAAP financial measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.
We consider Adjusted EBITDA to be a helpful indicator of the operational strength and performance of our business and a good measure of our historical operating trends. Management uses Adjusted EBITDA to, among other things, understand and compare operating results across accounting periods, evaluate our operations and financial performance, and for internal planning and forecasting purposes. Inclusion of Adjusted EBITDA is intended to provide investors insight into the manner in which management views the performance of the Company, enhance investors’ evaluation of our operating results, and to facilitate meaningful comparisons of our results between periods. These non-GAAP financial measures should not be considered an alternative to, or more meaningful than, the GAAP financial information provided herein.
Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under US GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not consider the potentially dilutive impact of equity-based charges;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
The major non-GAAP adjustments, and our basis for excluding them, are outlined below:

•
Fair value of warrants vested on the sale of borrower loans and change in the fair value of convertible preferred stock warrants liability. We exclude these charges primarily because they are non-cash charges and the fair value varies based on the fair value of the underlying preferred stock, varying valuation methodologies and subjective assumptions. This makes the comparison of our current financial results to previous and future periods difficult to evaluate.

•
Stock-based compensation expense. This consists of expenses for equity awards under our equity incentive plans. Although stock-based compensation is an important aspect of the compensation paid to our employees, the grant date fair value varies based on the stock price at the time of grant, varying valuation methodologies, subjective assumptions and the variety of award types. This makes the comparison of our current financial results to previous and future periods difficult to evaluate; therefore, we believe it is useful to exclude stock-based compensation. We also excluded these expenses because they are non-cash.

•
Amortization or impairment of acquired intangible assets and impairment of goodwill. We incur amortization or impairment of acquired intangible assets and goodwill in connection with acquisitions and therefore exclude these amounts from our non-GAAP measures. We exclude these items because management does not believe they are reflective of our ongoing operating results.

•
Restructuring charges - We have incurred restructuring charges that are included in our GAAP financial statements, related to workforce reductions and estimated costs of exiting facility lease commitments due to our May 2016 restructuring. We exclude these items from our non-GAAP financial measures when evaluating our continuing business performance as such items do not reflect expected future operating expenses. In addition, these charges do not necessarily provide meaningful insight into the fundamentals of current or historical operations of our business.

•
Contract termination charges - We have incurred contract termination charges that are included in our GAAP financial statements, related to a material contract termination. We exclude this item from our non-GAAP financial measures when evaluating our continuing business performance as such items do not reflect expected future operating expenses. In addition, these charges do not necessarily provide meaningful insight into the fundamentals of current or historical operations of our business.

The following table presents a reconciliation of Net Loss to Adjusted EBITDA for each of the periods indicated (in thousands):

	Year Ended December 31,
	2017	2016	2015
Net Loss	$(115,158)	$(118,741)	$(25,968)
Fair Value of Warrants Vested on Sale of Borrower Loans	60,122	—	—
Depreciation expense:
Servicing and Origination	5,853	4,083	3,161
General & Administration - Other	5,110	5,298	2,919
Amortization of Intangibles	1,385	3,838	1,569
Impairment of Intangibles	6,399	—	—
Stock-based Compensation	12,238	19,787	13,011
Restructuring Charges	1,340	17,027	—
Change in the Fair Value of Warrants	29,140	7	—
Interest Income on Available for Sale Securities, Cash and Cash Equivalents	(461)	(547)	(177)
Contract Termination	—	30,711	—
Income Tax Expense	(508)	546	340
Adjusted EBITDA	$5,460	$(37,991)	$(5,145)

Expenses on the Consolidated Statement of Operations include the following amount of stock based compensation for the periods presented (in thousands):

	Year Ended December 31,
	2017	2016	2015
Origination and servicing	$996	$2,004	$1,231
Sales and marketing	553	2,914	2,561
General and administrative	10,689	14,824	9,219
Restructuring	—	45	—
Total stock based compensation	$12,238	$19,787	$13,011

Quarterly Results of Operations
The following table sets forth our unaudited consolidated statement of operations data for each of the eight quarters ended December 31, 2017. The unaudited quarterly statement of operations data set forth below have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited quarterly statement of operations data. Our historical results are not necessarily indicative of our future operating results. The following quarterly consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this Annual Report on Form 10-K (dollar amounts in thousands, except per share information):

Quarters Ended	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Revenues
Operating Revenues
Transaction Fees, Net	$30,632	$37,250	$35,423	$26,869
Servicing Fees, Net	7,284	6,976	6,793	6,154
Gain (Loss) on Sale of Borrower Loans	3,574	4,373	3,803	(318)
Fair Value of Warrants Vested on Sale of Borrower Loans	(18,157)	(21,772)	(16,887)	(3,307)
Other Revenues	1,280	1,390	1,415	720
Total Operating Revenues	24,613	28,217	30,547	30,118
Interest Income
Interest Income on Borrower Loans	11,636	12,065	12,007	11,499
Interest Expense on Notes	(10,851)	(11,247)	(11,177)	(10,678)
Net Interest Income	785	818	830	821
Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes, Net	(317)	(173)	70	(94)
Total Net Revenues	25,081	28,862	31,447	30,845
Expenses
Origination and Servicing	8,341	9,263	8,873	8,404
Sales and Marketing	21,829	21,947	20,131	19,555
General and Administrative	18,088	18,123	18,758	20,717
Restructuring Charges, Net	682	86	647	(75)
Change in Fair Value of Convertible Preferred Stock Warrants	—	6,323	22,416	401
Other Expenses, Net	(213)	(25)	1,930	5,700
Total Expenses	48,727	55,717	72,755	54,702
Net Loss Before Taxes	(23,646)	(26,855)	(41,308)	(23,857)
Income Tax Expense	(854)	85	97	164
Net Loss Applicable to Common Shareholders	$(22,792)	$(26,940)	$(41,405)	$(24,021)
Net Loss Per Share – Basic and Diluted	$(0.33)	$(0.39)	$(0.59)	$(0.35)
Weighted-Average Shares - Basic and Diluted	70,058,880	69,811,534	69,691,841	69,178,049

Quarters Ended	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Revenues
Operating Revenues
Transaction Fees, Net	$19,944	$14,086	$19,276	$41,824
Servicing Fees, Net	7,004	7,079	7,676	7,144
Gain on Sale of Borrower Loans	(228)	761	(687)	3,791
Other Revenues	683	973	816	2,773
Total Operating Revenues	27,403	22,899	27,081	55,532
Interest Income
Interest Income on Borrower Loans	10,939	11,735	11,192	10,783
Interest Expense on Notes	(10,731)	(10,636)	(10,098)	(9,722)
Net Interest Income	208	1,099	1,094	1,061
Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes, Net	(245)	(47)	(2)	(78)
Total Net Revenues	27,366	23,951	28,173	56,515
Expenses
Origination and Servicing	7,029	7,633	8,833	10,449
Sales and Marketing	15,732	9,391	12,303	32,720
General and Administrative	18,851	24,740	28,499	30,645
Restructuring Charges, Net	3,436	(470)	14,061	—
Other Expenses, Net	30,348	—	—	—
Total Expenses	75,396	41,294	63,696	73,814
Net Loss Before Taxes	(48,030)	(17,343)	(35,523)	(17,299)
Income Tax Expense	202	74	105	165
Net Loss Applicable to Common Shareholders	$(48,232)	$(17,417)	$(35,628)	$(17,464)
Net Loss Per Share – Basic and Diluted	$(0.71)	$(0.27)	$(0.56)	$(0.29)
Weighted-Average Shares - Basic and Diluted	67,713,630	65,393,175	63,270,058	60,357,488

Liquidity and Capital Resources (in thousands):

	For the Year Ended December 31,
	2017	2016	2015
Net Loss	$(115,158)	$(118,741)	$(25,968)
Net cash provided by (used in) operating activities	(10,789)	(57,208)	74,340
Net cash used in investing activities	(27,454)	(14,317)	(173,186)
Net cash provided by financing activities	50,462	40,251	184,507
Net increase (decrease) in cash, cash equivalents and restricted cash	12,219	(31,274)	85,661
Cash, cash equivalents and restricted cash at the beginning of the period	186,244	217,518	131,857
Cash, cash equivalents and restricted cash at the end of the period	$198,463	$186,244	$217,518
Net cash increased for the year ended December 31, 2017, primarily due to the $50 million ($47.9 million net of fees) raised through the sale of Series G Convertible Preferred Stock and $7.1 million of net income, net of non-cash items.  This was offset by net purchases of available for sale securities of $20.4 million, $10.2 million reduction of cash held on the platform by investors that is classified as restricted cash, $2.3 million reduction in Accounts Payable and Accrued Liabilities, $3.2 million increase in prepaid expenses and a $3.0 million scheduled payment to reduce our settlement liability.

Net cash decreased for the year ended December 31, 2016, primarily due to the $54.4 million loss, net of non-cash items, $10.0 million for purchase of Property and Equipment, a $6.1 million decrease in cash held on the platform by investors that is classified as restricted cash, a $5 million payment for the BillGuard contingent liability and a $3 million scheduled payment to reduce our settlement liability. These decreases are offset by net proceeds from available for sale securities being converted to cash of $40.3 million. Net cash used in investing primarily represents acquisitions of Borrower Loans (excluding acquisition of Borrower Loans sold to unrelated third parties, which is included in cash flow from operations along with the corresponding proceeds from sale of Borrower Loans), offset by repayment of Borrower Loans and $40.3 million of available for sale securities that have been converted into cash. Net cash provided by financing activities primarily represents proceeds from the issuance of Notes, partially offset by payments on Notes. In the year ended December 31, 2015 cash provided by financing activities consisted primarily of $165 million ($164.8 million net of fees) raised through the issuance of Series D preferred convertible shares, which was offset by $29.2 million paid to repurchase common stock from certain employees.
Prosper also has available for sale securities that are available for its liquidity needs. The fair value of securities available for sale as of December 31, 2017 was $53.1 million. As a result the total cash, cash equivalents and available for sale investments available to Prosper at December 31, 2017 for its liquidity needs was $98.9 million. At December 31, 2017, the available for sale securities included Treasury Bills and US Treasury securities. All securities were rated investment grade (defined as a rating equivalent to a Moody’s rating of “Baa3” or higher, or a Standard & Poor’s rating of “BBB-” or higher) and there were no significant unrealized losses. These securities continue to be available to meet liquidity needs.
We believe our cash and equivalents, together with available for sale investments and cash flows from operations, will be sufficient to meet our operating and liquidity requirements for at least the next twelve months. However, if the financial results anticipated are not achieved, our current cash and equivalents and available for sale investments may not be sufficient to meet our operating and liquidity requirements for at least the next twelve months without obtaining additional sources of liquidity which may not be available on favorable terms or at all. Our future operating and liquidity requirements will depend on numerous factors, including without limitation, future results of operations, and our continued ability to attract investors to our platform. If we are unable to generate positive cash flow from operations or to obtain funds from additional sources, this could have a material adverse effect on our business and financial condition.
Income Taxes
We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized by applying the statutory tax rates in effect in the years in which the differences between the financial reporting and tax filing bases of existing assets and liabilities are expected to reverse. We have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance against our deferred tax assets.  Based on the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in prior years, we have provided a full valuation allowance against our net deferred tax assets.
We report a liability for unrecognized tax benefits resulting from uncertain tax positions taken or expected to be taken in a tax return. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. We are required to make subjective assumptions and judgments regarding our income tax exposures. Interpretations and guidance surrounding income tax laws and regulations change over time. As such, changes in our subjective assumptions and judgments can materially affect amounts recognized in the consolidated balance sheets and statements of operations.
Given our history of operating losses, it is difficult to accurately forecast when and in what amounts future results will be affected by the realization, if any, of the tax benefits of future deductions for our net operating loss carry-forwards. Based on the weight of available evidence, which includes our historical operating performance and the reported cumulative net losses in prior years, we have provided a full valuation allowance against our net deferred tax assets.
Off-Balance Sheet Arrangements
As a result of retaining servicing rights on the sale of Borrower Loans, we are a variable interest holder in certain special purpose entities that purchase these Borrower Loans. None of these special purpose entities are consolidated as we are not the primary beneficiary.  Other than these special purpose entities we did not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities that were established for the purpose of facilitating off-balance sheet arrangements or other purposes.

Contractual Obligations
As of December 31, 2017, the following table summarizes our contractual obligations and the effect such obligations are expected to have on our liquidity and cash flow in future periods (in thousands):

	Payments Due by Period
	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
Operating lease obligations, net of minimum sublease rentals	$31,580	$4,529	$10,580	$10,869	$5,602
WebBank purchase obligations	29,322	29,322	—	—	—
Total contractual obligations	$60,902	$33,851	$10,580	$10,869	$5,602
WebBank Purchase Obligations
Under our loan account program with WebBank, a Utah-charted industrial bank that serves as our primary issuing bank, WebBank retains ownership of loans facilitated through our marketplace for two business days after origination. As part of this arrangement, we have committed to purchase the loans at the conclusion of the two business days.
Critical Accounting Policies
The accounting policies discussed below reflect our most significant judgments, assumptions and estimates which we believe are critical in understanding and evaluating our reported financial results including: (i) fair value measurement of Borrower Loans and Notes; (ii) stock-based compensation expense; (iii) loan servicing assets and liabilities; (iv) consolidation of variable interest entities;  (v) valuation of goodwill and intangible assets; (vi) impairment of goodwill and intangible assets and (vii) convertible preferred stock warrant liability. These judgments, estimates and assumptions are inherently subjective in nature and actual results may differ from these estimates and assumptions, and the differences could be material. For a full description of all accounting policies adopted by us, please see Note 2 to our consolidated financial statements.
Borrower Loans and Notes
Through the Note Channel, we issue Notes and purchase Borrower Loans from WebBank, and hold the Borrower Loans until maturity. The obligation to repay a series of Notes issued through the Note Channel is conditioned upon the repayment of the associated Borrower Loan. We have elected fair value accounting for Borrower Loans originated through the Note Channel and the related Notes. The fair value election for these Borrower Loans and Notes allows for the use of the same measurement approach for both Borrower Loans and the related Notes, consistent with the borrower payment dependent design of such Notes. Management believes that the fair value option is more meaningful for the readers of the financial statements and it allows both the Borrower Loans originated through the Note Channel and the related Notes to be valued using the same methodology. A specific allowance account is not recorded relating to the Borrower Loans in which we have elected the fair value option, but rather we estimate the fair value of such Borrower Loans and Notes using discounted cash flow methodologies adjusted for the expected payment, loss and recovery rates.
We estimate the fair values of Borrower Loans originated through the Note Channel and the related Notes using a discounted cash flow valuation methodology. The valuation methodology considers projected prepayments and uses the historical defaults, losses and recoveries on Borrower Loans to project future losses and net cash flows on such Borrower Loans.
We include in earnings the estimated unrealized fair value gains or losses during the period of Borrower Loans, and the offsetting estimated fair value gains or losses on the related Notes in the period in which such changes in fair value occurs.

Fair Value of Warrants Vested on the Sale of Borrower Loans
Fair Value of Warrants Vested on the Sale of Borrower Loans on the Consolidated Statement of Operations includes the fair of Series F Convertible Preferred Stock warrants that have vested during the period. These warrants relate to warrants to purchase Series F Convertible Preferred Stock issued to the Consortium that vest when the Consortium purchases whole loans under the Consortium Purchase Agreement that was signed in February 2017. On vesting of the Series F warrants, Prosper records a liability as "Convertible Preferred Stock Warrant Liability" on the Consolidated Balance Sheet at fair value and a corresponding amount as "Fair Value of Warrants Vested on Sale of Borrower Loans" on the Consolidated Statement of Operations as contra-revenue.
We estimate the fair value of the Series F Convertible Preferred Stock warrants using valuation methods appropriate for the circumstances at the time of vesting. Generally, this includes determining the business enterprise value of the Company using methods that may include recent transactions in the Company's stock and market indicators. Once the business enterprise value has been estimated, an option pricing model is used to allocate the value to the various classes of Prosper's equity. The concluded per share value for the Series F convertible preferred stock warrant is then determined using a Black-Scholes option pricing model.
Stock-Based Compensation
Stock-based compensation includes expense associated with stock option grants and restricted stock units (“RSUs”). Stock-based compensation for stock options is measured at the grant date based on the fair value of the award and is recognized as expense, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. As a result, we estimate the amount of stock-based compensation we expect to be forfeited based on our historical experience. If actual forfeitures differ significantly from our estimates, stock-based compensation expense and our results of operations could be materially impacted.
Determining the fair value of stock-based awards at the grant date requires judgment. We use the Black-Scholes option-pricing model to determine the fair value of stock options. The determination of the grant date fair value of options using an option-pricing model is affected by our assumptions regarding a number of variables including the fair value of our common stock, our expected common stock price volatility over the expected life of the options, expected term of the stock option, risk-free interest rates and expected dividends.
Loan Servicing Asset and Liability
We record loan servicing assets and liabilities at their estimated fair values when we sell Borrower Loans to unrelated third-party buyers. The gain or loss on a loan sale is recorded in “Gain on Sale of Borrower Loans” on the consolidated statement of operations while the fair value of the servicing rights, which is based on the degree to which the contractual loan servicing fee is above or below an estimated market loan servicing fee is recorded in servicing assets or liabilities. Servicing assets and liabilities are recorded in “Servicing Assets” and “Other Liabilities,” respectively, on the consolidated balance sheet.
On January 1, 2015, we elected to adopt the fair value method to measure the servicing assets and liabilities for all classes of servicing assets and liabilities subsequent to initial recognition. Prior to January 1, 2015, we measured the servicing assets and liabilities using the amortized cost method.
We use a discounted cash flow model to estimate the fair value of the loan servicing assets or liabilities which considers the contractual projected servicing fee revenue that we earn on the Borrower Loans, estimated market servicing fees to service such loans, prepayment rates, default rates and the current principal balances of the loans.
Consolidation of Variable Interest Entities
The determination of whether to consolidate a variable interest entity (“VIE”) in which we have a variable interest requires a significant amount of analysis and judgment whether we are the primary beneficiary of a VIE via a controlling financial interest in the VIE. A controlling financial interest in a VIE exists if we have both the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance and a potentially significant economic interest in the VIE. The determination of whether an entity is a VIE considers factors, such as (i) whether the entity’s equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support or (ii) when a holder’s equity investment at risk lacks any of the following characteristics of a controlling financial interest: the direct or indirect ability through voting rights or similar rights to make decisions about a legal entity’s activities that have a significant effect on the entity’s success, the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the legal entity.
As a result of the nature of the retained servicing rights on the sale of Borrower Loans, we are a variable interest holder in certain special purposes entities that purchase these Borrower Loans.   For all of these entities we either do not have the power to direct the activities that most significantly affect the VIE’s economic performance or we do not have a potentially significant economic interest in the VIE.   In no case are we the primary beneficiary and as a result none of these entities are consolidated on our consolidated financial statements.
Management regularly reviews and reconsiders its previous conclusions regarding the status of an entity as a VIE and whether we are required to consolidate such VIE in the consolidated financial statements.
Valuation of Goodwill and Intangible Assets
When we acquire businesses, we allocate the purchase price to the tangible assets, liabilities and identifiable intangible assets acquired. Any residual purchase price is recorded as goodwill. The allocation of the purchase price requires management to make significant estimates in determining the fair value of acquired assets and assumed liabilities, especially with respect to intangible assets. These estimates are based on information obtained from management of the acquired companies, market participant data, and historical experience. These estimates can include, but are not limited to:

•	the time and expenses that would be necessary to recreate the asset;

•	the profit margin a market participant would receive;

•	cash flows that an asset is expected to generate in the future; and

•	discount rates.
These estimates are inherently uncertain and unpredictable. A change in these estimates could impact our allocation of purchase price to the acquired assets and assumed liabilities. During the measurement period, which is not to exceed one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill based on updated estimate information or facts and circumstances existing as of the acquisition date. Following the earlier of (1) receipt of all necessary information to determine the fair value of assets acquired and liabilities assumed, or (2) the conclusion of the measurement period, any subsequent adjustments are recorded to earnings.
Impairment of Goodwill and Intangible Assets
Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets. Goodwill is evaluated for impairment annually in the third quarter, and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. Triggering events that may indicate impairment include, but are not limited to, a significant adverse change in customer demand or business climate that could affect the value of goodwill or a significant decrease in expected cash flows. During the periods presented no reporting units were at risk of failing step one of the impairment analysis.
Intangible assets consist of identifiable intangible assets, primarily developed technology and customer lists, resulting from our acquisitions. Acquired intangible assets are recorded at cost, net of accumulated amortization. Intangible assets are amortized on a straight-line or accelerated basis over their estimated useful lives. Long-lived assets, including intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

PROSPER FUNDING LLC
This management’s discussion and analysis of financial condition and results of operations, or MD&A, contains forward-looking statements that involve risks and uncertainties. Please see “Forward-Looking Statements” in this Annual Report on Form 10-K for a discussion of the uncertainties, risks and assumptions associated with these statements. This discussion should be read in conjunction with Prosper Funding’s historical financial statements and related notes thereto and the other disclosures contained elsewhere in this Annual Report on Form 10-K. The results of operations for the periods reflected herein are not necessarily indicative of results that may be expected for future periods, and Prosper Funding’s actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to those included in the “Risk Factors” section and elsewhere in this Annual Report on Form 10-K.
Prosper Funding was formed in the state of Delaware in February 2012 as a limited liability company with its sole equity member being PMI. Prosper Funding was formed by PMI to hold Borrower Loans originated through the Note Channel and issue related Notes. Although Prosper Funding is consolidated with PMI for accounting and tax purposes, Prosper Funding has been organized and is operated in a manner that is intended to minimize the likelihood that it would be substantively consolidated with PMI in a bankruptcy proceeding. Prosper Funding’s intention is to minimize the likelihood that its assets would be subject to claims by PMI’s creditors if PMI were to file for bankruptcy, as well as to minimize the likelihood that Prosper Funding will become subject to bankruptcy proceedings directly. Prosper Funding seeks to achieve this by placing certain restrictions on its activities and implementing certain formal procedures designed to expressly reinforce its status as a distinct corporate entity from PMI.
PFL formed PAH in November 2013 as a limited liability company with the sole equity member being PFL. PAH was formed to purchase certain Borrower Loans from PFL and sell them to certain participants in the Whole Loan Channel.

Results of Operations
Overview
The following table summarizes Prosper Funding’s net income for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 (in thousands):

	Year Ended December 31,
	2017	2016	% Change	2016	2015	% Change
Total Net Revenue	$81,682	$72,439	13%	72,439	93,053	(22)%
Total Expenses	76,841	99,623	(23)%	99,623	67,718	47%
Net Income (Loss)	$4,841	$(27,184)	(118)%	(27,184)	25,335	(207)%
Total revenues for the year ended December 31, 2017 increased $9.2 million, a 13% increase from the year ended December 31, 2016, primarily due to the increased number of loan listings on the marketplace during 2017, which resulted in increased administration fee revenue for the listing driven portion of the administration fee.  Total expenses for the year ended December 31, 2017 decreased $22.8 million, a 23% decrease from the year ended December 31, 2016, primarily due to the non-recurring $30.7 million Colchis contract termination charge incurred in 2016 described in other expenses below.  Net income for the year ended December 31, 2017 increased $32.0 million, a 118% increase from the year ended December 31, 2016, primarily due to the contract termination charge not recurring in 2017 and higher loan listings on the marketplace.
Total revenues for the year ended December 31, 2016 decreased $20.6 million, a 22% decrease from the year ended December 31, 2015, primarily due to decreased loan listings which decreased the administrative fee revenue –related party. Total expenses for the year ended December 31, 2016 increased $31.9 million, a 47% increase from the year ended December 31, 2015, primarily due to the $30.7 million non-recurring Colchis contract termination charge described in other expenses below. Net income for the year ended December 31, 2016 decreased $52.5 million, a 207% decrease from the year ended December 31, 2015, primarily due to the decrease in revenues and the non-recurring contract termination charge.

Revenues
The following table summarizes Prosper Funding’s revenue for the years ended December 31, 2017, December 31, 2016 and December 31, 2015 (in thousands):

	Year ended December 31,
	2017	2016	% Change	2016	2015	% Change
Revenues
Operating Revenues
Administration Fee Revenue - Related Party	$101,500	$36,630	177%	$36,630	57,919	(37)%
Servicing Fees, Net	25,963	28,604	(9)%	$28,604	16,218	76%
Gain on Sale of Borrower Loans	(48,691)	3,637	(1,439)%	$3,637	14,151	(74)%
Other Revenues	170	478	(64)%	$478	1,500	(68)%
Total Operating Revenues	78,942	69,349	14%	$69,349	89,788	(23)%
Interest Income on Borrower Loans	$47,208	$44,649	6%	$44,649	41,380	8%
Interest Expense on Notes	$(43,954)	$(41,187)	7%	$(41,187)	(38,174)	8%
Net Interest Income	3,254	3,462	(6)%	$3,462	3,206	8%
Change in Fair Value on Borrower Loans, Loans Held for Sale and Notes, Net	(514)	(372)	38%	$(372)	59	(731)%
Total Revenues	$81,682	$72,439	13%	$72,439	93,053	(22)%
Administration Fee Revenue - Related Party
Prosper Funding primarily generates revenue through license fees it earns under its Administration Agreement with PMI. The Administration Agreement contains a license granted by Prosper Funding to PMI that entitles PMI to use the marketplace for and in relation to: (i) PMI’s performance of its duties and obligations under the Administration Agreement, and (ii) PMI’s performance of its duties and obligations to WebBank under the Loan Account Program Agreement. Effective July 1, 2016 the Administration Agreement was amended. The amendments included amending the License Fee to include a fixed monthly fee alongside a reduced variable fee and the introduction of a Rebates Fee related to rebates given to investors.  The increase in 2017 was the result of an increase in the listing driven portion of administration fees as a result of higher listings in 2017 and the above changes in the Administration Agreement, which was designed to compensate Prosper Funding for any rebates offered to whole loan investors. The decrease in the administration fee revenue in 2016 was the result of lower listing volume during 2016.  The decrease in listings was the result of Prosper reducing marketing spend to reduce demand and maintain marketplace equilibrium.
Servicing Fee Revenue
Prosper Funding earns a fee from investors who purchase Borrower Loans through the Whole Loan Channel for servicing such loans on their behalf. The servicing fee compensates Prosper Funding for the costs it incurs in servicing these Borrower Loans, including managing payments from borrowers, payments to investors and maintaining investors’ account portfolios. Historically, the servicing fee has been generally set at 1% per annum of the outstanding principal balance of the corresponding Borrower Loan prior to applying the current payment. For loans sold after August 1, 2016, the servicing fee has been set at 1.075% per annum of the outstanding principal balance of the corresponding Borrower Loan prior to applying the current payment. The decrease in servicing fees in 2017 compared to 2016 was due to the decrease in Borrower Loans being serviced as a result of the decrease in loan originations in 2016. The increase in servicing fees in 2016 was due to the increase in Borrower Loans being serviced as a result of the growth in sales of Borrower Loans through the Whole Loan Channel in 2015
Gain (Loss) on Sale of Borrower Loans
Gain on Sale of Borrower Loans consists of net gains on Borrower Loans sold through the Whole Loan Channel. The loss in 2017 was due to an increase in rebates offered to certain whole loan investors to facilitate the sale of large volumes of Borrower Loans through the Whole Loan Channel. The increase in rebates of $52.3 million is primarily due to warrants issued by PMI in relation to the agreement with the Consortium that was reached in 2017 that results in warrants for convertible preferred stock vesting as loans are purchased by the Consortium.

The decrease in 2016 was due to a decrease in volume originated through the platform as described previously and the related sales and rebates given to investors of $5.9 million in 2016 to encourage whole loan purchases. This compares to no rebates given to investors on purchase in 2015.
Other Revenues
Other revenues consists primarily of fees earned from facilitating securitizations for whole loan purchasers.  The change in 2017 is not significant. The decrease in 2016 was due to less instances of whole loan purchasers securitizing loans in 2016 compared to 2015.
Interest Income on Borrower Loans and Interest Expense on Notes
Prosper Funding recognizes interest income on Borrower Loans originated through the Note Channel using the accrual method based on the stated interest rate to the extent Prosper Funding believes it to be collectable. Prosper Funding records interest expense on the corresponding Notes based on the contractual interest rates to the extent Prosper Funding believes they will be collectable. The interest rate charged on the Borrower Loans is generally 1% higher than the interest rate on the corresponding Note to compensate Prosper Funding for servicing the Borrower Loans.
Overall, the decrease in net interest income for 2017 compared to 2016 was primarily driven by the decrease in volume of Borrower Loans originated through the Note Channel. The increase in net interest income in 2016 was primarily driven by the increase in volume of Borrower Loans originated through the Note Channel.
Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes, Net
The fair value of Borrower Loans, Loans Held for Sale and Notes are estimated using discounted cash flow methodologies based upon a set of valuation assumptions. The main assumptions used to value such Borrower Loans, Loans Held for Sale and Notes include prepayment rates derived from historical prepayment rates for each credit grade, default rates derived from historical performance, recovery rates and discount rates applied to each credit grade based on the perceived credit risk of each credit grade. Loans Held for Sale are primarily comprised of Borrower Loans held for short durations and are recorded using the same approach as the Borrower Loans.
The following table summarizes the fair value adjustments for the years ended December 31, 2017, 2016, and 2015 respectively (in thousands):

	Year ended December 31,
	2017	2016	2015
Borrower Loans	$(25,552)	$(25,934)	$(21,594)
Notes	25,031	25,569	21,774
Loans Held for Sale	7	(7)	(121)
Total	$(514)	$(372)	$59

Expenses
The following table summarizes Prosper Funding’s expenses for the years ended December 31, 2017, 2016, and 2015 (in thousands):

	Year ended December 31,
	2017	2016	% Change	2016	2015	% Change
Expenses
Administration Fee Expense – Related Party	$70,359	$62,203	13%	$62,203	$62,786	(1)%
Servicing	6,103	5,395	13%	5,395	3,705	46%
General and Administrative	379	1,321	(71)%	1,321	1,227	8%
Other	—	30,704	(100)%	30,704	—	100%
Total Expenses	$76,841	$99,623	(23)%	$99,623	$67,718	47%
Administration Fee Expense - Related Party
Pursuant to an Administration Agreement between Prosper Funding and PMI, PMI manages the marketplace on behalf of Prosper Funding. Accordingly, each month, Prosper Funding is required to pay PMI (a) a corporate administration fee of $500,000 per month, (b) a fee for each Borrower Loan originated through the marketplace, (c) 62.5% of all servicing fees collected by or on behalf of Prosper Funding, and (d) all nonsufficient funds fees collected by or on behalf of Prosper Funding. The increase in 2017 was due to higher fees paid on the origination of borrower loans due to the increase in origination volume. The decrease in 2016 in the administration fee expense was primarily due to less loans being originated on the marketplace in 2016, resulting in decreased fees owed to PMI by Prosper Funding.
Servicing
Servicing costs consist primarily of vendor costs and depreciation of internal use software costs associated with servicing Borrower Loans. The increase for 2017 was primarily due to an increase in amortization of internal use software. The increase in 2016 was primarily due to an increase in loan processing costs which was driven by higher loan volumes being serviced.
General and Administrative
General and administrative costs consist primarily of bank service charges and professional fees. The decrease in 2017 was primarily due to a decrease in outsourced costs. The increase in 2016 was primarily due to an increase in bank charges that were incurred with the increased transaction volume.
Other
Other expenses consist of contract termination costs. In November 2016, PMI and Prosper Funding, negotiated the termination of a contract with Colchis Capital Management, L.P. ("Colchis"). In exchange for termination of the contract, PMI, on behalf of Prosper Funding, agreed to pay Colchis $9 million and issue a warrant to purchase shares of a new series of preferred stock representing 7% of PMI's capitalization as of the date of issuance for $0.01 per share. The fair value of the warrants at the time of contract termination was $21.7 million. The total of the cash payment and the fair value of the warrants that PMI issued was recorded in Other expenses. Prosper Funding does not expect to incur similar contract termination charges in the future.
Quarterly Results of Operations
The following table sets forth our unaudited consolidated statement of operations data for each of the eight quarters ended December 31, 2017. The unaudited quarterly statement of operations data set forth below have been prepared on the same basis as our audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited quarterly statement of operations data. Our historical results are not necessarily indicative of our future operating results. The following quarterly consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this Annual Report on Form 10-K (dollar amounts in thousands, except per share information):

Quarters Ended	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Revenues
Operating Revenues
Administration Fee Revenue – Related Party	26,840	32,198	27,309	15,153
Servicing Fees, Net	6,937	6,626	6,520	5,879
Gain (Loss) on Sale of Borrower Loans	(14,583)	(17,399)	(13,084)	(3,625)
Other Revenues	60	45	34	32
Total Operating Revenues	19,254	21,470	20,779	17,439
Interest Income on Borrower Loans	11,637	12,066	12,007	11,499
Interest Expense on Notes	(10,853)	(11,247)	(11,177)	(10,678)
Net Interest Income	784	819	830	821
Change in Fair Value on Borrower Loans, Loans Held for Sale and Notes, Net	(317)	(173)	70	(94)
Total Net Revenues	19,721	22,116	21,679	18,166
Expenses
Administration Fee – Related Party	17,000	19,078	18,466	15,815
Servicing	1,296	1,553	1,524	1,730
General and Administrative	(125)	186	145	173
Total Expenses	18,171	20,817	20,135	17,718
Total Net Income	1,550	1,299	1,544	448

Quarters Ended	December 31, 2016	September 30, 2016	June 30, 2016	March 31, 2016
Revenues
Operating Revenues
Administration Fee Revenue – Related Party	8,753	5,530	6,930	15,417
Servicing Fees, Net	6,955	7,026	7,589	7,034
Gain on Sale of Borrower Loans	(228)	761	(687)	3,791
Other Revenues	30	30	26	392
Total Operating Revenues	15,510	13,347	13,858	26,634
Interest Income on Borrower Loans	11,588	11,566	10,988	10,507
Interest Expense on Notes	(10,731)	(10,636)	(10,098)	(9,722)
Net Interest Income	857	930	890	785
Change in Fair Value on Borrower Loans, Loans Held for Sale and Notes, Net	(245)	(47)	(2)	(78)
Total Net Revenues	16,122	14,230	14,746	27,341
Expenses
Administration Fee – Related Party	13,701	12,243	15,652	20,607
Servicing	1,258	1,374	1,536	1,227
General and Administrative	245	342	380	357
Other	30,701
Total Expenses	45,905	13,959	17,568	22,191
Total Net Income	(29,783)	271	(2,822)	5,150

Liquidity and Capital Resources (in thousands):

	December 31,
	2017	2016	2015
Net Income	$4,841	$(27,184)	$25,335
Net cash provided in operating activities	3,285	14,104	102,950
Net cash used in investing activities	(6,645)	(49,464)	(54,757)
Net cash (used in) provided by financing activities	(3,237)	35,309	9,890
Net increase (decrease) in cash, cash equivalents and restricted cash	(6,597)	(51)	58,083
Cash, cash equivalents and restricted cash at the beginning of the period	154,912	154,963	96,880
Cash, cash equivalents and restricted cash at the end of the period	$148,315	$154,912	$154,963
Net cash, cash equivalents and restricted cash decreased for the year ended December 31, 2017. Cash flows were negative due to a $5.8 million distribution to the PMI and a $9.5 million reduction in cash held on the platform by investors that is classified as restricted cash, this was offset by net operating income of $8.9 million net of non-cash items. Net cash used in investing primarily represents acquisitions of Borrower Loans (excluding acquisition of Borrower Loans sold to unrelated third parties which is included in cash flow from operations along with the corresponding proceeds from sale of Borrower Loans), offset by repayment of Borrower Loans. Net cash provided by financing activities primarily represents proceeds from the issuance of Notes, partially offset by payments on Notes and distributions to PMI.
Net cash, cash equivalents and restricted cash were relatively flat for the year ended December 31, 2016. Cash flows were relatively flat due to a cash distribution to PMI of $8.5 million and purchases of property and equipment of $5.6 million, these were offset of net income of $3.5 million when excluding the non-cash loss on contract termination and a $6.0 million increase in cash held on the platform by investors that is classified as restricted cash.
Income Taxes
Prosper Funding incurred no income tax provision for the years ended December 31, 2017 and 2016. Prosper Funding is a US disregarded entity and the income and loss is included in the return of its parent, PMI. Given PMI’s history of operating losses, it is difficult to accurately forecast how Prosper’s and Prosper Funding’s results will be affected by the realization and use of net operating loss carry forwards.
Off-Balance Sheet Arrangements
As a result of retaining servicing rights on the sale of Borrower Loans, Prosper Funding is a variable interest holder in certain special purpose entities that purchase these Borrower Loans.  None of these special purpose entities are consolidated as Prosper Funding is not the primary beneficiary.

Note: The information contained in this Item 15 has been updated for the cash flow presentation requirements associated with the adoption of ASU 2016-18, as if it was adopted by the Company as of December 31, 2017. Within this Item 15, updates have been made to the Consolidated Statements of Cash Flows, as well as Note 2 - Basis of Presentation and Significant Accounting Policies, as applicable. There have been no other changes made since the filing of the 2017 10-K. For significant developments since the filing of the 2017 10-K, refer to other periodic reports filed with the SEC through the date of this prospectus.

Item 15.	Exhibits and Financial Statement Schedule

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of Prosper Marketplace Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Prosper Marketplace Inc. and subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, other comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows , for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, effective January 1, 2018 the Company adopted the Financial Accounting Standards Board’s new standard Accounting Standards Update 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18) using the retrospective approach.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DELOITTE & TOUCHE LLP

San, Francisco, CA
March 23, 2018, except for retrospective adjustments described in Note 2, as to which the date is June 21, 2018

We have served as the Company's auditor since 2014.

Prosper Marketplace, Inc.
Consolidated Balance Sheets
(in thousands, except for share and per share amounts)

	December 31,	December 31,
ASSETS	2017	2016
Cash and Cash Equivalents	$45,795	$22,337
Restricted Cash	152,668	163,907
Available for Sale Investments, at Fair Value	53,147	32,769
Accounts Receivable	683	757
Loans Held for Sale, at Fair Value	49	624
Borrower Loans, at Fair Value	293,005	315,627
Property and Equipment, Net	18,136	24,853
Prepaid and Other Assets	7,796	4,606
Servicing Assets	14,711	12,786
Goodwill	36,368	36,368
Intangible Assets, Net	1,377	9,212
Total Assets	$623,735	$623,846
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
Accounts Payable and Accrued Liabilities	$11,942	$15,017
Payable to Investors	132,432	142,644
Notes, at Fair Value	293,948	316,236
Other Liabilities	12,669	17,173
Convertible Preferred Stock Warrant Liability	116,366	21,711
Total Liabilities	567,357	512,781
Commitments and Contingencies (see Note 16)
Convertible Preferred Stock – $0.01 par value; 444,760,848 shares authorized; 214,637,925 issued and outstanding as of December 31, 2017; and 217,388,425 shares authorized, 177,388,425 issued and outstanding as of December 31, 2016. Aggregate liquidation preference of $375,952 and $325,952 as of December 31, 2017 and December 31, 2016, respectively.	323,793	275,938
Stockholders' Deficit
Common Stock – $0.01 par value; 625,000,000 shares authorized; 71,226,934 shares issued, and 70,290,999 shares outstanding, as of December 31, 2017; 338,222,103 shares authorized; 70,843,044 shares issued and 69,907,109 outstanding as of December 31, 2016.	228	212
Additional Paid-In Capital	136,653	123,988
Less: Treasury Stock	(23,417)	(23,417)
Accumulated Deficit	(380,806)	(265,648)
Accumulated Other Comprehensive Loss	(73)	(8)
Total Stockholders' Deficit	$(267,415)	$(164,873)
Total Liabilities, Convertible Preferred Stock and Stockholders' Deficit	$623,735	$623,846
All share numbers reflect a 5-for-1 forward stock split effected by PMI on February 16, 2016.
The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Consolidated Statements of Operations
(in thousands, except for share and per share amounts)

	Year ended December 31,
	2017	2016	2015
Revenues
Operating Revenues
Transaction Fees, Net	$130,174	$95,130	$161,708
Servicing Fees, Net	27,206	28,903	17,238
Gain on Sale of Borrower Loans	11,431	3,637	14,151
Fair Value of Warrants Vested on Sale of Borrower Loans	(60,122)	—	—
Other Revenues	4,806	5,245	7,687
Total Operating Revenues	113,495	132,915	200,784
Interest Income
Interest Income on Borrower Loans	47,208	44,649	41,606
Interest Expense on Notes	(43,954)	(41,187)	(38,174)
Net Interest Income	3,254	3,462	3,432
Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes, Net	(514)	(372)	59
Total Net Revenues	116,235	136,005	204,275
Expenses
Origination and Servicing	34,881	33,944	31,139
Sales and Marketing	83,462	70,146	112,284
General and Administrative	75,686	102,735	86,480
Restructuring Charges, Net	1,340	17,027	—
Change in Fair Value of Convertible Stock Warrants	29,140	7	—
Other Expenses, Net	7,392	30,341	—
Total Expenses	231,901	254,200	229,903
Net Loss Before Taxes	(115,666)	(118,195)	(25,628)
Income Tax Expense	(508)	546	340
Net Loss	$(115,158)	$(118,741)	$(25,968)
Net Loss Per Share – Basic and Diluted	$(1.65)	$(1.85)	$(0.47)
Weighted-Average Shares - Basic and Diluted	69,687,836	64,196,537	55,547,408
The weighted average number of shares and the net loss per share reflect a 5-for-1 forward stock split effected by PMI on February 16, 2016
The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Consolidated Statements of Other Comprehensive Loss
(in thousands)

	Year ended December 31,
	2017	2016	2015
Net Loss	$(115,158)	$(118,741)	$(25,968)
Other Comprehensive Income (Loss), Before Tax
Change in Net Unrealized Gain (Loss) on Available for Sale Investments, at Fair Value	(74)	148	(144)
Realized (Gain) Loss on Sale of Available for Sale Investments, at Fair Value	9	(12)	—
Other Comprehensive Income (Loss), Before Tax	(65)	136	(144)
Income tax effect	—	—	—
Other Comprehensive Income (Loss), Net of Tax	(65)	136	(144)
Comprehensive Loss	$(115,223)	$(118,605)	$(26,112)
The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit
(in thousands, except for share amounts)

	Convertible Preferred Stock		Common Stock		Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Accumulated Deficit	Total
Balance as of January 1, 2015	153,499,785	$111,145	72,243,500	$102	(935,935)	$(303)	$86,340	$—	$(121,513)	$(35,374)
Cumulative effect of adoption of fair value method for servicing rights	—	—	—	—	—	—	—	—	574	574
Issuance of convertible preferred stock, Series D, net of issuance costs	23,888,640	164,793	—	—	—	—	—	—	—	—
Exercise of vested stock options	—	—	3,125,890	8	—	—	771	—	—	779
Exercise of nonvested stock options	—	—	76,045	—	—	—	—	—	—	—
Repurchase of restricted stock	—	—	(1,493,775)	—	—	—	—	—	—	—
Repurchase of common stock	—	—	—	—	(4,241,300)	(23,114)	—	—	—	(23,114)
Restricted stock vested	—	—	—	17	—	—	471	—	—	488
Restricted stock units sold	—	—	450,000	—	—	—	1,630	—	—	1,630
Exercise of warrants	—	—	207,065	—	—	—	125	—	—	125
Stock-based compensation expense	—	—	—	—	—	—	13,634	—	—	13,634
Change in net unrealized loss on available for sale investments, at fair value	—	—	—	—	—	—	—	(144)	—	(144)
Net Loss	—	—	—	—	—	—	—	—	(25,968)	(25,968)
Balance as of December 31, 2015	177,388,425	275,938	74,608,725	127	(5,177,235)	(23,417)	102,971	(144)	(146,907)	(67,370)
Exercise of vested stock options	—	—	466,300	6	—	—	305	—	—	311
Repurchase of restricted stock	—	—	(673,750)	—	—	—	—	—	—	—
Restricted stock vested	—	—	—	79	—	—	196	—	—	275
Issuance of common stock, for settlement of vested RSUs	—	—	635,068	—	—	—	—	—	—	—
Exercise of warrants	—	—	48,001	—	—	—	11	—	—	11
Stock-based compensation expense	—	—	—	—	—	—	20,505	—	—	20,505
Change in net unrealized loss on available for sale investments, at fair value	—	—	—	—	—	—	—	136	—	136
Net Loss	—	—	—	—	—	—	—	—	(118,741)	(118,741)
Balance as of December 31, 2016	177,388,425	275,938	75,084,344	212	(5,177,235)	(23,417)	123,988	(8)	(265,648)	(164,873)
Issuance of convertible preferred stock, Series G, net of issuance costs	37,249,497	47,855	—	—	—	—	—	—	—	—

Exercise of vested stock options	—	—	606,284	6	—	—	97	—	—	103
Repurchase of restricted stock	—	—	(266,130)	—	—	—	—	—	—	—
Restricted stock vested	—	—	—	10	—	—	31	—	—	41
Exercise of warrants	3	—	43,736	—	—	—	5	—	—	5
Stock-based compensation expense	—	—	—	—	—	—	12,532	—	—	12,532
Change in net unrealized loss on available for sale investments, at fair value	—	—	—	—	—	—	—	(65)	—	(65)
Net Loss	—	—	—	—	—	—	—	—	(115,158)	(115,158)
Balance as of December 31, 2017	214,637,925	$323,793	75,468,234	$228	(5,177,235)	$(23,417)	$136,653	$(73)	$(380,806)	$(267,415)

The number of shares reflects a 5-for-1 forward stock split effected by PMI on February 16, 2016.
The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Consolidated Statements of Cash Flows
(in thousands)

	For the Year Ended December 31,
	2017	2016	2015
Cash Flows from Operating Activities:
Net Loss	$(115,158)	$(118,741)	$(25,968)
Adjustments to Reconcile Net Loss to Net Cash Provided by (Used in) Operating Activities:
Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes	514	372	(59)
Depreciation and Amortization	12,348	13,220	7,649
Gain on Sales of Borrower Loans	(14,138)	(9,634)	(14,561)
Change in Fair Value of Servicing Rights	12,074	11,053	4,860
Stock-Based Compensation Expense	12,238	19,787	13,011
Restructuring Liability	1,343	6,052	—
Fair Value of Warrants Vested	61,605	—	—
Change in Fair Value of Warrants	29,140	7	—
Change in Fair Value of Contingent Consideration	—	199	1,001
Other, Net	377	1,527	216
Impairment Losses on Assets Held for Sale	6,399	—	—
Warrants Issued for Contract Termination	—	21,711	—
Changes in Operating Assets and Liabilities:
Purchase of Loans Held for Sale at Fair Value	(2,619,130)	(1,979,952)	(3,517,467)
Proceeds from Sales and Principal Payments of Loans Held for Sale at Fair Value	2,619,709	1,979,352	3,525,759
Accounts Receivable	74	1,677	865
Prepaid and Other Assets	(3,208)	1,825	(1,360)
Accounts Payable and Accrued Liabilities	(2,268)	379	6,493
Payable to Investors	(10,212)	6,137	72,013
Other Liabilities	(2,496)	(12,179)	1,888
Net cash provided by (Used in) Operating Activities	(10,789)	(57,208)	74,340
Cash Flows from Investing Activities:
Purchase of Borrower Loans Held at Fair Value	(194,887)	(217,582)	(197,436)
Principal Payments of Borrower Loans Held at Fair Value	192,054	173,710	151,893
Purchases of Property and Equipment	(4,174)	(10,760)	(15,977)
Maturities of Short Term Investments	1,280	1,279	1,274
Purchases of Short Term Investments	(1,262)	(1,277)	(1,277)
Purchases of Available for Sale Investments, at Fair Value	(68,297)	(11,725)	(77,538)
Proceeds from Sale of Available for Sale Securities	31,232	12,445	4,022
Maturities of Available for Sale Securities	16,600	39,593	—
Acquisition of Businesses, Net of Cash Acquired	—	—	(38,147)
Net Cash Used in Investing Activities	(27,454)	(14,317)	(173,186)
Cash Flows from Financing Activities:
Proceeds from Issuance of Notes Held at Fair Value	194,391	217,767	197,228
Payments of Notes Held at Fair Value	(191,828)	(173,958)	(151,838)
Repayment of Borrowings	—	—	(5,047)
Proceeds from Issuance of Convertible Preferred Stock, Net	47,855	—	164,793
Proceeds from Exercise of Warrants and Stock Options including Early Exercise, and Issuance of Restricted Stock	123	541	5,004
Repurchase of Common Stock and Restricted Stock	(64)	(80)	(23,246)
Taxes Paid for Awards Vested Under Equity Incentive Plans	(15)	(219)	(2,387)
Contingent Consideration Paid	—	(3,800)	—
Net Cash Provided by Financing Activities	50,462	40,251	184,507
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	12,219	(31,274)	85,661
Cash, Cash Equivalents and Restricted Cash at Beginning of the Year	186,244	217,518	131,857

Cash, Cash Equivalents and Restricted Cash at End of the Year	$198,463	$186,244	$217,518
Cash Paid for Interest	$43,776	$40,369	$38,168
Non-Cash Investing Activity- Accrual for Property and Equipment, Net	171	382	1,483
Non-Cash Investing Activity- Amount Payable for the Acquisition of Business	$—	$—	$4,488
The accompanying notes are an integral part of these consolidated financial statements.

Prosper Marketplace, Inc.
Notes to Consolidated Financial Statements

1. Organization and Business
Prosper Marketplace, Inc. (“PMI”) was incorporated in the state of Delaware on March 22, 2005.  Except as the context requires otherwise, as used in these Notes to Consolidated Financial Statements of Prosper Marketplace, Inc., “Prosper,” “we,” “us,” and “our” refer to PMI and its wholly-owned subsidiaries, on a consolidated basis.
PMI developed a peer-to-peer online credit marketplace (the “marketplace”), and, in February 2013, transferred ownership of the marketplace to Prosper Funding LLC (“PFL”), its wholly-owned subsidiary.  All of the borrower payment dependent notes (“Notes”) issued and sold through the marketplace today are issued and sold by PFL.  PFL also operates the marketplace and facilitates the origination of unsecured, consumer loans by WebBank (“Borrower Loans”), an FDIC-insured, Utah-chartered industrial bank, through the marketplace.  Pursuant to a Loan Account Program Agreement between PMI and WebBank, PMI manages the operation of the marketplace, as agent of WebBank, in connection with the submission of loan applications by potential borrowers, the origination of related loans by WebBank and the funding of such Borrower Loans by WebBank.  On February 1, 2013, PFL entered into an Administration Agreement with PMI in its capacity as licensee, corporate administrator, loan marketplace administrator and loan and note servicer, pursuant to which PMI provides certain back office support, loan platform administration and loan servicing to PFL.
The marketplace is designed to allow investors to invest in Borrower Loans in an open, transparent marketplace, with the aim of allowing both investors and borrowers to benefit financially as well as socially. Prosper believes marketplace lending represents a model of consumer lending, where individuals and institutions can earn the interest spread of a traditional consumer lender but must also assume the credit risk of a traditional consumer lender.
A borrower who wishes to obtain a Borrower Loan through the marketplace must post a loan listing on the marketplace. Listings are allocated to one of two investor funding channels: (i) the “Note Channel,” which allows investors to commit to purchase Notes from PFL, the payments of which are dependent on PFL’s receipt of payments made on the corresponding Borrower Loan; and (ii) the “Whole Loan Channel,” which allows investors to commit to purchase 100% of a Borrower Loan directly from Prosper.
As of December 31, 2017, the marketplace is open to investors in 30 states and the District of Columbia. Additionally, as of December 31, 2017, the marketplace is open to borrowers in 46 states and the District of Columbia. Currently our marketplace does not operate internationally.

2. Summary of Significant Accounting Policies
Basis of Presentation
The accompanying consolidated financial statements include the accounts of PMI and its wholly owned subsidiaries including PFL, PHL and BillGuard. All intercompany balances and transactions between PMI and its subsidiaries have been eliminated in consolidation. PMI and PFL’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates
The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures, including contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates, judgments and assumptions include but are not limited to the following: valuation of Loans Held for Sale, Borrower Loans and associated Notes, valuation of servicing rights, valuation allowance on deferred tax assets, stock-based compensation expense, intangible assets, goodwill, contingent consideration, restructuring liability, convertible preferred stock warrant liability and contingent liabilities. Actual results could differ from those estimates.
Certain Risks
In the normal course of its business, Prosper encounters significant credit risk. Financial instruments that potentially subject Prosper to significant credit risk consist primarily of cash, cash equivalents, available for sale investments, Borrower Loans held and restricted cash. Prosper places cash and restricted cash with high-quality financial institutions and is exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the balance sheet exceeds federally insured amounts. Prosper invests cash equivalents in highly liquid marketable securities with original maturities of three months or less at the time of purchase, consisting primarily of money market funds, commercial paper, US treasury securities and US agency securities.
To the extent that payments on Borrower Loans (including Borrower Loans that have been sold) are not made, interest income and/or servicing income will be reduced. A series of Notes corresponding to a particular Borrower Loan is wholly dependent on the repayment of such Borrower Loan. As a result, Prosper does not bear the credit risk on such Borrower Loan.
Reclassifications
Due to the early adoption of ASU 2016-09 on January 1, 2016, reclassifications were made to the financing section of the consolidated statements of cash flows to reflect employee taxes paid to a tax authority to satisfy the employer's statutory income tax withholding obligation in relation to the exercise of stock awards.  Prior period amounts have been reclassified to conform to the current presentation.
During the year ended December 31, 2017, Prosper changed the presentation of its expenses in the consolidated statements of operations. A new line called “Change in the Fair Value of Convertible Stock Warrants” was created with the amounts included in this line previously classified as “Other Expenses, Net”.  Prior period amounts have been reclassified to conform to the current presentation.
Consolidation of Variable Interest Entities
The determination of whether to consolidate a variable interest entity (“VIE”) in which we have a variable interest requires a significant amount of analysis and judgment around whether we are the primary beneficiary of a VIE via a controlling financial interest in the VIE. A controlling financial interest in a VIE exists if we have both the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance and a potentially significant economic interest in the VIE. The determination of whether an entity is a VIE considers factors, such as (i) whether the entity’s equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support or (ii) when a holder’s equity investment at risk lacks any of the following characteristics of a controlling financial interest: the direct or indirect ability through voting rights or similar rights to make decisions about a legal entity’s activities that have a significant effect on the entity’s success, the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the legal entity.
As a result of the nature of the retained servicing rights on the sale of Borrower Loans, we are a variable interest holder in certain special purposes entities that purchase these Borrower Loans.   For all of these entities we either do not have the power to direct the activities that most significantly affect the VIE’s economic performance or we do not have a potentially significant economic interest in the VIE.   In no case are we the primary beneficiary, therefore, we do not consolidate these entities.
Management regularly reviews and reconsiders its previous conclusions regarding the status of an entity as a VIE and whether we are required to consolidate such VIE in the consolidated financial statements.

Transfers of Financial Assets
Prosper accounts for transfers of entire financial assets or a participating interest in an entire financial asset as sales when it has surrendered control over the transferred assets. Control is generally considered to have been surrendered when the transferred assets have been legally isolated from Prosper, the transferee has the right to pledge or exchange the assets without any significant constraints, and Prosper has not entered into a repurchase agreement, does not hold significant call options and has not written significant put options on the transferred assets.
Prosper sells loans or participating interests in loans via whole loan sale transactions and the fractional note channel. In certain instances of whole loan sales transactions Prosper will sell whole loans to unconsolidated VIEs that then securitize the whole loans purchased.
Prosper recognizes a gain or loss on the sale of financial assets by comparing the net sales proceeds (including fair value of any servicing asset or liability and recourse obligation recognized) to the carrying amount of the assets sold. Transfers of financial assets that do not qualify for sale accounting are reported as secured borrowings. Accordingly, the related assets remain on Prosper’s Consolidated Balance Sheets and continue to be reported and accounted for as if the transfer had not occurred. Cash proceeds from these transfers are reported as liabilities, with related interest expense recognized over the life of the related assets.
Cash and Cash Equivalents
Cash includes various unrestricted deposits with investment grade rated financial institutions. Cash equivalents consist of highly liquid marketable securities with original maturities of three months or less at the time of purchase and consist primarily of money market funds, commercial paper, US treasury securities and US agency securities. Cash equivalents are recorded at cost, which approximates fair value.
Restricted Cash
Restricted cash consists primarily of cash deposits and short term certificate of deposit accounts held as collateral as required for long term leases, loan funding and servicing activities, and cash that investors or Prosper has on our marketplace that has not yet been invested in Borrower Loans or disbursed to the investor.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amount shown in the condensed consolidated statements of cash flows:

	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Cash and Cash Equivalents	45,795	$22,337	$66,295	$50,557
Restricted Cash	152,668	163,907	151,223	81,300
Total Cash, Cash Equivalents and Restricted Cash show in the consolidated statements of cash flows	$198,463	$186,244	$217,518	$131,857
Short Term Investments
Short Term Investments which are included in Prepaid and Other Assets consist of certificates of deposit with a term greater than three months but less than a year that are held as collateral as required for loan funding and servicing activities.
Available for Sale Investments
Available for sale securities consist of commercial paper with terms longer than three months, US treasury securities, US agency securities and corporate debt securities.  Available for sale investments are recorded at fair value with unrealized gains and losses reported, net of taxes, in accumulated other comprehensive income (loss) included in stockholders' equity unless management determines that an investment is other-than-temporarily impaired.

Management evaluates whether impairment of available for sale debt securities are other than temporary impairment (“OTTI”) on a quarterly basis. Debt securities with unrealized losses are considered OTTI if Prosper intends to sell the investment or if it is more likely than not that it will be required to sell such investment before any anticipated recovery. If management determines that an investment is OTTI under these circumstances, the impairment recognized in earnings is measured as the entire difference between the amortized cost and then-current fair value.
An investment is also OTTI if management does not expect to recover all of the amortized cost of the investment. In this circumstance, the impairment recognized in earnings represents estimated credit losses, and is measured by the difference between the present value of expected cash flows and the amortized cost of the investment. Management utilizes cash flow models to estimate the expected future cash flow from the securities to estimate the credit loss. Expected cash flows are discounted using the investment's effective interest rate.   The evaluation of whether Prosper expects to recover the amortized cost of an investment is inherently judgmental. The evaluation includes the assessment of several bond performance indicators, including the current price and magnitude of the unrealized loss and whether Prosper has received all scheduled principal and interest payments. There were no impairment charges recognized during the years ended December 31, 2017 and December 31, 2016.
Fair Value Measurement
Prosper measures the fair value of assets and liabilities in accordance with its fair value hierarchy which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level within the hierarchy of information used in the valuation. We apply this framework whenever other standards require (or permit) assets or liabilities to be measured at fair value.
We define fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The price used to measure the fair value is not adjusted for transaction costs. The fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market is the market in which Prosper would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability, it is assumed that Prosper has access to the market as of the measurement date. If no market for the asset exists or if Prosper does not have access to the principal market, Prosper uses a hypothetical market.
Assets and liabilities carried at fair value on the balance sheets are classified among three levels based on the observability of the inputs used to determine fair value:
Level 1 — The valuation is based on quoted prices in active markets for identical instruments.
Level 2 — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation methodologies for which all significant assumptions are observable in the market.
Level 3 — The valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow methodologies, or similar methodologies, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.
Fair values of assets or liabilities are determined based on the fair value hierarchy, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value. Various valuation methodologies are utilized, depending on the nature of the financial instrument, including the use of market prices for identical or similar instruments, or discounted cash flow models. When possible, active and observable market data for identical or similar financial instruments are utilized. Alternatively, fair value is determined using assumptions that management believes a market participant would use in pricing the asset or liability.
Financial instruments consist principally of Cash and Cash Equivalents, Restricted Cash, Available for Sale Investments, Borrower Loans, Loans Held for Sale, Accounts Receivable, Accounts Payable and Accrued Liabilities, Payable to Investors, Convertible Preferred Stock Warrant Liability and Notes. Servicing Assets and Liabilities are also subject to fair value measurement within the financial statements of Prosper. The estimated fair values of Cash and Cash Equivalents, Restricted Cash, Accounts

Receivable, Accounts Payable and Accrued Liabilities, and Payable to Investors approximate their carrying values because of their short term nature.
As observable market prices are not available for the Borrower Loans, Loans Held for Sale and Notes, or for similar assets and liabilities, Prosper believes the Borrower Loans, Loans Held for Sale and Notes should be considered level 3 financial instruments. In a hypothetical transaction as of the measurement date, Prosper believes that differences in the principal marketplace in which the Borrower Loans are originated and the principal marketplace in which Prosper might offer those loans may result in differences between the originated amount of the loans and their fair value as of the transaction date. For Borrower Loans and Loans Held for Sale, the fair value is estimated using discounted cash flow methodologies based upon valuation assumptions including prepayment speeds, default rates and discount rates based on the perceived credit risk within each credit grade.
The obligation to pay principal and interest on any series of Notes is equal to the loan payments, if any, that are received on the corresponding Borrower Loan, net of our servicing fee which is generally 1.0% of the outstanding balance.  The fair value election for Notes and Borrower Loans allows both the assets and the related liabilities to receive similar accounting treatment for expected losses which is consistent with the subsequent cash flows to investors that are dependent upon borrower payments. As such, the fair value of a series of Notes is approximately equal to the fair value of the corresponding Borrower Loan, adjusted for the 1.0% servicing fee and the timing of loan purchase, note issuance and borrower payments subsequently disbursed to such Note holders.  As a result, the valuation of the Notes uses the same methodology and assumptions as the Borrower Loans, except that the Notes incorporate the 1.0% servicing fee and any differences in timing in payments. Any unrealized gains or losses on the Borrower Loans and Notes for which the fair value option has been elected is recorded as a separate line item in the statement of operations. The effective interest rate associated with a group of Notes is less than the interest rate earned on the corresponding Borrower Loan due to the 1.0% servicing fee. See Note 4 for a roll-forward and further discussion of the significant assumptions used to value Borrower Loans and Notes.
Restructuring Charges
Restructuring charges consist of severance costs and contract termination related costs and impairment charges associated with the severance actions. A liability for severance costs is typically recognized when the plan of termination has been communicated to the affected employees and is measured at its fair value at the communication date. Contract termination costs consist primarily of costs that will continue to be incurred under operating leases for their remaining terms without economic benefit to the Company. A liability for contract termination costs is recognized at the date the Company ceases using the rights conveyed by the lease contract and is measured at its fair value, which is determined based on the remaining contractual lease rentals reduced by estimated sublease rentals.
Borrower Loans and Notes
Through the Note Channel, Prosper purchases Borrower Loans from WebBank then issues Notes, and holds the Borrower Loans until maturity. The obligation to repay a series of Notes originated through the Note Channel is dependent upon the repayment of the associated Borrower Loan. Borrower Loans and Notes originated through the Note Channel are carried on Prosper’s consolidated balance sheets as assets and liabilities, respectively. We choose to measure certain financial instruments and certain other items at fair value on an instrument-by-instrument basis with unrealized gains and losses on items for which the fair value option has been elected reported in earnings. Management believes that the fair value option is more meaningful for the readers of the financial statements and it allows both the Borrower Loans and Notes to be valued using the same methodology. The fair value election, with respect to an item, may not be revoked once an election is made. Prosper estimates the fair value of such Borrower Loans and Notes using discounted cash flow methodologies adjusted for the expected prepayment, loss, recovery and default rates.   The Borrower Loans are not derecognized when a corresponding Note is issued as Prosper maintains the ability to sell the Borrower Loans without the approval of the holders of the corresponding Notes.
Loan Servicing Assets and Liabilities
Prosper records servicing assets and liabilities at their estimated fair values for servicing rights retained when Prosper sells Borrower Loans to unrelated third-party buyers. The change in fair value of servicing assets and liabilities is recognized in “Servicing Fees” revenue. The gain or loss on a loan sale is recorded in “Gain on Sale” while the fair value of the servicing rights, which is based on the degree to which the contractual loan servicing fee is above or below an estimated market servicing rate is recorded in servicing assets or liabilities. Servicing assets and liabilities are recorded in “Servicing Assets” and “Other Liabilities,” respectively, on the consolidated balance sheets.

Prosper uses a discounted cash flow model to estimate the fair value of the loan servicing assets or liabilities which considers the contractual projected servicing fee revenue that Prosper earns on the Borrower Loans, estimated market servicing rates to service such loans, prepayment rates, default rates and the current principal balances of the Borrower Loans.
Loans Held for Sale
Loans Held for Sale are comprised of Borrower Loans held for short durations and are recorded at fair value. The fair value is estimated using discounted cash flow methodologies based upon a set of valuation assumptions similar to those of other Borrower Loans. We measure Loans Held for Sale at fair value on an instrument-by-instrument basis with unrealized gains and losses on items for which the fair value option has been elected reported in earnings. Management believes that the fair value option is more meaningful for the readers of the financial statements and it allows for the Loans Held for Sale to be measured at fair value similar to Borrower Loans and Notes. The fair value election, with respect to an item, may not be revoked once an election is made.
Property and Equipment
Property and equipment consists of computer equipment, office furniture and equipment, leasehold improvements, software purchased or developed for internal use and web site development costs. Property and equipment are stated at cost, less accumulated depreciation and amortization, and are computed using the straight-line method based upon estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Furniture and fixtures	7 years
Office equipment	5 years
Computers and equipment	3 years
Leasehold improvements	5-8 years
Software and website development costs	1-5 years
The costs to develop software for the website and other internal uses are capitalized when management has authorized and committed project funding, preliminary development efforts are successfully completed, and it is probable that the project will be completed and the software will be used as intended. Capitalized software and website development costs primarily include software licenses acquired, fees paid to outside consultants, and salaries and payroll related costs for employees directly involved in the development efforts.
Costs incurred prior to meeting these criteria, together with costs incurred for training and maintenance, are expensed. Costs incurred for upgrades and enhancements that are considered to be probable to result in additional functionality are capitalized. Capitalized costs are included in property and equipment and amortized to expense using the straight-line method over their expected lives. Software and website development assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of software and website development assets to be held and used is measured by a comparison of the carrying amount of the asset group to the future net undiscounted cash flows expected to be generated by the asset group. If such software and website development assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software and website development asset group.
Goodwill and Intangibles
Goodwill associated with business combinations is computed by recognizing the portion of the purchase price that is not tied to individually identifiable and separately recognizable assets. Goodwill is not amortized but is tested for impairment annually or whenever indications of impairment exist. Our annual impairment testing date is October 1. Impairment exists whenever the carrying value of goodwill exceeds its implied fair value. Adverse changes in impairment indicators such as loss of key personnel, increased regulatory oversight, or unplanned changes in our operations could result in impairment. We did not recognize any goodwill impairments during the years ended December 31, 2017 and 2016.
Costs of internally developing any intangibles is expensed as incurred. Intangible assets identified through the acquisitions of American Healthcare Lending and BillGuard include customer relationships, technology and a brand name. The customer relationship intangible assets are amortized on an accelerated basis over three to ten year periods. The technology and brand name intangible assets are amortized on a straight line basis over three to five years and one year, respectively.
Payable to Investors
Payable to investors primarily represents our obligation to investors related to cash held in an account for the benefit of investors and payments-in-process received from borrowers.
Convertible Redeemable Preferred Stock Warrant Liabilities
Freestanding warrants to acquire shares that may be redeemable are accounted for in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, Distinguishing Liabilities from Equity "ASC" 480"). Under ASC 480, vested freestanding warrants to purchase the Company’s convertible redeemable preferred stock are classified as a liability on the consolidated balance sheets and carried at fair value because the warrants may conditionally obligate the Company to transfer assets at some point in the future. The Company initially measured the warrants at fair value on issuance. The warrants are subject to remeasurement to fair value at each balance sheet date, and any change in their fair value is recognized as a component of change in fair value of convertible stock warrants, in the consolidated statements of operations. The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, the completion of a deemed liquidation event, or the conversion of convertible redeemable preferred stock into common stock.

Loan Trailing Fee
On July 1, 2016, Prosper signed a series of agreements with WebBank which, among other things, includes an additional program fee (the "Loan Trailing Fee") paid to WebBank in connection with the performance of each loan sold to Prosper. These agreements are effective as of August 1, 2016. The Loan Trailing Fee is dependent on the amount and timing of principal and interest payments made by borrowers of the underlying loans, irrespective of whether the loans are sold by Prosper, and gives WebBank an ongoing financial interest in the performance of the loans it originates. This fee is paid by Prosper to WebBank over the term of the respective loans and is a function of the principal and interest payments made by borrowers of such loans. In the event that principal and interest payments are not made with respect to any loan, Prosper is not required to make the related Loan Trailing Fee payment. The obligation to pay the Loan Trailing Fee for any loan sold to Prosper is recorded at fair value at the time of the origination of such loan within Other Liabilities and recorded as a reduction of Transaction Fees, net. Any changes in the fair value of this liability are recorded in Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes, Net on the consolidated statements of operations. The fair value of the Loan Trailing Fee represents the present value of the expected monthly Loan Trailing Fee payments, which takes into consideration certain assumptions related to expected prepayment rates and defaults rates.
Revenue Recognition
Revenue primarily results from fees and net interest income earned. Fees include transaction fees for our services performed on behalf of WebBank to originate a loan and servicing fees paid by investors. We also have other smaller sources of revenue reported as other revenue, this includes referral fees, securitization fees and subscription fees.
Transaction Fees
Prosper earns a transaction fee upon the successful origination of all Borrower Loans facilitated through Prosper’s marketplace.  Prosper receives payments from WebBank as compensation for the activities Prosper performs on behalf of WebBank. The transaction fee Prosper earns is determined by the term and credit grade of the Borrower Loan that is facilitated on Prosper’s marketplace, and ranges from 1.00% to 5.00% of the original principal amount of such Borrower Loan that WebBank originates.  Prosper records the transaction fee net of any fees paid to WebBank because Prosper does not receive an identifiable benefit from WebBank other than the Borrower Loan that has been recognized at fair value.
Servicing Fees
Investors who purchase Borrower Loans from Prosper typically pay Prosper a servicing fee which is currently set at 1.075% per annum of the outstanding principal balance of the Borrower Loan prior to applying the current payment. Historically the servicing fee was set at 1.0% per annum and was increased to 1.075% per annum in August 2016 for loans originated after July 2016. The servicing fee compensates Prosper for the costs incurred in servicing the Borrower Loan, including managing payments from borrowers, payments to investors and maintaining investors’ account portfolios. Prosper records servicing fees from Investors as a component of operating revenue when received.
Gain on Sale of Borrower Loans
Prosper recognizes gains or losses on the sale of Borrower Loans when it is retained for the servicing of Borrower Loans by WebBank. Additionally, Prosper recognizes gains or losses on the sale of Borrower Loans when it sells Borrower Loans to third parties. Gains or losses on sales of Borrower Loans that are recognized at the time of sale are determined by the difference between the net sales proceeds, fair value of any servicing rights retained and the carrying value of the Borrower Loans sold.
Fair Value of Warrants Vested on the Sale of Borrower Loans
Fair Value of Warrants Vested on the Sale of Borrower Loans relates to warrants to purchase Series F Convertible Preferred Stock issued to the Consortium that vest when the Consortium purchases whole loans under the Consortium Purchase Agreement that was signed in February 2017. On vesting of the Series F warrants, Prosper records a liability as "Convertible Preferred Stock Warrant Liability" on the Consolidated Balance Sheet at fair value and a corresponding amount as "Fair Value of Warrants Vested on Sale of Borrower Loans" on the Consolidated Statement of Operations. ASC 505-50 “Share Based Payments to Non-Employees" addresses the accounting by both the grantor and the grantee for share-based payments made in exchange for goods and services. The counterparty to whom we issued the warrants is a customer of the Company to whom we sell loans. Following the guidance in ASC 505-50, Prosper records the vesting of the warrants as contra-revenue on the Consolidated Statement of Operations.
Interest Income on Borrower Loans, and Interest Expense on Notes
Prosper recognizes interest income on Borrower Loans originated through the Note Channel and interest expense on the corresponding Notes using the accrual method based on the stated interest rate to the extent Prosper believes it to be collectable.
Advertising Costs
Advertising costs are expensed when incurred and are included in sales and marketing expense in the accompanying Consolidated Statements of Operations. Prosper incurred advertising costs of $66.9 million, $48.1 million and $60.1 million for the years ended December 31, 2017, 2016 and 2015, respectively.
Stock-Based Compensation
We determine the fair value of our stock options issued to employees on the date of grant using the Black-Scholes option pricing model, which is impacted by the fair value of our common stock, as well as changes in assumptions that include, but are not limited to, the expected common stock price volatility over the term of the option awards, the expected term of the awards, risk-free interest rates and the expected dividend yield.
We recognize compensation expense for our stock based awards on a straight-line basis over the period during which an employee is required to provide services in exchange for the award (the vesting period of the award). Stock-based compensation expense is recognized only for those awards expected to vest. We estimate future forfeitures at the date of grant and revise the estimates, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
Stock-based awards issued to non-employees are marked-to-market up until the point that the awards measurement period has been achieved.  Compensation expense for stock options issued to nonemployees is calculated using the Black-Scholes option pricing model and is recorded over the vesting period of the award.
Foreign Currency Transactions
The functional currency of our international subsidiary is the U.S. dollar. For this subsidiary, foreign currency denominated monetary assets and liabilities are remeasured into U.S. dollars at current exchange rates and foreign currency denominated nonmonetary assets and liabilities are remeasured into U.S. dollars at historical exchange rates. Gains or losses from foreign currency remeasurement and settlements are included in general and administrative expense in the Consolidated Statements of Operations.
 Income Taxes
The asset and liability method is used to account for income taxes. Under this method, deferred income tax assets and liabilities are based on the differences between the financial statement carrying values and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.
Prosper’s policy is to include interest and penalties related to gross unrecognized tax benefits within its provision for income taxes. U.S. Federal, Israel, California, and other state income tax returns are filed. Prosper is currently not undergoing any income tax examinations. Due to the net operating loss, generally all tax years remain open.
We recognize benefits from uncertain tax positions only if we believe that it is more likely than not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement.
Other (Income) Expense, net
Other (income) expense, net includes interest income from available for sale securities, accretion on available for sale securities, changes in fair value of contingent liabilities, realized gains and losses on the sale of available for sale securities, changes in fair value of convertible preferred stock warrant liabilities and contract termination costs that are expected to be non-recurring and not part of restructuring activities.
Comprehensive Income
Marketable debt securities are generally considered available-for-sale and are carried at fair value, based on quoted market prices or other readily available market information. Gains and losses are recognized when realized using the specific identification method and included in Other Income in the Consolidated Statements of Operations. Unrealized gains and losses, net of taxes, are included in Accumulated Other Comprehensive Income, which is reflected as a separate component of stockholders’ deficit in our Consolidated Balance Sheet. If we have determined that an other-than-temporary decline in fair value has occurred, the amount of the decline that is related to an identified loss is recognized in income. Prosper monitors its investment portfolio for potential impairment on a quarterly basis.
Recent Accounting Pronouncements
Accounting Standards Update No. 2014-09, 2016-08, 2016-10, 2016-12 and 2016-20, collectively implemented as FASB Accounting Standards Codification Topic 606 ("ASC 606") Revenue from Contracts with Customers, provides guidance for revenue recognition. The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. Prosper plans to adopt ASC 606 on a modified retrospective basis in the first quarter of fiscal 2018.  Our implementation efforts to date related to this standard have included identifying revenue streams that are within the scope of this guidance, the evaluation of associated contracts and accounting policies, the evaluation of processes and systems of internal control, and the assessment of disclosure requirements of the standard.  Our scoping analysis indicates that transaction fees and referral fees are included in the scope of the new guidance, while servicing fees and gain or loss on the sale of borrower loans remain within the scope of ASC topic 860, Transfers and Servicing. We have determined that ASC 606 will have little, if any, impact on the timing and amount of revenue recognition as compared to the current standard and that there will be no material impact upon adoption. As part of our implementation process to date, we are evaluating new qualitative and quantitative disclosures, including disaggregation of revenues and descriptions of performance obligations. Prosper will make such disclosures in the first quarter of 2018.

In January 2016, the FASB issued ASU 2016-1, "Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities", which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This guidance will be effective for us in the first quarter of our fiscal year 2019, and early adoption is not permitted. Prosper is currently evaluating the impact that this guidance will have on its consolidated financial statements.
In February 2016, the FASB issued ASU 2016-2, "Leases (Topic 842)", which requires an entity to recognize assets and liabilities arising from a lease for both financing and operating leases, along with additional qualitative and quantitative disclosures.  This guidance will be effective for us in the first quarter of our fiscal year 2019, and early adoption is permitted. Prosper is currently evaluating the impact that this guidance will have on its consolidated financial statements, however we do expect that this guidance will have a material impact on Prosper's consolidated financial statements. As of December 31, 2017, Prosper has a total of $31.6 million in non-cancelable operating lease commitments, net of minimum sublease rentals.
In March 2016, the FASB issued ASU 2016-09, "Improvements to Employee Share-Based Payment Accounting (Topic 718)".  This guidance makes several modifications to Topic 718 related to the accounting for forfeitures, employer tax withholding on share-based compensation and the financial statement presentation of excess tax benefits or deficiencies. ASU 2016-09 also clarifies the statement of cash flows presentation for certain components of share-based awards. This guidance was effective for us in the first quarter of our fiscal year 2017, and early adoption was permitted. Prosper decided to early adopt this guidance effective January 1, 2016, the adoption of this standard did not have a material impact on Prosper’s consolidated financial statements.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” The standard provides guidance for eight targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. This guidance will be effective for Prosper in the first quarter of our fiscal year 2018, and early adoption is permitted. Prosper is currently evaluating the impacts the adoption of this accounting standard will have on Prosper's statement of cash flows, however we do not expect a material impact.
In October 2016, the FASB issued ASU No. 2016-16, "Income Taxes (Topic 740): Intra-Entity Transfers Other than Inventory (ASU 2016-16)", which requires companies to recognize the income-tax consequences of an intra-entity transfer of an asset other than inventory. This guidance will be effective for us in the first quarter of 2018, with the option to adopt it in the first quarter of 2017. Prosper will adopt this guidance on January 1, 2018, and we believe the adoption of this standard will not have a material impact on Prosper’s financial statements.
In November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18)", which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance will be effective for us in the first quarter of 2018 and early adoption is permitted. Prosper has $152.7 million and $163.9 million of restricted cash on its consolidated balance sheet as of December 31, 2017 and 2016, respectively, whose cash flow statement classification changed to align with the new guidance. Prior to the adoption of ASU 2016-18, changes in these balances were presented as operating and investing cash activities in the consolidated statements of cash flows. Under the new guidance, changes in these amounts have been included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the condensed consolidated statements of cash flows. These financial statements reflect the adoption of ASU 2016-18 as if it was adopted by the Company as of December 31, 2017.
In January 2017, the FASB issued ASU No. 2017-04, "Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment". The standard eliminates Step 2 from the goodwill impairment test, which requires a hypothetical purchase price allocation. Prosper will continue to have the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. The standard is effective for interim and annual periods beginning after December 15, 2019 and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The standard should be applied on a prospective basis. Prosper is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

3. Property and Equipment, Net
Property and equipment consist of the following (in thousands):

	December 31,
	2017	2016
Property and equipment:
Computer equipment	$14,499	$14,107
Internal-use software and website development costs	19,910	16,750
Office equipment and furniture	3,010	3,010
Leasehold improvements	7,078	7,038
Assets not yet placed in service	1,216	1,222
Property and equipment	45,713	42,127
Less accumulated depreciation and amortization	(27,577)	(17,274)
Total property and equipment, net	$18,136	$24,853
Depreciation and amortization expense for property and equipment for 2017, 2016 and 2015 was $10,963 thousand, $9,381 thousand and $6,080 thousand, respectively. Prosper capitalized internal-use software and website development costs in the amount of $3,687 thousand, $6,251 thousand and $7,348 thousand for the years ended December 31, 2017, 2016 and 2015, respectively. Prosper recorded gains on disposals of $11 thousand, impairment charges of $1,083 thousand and $0 for the years ended December 31, 2017, 2016 and 2015 respectively, as a result of our decision to discontinue several software and website development projects and to cease the use of certain leased properties and related leasehold improvements, computer equipment and furniture at these locations.

4. Borrower Loans, Loans Held for Sale, and Notes Held at Fair Value
The fair value of the Borrower Loans originated and Notes issued through the Note Channel is estimated using discounted cash flow methodologies based upon a set of valuation assumptions. The primary assumptions used to value such Borrower Loans and Notes include default rates derived from historical performance, market conditions and discount rates applied to each credit grade based on the perceived credit risk of each credit grade. The obligation to pay principal and interest on any series of Notes is equal to the payments, if any, received on the corresponding Borrower Loan, net of the servicing fee. As such, the fair value of the Notes is approximately equal to the fair value of the Borrower Loans originated through the Note Channel, adjusted for the servicing fee and the timing of borrower payments subsequently disbursed to the Note holders. The effective interest rate associated with a series of Notes will be less than the interest rate earned on the corresponding Borrower Loan due to the servicing fee.
At December 31, 2017 and 2016, Borrower Loans, Notes and Loans Held for Sale (in thousands) were:

	Borrower Loans		Notes		Loans Held for Sale
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Aggregate principal balance outstanding	$296,668	$319,143	$(300,922)	$(323,358)	$59	$641
Fair value adjustments	(3,663)	(3,516)	6,974	7,122	(10)	(17)
Fair value	$293,005	$315,627	$(293,948)	$(316,236)	$49	$624
At December 31, 2017, outstanding Borrower Loans had original maturities between 36 and 60 months, had monthly payments with fixed interest rates ranging from 5.31% to 32.32% and had various maturity dates through December 2022. At December 31, 2016, Loans Held for Sale and Borrower Loans had original terms between 36 months and 60 months, had monthly payments with fixed interest rates ranging from 5.32% to 33.04% and had various maturity dates through December 2021.

Approximately $1.7 million and $2.4 million represents the loss that is attributable to changes in the instrument specific credit risks related to Borrower Loans that were recorded in the change in fair value during the years ended December 31, 2017 and December 31, 2016, respectively.
As of December 31, 2017 the Borrower Loans that were 90 days or more delinquent, had an aggregate principal amount of $3.5 million and a fair value of $1.3 million. As of December 31, 2016 the Borrower Loans that were 90 days or more delinquent, had an aggregate principal amount of $3.2 million and a fair value of $1.0 million. We place loans on non-accrual status when they are over 120 days past due. As of December 31, 2017 and 2016, Borrower Loans in non-accrual status had a fair value of $0.3 million and $0.5 million, respectively.

5. Loan Servicing Assets and Liabilities
Prosper accounts for servicing assets and liabilities at their estimated fair values with changes in fair values recorded in servicing fees.  The initial asset or liability is recognized when Prosper sells Borrower Loans to unrelated third-party buyers through the Whole Loan Channel and the servicing rights are retained. The servicing assets and liabilities are measured at fair value throughout the servicing period. The total gains and losses recognized on the sale of such Borrower Loans for the year ended December 31, 2017 were a gain of $11.4 million and a loss of $60.1 million from the Fair Value of Warrants Vested on the Sale of Borrower Loans to the Consortium. Prosper initially records servicing assets and liabilities at their estimated fair values when Prosper sells Borrower Loans in their entirety to unrelated third-party buyers. The total gains recognized on the sale of such Borrower Loans were $3.6 million and $14.2 million for the years ended December 31, 2016 and 2015 respectively.
At December 31, 2017, Borrower Loans that were sold to unrelated third parties, but for which we retained servicing rights had a total outstanding principal balance of $3.7 billion, original terms of either 36 or 60 months and had monthly payments with fixed interest rates ranging from 5.31% to 35.52% and maturity dates through December 2022.  At December 31, 2016, Borrower Loans that were sold but for which we retained servicing rights had a total outstanding principal balance of $3.5 billion, original terms between 36 and 60 months and had monthly payments with fixed interest rates ranging from 5.32% to 35.52% and maturity dates through December 2021.
$39.0 million, $38.9 million and $22.1 million of contractually specified servicing fees, late charges and ancillary fees are included on our Statement of Operations in Servicing Fees, Net for the years ended December 31, 2017, 2016 and 2015, respectively.
Fair value
Valuation method – Prosper uses a discounted cash flow valuation methodology generally consisting of developing an estimate of future cash flows that are expected to occur over the life of a financial instrument and then discounting those cash flows at a rate of return that results in the fair value amount.
Significant unobservable inputs presented in the table within Note 7 below are those that Prosper considers significant to the estimated fair values of the servicing assets and liabilities. The following is a description of the significant unobservable inputs provided in the table.
Market servicing rate – Prosper estimates adequate market servicing rates that would fairly compensate a substitute servicer should one be required, which includes the profit that would be demanded in the marketplace. This rate is stated as a fixed percentage of outstanding principal balance on a per annum basis. Prosper estimated these market servicing rates based on observable market rates for other loan types in the industry and bids from subservicing providers, adjusted for the unique loan attributes that are present in the specific loans that Prosper sells and services and information from a backup service provider.
Discount rate – The discount rate is a rate of return used to discount future expected cash flows to arrive at a present value, which represents the fair value of the loan servicing rights. We used a range of discount rates for the servicing assets and liabilities based on comparable observed valuations of similar assets and publicly available disclosures related to servicing valuations, with comparability adjustments made to account for differences with Prosper’s servicing assets.
Default Rate – The default rate presented in Note 7 is an annualized, average estimate considering all Borrower Loan categories (i.e. Prosper ratings and duration), and represents an aggregate of conditional default rate curves for each credit grade or Borrower

Loan category. Each point on a particular Borrower Loan category’s curve represents the percentage of principal expected to default per period based on the term and age of the underlying Borrower Loans. The assumption regarding defaults directly reduces servicing revenues because the amount of servicing revenues received is based on the amount collected each period.
Prepayment Rate – The prepayment rate presented in Note 7 is an annualized, average estimate considering all Borrower Loan categories (i.e. Prosper ratings and duration), and represents an aggregate of conditional prepayment rate curves for each credit grade or Borrower Loan category. Each point on a particular Borrower Loan category’s curve represents the percentage of principal expected to prepay per period based on the term and age of the underlying Borrower Loans.  Prepayments reduce servicing revenues as they shorten the period over which we expect to collect fees on the Borrower Loans, which is used to project future servicing revenues.

6. Available for Sale Investments, at Fair Value
Available for sale investments are recorded at fair value and unrealized gains and losses are reported, net of taxes, in Accumulated Other Comprehensive Loss included in Stockholders' Deficit unless management determines that an investment is OTTI.
The amortized cost, gross unrealized gains and losses, and fair value of available for sale investments as of December 31, 2017 and December 31, 2016, are as follows (in thousands):

December 31, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed maturity securities:
Treasury Bills	$34,014	$—	$(36)	$33,978
US Treasury securities	19,207	—	(38)	19,169
Total Available for Sale Investments	$53,221	$—	$(74)	$53,147

December 31, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Fixed maturity securities:
Corporate debt securities	$21,762	$1	$(10)	$21,753
US Treasury securities	$8,516	$3	$(3)	$8,516
Agency bonds	2,499	1	—	2,500
Total Available for Sale Investments	$32,777	$5	$(13)	$32,769
A summary of available for sale investments with unrealized losses as of December 31, 2017, aggregated by category and period of continuous unrealized loss, is as follows (in thousands):

	Less than 12 months		12 months or longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Fixed maturity securities:
Treasury Bills	$33,978	$(36)	$—	$—	$33,978	$(36)
US Treasury securities	19,169	(38)	—	—	19,169	(38)
Total Investments with Unrealized Losses	$53,147	$(74)	$—	$—	$53,147	$(74)
The maturities of available for sale investments at December 31, 2017, are as follows (in thousands):

	Within 1 year	After 1 year through 5 years	After 5 years to 10 years	After 10 years	Total
Treasury Bills	33,978	—	—	—	33,978
US Treasury securities	14,947	4,222	—	—	19,169
Total Fair Value	$48,925	$4,222	$—	$—	$53,147
Total Amortized Cost	$48,992	$4,229	$—	$—	$53,221
Prosper sold investments in available for sale securities in the amount of $31.2 million during the year ended December 31, 2017 which resulted in a loss of $9 thousand.

7. Fair Value of Assets and Liabilities
For a description of the fair value hierarchy and Prosper’s fair value methodologies, see Note 2 - Summary of Significant Accounting Policies. Prosper did not transfer any assets or liabilities in or out of level 3 during the year ended December 31, 2017.
Financial Instruments Recorded at Fair Value
The fair value of the Borrower Loans, Loans Held for Sale and Notes are estimated using discounted cash flow methodologies based upon a set of valuation assumptions. The primary cash flow assumptions used to value such Borrower Loans, Loans Held for Sale and Notes include default rates derived from historical performance and discount rates applied to each credit grade based on the perceived credit risk of each credit grade.
Investments held at fair value consist of available for sale investments.  The available for sale investments consist of corporate debt securities, U.S. treasury securities, treasury bills and agency bonds.  When available, Prosper uses quoted prices in active markets to measure the fair value of available for sale securities. When utilizing market data and bid-ask spreads, Prosper uses the price within the bid-ask spread that best represents fair value. When quoted prices do not exist, Prosper uses prices obtained from independent third-party pricing services to measure the fair value of investment assets. Prosper generally obtains prices from at least two independent pricing sources for assets recorded at fair value. Prosper's primary independent pricing service provides prices based on observable trades and discounted cash flows that incorporate observable information, such as yields for similar types of securities (a benchmark interest rate plus observable spreads) and weighted-average maturity for the same or similar securities. Prosper compares the prices obtained from its primary independent pricing service to the prices obtained from the additional independent pricing services to determine if the price obtained from the primary independent pricing service is reasonable. Prosper does not adjust the prices received from independent third-party pricing services unless such prices are inconsistent with the definition of fair value and result in a material difference in the recorded amounts.
The Convertible Preferred Stock Warrant Liability is valued using a Black Scholes-Option pricing model. Refer to Note 13 for further details.
The following tables present the fair value hierarchy for assets and liabilities measured at fair value (in thousands):

December 31, 2017	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Assets:
Borrower Loans	$—	$—	$293,005	$293,005
Loans Held for Sale	—	—	49	49
Available for Sale Investments, at Fair Value	—	53,147	—	53,147
Servicing Assets	—	—	14,711	14,711
Total Assets	—	53,147	307,765	360,912
Liabilities:
Notes	$—	$—	$293,948	$293,948
Servicing Liabilities	—	—	59	59
Convertible Preferred Stock Warrant Liability	—	—	116,366	116,366
Loan Trailing Fee Liability	—	—	2,595	2,595
Total Liabilities	$—	$—	$412,968	$412,968

December 31, 2016	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Total
Assets:
Borrower Loans	$—	$—	$315,627	$315,627
Loans Held for Sale	—	—	624	624
Available for Sale Investments, at Fair Value	—	32,769	—	32,769
Servicing Assets	—	—	12,786	12,786
Total Assets	—	32,769	329,037	361,806
Liabilities:
Notes	$—	$—	$316,236	$316,236
Servicing Liabilities	$—	$—	$198	$198
Convertible Preferred Stock Warrant Liability	$—	$—	$21,711	$21,711
Loan Trailing Fee Liability	$—	$—	$665	$665
Total Liabilities	$—	$—	$338,810	$338,810
As Prosper’s Borrower Loans, Loans Held for Sale, Notes, Servicing Assets, Servicing Liabilities and Loan Trailing Fee Liability do not trade in an active market with readily observable prices, Prosper uses significant unobservable inputs to measure the fair value of these assets and liabilities. Financial instruments are categorized in the level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. These fair value estimates may also include observable, actively quoted components derived from external sources. As a result, the realized and unrealized gains and losses for assets and liabilities within the level 3 category may include changes in fair value that were attributable to both observable and unobservable inputs.
Significant Unobservable Inputs
The following tables present quantitative information about the significant unobservable inputs used for Prosper’s level 3 fair value measurements at December 31, 2017:
Borrower Loans, Loans Held for Sale and Notes:

Range
Unobservable Input	December 31, 2017	December 31, 2016
Discount rate	4.0% - 14.4%	4.0% - 15.9%
Default rate	2.0% - 15.4%	1.7% - 14.9%

Servicing Assets and Liabilities:

Range
Unobservable Input	December 31, 2017	December 31, 2016
Discount rate	15% - 25%	15% - 25%
Default rate	1.5% - 16.1%	1.5% - 15.2%
Prepayment rate	13.5% - 30.2%	13.6% - 26.6%
Market servicing rate (1)	0.625%	0.625%
(1) Excludes collection fees that would be passed on to a hypothetical third-party servicer. As of December 31, 2017 and 2016, the market rate for collection fees and non-sufficient fund fees was assumed to be 7 basis points and 7 basis points for a weighted-average total market servicing rate of 69.5 basis points and 69.5 basis points respectively.
Loan Trailing Fee Liability:

Range
Unobservable Input	December 31, 2017	December 31, 2016
Discount rate	15% - 25%	15% - 25%
Default rate	1.5% - 16.1%	1.5% - 15.2%
Prepayment rate	13.5% - 30.2%	13.6% - 26.6%
At December 31, 2017 and 2016, the discounted cash flow methodology used to estimate the Note fair values used the same projected cash flows as the related Borrower Loans. As demonstrated in the following table, the fair value adjustments for Borrower Loans were largely offset by the fair value adjustments of the Notes due to the borrower payment dependent design of the Notes and because the principal balances of the Borrower Loans approximated the principal balances of the Notes.
The following tables present additional information about level 3 Borrower Loans, Loans Held for Sale and Notes measured at fair value on a recurring basis (in thousands):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Borrower Loans	Notes	Loans Held for Sale	Total
Balance at January 1, 2017	$315,627	$(316,236)	$624	$15
Purchase of Borrower Loans/Issuance of Notes	194,887	(194,391)	2,619,130	$2,619,626
Principal repayments	(188,199)	191,828	(89)	$3,540
Borrower Loans sold to third parties	(3,855)	—	(2,619,620)	$(2,623,475)
Other changes	97	(180)	(3)	$(86)
Change in fair value	(25,552)	25,031	7	$(514)
Balance at December 31, 2017	$293,005	$(293,948)	$49	$(894)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Borrower Loans	Notes	Loans Held for Sale	Total
Balance at January 1, 2016	$297,273	$(297,405)	$32	$(100)
Purchase of Borrower Loans/Issuance of Notes	217,582	(217,767)	1,979,952	1,979,767
Principal repayments	(171,195)	173,958	(447)	2,316
Borrower Loans sold to third parties	(2,515)	—	(1,978,905)	(1,981,420)
Other changes	416	(591)	(1)	(176)
Change in fair value	(25,934)	25,569	(7)	(372)
Balance at December 31, 2016	$315,627	$(316,236)	$624	$15
The following table presents additional information about the level 3 servicing assets and liabilities measured at fair value on a recurring basis (in thousands):

	Servicing Assets	Servicing Liabilities
Fair Value at January 1, 2016	$14,363	$484
Additions	9,833	9
Less: Changes in fair value	(11,410)	(295)
Fair Value at December 31, 2016	12,786	198
Additions	14,138	—
Less: Changes in fair value	(12,213)	(139)
Fair Value at December 31, 2017	$14,711	$59
The following table presents additional information about level 3 Preferred Stock Warrant Liability measured at fair value on a recurring basis (in thousands):

Balance as of January 1, 2016	$—
Add Issuances of Preferred Stock Warrant	21,704
Change in fair value of the preferred stock warrant liability	$7
Balance at December 31, 2016	$21,711
Add Issuances of Preferred Stock Warrant	65,516
Change in fair value of the preferred stock warrant liability	29,139
Balance at December 31, 2017	$116,366
The following table presents additional information about level 3 Loan Trailing Fee Liability measured at fair value on a recurring basis (in thousands):

Balance as of January 1, 2016	$—
Issuances	647
Cash payment of Loan Trailing Fee	(21)
Change in fair value	39
Balance at December 31, 2016	$665
Issuances	2,631
Cash payment of Loan Trailing Fee	(956)
Change in fair value	255
Balance at December 31, 2017	$2,595

Significant Recurring Level 3 Fair Value Asset and Liability Input Sensitivity
Key economic assumptions and the sensitivity of the current fair value to immediate changes in those assumptions at December 31, 2017 for Borrower Loans, Loans Held for Sale and Notes originated through the Note Channel are presented in the following table (in thousands, except percentages):

	Borrower Loans / Loans Held for Sale		Notes
Fair value at December 31, 2017	$293,054		$293,948
Discount rate assumption:	7.15%	*	7.15%	*
Resulting fair value from:
100 basis point increase	$290,116		$290,948
200 basis point increase	287,206		288,024
Resulting fair value from:
100 basis point decrease	$296,169		$297,028
200 basis point decrease	299,319		300,192

Default rate assumption:	13.52%	*	13.52%	*
Resulting fair value from:
100 basis point increase	$289,386		$290,202
200 basis point increase	285,792		286,581
Resulting fair value from:
100 basis point decrease	$296,868		$297,742
200 basis point decrease	300,679		301,584
* Represents weighted average assumptions considering all credit grades.
The following table presents the estimated impact on Prosper’s estimated fair value of servicing assets and liabilities, calculated using different market servicing rates and different default rates as of December 31, 2017 (in thousands, except percentages).

	Servicing Assets	Servicing Liabilities
Fair value at December 31, 2017	$14,711	$59
Market servicing rate assumptions	0.625%	0.625%
Resulting fair value from:
Market servicing rate increase to 0.65%	$13,816	$65
Market servicing rate decrease to 0.60%	$15,690	$53

Weighted average prepayment assumptions	19.80%	19.80%
Resulting fair value from:
Applying a 1.1 multiplier to prepayment rate	$14,509	$59
Applying a 0.9 multiplier to prepayment rate	$14,882	$60

Weighted average default assumptions	13.00%	13.00%
Resulting fair value from:
Applying a 1.1 multiplier to default rate	$14,556	$59
Applying a 0.9 multiplier to default rate	$14,954	$59

These sensitivities are hypothetical and should be evaluated with care. The effect on fair value of a variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the impact of a variation in a particular assumption on the fair value is calculated while holding other assumptions constant. In reality, changes in one factor may lead to changes in other factors, which could impact the above hypothetical effects.

8. Goodwill and Other Intangible Assets, Net
Goodwill
The following table presents the goodwill activity for the periods presented (in thousands):

Goodwill - January 1, 2016	$36,368
2016 acquisitions	$—
Goodwill - December 31, 2016	$36,368
2017 acquisitions	—
Goodwill - December 31, 2017	$36,368
We did not record any goodwill impairment expense for the years ended December 31, 2017, 2016 and 2015.
Other Intangible Assets, Net
The following table presents the detail of other intangible assets for the periods presented (dollars in thousands):

	December 31, 2017
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Remaining Useful Life (In Years)
Developed technology	$3,060	$(3,038)	$22	0.3
User base and customer relationships	5,050	(3,695)	1,355	7.3
Brand name	60	(60)	—	0.0
Total intangible assets subject to amortization	$8,170	$(6,793)	$1,377

	December 31, 2016
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Remaining Useful Life (In Years)
Developed technology	$8,310	$(2,393)	$5,917	3.8
User base and customer relationships	6,250	(2,955)	3,295	8.3
Brand name	60	(60)	—	0.0
Total intangible assets subject to amortization	$14,620	$(5,408)	$9,212
We did not record any intangible additions for the year ended December 31, 2017 or 2016.
The user base and customer relationship intangible assets are being amortized on an accelerated basis over a three to ten year period. The technology and brand name intangible assets are being amortized on a straight line basis over three to five years and one year, respectively. During the year ended December 31, 2017, certain intangible assets were made available for sale and as a result they were written down to fair value. This resulted in a $6.4 million impairment loss, which is recorded in Other Expenses on the Consolidated Statement of Operations.

Amortization expense for the years ended December 31, 2017, 2016 and 2015 was $1.4 million, $3.8 million and $1.6 million, respectively. Estimated amortization of purchased intangible assets for future periods is as follows (in thousands):

Year Ending December 31,
2018	379
2019	279
2020	219
2021	172
2022	136
Thereafter	192
Total	$1,377

9. Other Liabilities
Other Liabilities includes the following (in thousands):

	Year Ending December 31,
	2017	2016
Class action settlement liability	$—	$2,996
Loan trailing fee	2,595	665
Deferred revenue	452	226
Servicing liabilities	59	198
Deferred income tax liability	225	766
Deferred rent	3,904	4,469
Restructuring liability	3,355	6,052
Other	2,079	1,801
Total Other Liabilities	$12,669	$17,173

10. Net Loss Per Share
Prosper computes net loss per share in accordance with ASC Topic 260, Earnings Per Share (“ASC Topic 260”). Under ASC Topic 260, basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period and excludes the effects of any potentially dilutive securities.
We compute Earnings per Share (“EPS”) using the two-class method. The two-class method allocates earnings that otherwise would have been available to common shareholders to holders of participating securities. We consider all series of our convertible preferred stock to be participating securities due to their rights to participate in dividends with common stock. As such, earnings allocated to these participating securities, which include participation rights in undistributed earnings, are subtracted from net income to determine total undistributed earnings to be allocated to common stockholders. All participating securities are excluded from basic weighted-average common shares outstanding. Prior to any conversion to common shares, each series of PMI’s convertible preferred stock was entitled to participate on an if converted basis in distributions of earnings, when and if declared by the board of directors, that were made to common stockholders and as a result these shares were considered participating securities. During the year ended December 31, 2017, 2016 and 2015, certain shares issued as a result of the early exercise of stock options, which are subject to a repurchase right by PMI, were entitled to receive non-forfeitable dividends during the vesting period and as a result were considered participating securities.
The weighted average shares used in calculating basic and diluted net loss per share excludes certain shares that are disclosed as outstanding shares in the Consolidated Balance Sheets and Consolidated Statements of Convertible Preferred Stock

and Stockholders’ Deficit because such shares are restricted as they were associated with options that were early exercised and continue to remain unvested.
Basic and diluted net loss per share was calculated as follows (net loss in thousands):

	Year ended December 31,
	2017	2016	2015
Numerator:
Net loss available to common stockholders for basic and diluted EPS	$(115,158)	$(118,741)	$(25,968)
Denominator:
Weighted average shares used in computing basic and diluted net loss per share	69,687,836	64,196,537	55,547,408
Basic and diluted net loss per share	$(1.65)	$(1.85)	$(0.47)
Due to losses attributable to PMI’s common shareholders for each of the periods below, the following potentially dilutive shares are excluded from the diluted net loss per share calculation because they were anti-dilutive under the treasury stock or if converted method:

	Year ended December 31,
	2017	2016	2015
	(shares)	(shares)	(shares)
Excluded securities:
Convertible preferred stock issued and outstanding	214,637,925	177,388,425	177,388,425
Stock options issued and outstanding	46,722,408	44,099,577	34,358,106
Unvested stock options exercised	11,565	1,126,210	9,806,170
Restricted Stock Units	—	351,721	190,517
Warrants issued and outstanding	1,166,145	988,513	588,660
Series E-1 Convertible Preferred Stock warrants	35,544,141	1,254,111	—
Series F Convertible Preferred Stock warrants	177,720,704	—	—
Total common stock equivalents excluded from diluted net loss per common share computation	475,802,888	225,208,557	222,331,878
The number of shares issued and outstanding reflect a 5-for-1 forward stock split effected by PMI on February 16, 2016.

11. Convertible Preferred Stock, Warrant Liability and Stockholders’ Deficit
Convertible Preferred Stock
Under PMI’s amended and restated certificate of incorporation, preferred stock is issuable in series, and the Board of Directors is authorized to determine the rights, preferences, and terms of each series.
In January 2013, PMI issued and sold 69,340,760 shares of New Series A (“New Series A”) convertible preferred stock in a private placement at a purchase price of $0.29 per share for $19.8 million, net of issuance costs. In connection with that sale, PMI issued 25,585,910 shares at par value $0.01 per share of Series A-1 (“Series A-1”) convertible preferred stock to the holders of shares of PMI’s convertible preferred stock that was outstanding immediately prior to the sale (“Old Preferred Shares”) in consideration for such stockholders participating in the sale. In connection with the New Series A sale, Old Preferred Shares were converted into shares of common stock at a ratio of 1:1 if the holder of the Old Preferred Shares participated in the New Series A sale or at a 10:1 ratio if the holder of the Old Preferred Shares did not so participate. In addition, each such participating holder received a share of New Series A-1 convertible preferred stock for every dollar of liquidation preference associated with an Old Preferred Share held by such holder. Each share of Series A-1 preferred stock has a liquidation preference of $2.00 and converts into common stock at a ratio of 1,000,000:1. The New Series A and Series A-1 convertible preferred stock were sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving a public offering.
In September 2013, PMI issued and sold 41,443,670 shares of New Series B (“New Series B”) convertible preferred stock in a private placement at a purchase price of $0.60 per share for approximately $24.9 million, net of issuance costs.  The New Series B convertible preferred stock was sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving a public offering.
In May 2014, PMI issued and sold 24,404,770 shares of New Series C (“New Series C”) convertible preferred stock in a private placement at a purchase price of $2.87 per share for approximately $69.9 million, net of issuance costs. The Series C convertible preferred stock was sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving a public offering. The purpose of the New Series C private placement was to raise funds for general corporate needs and for the tender offer discussed below.
On June 18, 2014, PMI issued a Tender Offer Statement to purchase up to 6,963,785 shares, in the aggregate, of its New Series A convertible preferred Stock and New Series B convertible preferred Stock, at a price equal to $2.87 per share. Upon closure of the tender offer on July 16, 2014, 782,540 shares of New Series A convertible preferred Stock and 5,667,790 shares of New Series B convertible preferred Stock were purchased for an aggregate price of $18.5 million.
In April 2015, PMI issued and sold 23,888,640 shares of New Series D (“New Series D”) convertible preferred stock in a private placement at a purchase price of $6.91 per share for proceeds of approximately $164.8 million, net of issuance costs. The New Series D convertible preferred stock was sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(2) of the Securities Act and Regulation D promulgated thereunder regarding sales by an issuer not involving a public offering. The purpose of the New Series D private placement was to raise funds for general corporate needs and for the share repurchase discussed below.
In December 2016, PMI authorized 40,000,000 shares of New Series E ("New Series E") convertible preferred stock. These shares are reserved for the convertible preferred stock warrants that were also issued in December 2016.
On December 16, 2016, PMI issued a warrant to purchase 20,267,135 shares of Series E-1 convertible preferred stock of PMI ("Series E-1") at an exercise price of $0.01 per share (the “First Series E-1 Warrant”) to Pinecone Investments LLC (“Pinecone”), an affiliate of Colchis Capital Management, L.P. (“Colchis”).
On February 27, 2017, PMI issued to Pinecone a second warrant (the “Second Series E-1 Warrant,” and together with the First Series E-1 Warrant, the “Series E-1 Warrants”) to purchase 15,277,006 shares of Series E-1 at an exercise price of $0.01 per share. The Series E-1 Warrants are immediately exercisable, in whole or in part, by paying in cash the full purchase price payable in respect of the number of shares purchased. The Series E-1 Warrants were issued pursuant to the Warrant Agreement, dated December 16, 2016, between PMI and Colchis, as previously described in PMI’s Current Report on Form 8-K as filed with the Commission on December 22, 2016.
In connection with a loan purchase agreement (“Consortium Purchase Agreement”) with affiliates of the Consortium ("Warrant Holders'") a warrant agreement was signed (the "Warrant Agreement"). Pursuant to the Warrant Agreement, PMI issued to the Consortium, three warrants (together, the “Series F Warrant”) to purchase up to in aggregate 177,720,706 shares of PMI’s Series F Preferred Stock at an exercise price of $0.01 per share (the “Warrant Shares”). Refer to Note 15 for more details.
On September 20, 2017, Prosper issued and sold 37,249,497 shares of Series G convertible preferred stock ("Series G") in a private placement at a purchase price of $1.34 per share for proceeds of approximately $47.9 million, net of issuance costs. The Series G convertible preferred stock was sold in reliance on the exemption from the registration requirements of the Securities Act set forth in Section 4(a)(2) of the Securities Act regarding sales by an issuer not involving a public offering. The purpose of the new Series G private placement was to raise funds for general corporate purposes.

The number of authorized, issued and outstanding shares, their par value and liquidation preference for each series of convertible preferred stock as of December 31, 2017 are disclosed in the table below (dollar amounts in thousands, except per share information):

Convertible Preferred Stock	Par Value	Authorized shares	Outstanding and Issued shares	Liquidation Preference
Series A	$0.01	68,558,220	68,558,220	$19,774
Series A-1	0.01	24,760,915	24,760,915	49,522
Series B	0.01	35,775,880	35,775,880	21,581
Series C	0.01	24,404,770	24,404,770	70,075
Series D	0.01	23,888,640	23,888,640	165,000
Series E-1	0.01	35,544,141	—	—
Series E-2	0.01	16,858,078	—	—
Series F	0.01	177,720,707	3	—
Series G	0.01	37,249,497	37,249,497	50,000
		444,760,848	214,637,925	$375,952
The number of shares issued and outstanding reflect a 5-for-1 forward stock split effected by PMI on February 16, 2016.
Dividends
Dividends on shares of the Series A, Series B, Series C, Series D, Series E-1, Series E-2, Series F, and Series G convertible preferred stock are payable only when, as, and if declared by the Board of Directors. No dividends will be paid with respect to the common stock until any declared dividends on the Series A, Series B, Series C, Series D, Series E-1, Series E-2 Series F and Series G convertible preferred stock have been paid or set aside for payment to the Series A, Series B, Series C, Series D, Series E-1, Series E-2, Series F and Series G convertible preferred stockholders. After payment of any such dividends, any additional dividends or distributions will be distributed among all holders of common stock and preferred stock in proportion to the number of shares of common stock that would be held by each such holder if all shares of preferred stock were converted to common stock at the then effective conversion rate. The Series A-1 convertible preferred shares have no dividend rights.  To date, no dividends have been declared on any of the PMI’s preferred stock or common stock.
Conversion
Under the terms of PMI’s amended and restated certificate of incorporation, the holders of preferred stock have the right to convert such preferred stock into common stock at any time. In addition, all preferred stock automatically converts into common stock (i) immediately prior to the closing of an Initial Public Offering (“IPO”) that values Prosper at least at $2 billion and that results in aggregate proceeds to Prosper of at least $100 million or (ii) upon a written request from the holders of at least 60% of the voting power of the outstanding preferred stock (on an as-converted basis) including at least 14% of the voting power of the outstanding Series A-1 convertible preferred stock ; (ii) the Series D shall not be converted without at least 60% of the voting power of the outstanding Series D; (iii) the Series E-1 and Series E-2 shall not be converted without at least 60% of the voting power of the outstanding Series E-1 and Series E-2, voting together as a single class; (iv) the Series F shall not be converted without at least 60% of the voting power of the outstanding Series F, and (v) the shares of Series G Preferred Stock will not be automatically converted unless the holders of at least 60% of the outstanding shares of Series G Preferred Stock approve such conversion. In addition, if a holder of the Series A convertible preferred stock has converted any of the Series A convertible preferred stock, then all of such holder’s shares of Series A-1 convertible preferred stock also will be converted upon a liquidation event. In lieu of any fractional shares of common stock to which a holder would otherwise be entitled, PMI shall pay such holder cash in an amount equal to the fair market value of such fractional shares, as determined by its Board of Directors. At present, the Series A, Series B, Series C, Series D, Series E-1, Series E-2 and the Series F convertible preferred stock converts into PMI common stock at a 1:1 ratio while the Series A-1 convertible preferred stock converts into common stock at a 1,000,000:1 ratio.
The conversion price of the Series G convertible preferred stock shall be reduced to a number equal to the Series G Preferred Stock original issuance price divided by the quotient obtained by dividing the Series G "true up" amount by the total number of Series G Preferred Stock issued as of the Series G closing date. The Series G "true up" amount means the aggregate number of shares of Series G Preferred Stock that would have been issued to the purchasers of the Series G Preferred Stock on the Series G closing date, if warrants to purchase shares of Series E-2 Preferred Stock or Series F Preferred Stock that were exercisable or exercised as of the "true up" time (end of vesting period) were exercisable or exercised as of the Series G Preferred Stock closing date.
Liquidation Rights
PMI’s convertible preferred stock has been classified as temporary equity on the Consolidated Balance Sheets. The preferred stock is not redeemable; however, in the event of a voluntary or involuntary liquidation, dissolution, change in control or winding up of PMI, holders of the convertible preferred stock may have the right to receive their liquidation preference under the terms of PMI’s certificate of incorporation.
Each holder of Series E-1, Series E-2 and Series F convertible preferred stock is entitled to receive prior and in preference to any distribution of proceeds from a liquidation event to the holders of Series A, Series B, Series C, Series D, Series G and Series A-1 preferred stock or common stock, an amount per share for (i) each share of Series E-1 convertible preferred stock equal to the sum of the liquidation preference specified for such share and all declared but unpaid dividends, if any, on such share, (ii) each share of Series E-2 convertible preferred stock equal to the sum of two-thirds the liquidation preference specified for such share and all declared but unpaid dividends, if any, on such share, and (iii) each share of Series F convertible preferred stock equal to the sum of two-thirds of the liquidation preference specified for such share and all declared but unpaid dividends, if any, on such share.
After the payment or setting aside for payment to the holders of Series E-1, Series E-2, and Series F convertible preferred stock, each holder of Series A, Series B, Series C and Series D, Series E-2, Series F and Series G convertible preferred stock is entitled to receive, on a pari passu basis, prior to and in preference to any distribution of proceeds from a liquidation event to the holders of Series A-1 preferred stock or common stock, (i) an amount per share for each share of Series E-2 and Series F convertible preferred stock equal to the sum of one-third of the liquidation preference specified for such share and all declared but unpaid dividends, if any, on such share, and (ii) an amount per share for each share of Series A, Series B, Series C, Series D and Series G convertible preferred stock equal to the sum of the liquidation preference specified for such share and all declared but unpaid dividends, if any, on such share.
After the payment or setting aside for payment to the holders of Series A, Series B, Series C, Series D, Series E-1, Series E-2, Series F and Series G convertible preferred stock, the holders of Series A-1 convertible preferred stock are entitled to receive, prior and in preference to any distribution of proceeds to the holders of common stock an amount per share for each such share of Series A-1 convertible preferred stock equal to the sum of the liquidation preference specified for such share and all declared but unpaid dividends, if any, on such share.
After the payment or setting aside for payment to the holders of Series A, Series B, Series C, Series D, Series E-1, Series E-2, Series F, Series G and Series A-1 preferred stock, the entire remaining proceeds legally available for distribution will be distributed pro rata to the holders of Series A preferred stock and common stock in proportion to the number of shares of common stock held by them assuming the Series A preferred stock has been converted into shares of common stock at the then effective conversion rate, provided that the maximum aggregate amount per share of Series A convertible preferred stock which the holders of Series A convertible preferred stock shall be entitled to receive is three times the original issue price for the Series A convertible preferred stock.
At present, the liquidation preferences are equal to $0.29 per share for the Series A convertible preferred stock, $2.00 per share for the Series A-1 convertible preferred stock, $0.60 per share for the Series B convertible preferred stock, $2.87 per share for the Series C convertible preferred stock, $6.91 per share for the Series D convertible preferred stock, $0.84 per share for the Series E-1 convertible preferred stock, $0.84 per share for the Series E-2 convertible preferred stock, $0.84 per share for the Series F convertible preferred stock and $1.34 per share for the Series G convertible preferred stock.
Voting
Each holder of shares of convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which such shares of convertible preferred stock could be converted and has voting rights and powers equal to the voting rights and powers of the common stock. The holders of convertible preferred stock and the holders of common stock vote together as a single class (except with respect to certain matters that require separate votes or as required by law), and are entitled to notice of any stockholders’ meeting in accordance with the bylaws of PMI.
Convertible Preferred Stock Warrant Liability
Series E-1 Warrants
In connection with the Settlement and Release Agreement dated November 17, 2016 among PMI, PFL and Colchis, on December 16, 2016, PMI issued the First Series E-1 Warrant. The Second Series E-1 Warrant for an additional 15,277,006 shares of Series E-1 convertible preferred stock was granted on the signing of the Consortium Purchase Agreement on February 27, 2017. The warrants expire ten years from the date of issuance. For the year ended December 31, 2017, Prosper recognized $17.8 million of expense from the re-measurement of the fair value of the warrants. The expense is recorded through change in fair value of convertible stock warrants in the consolidated statement of operations.
To determine the fair value of the Series E-1 Convertible Preferred Stock Warrants, the Company first determined the value of a share of a Series E-1 convertible preferred stock. To determine the fair value of the convertible preferred stock, the Company first derived the business enterprise value (“BEV”) of the Company using a variety of valuation methods, including recent transactions in the Company's stock, discounted cash flow models and market based methods, as deemed appropriate under the circumstances applicable at the valuation date. Once the Company determined an estimated BEV, the option pricing method ("OPM") was used to allocate the BEV to the various classes of the Company’s equity, including the Company’s preferred stock. The per share value for the Series E-1 convertible preferred stock was utilized as an input to the Black-Scholes option pricing model to determine the fair value of the Series E-1 Convertible Stock Warrants.
The Company determined the fair value of the outstanding Series E-1 Convertible Preferred Stock Warrants utilizing the following assumptions as of the following dates:

	December 31, 2017	December 31, 2016
Volatility	40.0%	40.0%
Risk-free interest rate	2.38%	2.45%
Remaining contractual term (in years)	9.04	9.96
Dividend yield	0%	0%
The above assumptions were determined as follows:
Volatility: The volatility is derived from historical volatilities of several unrelated publicly listed peer companies over a period approximately equal to the term of the warrant because the Company has limited information on the volatility of the preferred stock since there is currently no trading history. When making the selections of industry peer companies to be used in the volatility calculation, the Company considered the size, operational, and economic similarities to the Company’s principal business operations.
Risk-Free Interest Rate: The risk-free interest rate is based on the U.S. Treasury yield in effect as of December 31, 2017, and for zero coupon U.S. Treasury notes with maturities approximately equal to the term of the warrant.
Remaining Contractual Term: The remaining contractual term represents the time from the date of the valuation to the expiration of the warrant.
Dividend Yield: The expected dividend assumption is based on the Company’s current expectations about the Company’s anticipated dividend policy.

Series F Warrants
In connection with the Consortium Purchase Agreement (as described in Note 15), PMI issued warrants to purchase up to 177,720,706 of PMI's Series F convertible preferred stock at $0.01 per share. For the year ended December 31, 2017, Prosper recognized $11.3 million of expense from the re-measurement of the fair value of the warrants. The expense is recorded through other expenses in the condensed consolidated statement of operations. To determine the fair value of the Series F Convertible Preferred Stock Warrants, the Company first determined the value of a share of a Series F convertible preferred stock.
To determine the fair value of the Series F Convertible Preferred Stock Warrants, the Company first derived the BEV of the Company using a combination of methods, as deemed appropriate under the circumstances applicable at the valuation date, including recent transactions of the Company's stock, discounted cash flow models and market based methods. Once the Company determined an estimated BEV, the OPM was used to allocate the BEV to the various classes of the Company’s equity, including the Company’s preferred stock. The per share value for the Series F convertible preferred stock warrants was utilized as an input to the the Black-Scholes option pricing model to determine the fair value of the Series F Convertible Preferred Stock Warrant.
The Company determined the fair value of the outstanding Series F Convertible Preferred Stock warrants utilizing the following assumptions as of December 31, 2017:

December 31, 2017
Volatility	40.0%
Risk-free interest rate	2.38%
Remaining contractual term (in years)	9.16
Dividend yield	0%
The above assumptions were determined as follows:
Volatility: The volatility is derived from historical volatilities of several unrelated publicly listed peer companies over a period approximately equal to the term of the warrant because the Company has limited information on the volatility of the preferred stock since there is currently no trading history. When making the selections of industry peer companies to be used in the volatility calculation, the Company considered the size, operational, and economic similarities to the Company’s principal business operations.
Risk-Free Interest Rate: The risk-free interest rate is based on the U.S. Treasury yield in effect as of the period end date and for zero coupon U.S. Treasury notes with maturities approximately equal to the term of the warrant.
Remaining Contractual Term: The remaining contractual term represents the time from the date of the valuation to the expiration of the warrant.
Dividend Yield: The expected dividend assumption is based on the Company’s current expectations about the Company’s anticipated dividend policy.
The combined activity of the Convertible Preferred Stock Warrant Liability is as follows (in thousands):

Balance at January 1, 2016	$—
Warrants vested	21,704
Change in Fair Value	7
Balance at December 31, 2016	21,711
Warrants Vested	65,516
Change in Fair Value	29,139
Balance at December 31, 2017	$116,366

Common Stock
PMI, through its amended and restated certificate of incorporation, is the sole issuer of common stock and related options, RSUs and warrants. On February 16, 2016, PMI amended and restated its Certificate of Incorporation to, among other things, effect a 5-for-1 forward stock split. On September 20, 2017, PMI further amended its Amended and Restated Certificate of Incorporation to increase the number of shares of common stock authorized for issuance.  The total number of shares of stock which PMI has the authority to issue is 1,069,760,848, consisting of 625,000,000 shares of common stock, $0.01 par value per share, and 444,760,848 shares of preferred stock, $0.01 par value per share. As of December 31, 2017, 71,226,934 shares of common stock were issued and 70,290,999 shares of common stock were outstanding. As of December 31, 2016, 70,843,044 shares of common stock were issued and 69,907,109 shares of common stock were outstanding. Each holder of common stock is entitled to one vote for each share of common stock held.
During 2015, PMI repurchased 4,225,490 shares of common stock from certain employees at a price equal to $6.91 per share for an aggregate purchase price of $29.2 million. As the purchase price exceeded the fair value of common stock at the time of repurchase, Prosper recognized compensation costs of $6.2 million of which $0.33 million is recorded in Origination and Servicing, $0.07 million in Sales and Marketing and $5.7 million in General and Administrative on the Consolidated Statements of Operations. As part of the transactions, PMI repurchased 3,607,095 shares for a total of $24.9 million from Prosper’s executive officers.
Common Stock Issued upon Exercise of Stock Options
During the year ended December 31, 2017 and December 31, 2016, PMI issued 606,284 and 466,300 shares of common stock, respectively, upon the exercise of options for cash proceeds of $0.1 million and $0.3 million, respectively. Certain options are eligible for exercise prior to vesting. These unvested options may be exercised for restricted shares of common stock that have the same vesting schedule as the options. Prosper records a liability for the exercise price paid upon the exercise of unvested options, which is reclassified to common stock and additional paid-in capital as the shares vest. Should the holder’s employment be terminated, the unvested restricted shares are subject to repurchase by PMI at an amount equal to the exercise price paid for such shares. At December 31, 2017 and 2016, there were 11,565 and 1,126,210 shares respectively of restricted stock outstanding that remain unvested and subject to PMI’s right of repurchase.
Common Stock Issued upon Exercise of Warrants
For the year ended December 31, 2017 and December 31, 2016, PMI issued 30,615 and 56,480 shares of common stock upon the exercise of warrants, for $0.34 per share and $0.38 per share respectively.

12. Stock-based Compensation
PMI grants equity awards primarily through its Amended and Restated 2005 Stock Option Plan (the “2005 Plan”), which was approved as amended and restated by its stockholders on December 1, 2010; and its 2015 Equity Incentive Plan, which was approved by its stockholders on April 7, 2015 and subsequently amended by an Amendment No. 1 and Amendment No. 2, which were approved by PMI's stockholders on February 15, 2016 and May 31, 2016, respectively (as amended, the "2015 Plan"). In March 2015, the 2005 Plan expired, except that any awards granted under the 2005 Plan prior to its expiration remain in effect pursuant to their terms. As of December 31, 2017, under the 2015 Plan, options to purchase up to 62,489,358 shares of PMI's common stock are reserved and may be granted to employees, directors, and consultants by PMI’s Board of Directors and stockholders to promote the success of Prosper’s business. Options generally vest 25% one year from the vesting commencement date and 1/48th per month thereafter or vest 50% two years from the vesting commencement date and 1/48 per month thereafter or vest 1/36th per month from the vesting commencement date.  In no event are options exercisable more than ten years after the date of grant.
The number of options, restricted stock units and amounts per share reflects a 5-for-1 forward stock split effected by PMI on February 16, 2016.

Stock Option Reprice
On May 3, 2016, the Compensation Committee of the Board of Directors of PMI approved a stock option repricing program, (the “2016 Reprice”) authorizing PMI’s officers to reprice certain outstanding stock options held by employees and directors that had exercise prices above the current fair market value of PMI’s common stock.  The repricing was effected on May 16, 2016 for eligible directors and employees located in the United States and on May 19, 2016 for eligible employees located in Israel.
On March 17, 2017, the Compensation Committee of the Board of Directors of PMI approved a stock option repricing program (the “2017 Reprice” and together with the 2016 Reprice, the "Repricings"), authorizing PMI’s officers to reprice certain outstanding stock options held by employees and directors that had exercise prices above the current fair market value of PMI’s common stock.  The 2017 Reprice was effected on March 17, 2017 for eligible directors and employees. Prosper believes that the Repricings will encourage the continued service of valued employees and directors, and motivate them to perform at high levels, both of which are critical to Prosper’s continued success. Prosper incurred additional stock based compensation charges as a result of the Repricings. The financial statement impact of the above Repricings was $1.9 million and $2.2 million in the years ended December 31, 2017 and December 31, 2016, respectively, as well as $1.3 million (net of forfeitures) that will be recognized over the remaining weighted average vesting period of 1.5 years.
Early Exercised Stock Options
The balance of stock options that were early exercised under the 2005 Plan as of December 31, 2017 is not material.
Stock Option Activity
Stock option activity under the 2005 Plan and 2015 Plan is summarized as follows for the years below:

	Options Issued and Outstanding	Weighted- Average Exercise Price	Weighted Average Contractual Term (in years)
Balance as of January 1, 2017	41,395,719	$1.48
Options granted	37,964,549	$0.28
Options exercised – vested	(606,284)	$0.16
Options forfeited	(20,123,445)	$0.74
Option expirations	(2,500)	$0.22
Balance as of December 31, 2017	58,628,039	$0.25	8.62
Options vested and expected to vest as of December 31, 2017	50,670,325	$0.25	8.62
Options vested and exercisable at December 31, 2017	27,189,177	$0.20	7.99
For the year ended December 31, 2017, we granted stock options to purchase 37,964,549 shares of common stock at a weighted average grant date fair value of $0.28 per share.

Other Information Regarding Stock Options
Additional information regarding common stock options outstanding as of December 31, 2017 is as follows:

	Options Outstanding			Options Vested and Exercisable
Range of Exercise Prices	Number Outstanding	Weighted – Avg. Remaining Life	Weighted – Avg. Exercise Price	Number Vested	Weighted - Avg. Exercise Price
$0.02 - 0.20	4,768,290	6.04	$0.11	4,768,290	$0.11
0.21 - 0.50	46,316,491	8.69	0.22	22,398,767	0.22
0.51 - 1.13	7,543,258	9.84	0.53	22,120	1.13
$0.02 - 1.13	58,628,039	8.62	$0.25	27,189,177	$0.20
The fair value of options granted to employees is estimated on the grant date using the Black-Scholes option valuation model. This valuation model for stock-based compensation expense requires Prosper to make assumptions and judgments about the variables used in the calculation, including the fair value of PMI’s common stock, the expected term (the period of time that the options granted are expected to be outstanding), the volatility of PMI’s common stock, a risk-free interest rate, and expected dividends. Given the absence of a publicly traded market, Prosper considered numerous objective and subjective factors to determine the fair value of PMI’s common stock at each grant date. These factors included, but were not limited to: (i) contemporaneous valuations of common stock performed by unrelated third-party specialists; (ii) the prices for PMI’s preferred stock sold to outside investors; (iii) the rights, preferences and privileges of PMI’s preferred stock relative to PMI’s common stock; (iv) the lack of marketability of PMI’s common stock; (v) developments in the business; (vi) secondary transactions of PMI’s common and preferred shares and (vii) the likelihood of achieving a liquidity event, such as an initial public offering or a merger or acquisition of Prosper, given prevailing market conditions. As PMI’s stock is not publicly traded volatility for stock options is based on an average of the historical volatilities of the common stock of several entities with characteristics similar to those of Prosper. The expected term assumptions were determined based on the vesting terms, exercise terms and contractual lives of the options using the simplified method. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods corresponding with the expected life of the option. Prosper uses an expected dividend yield of zero as it does not anticipate paying any dividends in the foreseeable future.
Prosper also estimates forfeitures of unvested stock options. Expected forfeitures are based on Prosper’s historical experience.  To the extent actual forfeitures differ from the estimates, the difference will be recorded as a cumulative adjustment in the period estimates are revised. No compensation cost is recorded for stock options that do not vest.
The fair value of PMI’s stock option awards for the year ended December 31, 2017, 2016 and 2015 was estimated at the date of grant using the Black-Scholes model with the following average assumptions:

	Year ended December 31,
	2017	2016	2015
Volatility of common stock	49.24%	50.88%	55.69%
Risk-free interest rate	2.12%	1.29%	1.74%
Expected life	6.0 years	5.8 years	6.0 years
Dividend yield	—%	—%	—%
PMI did not grant any performance-based options in 2015, 2016, or 2017.
Restricted Stock Unit Activity
During the years ended December 31, 2015, 2016 and 2017, PMI began granting restricted stock units (“RSUs”) to certain employees that are subject to three-year vesting terms or four-year vesting terms and the occurrence of a liquidity event.

The aggregate fair value of the RSUs granted was $3 thousand. The following table summarizes the activities for PMI’s RSUs during 2017:

	Number of Shares	Weighted-Average Grant Date Fair Value
Unvested at January 1, 2017	1,995,159	2.16
Granted	12,500	0.22
Vested	—	—
Forfeited	(608,479)	2.18
Unvested at December 31, 2017	1,399,180	2.16
The following table presents the amount of stock-based compensation related to stock-based awards granted to employees recognized in Prosper’s consolidated statements of operations during the periods presented (in thousands):

	December 31,
	2017	2016	2015
Origination and Servicing	$996	$2,004	$1,231
Sales and Marketing	553	2,914	2,561
General and Administrative	10,689	14,824	9,219
Restructuring	—	45	—
Total stock based compensation	$12,238	$19,787	$13,011
During the year ended December 31, 2017, 2016 and 2015, Prosper capitalized $294 thousand, $718 thousand and $623 thousand, respectively, of stock-based compensation as internal use software and website development costs. As of December 31, 2017, the unamortized stock-based compensation expense related to Prosper employees’ unvested stock-based awards was approximately $13.8 million, which will be recognized over the remaining weighted-average vesting period of approximately 1.8 years.

13. Restructuring
On May 3, 2016, Prosper adopted a strategic restructuring of its business. This restructuring was intended to streamline our operations and support future growth efforts. Under this restructuring, Prosper closed its Salt Lake City, Utah location.  As a result of this restructuring, Prosper terminated 167 employees across all locations.  In December 2016, Prosper shut down its Tel Aviv location, resulting in the termination of 31 employees.
In addition to the employment costs associated with the restructuring, Prosper also subleased, or may sublease in the future, space in our existing office space that is no longer needed due to the reduction in headcount. Other than accretion and changes in sublease loss estimates, Prosper does not expect any additional restructuring charges related to this restructuring.
The following table summarizes the activities related to Prosper's restructuring plan (in thousands):

	Severance Related	Facilities Related	Total
Balance January 1, 2016	—	—	—
Adjustments to expense	7,256	8,735	15,991
Transfer from deferred rent	—	764	764
Less: Cash paid	(6,659)	(3,447)	(10,106)
Balance December 31, 2016	597	6,052	6,649
Adjustments to expense	(13)	1,227	1,214
Sublease cash receipts	—	210	210
Less: Cash paid	(584)	(4,245)	(4,829)
Balance December 31, 2017	$—	$3,244	$3,244

14. Income Taxes
On December 22, 2017, tax reform legislation (“the Act”) received its final required approval. The Act includes a broad range of tax reform proposals affecting businesses, including corporate tax rates, business deductions, and international tax provisions. Many of these provisions significantly differ from current US tax law, resulting in financial reporting implications. Some of the changes include, but are not limited to, a corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, immediate expensing of certain depreciable assets acquired and placed in service after September 27, 2017, and uncertainties around the tax accounting for debt instrument income under IRC Section 451.
Subsequent to the enactment of the Act, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 118 ("SAB 118"), which provides guidance on accounting for the tax effects of the Tax Act.  SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740, Income Taxes ("ASC 740").  In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete.  To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.  If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act.
Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing Treasury guidance and accounting interpretation are expected over the next 12 months, we consider the accounting of the current period net operating loss carryforwards, net servicing rights and immediate expensing of certain depreciable assets acquired and placed in service after September 27, 2017 to be the most significant provisional items.  Upon further guidance from Treasury and the IRS around certain computations within deferred taxes, we will update our ongoing analysis of final year-end data and tax positions. We expect to complete our analysis within the measurement period in accordance with SAB 118.
The components of income tax are as follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Current:
Federal	$—	$—	$—
State	—	—	—
Foreign	—	124	(5)
Total Current Income Tax (Benefit)	—	124	(5)
Deferred:
Federal	(579)	394	320
State	37	28	25
Foreign	34	—	—
Total Deferred Income Tax	(508)	422	345
Total Income Tax	$(508)	$546	$340
The income tax expense (benefit) differed from the amount computed by applying the U.S. federal income tax rate of 34% to pretax loss as a result of the following:

	Year Ended December 31,
	2017	2016	2015
Federal tax at statutory rate	34%	34%	34%
State tax at statutory rate (net of federal benefit)	7%	7%	12%
Change to Uncertain Tax Position	—%	—%	10%
Permanent Items	—%	(1)%	—%
Change in U.S. Tax Rate Applied to Deferred Taxes	(31)%	—%	—%
Incentive Stock Options	(1)%	(2)%	(9)%
Acquisition Related Costs	—%	—%	(3)%
Preferred Stock Warrants	(21)%	—%	—%
Change in valuation allowance	11%	(37)%	(46)%
Credits and Reserves	—%	—%	—%
Other	1%	(1)%	1%
	—%	—%	(1)%
Temporary items that give rise to significant portions of deferred tax assets and liabilities at December 31, 2017 and 2016 are as follows (in thousands):

	December 31,
	2017	2016
Net operating loss carry forwards	$74,890	$85,759
Research & other credits	725	626
Settlement liability	—	1,230
Stock compensation	7,653	7,300
Accrued liabilities	3,028	4,884
Restructuring liability	974	2,424
Other	21	62
Deferred tax assets	87,291	102,285
Fair value of loans	(493)	(1,045)
Net servicing rights	(3,500)	(4,895)
Fixed assets	(73)	(1,226)
Intangible assets	(2,357)	(3,226)
Foreign Earnings	(187)	(270)
Deferred tax liabilities	(6,610)	(10,662)
Net deferred tax assets	80,681	91,623
Valuation allowance	(80,906)	(92,389)
Net deferred tax liabilities	$(225)	$(766)
Prosper has determined that its net deferred tax asset did not satisfy the recognition criteria set forth in ASC Topic 740 and, accordingly, established a full valuation allowance against the net deferred tax asset. The valuation allowance as of December 31, 2017, decreased by $11.5 million to $80.9 million from $92.4 million in the prior fiscal year. Under ASC 740, Accounting for Income Taxes (“ASC Topic 740”), a valuation allowance must be established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. The amount of valuation allowance would be based upon management’s best estimate of Prosper’s ability to realize the net deferred tax assets. A valuation allowance can subsequently be reduced when management believes that the assets are realizable on a more-likely-than-not basis.
The Internal Revenue Code imposes substantial restrictions on the utilization of net operating losses and tax credits in the event of an “ownership change” of a corporation. Accordingly, Prosper’s ability to utilize net operating losses and credit carryforwards may be limited in the future as the result of such an “ownership change.”
Prosper files Federal and various state income tax returns. Prosper has net operating loss carryforwards for both federal and state income tax purposes of approximately $282.2 million and $305.4 million respectively as of December 31, 2017, available to reduce future income subject to income taxes. The federal net operating loss carryforwards will begin to expire in 2025. The state net operating loss carryforwards began expiring in 2017. Prosper has federal and California research and development tax credits of approximately $428 thousand and $450 thousand, respectively. The federal research credits will begin to expire in 2034 and the California research credits have no expiration date.  Prosper also has California enterprise zone credits of $1.1 million that will begin to expire in 2024.
The following table summarizes Prosper’s activity related to its unrecognized tax benefits (in thousands):

	December 31, 2017	December 31, 2016
Balance at January 1,	$913	$913
Decrease related to current year tax position	(801)	—
Balance at December 31,	$112	$913
None of the unrecognized tax benefits would affect Prosper’s effective tax rate if these amounts are recognized due to the full valuation allowance.

Prosper’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. As of December 31, 2017, Prosper has not incurred any interest or penalties.
All tax returns will remain open for examination by the federal and most state taxing authorities for 3 years and 4 years, respectively, from the date of utilization of any net operating loss carryforwards or research and development credits.

15. Consortium Purchase Agreement
On February 27, 2017, Prosper entered into a series of agreements with a consortium of investors (the "Consortium"), pursuant to which the Consortium has agreed to purchase borrower loans in an aggregate principal amount of up to $5.0 billion (including certain loans purchased by one of the investors prior to the date of the Consortium Agreement). PFL will be obligated to offer for purchase minimum monthly volumes of eligible loans to the Consortium, for the Consortium to elect to purchase.
In connection with the Consortium Purchase Agreement, PMI issued to the Consortium, three warrant certificates to purchase up to an aggregate 177,720,706 shares of PMI’s Series F Preferred Stock at an exercise price of $0.01 per share.
The Consortium’s right to exercise the Series F Warrant is subject to monthly vesting during the term of the Consortium Purchase Agreement based upon the volume of loans the Consortium elects to purchase (if any) in each month, subject to certain cure rights such as offering additional loans for sale in subsequent periods. Pursuant to these cure rights, if the Consortium fails to respond to offers for allocation, purchase or funding, the Consortium can take advantage of a designated period of time to cure such failure. There have been no such failures by the Consortium to date. Under the terms of the Warrant Agreement, the Warrant Shares may also vest in full upon a change of control of PMI, insolvency of PMI or PFL, certain breaches of contract by PMI or PFL that are not cured within a defined cure period and upon the occurrence of certain other events set forth in the Warrant Agreement.
On vesting of the Series F warrants, Prosper records a liability as "Convertible Preferred Stock Warrant Liability" on the Consolidated Balance Sheet at fair value and a corresponding amount as "Fair Value of Warrants Vested on Sale of Borrower Loans" on the Consolidated Statement of Operations. Subsequent changes in the fair value of the vested warrants are recorded in "Other Expenses" on the Consolidated Statement of Operations. Additionally, in connection with the execution of the Consortium Purchase Agreement, certain previously issued rebates were settled by an issuance of vested Series F Convertible Preferred Stock Warrants. The difference in fair value of these warrants over the cash settlement price is recorded in "Change in Fair Value of Convertible Preferred Stock Warrants" on the Consolidated Statement of Operations.
The following represents the loans purchased and warrants vested under the Consortium Purchase Agreement:

	Loans Acquired (in thousands)	Warrants Vested
On signing of the Consortium Purchase Agreement	$—	9,830,494
Loans Purchased by the Consortium during the year ended December 31, 2017	1,826,527	65,355,508
Total as of December 31, 2017	$1,826,527	75,186,002
In addition to the $1.8 billion above, the warrants vested on signing of the Consortium Purchase Agreement were issued to settle certain rebates on $0.3 billion of whole loan purchases by members of the Consortium prior to the signing of the Consortium Purchase Agreement.   This $0.3 billion also reduces the up to $5.0 billion aggregate amount under the Consortium Purchase Agreement.

16. Commitments and Contingencies
In the normal course of its operations, Prosper becomes involved in various legal actions. Prosper maintains provisions it considers to be adequate for such actions. Prosper does not believe it is probable that the ultimate liability, if any, arising out of any such matters will have a material effect on Prosper's financial condition, results of operations or cash flows.

Future Minimum Lease Payments
Prosper has entered into various non-cancelable operating leases for certain offices with contractual lease periods expiring between 2022 and 2027. Prosper recognized total rental expenses under operating leases of $4.7 million, $6.9 million and $4.1 million during the years ended December 31, 2017, 2016 and 2015, respectively. We have subleases related to certain of our operating leases. Income from existing subleases are offset against future minimum rental payments. Sublease income under all operating subleases for the years ended December 31, 2017, 2016 and 2015 is $0.4 million, $0, and $0 respectively.
The table below presents future minimum rental payments, net of minimum sublease rentals of $7.1 million, for the remaining terms of the operating leases (in thousands):

2018	$4,529
2019	5,046
2020	5,534
2021	5,492
2022	5,377
Thereafter	5,602
Total	$31,580
The payments in the above table include amounts that have been accrued for as part of the restructuring liability in Note 13 Restructuring. Restructuring accrual balances related to operating facility leases were $3.2 million at December 31, 2017.
Operating Commitments
Prosper has entered into an agreement with WebBank, under which all Borrower Loans originated through the marketplace are made by WebBank under its bank charter. Pursuant to the agreement, the marketing fee that Prosper receives in connection with the origination of each loan is partially reduced by an amount (the “Designated Amount”) calculated as a percentage of the principal amount of such loan based on the aggregate principal amount of loans originated for the applicable month.  To the extent the aggregate Designated Amount for all loans originated during any month is less than $143,500, Prosper is required to pay WebBank an amount equal to such deficiency.  Accordingly, the minimum fee for the year ended December 31, 2018 is $1.7 million. The minimum fee is $0.9 million in 2019. Additionally, under the agreement with WebBank, Prosper is required to maintain a minimum net liquidity of $15 million at all times during the term of the agreement. Net liquidity is defined as the sum of Cash and Cash Equivalents and Available for Sale Investments. Violation of this covenant can result in termination of the contract with WebBank. At December 31, 2017 the Company was in compliance with the covenant.
Loan Purchase Commitments
Prosper has entered into an agreement with WebBank to purchase $29.3 million of Borrower Loans that WebBank originated during the last two business days of the year ended December 31, 2017 and the first business day of the quarter ending March 31, 2018. Prosper will purchase these Borrower Loans within the first three business days of the quarter ending March 31, 2018.
Repurchase and Indemnification Contingency
Under the terms of the loan purchase agreements between Prosper and investors that participate in the Whole Loan Channel, Prosper may, in certain circumstances, become obligated to repurchase a Borrower Loan from an investor. Generally, these circumstances include the occurrence of verifiable identity theft, the failure to properly follow loan listing or bidding protocols, or a violation of the applicable federal, state, or local lending laws. The fair value of the indemnification and repurchase obligation is estimated based on historical experience and the initial fair value is insignificant. Prosper recognizes a liability for the repurchase and indemnification obligation when the Borrower Loans are issued. Indemnified or repurchased Borrower Loans associated with violations of federal, state, or local lending laws or verifiable identity theft are written off at the time of repurchase or at the time an indemnification payment is made.  The maximum potential amount of future payments associated under this obligation is the outstanding balances of the Borrower Loans sold through the Whole Loan channels, which at December 31, 2017 is $3.7 billion. Prosper had accrued $0.8 million and $0.6 million as of December 31, 2017 and 2016 respectively in regard to this obligation.

Securities Law Compliance
In 2017, Prosper made the final annual installment of $3 million regarding a settlement to a class action lawsuit that was agreed to in 2013.

17. Related Parties
Since Prosper’s inception, it has engaged in various transactions with its directors, executive officers and holders of more than 10% of its voting securities, and immediate family members and other affiliates of its directors, executive officers and 10% stockholders. Prosper believes that all of the transactions described below were made on terms no less favorable to Prosper than could have been obtained from unaffiliated third parties.
Prosper’s executive officers, directors who are not executive officers and certain affiliates participate on Prosper’s marketplace by purchasing Notes. The aggregate amount of the Notes purchased and the income earned by parties deemed to be affiliates and related parties of Prosper as of December 31, 2017 and 2016 are summarized below (in thousands):

Related Party	Aggregate Amount of Notes Purchased		Interest Earned on Notes
	2017	2016	2017	2016
Executive officers and management	$29	$1,065	$109	$225
Directors	366	508	40	34
Total	$395	$1,573	$149	$259

Related Party	Notes balance as of December 31,
	2017	2016
Executive officers and management	$38	$1,620
Directors	553	537
	$591	$2,157

18. Postretirement Benefit Plans
Prosper has a 401(k) plan that covers all employees meeting certain eligibility requirements. The 401(k) plan is designed to provide tax-deferred retirement benefits in accordance with the provisions of Section 401(k) of the Internal Revenue Code. Eligible employees may defer up to 90% of eligible compensation up to the annual maximum as determined by the Internal Revenue Service.  Prosper’s contributions to the plan are discretionary. During the years ended December 31, 2017, 2016 and 2015, Prosper has contributed $2.2 million, $2.6 million and $1.9 million, respectively to the 401(k) plan, respectively.

19. Significant Concentrations
Prosper is dependent on third party funding sources such as banks, assets managers and investment funds to provide the funds to allow WebBank to originate Borrower Loans that the third party funding sources will later purchase. Of all Borrower Loans originated in the year ended December 31, 2017, the largest party purchased a total of 70% of those loans. This compares to 20%, 16% and 9% for the three largest parties for the year ended December 31, 2016.  Further, a significant portion of our business is dependent on funding through the Whole Loan Channel, for which 93% and 90% of Borrower Loans were originated through the Whole Loan Channel in the years ended December 31, 2017 and 2016, respectively.
Prosper receives all of its transaction fee revenue from WebBank.  Prosper earns a transaction fee from WebBank for our services in facilitating originations of Borrower Loans issued by WebBank.  The rate of the transaction fee for each individual Borrower Loan is based on the term and credit grade of the Borrower Loan.  No individual borrower or investor accounted for 10% or more of consolidated net revenue for any of the periods presented.

20. Segments
Our chief operating decision maker reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. As such, we have a single reporting and operating segment.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of Prosper Funding LLC
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Prosper Funding LLC and subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of operations, member’s equity, and cash flows , for each of the three years ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Change in Accounting Principle
As discussed in Note 2 to the financial statements, effective January 1, 2018 the Company adopted the Financial Accounting Standards Board’s new standard Accounting Standards Update 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18) using the retrospective approach.
Emphasis of a Matter
As discussed in Note 1 to the consolidated financial statements, the Company earns significant amounts of revenues and incurs significant expenses with a related party, its direct parent company, Prosper Marketplace, Inc.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

DELOITTE & TOUCHE LLP
San Francisco, CA
March 23, 2018, except for retrospective adjustments described in Note 2, as to which the date is June 21, 2018
We have served as the Company's auditor since 2014

Prosper Funding LLC
Consolidated Balance Sheets
(in thousands)

	December 31, 2017	December 31, 2016
Assets
Cash and Cash Equivalents	$8,223	$6,929
Restricted Cash	140,092	147,983
Short Term Investments	—	1,280
Loans Held for Sale at Fair Value	49	624
Borrower Loans Receivable at Fair Value	293,005	315,627
Property and Equipment, Net	7,953	10,095
Servicing Assets	14,598	12,461
Other Assets	125	186
Total Assets	$464,045	$495,185
Liabilities and Member's Equity
Accounts Payable and Accrued Liabilities	$745	$2,223
Payable to Related Party	2,889	1,899
Payable to Investors	132,112	141,625
Notes at Fair Value	293,948	316,236
Other Liabilities	3,985	1,877
Total Liabilities	433,679	463,860
Member's Equity
Member's Equity	24,904	30,704
Retained Earnings	5,462	621
Total Member's Equity	30,366	31,325
Total Liabilities and Member's Equity	$464,045	$495,185
The accompanying notes are an integral part of these consolidated financial statements.

Prosper Funding LLC
Consolidated Statements of Operations
(amounts in thousands)

	Year ended December 31,
	2017	2016	2015
Revenues
Operating Revenues
Administration Fee Revenue – Related Party	$101,500	$36,630	$57,919
Servicing Fees, Net	25,963	28,604	16,218
Gain (Loss) on Sale of Borrower Loans	(48,691)	3,637	14,151
Other Revenues	170	478	1,500
Total Operating Revenues	78,942	69,349	89,788
Interest Income on Borrower Loans	47,208	44,649	41,380
Interest Expense on Notes	(43,954)	(41,187)	(38,174)
Net Interest Income	3,254	3,462	3,206
Change in Fair Value on Borrower Loans, Loans Held for Sale and Notes, Net	(514)	(372)	59
Total Net Revenues	81,682	72,439	93,053
Expenses
Administration Fee – Related Party	70,359	62,203	62,786
Servicing	6,103	5,395	3,705
General and Administrative	379	1,321	1,227
Other Expenses, Net	—	30,704	—
Total Expenses	76,841	99,623	67,718
Total Net Income (Loss)	$4,841	$(27,184)	$25,335
The accompanying notes are an integral part of these consolidated financial statements.

Prosper Funding LLC
Consolidated Statements of Member’s Equity
(amounts in thousands)

	Member’s Equity	Retained Earnings (Accumulated Deficit)	Total
Balance as of January 1, 2015	$29,619	$16,672	$46,291
Distributions to Parent	(29,370)	(6,130)	(35,500)
Transfer of Servicing Rights to Parent	(249)	—	(249)
Adjustment to Servicing Rights on Transition to Fair Value	—	428	428
Net Income	—	25,335	25,335
Balance as of December 31, 2015	$—	$36,305	$36,305
Distributions to Parent	—	(8,500)	(8,500)
Contributions by Parent	30,704	—	30,704
Net Income (Loss)	—	(27,184)	(27,184)
Balance as of December 31, 2016	$30,704	$621	$31,325
Distributions to Parent	(5,800)	—	(5,800)
Net Income	—	4,841	4,841
Balance as of December 31, 2017	$24,904	$5,462	$30,366
The accompanying notes are an integral part of these consolidated financial statements.

Prosper Funding LLC
Consolidated Statements of Cash Flows
(amounts in thousands)

	For the Twelve Months Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net Income (Loss)	$4,841	$(27,184)	$25,335
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes	514	372	(59)
Other Non-Cash Changes in Borrower Loans, Loans Held for Sale and Notes	86	176	(57)
Gain on Sale of Borrower Loans	(14,138)	(9,634)	(14,561)
Change in Fair Value of Servicing Rights	11,862	10,620	4,176
Depreciation and Amortization	5,853	4,083	3,161
Loss on Contract Termination	—	30,704	—
Other, Net	—	(128)	—
Changes in Operating Assets and Liabilities:
Purchase of Loans Held for Sale at Fair Value	(2,619,130)	(1,979,952)	(3,517,467)
Proceeds from Sales and Principal Payments of Loans Held for Sale at Fair Value	2,619,709	1,979,352	3,525,759
Other Assets	61	(64)	(118)
Accounts Payable and Accrued Liabilities	(1,478)	101	1,510
Payable to Investors	(9,513)	5,964	71,852
Net Related Party Receivable/Payable	2,371	(1,260)	2,880
Other Liabilities	2,247	954	539
Net Cash Provided by Operating Activities	3,285	14,104	102,950
Cash Flows From Investing Activities:
Purchase of Borrower Loans Held at Fair Value	(194,887)	(217,582)	(197,436)
Principal Payment of Borrower Loans Held at Fair Value	192,054	173,710	151,893
Purchase of Short Term Investments	—	(1,280)	(1,277)
Maturities of Short Term Investments	1,280	1,277	1,274
Purchases of Property and Equipment	(5,092)	(5,589)	(9,211)
Net Cash Used in Investing Activities	(6,645)	(49,464)	(54,757)
Cash Flows from Financing Activities:
Proceeds from Issuance of Notes Held at Fair Value	194,391	217,767	197,228
Payments of Notes Held at Fair Value	(191,828)	(173,958)	(151,838)
Cash Distributions to Parent	(5,800)	(8,500)	(35,500)
Loan Advances to Parent	—	—	(10,000)
Loan Repayments from Parent	—	—	10,000
Net Cash (Used in) Provided by Financing Activities	(3,237)	35,309	9,890
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	(6,597)	(51)	58,083
Cash, Cash Equivalents and Restricted Cash at Beginning of the Year	154,912	154,963	96,880
Cash, Cash Equivalents and Restricted Cash at End of the Year	$148,315	$154,912	$154,963
Supplemental Disclosure of Cash Flow Information:
Cash Paid for Interest	$43,776	$40,597	$38,168
Non-Cash Operating Activity - Servicing Rights Fair Value Adjustment	—	—	428
Non-Cash Investing Activity- Accrual for Property and Equipment, Net	225	1,606	1,436
Non-Cash Financing Activity, Distribution to Parent	$—	$—	$249
Non-Cash Financing Activity, Contribution by Parent	$—	$30,704	$—
The accompanying notes are an integral part of these consolidated financial statements.

Prosper Funding LLC
Notes to Consolidated Financial Statements

1. Organization and Business
Prosper Funding LLC (“PFL”) was formed in the state of Delaware in February 2012 as a limited liability company with the sole equity member being Prosper Marketplace, Inc. (“PMI”).  Except as the context otherwise requires, as used in these Notes to Consolidated Financial Statements of Prosper Funding LLC, “Prosper Funding,” “we,” “us,” and “our” refers to PFL and its wholly owned subsidiary, Prosper Asset Holdings LLC (“PAH”), a Delaware limited liability company, on a consolidated basis.
PFL was formed by PMI to hold Borrower Loans and issue Notes through the marketplace. Although Prosper Funding is consolidated with PMI for accounting and tax purposes, Prosper Funding has been organized and is operated in a manner that is intended to minimize the likelihood that it would be substantively consolidated with PMI in a bankruptcy proceeding. Prosper Funding’s intention is to minimize the likelihood that its assets would be subject to claims by PMI’s creditors if PMI were to file for bankruptcy, as well as to minimize the likelihood that Prosper Funding will become subject to bankruptcy proceedings directly. Prosper Funding seeks to achieve this by placing certain restrictions on its activities and implementing certain formal procedures designed to expressly reinforce its status as a distinct entity from PMI.
Since February 1, 2013, all Notes issued and sold through the marketplace are issued, sold and serviced by PFL. Pursuant to a Loan Account Program Agreement between PMI and WebBank, PMI manages the operation of the marketplace, as agent of WebBank, in connection with the submission of Borrower Loan applications by potential borrowers, the origination of related Borrower Loans by WebBank and the funding of such Borrower Loans by WebBank. Pursuant to an Administration Agreement between PFL and PMI, PMI manages all other aspects of the marketplace on behalf of PFL. As a result Prosper Funding earns significant revenues and incurs significant expenses with a related party, its direct parent company, PMI.
A borrower who wishes to obtain a loan through the marketplace must post a loan listing, or listing, on the marketplace. PFL allocates listings to one of two investor funding channels: (i) the “Note Channel,” which allows investors to commit to purchase Notes from PFL, the payments of which are dependent PFL’s receipt of payments made on the corresponding Borrower Loan; and (ii) the “Whole Loan Channel,” which allows investors to commit to purchase 100% of a Borrower Loan directly from PFL.
All loans requested and obtained through the marketplace are unsecured obligations of individual borrowers with a fixed interest rate and loan terms set at three or five years as of December 31, 2017. All loans made through the marketplace are funded by WebBank, an FDIC-insured, Utah chartered industrial bank. After funding a loan, WebBank sells the loan to PFL, without recourse to WebBank, in exchange for the principal amount of the loan. WebBank does not have any obligation to purchasers of the Notes.
Prosper Funding’s marketplace is designed to allow investors to invest in Borrower Loans in an open transparent marketplace, with the aim of allowing both investors and borrowers to benefit financially as well as socially. Prosper Funding believes marketplace lending represents a new model of consumer lending, where individuals and institutions can earn the interest spread of a traditional consumer lender but must also assume the credit risk of a traditional consumer lender.
As of December 31, 2017, Prosper Funding’s marketplace was open to investors in 30 states and the District of Columbia. Additionally, as of December 31, 2017, Prosper Funding’s marketplace was open to borrowers in 46 states and the District of Columbia. Currently, the marketplace does not operate internationally.

2. Significant Accounting Policies
Basis of Presentation

Prosper Funding’s consolidated financial statements include the accounts of PFL and its wholly-owned subsidiary PAH. All intercompany balances and transactions between PFL and PAH have been eliminated in consolidation. Prosper Funding’s financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates
The preparation of Prosper Funding’s consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the related disclosures at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. These estimates, judgments and assumptions include but are not limited to the following: valuation of Loans Held for Sale, Borrower Loans and associated Notes, valuation of servicing rights, repurchase and indemnification obligation, and contingent liabilities. Prosper Funding bases its estimates on historical experience from all Borrower Loans, and on various other assumptions that it believes to be reasonable under the circumstances. Actual results could differ materially from those estimates.
Certain Risks
In the normal course of its business, Prosper Funding encounters significant credit risk. Financial instruments that potentially subject Prosper Funding to significant credit risk consist primarily of cash, cash equivalents, borrower loans held and restricted cash. Prosper Funding places cash and restricted cash with high-quality financial institutions and is exposed to credit risk in the event of default by these institutions to the extent the amount recorded on the balance sheet exceeds federally insured amounts. Prosper Funding invests cash equivalents in highly liquid marketable securities with original maturities of three months or less at the time of purchase, including money market funds, commercial paper, US treasury securities and US agency securities.
As a lending marketplace, Prosper Funding believes its customers are highly susceptible to uncertainties and negative trends, real or perceived, in the markets driven by, among other factors, general economic conditions in the United States and abroad. These external economic conditions and resulting trends or uncertainties could adversely impact its customers’ ability or desire to participate on its marketplace as borrowers or investors, and consequently could negatively affect its business and results of operations.
To the extent that Borrower Loan (including Borrower Loans that have been sold) payments are not made, servicing income will be reduced. A group of Notes corresponding to a particular Borrower Loan is wholly dependent on the repayment of such Borrower Loan. As a result, Prosper Funding does not bear the credit risk on such Borrower Loan.
Consolidation of Variable Interest Entities
The determination of whether to consolidate a variable interest entity (“VIE”) in which we have a variable interest requires a significant amount of analysis and judgment whether we are the primary beneficiary of a VIE via a controlling financial interest in the VIE. A controlling financial interest in a VIE exists if we have both the power to direct the VIE’s activities that most significantly affect the VIE’s economic performance and a potentially significant economic interest in the VIE. The determination of whether an entity is a VIE considers factors, such as (i) whether the entity’s equity investment at risk is insufficient to allow the entity to finance its activities without additional subordinated financial support or (ii) when a holder’s equity investment at risk lacks any of the following characteristics of a controlling financial interest: the direct or indirect ability through voting rights or similar rights to make decisions about a legal entity’s activities that have a significant effect on the entity’s success, the obligation to absorb the expected losses of the entity or the right to receive the expected residual returns of the legal entity.
As a result of the nature of the retained servicing rights on the sale of Borrower Loans, we are a variable interest holder in certain special purposes entities that purchase these Borrower Loans.   For all of these entities we either do not have the power to direct the activities that most significantly affect the VIE’s economic performance or we do not have a potentially significant economic interest in the VIE.   In no case are we the primary beneficiary, therefore, we do not consolidate these entities.
Management regularly reviews and reconsiders its previous conclusions regarding the status of an entity as a VIE and whether we are required to consolidate such VIE in the consolidated financial statements.
Transfers of Financial Assets

Prosper accounts for transfers of entire financial assets or a participating interest in an entire financial asset as sales when it has surrendered control over the transferred assets. Control is generally considered to have been surrendered when the transferred assets have been legally isolated from Prosper, the transferee has the right to pledge or exchange the assets without any significant constraints, and Prosper has not entered into a repurchase agreement, does not hold significant call options and has not written significant put options on the transferred assets.
Prosper sells loans or participating interests in loans via whole loan sale transactions and the fractional note channel. In certain instances of whole loan sales transactions Prosper will sell whole loans to unconsolidated VIEs that then securitize the whole loans purchased.
Prosper recognizes a gain or loss on the sale of financial assets by comparing the net sales proceeds (including fair value of any servicing asset or liability and recourse obligation recognized) to the carrying amount of the assets sold. Transfers of financial assets that do not qualify for sale accounting are reported as secured borrowings. Accordingly, the related assets remain on Prosper’s Consolidated Balance Sheets and continue to be reported and accounted for as if the transfer had not occurred. Cash proceeds from these transfers are reported as liabilities, with related interest expense recognized over the life of the related assets.
Cash and Cash Equivalents
Cash includes various unrestricted deposits with highly rated financial institutions. Cash equivalents consist of highly liquid marketable securities with original maturities of three months or less at the time of purchase and consist primarily of money market funds, commercial paper, US treasury securities and US agency securities. Cash equivalents are recorded at cost, which approximates fair value.
Restricted Cash
Restricted cash consists primarily of cash deposits and short term certificates of deposit held as collateral as required for loan funding and servicing activities, and cash that investors or Prosper Funding has on the platform that has not yet been invested in Borrower Loans or disbursed to the investor.
The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amount shown in the condensed consolidated statements of cash flows:

	December 31, 2017	December 31, 2016	December 31, 2015	December 31, 2014
Cash and Cash Equivalents	8,223	$6,929	$15,026	$23,777
Restricted Cash	140,092	147,983	139,937	73,103
Total Cash, Cash Equivalents and Restricted Cash show in the consolidated statements of cash flows	$148,315	$154,912	$154,963	$96,880
Short Term Investments
Short term investments consists of certificates of deposit with a term greater than three months but less than a year that are held as collateral as required for loan funding and servicing activities.
Fair Value Measurement
Prosper Funding measures the fair value of assets and liabilities in accordance with its fair value hierarchy which prioritizes information used to measure fair value and the effect of fair value measurements on earnings and provides for enhanced disclosures determined by the level within the hierarchy of information used in the valuation. We apply this framework whenever other standards require (or permit) assets or liabilities to be measured at fair value.
We define fair value in terms of the price that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  The price used to measure the fair value is not adjusted for transaction costs. Under ASC Topic 820, the fair value measurement also assumes that the transaction to sell an asset occurs in the principal market for the asset or, in the absence of a principal market, the most advantageous market for the asset. The principal market is the market in which Prosper Funding would sell or transfer the asset with the greatest volume and level of activity for the asset. In determining the principal market for an asset or liability under ASC Topic 820, it is assumed that Prosper Funding has access to the market as of the measurement date. If no market for the asset exists or if Prosper Funding does not have access to the principal market, Prosper Funding uses a hypothetical market.
Under ASC Topic 820, assets and liabilities carried at fair value on the balance sheets are classified among three levels based on the observability of the inputs used to determine fair value:
Level 1 — The valuation is based on quoted prices in active markets for identical instruments.
Level 2 — The valuation is based on observable inputs such as quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation methodologies for which all significant assumptions are observable in the market.
Level 3 — The valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the instrument. Level 3 valuations are typically performed using pricing models, discounted cash flow models, or similar methodologies, which incorporate management’s own estimates of assumptions that market participants would use in pricing the instrument or valuations that require significant management judgment or estimation.
Fair values of assets or liabilities are determined based on the fair value hierarchy established in ASC Topic 820, which requires an entity to maximize the use of quoted prices and observable inputs and to minimize the use of unobservable inputs when measuring fair value. Various valuation methodologies are utilized, depending on the nature of the financial instrument, including the use of market prices for identical or similar instruments, or discounted cash flow models. When possible, active and observable market data for identical or similar financial instruments are utilized. Alternatively, fair value is determined using assumptions that management believes a market participant would use in pricing the asset or liability.
Financial instruments consist principally of cash and cash equivalents, restricted cash, Borrower Loans, accounts payable and accrued liabilities, and Notes. Servicing assets and liabilities are also subject to fair value measurement within the financial statements of PFL. The estimated fair values of cash and cash equivalents, restricted cash, accounts payable and accrued liabilities approximate their carrying values because of their short term nature.
As observable market prices are not available for the Borrower Loans, Loans Held for Sale and Notes, Prosper Funding believes the Borrower Loans, Loans Held for Sale and Notes should be considered level 3 financial instruments under ASC Topic 820. In a hypothetical transaction as of the measurement date, Prosper Funding believes that differences in the principal marketplace in which the Borrower Loans are originated and the principal marketplace in which Prosper Funding might offer those loans may result in differences between the originated amount of the loans and their fair value as of the transaction date. For Borrower Loans and Loans Held for Sale, the fair value is estimated using discounted cash flow methodologies based upon valuation assumptions including prepayment speeds, default rates and discount rates based on the perceived credit risk within each credit grade.
The obligation to pay principal and interest on any Note is equal to the loan payments, if any, that are received on the corresponding Borrower Loan, net of our servicing fee which is generally 1.0% of the outstanding balance. The fair value election for Notes and Borrower Loans allows both the assets and the related liabilities to receive similar accounting treatment for expected losses which is consistent with the subsequent cash flows to lenders that are dependent upon borrower payments. As such, the fair value of a group of Notes is approximately equal to the fair value of the corresponding Borrower Loan, adjusted for the 1.0% servicing fee and the timing of borrower payments subsequently disbursed to such Note holders.  As a result, the valuation of the Notes uses the same methodology and assumptions as the Borrower Loans, except that the Notes incorporate the 1.0% servicing fee and any differences in timing of payments. Any unrealized gains or losses on the Borrower Loans and Notes for which the fair value option has been elected is recorded as a separate line item in the statement of operations. The effective interest rate associated with a group of Notes is less than the interest rate earned on the corresponding Borrower Loan due to the 1.0% servicing fee. See Note 4 for a roll-forward and further discussion of the significant assumptions used to value Borrower Loans and Notes.
Borrower Loans and Notes

Through the Note Channel, Prosper Funding purchases Borrower Loans from WebBank then issues Notes and holds the Borrower Loans until maturity. The obligation to repay a series of Notes issued through the Note Channel is dependent upon the repayment of the associated Borrower Loan. Borrower Loans originated and Notes issued through the Note Channel are carried on Prosper Funding’s consolidated balance sheets as assets and liabilities, respectively. Prosper Funding has adopted the provisions of ASC Topic 825, Financial Instruments (“ASC Topic 825”). ASC Topic 825 permits companies to choose to measure certain financial instruments and certain other items at fair value on an instrument-by-instrument basis with unrealized gains and losses on items for which the fair value option has been elected reported in earnings. Management believes that the fair value option is more meaningful for the readers of the financial statements and it allows both the Borrower Loans and Notes to be valued using the same methodology. The fair value election, with respect to an item, may not be revoked once an election is made. Prosper Funding estimates the fair value of such Borrower Loans and Notes using discounted cash flow methodologies adjusted for the expected payment, loss, recovery and default rates.   The Borrower Loans are not derecognized when a corresponding Note is issued as Prosper Funding maintains the ability to sell the Borrower Loans without the approval of the holders in the corresponding Notes.
Loan Servicing Assets and Liabilities
Prosper Funding records servicing assets and liabilities at their estimated fair values for servicing rights retained when Prosper Funding sells Borrower Loans to unrelated third-party buyers. The change in fair value of servicing assets and liabilities is recognized in “Servicing Fees” revenue. The gain or loss on a loan sale is recorded in “Gain (Loss) on Sale of Borrower Loans” while the fair value of the servicing rights, which is based on the degree to which the contractual loan servicing fee is above or below an estimated market loan servicing rate is recorded in servicing assets or liabilities. Servicing assets and liabilities are recorded in “Servicing Assets” and “Other Liabilities,” respectively, on the consolidated balance sheets.
Prosper Funding uses a discounted cash flow model to estimate the fair value of the loan servicing assets or liabilities which considers the contractual projected servicing fee revenue that Prosper Funding earns on the Borrower Loans, estimated market servicing fees to service such loans, prepayment rates, default rates and the current principal balances of the Borrower Loans.
Loans Held for Sale
Loans Held for Sale are comprised of Borrower Loans held for short durations and are recorded at fair value. The fair value is estimated using discounted cash flow methodologies based upon a set of valuation assumptions similar to those of other Borrower Loans. We measure Loans Held for Sale at fair value on an instrument-by-instrument basis with unrealized gains and losses on items for which the fair value option has been elected reported in earnings. Management believes that the fair value option is more meaningful for the readers of the financial statements and it allows for the Loans Held for Sale to be measured at fair value similar to Borrower Loans and Notes. The fair value election, with respect to an item, may not be revoked once an election is made.
Software and Website Development
Software and website development represents the software and website that PMI has transferred to Prosper Funding.   Prosper Funding does not develop any of its own software or website.  Software and website are included in property and equipment and amortized to expense using the straight-line method over their expected lives which is generally one to five years. Prosper Funding evaluates its software assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of software and website development assets to be held and used is measured by a comparison of the carrying amount of the asset to the future net undiscounted cash flows expected to be generated by the asset. If such software and website development assets are considered to be impaired, the impairment to be recognized is the excess of the carrying amount over the fair value of the software and website development asset group.
Payable to Investors
Payable to Investors primarily represents our obligation to investors related to cash held in an account for the benefit of investors and payments-in-process received from borrowers.

Loan Trailing Fee

On July 1, 2016, Prosper Funding signed a series of agreements with WebBank which, among other things, includes an additional program fee (the "Loan Trailing Fee") paid to WebBank in connection with the performance of each loan sold to Prosper Funding. These agreements are effective as of August 1, 2016. The Loan Trailing Fee is dependent on the amount and timing of principal and interest payments made by borrowers of the underlying loans, irrespective of whether the loans are sold by Prosper Funding, and gives WebBank an ongoing financial interest in the performance of the loans it originates. This fee is paid by Prosper Funding to WebBank over the term of the respective loans and is a function of the principal and interest payments made by borrowers of such loans. In the event that principal and interest payments are not made with respect to any loan, Prosper Funding is not required to make the related Loan Trailing Fee payment. The obligation to pay the Loan Trailing Fee for any loan sold to Prosper Funding is recorded at fair value at the time of the origination of such loan within Other Liabilities and recorded as a reduction of Transaction Fees, net. Any changes in the fair value of this liability are recorded in Change in Fair Value of Borrower Loans, Loans Held for Sale and Notes, Net on the statements of operations. The fair value of the Loan Trailing Fee represents the present value of the expected monthly Loan Trailing Fee payments, which takes into consideration certain assumptions related to expected prepayment rates and defaults rates.
Revenue Recognition
Revenue primarily results from fees, net interest earned and gains on the sale of borrower loans. Fees consist of related party administrative fees and servicing fees paid by investors. We also have other smaller sources of revenue reported as other revenue, which includes fees charged in relation to securitizations by outside investors.
Administration Agreement License Fees
Prosper Funding primarily generates revenues through license fees it earns through an Administration Agreement with PMI. The Administration Agreement contains a license granted by Prosper Funding to PMI that entitles PMI to use the platform for and in relation to: (i) PMI’s performance of its duties and obligations under the Administration Agreement relating to corporate administration, loan platform services, loan and note servicing and marketing, and (ii) PMI’s performance of its duties and obligations to WebBank in relation to loan origination and funding. The license fees are based on the number of listings that are posted to the platform.
Service Fees
Investors who purchase Borrower Loans through the Whole Loan Channel typically pay Prosper Funding a servicing fee which is currently set at 1.075% per annum of the outstanding principal balance of the Borrower Loan prior to applying the current payment. The servicing fee compensates Prosper Funding for the costs incurred in servicing the related loan, including managing payments from borrowers, payments to investors and maintaining investors’ account portfolios. Prosper Funding records servicing fees paid by Borrower Loan investors as a component of operating revenue when received.
Gain (Loss) on Sale of Borrower Loans
Prosper Funding recognizes gains or losses on the sale of Borrower Loans when it is retained for the servicing of Borrower Loans by WebBank. Additionally, Prosper Funding recognizes gains or losses on the sale of Borrower Loans when it sells Borrower Loans to third parties. Gains or losses on sales of Borrower Loans that are recognized at the time of sale are determined by the difference between the net sales proceeds, fair value of any servicing rights retained and the carrying value of the Borrower Loans sold.
Interest Income on Borrower Loans and Interest Expense on Notes
Prosper Funding recognizes interest income on Borrower Loans originated through the Note Channel and interest expense on the corresponding Notes using the accrual method based on the stated interest rate to the extent Prosper Funding believes it to be collectable.
Administration Fee Expense - Related Party
Pursuant to an Administration Agreement between Prosper Funding and PMI, PMI manages the marketplace on behalf of Prosper Funding. Accordingly, each month, Prosper Funding is required to pay PMI an administration fee that is based on PMI’s (a) finance and legal personnel costs, (b) number of Borrower Loans originated through the marketplace, (c) servicing fees collected by or on behalf of Prosper Funding, and (d) nonsufficient funds fees collected by or on behalf of Prosper Funding. In addition, under a second Administration Agreement between PMI and PAH, a wholly owned subsidiary of Prosper Funding, PAH is required to pay PMI an annual fee, for PMI being the administrator of PAH’s operations.
Other Expense
Other expense, net includes contract termination costs that are expected to be non-recurring and not part of restructuring activities.
Comprehensive Income
There is no comprehensive income (loss) other than the net income (loss) disclosed in the consolidated statements of operations.
Recent Accounting Pronouncements
Accounting Standards Update No. 2014-09, 2016-08, 2016-10, 2016-12 and 2016-20, collectively implemented as FASB Accounting Standards Codification Topic 606 ("ASC 606") Revenue from Contracts with Customers, provides guidance for revenue recognition. The new guidance sets forth a new five-step revenue recognition model which replaces the prior revenue recognition guidance in its entirety and is intended to eliminate numerous industry-specific pieces of revenue recognition guidance that have historically existed in U.S. GAAP. The underlying principle of the new standard is that a business or other organization will recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects what it expects in exchange for the goods or services. The standard also requires more detailed disclosures and provides additional guidance for transactions that were not addressed completely in the prior accounting guidance. Prosper Funding plans to adopt ASC 606 on a modified retrospective basis in the first quarter of fiscal 2018.  Our implementation efforts to date related to this standard have included identifying revenue streams that are within the scope of this guidance, the evaluation of associated contracts and accounting policies, the evaluation of processes and systems of internal control, and the assessment of disclosure requirements of the standard.  Our scoping analysis indicates that administration fees are included in the scope of the new guidance, while servicing fees and gain or loss on the sale of borrower loans remain within the scope of ASC topic 860, Transfers and Servicing. We believe that ASC 606 will have little, if any, impact on the timing and amount of revenue recognition as compared to the current standard and that there will be no material impact upon adoption.
In January 2016, the FASB issued ASU 2016-1, "Financial Instruments - Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities", which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. This guidance will be effective for us in the first quarter of our fiscal year 2019, and early adoption is not permitted. Prosper Funding is currently evaluating the impact that this guidance will have on our consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” The standard provides guidance for eight targeted changes with respect to how cash receipts and cash payments are classified in the statements of cash flows, with the objective of reducing diversity in practice. This guidance will be effective for Prosper in the first quarter of our fiscal year 2018, and early adoption is permitted. Prosper Funding is currently evaluating the impacts the adoption of this accounting standard will have on Prosper Funding's cash flows, however we do not expect a material impact.
In November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18)", which requires companies to include amounts generally described as restricted cash and restricted cash equivalents in cash and cash equivalents when reconciling beginning-of-period and end-of-period total amounts shown on the statement of cash flows. This guidance will be effective for us in the first quarter of 2018 and early adoption is permitted. Prosper Funding has $140.1 million and $148.0 million of restricted cash on its consolidated balance sheet as of December 31, 2017 and 2016, respectively, whose cash flow statement classification changed to align with the new guidance. Prior to the adoption of ASU 2016-18, changes in these balances were presented as operating and investing cash activities in the consolidated statements of cash flows. Under the new guidance, changes in these amounts have been included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the condensed consolidated statements of cash flows. These financial statements reflect the adoption of ASU 2016-18 as if it was adopted by the Company as of December 31, 2017.

3. Property and Equipment
Property and equipment consist of the following (in thousands):

	December 31,
	2017	2016
Property and equipment:
Internal-use software and web site development costs	$19,911	$16,749
Property and equipment	19,911	16,749
Less accumulated depreciation and amortization	(11,958)	(6,654)
Total property and equipment, net	$7,953	$10,095
Depreciation and amortization expense for 2017, 2016, and 2015 was $5,853 thousand, $4,083 thousand and $3,161 thousand respectively.  Internal-use software and web site development additions of $3.7 million, $5.8 million and $10.5 million were purchased from PMI in the years ended December 31, 2017, 2016, and 2015 respectively.

4. Borrower Loans, Loans Held For Sale and Notes Held at Fair Value
The fair value of the Borrower Loans originated and Notes issued through the Note Channel is estimated using discounted cash flow methodologies based upon a set of valuation assumptions. The primary assumptions used to value such Borrower Loans and Notes include default rates derived from historical performance, market conditions and discount rates applied to each credit grade based on the perceived credit risk. The obligation to pay principal and interest on any series of Notes is equal to the payments, if any, received on the corresponding Borrower Loan, net of the servicing fee. As such, the fair value of the Notes is approximately equal to the fair value of the Borrower Loans originated through the Note Channel, adjusted for the servicing fee and the timing of borrower payments subsequently disbursed to the Note holders. The effective interest rate associated with a series of Notes will be less than the interest rate earned on the corresponding Borrower Loan due to the servicing fee.
At December 31, 2017 and 2016, Borrower Loans, Notes and Loans Held for Sale (in thousands) were:

	Borrower Loans		Notes		Loans Held for Sale
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Aggregate principal balance outstanding	$296,668	$319,143	$(300,922)	$(323,358)	$59	$641
Fair value adjustments	(3,663)	(3,516)	6,974	7,122	(10)	(17)
Fair value	$293,005	$315,627	$(293,948)	$(316,236)	$49	$624
At December 31, 2017, outstanding Borrower Loans had original maturities between 36 and 60 months, had monthly payments with fixed interest rates ranging from 5.31% to 32.32% and had various maturity dates through December 2022.  At December 31, 2016, Borrower Loans and Loans Held for Sale had original terms between 36 months and 60 months, had monthly payments with fixed interest rates ranging from 5.32% to 33.04% and had various maturity dates through 2021.
Within the change in fair value of Borrower Loans, Prosper Funding recorded a loss of approximately $1.7 million that is attributable to changes in the credit risks related to Borrower Loans during the year ending December 31, 2017.
As of December 31, 2017 the Borrower Loans that were 90 days or more delinquent, had an aggregate principal amount of $3.5 million and a fair value of $1.3 million. As December 31, 2016 the Borrower Loans that were 90 days or more delinquent, had an aggregate principal amount of $3.2 million and a fair value of $1.0 million. As of December 31, 2017 and 2016, Borrower Loans in non-accrual status had a fair value of $0.3 million and $0.5 million, respectively.

5. Loan Servicing Assets and Liabilities

Prosper Funding initially records servicing assets and liabilities at their estimated fair values when Prosper Funding sells whole loans to unrelated third-party buyers. The total losses recognized on the sale of the whole loans were $48.7 million for the year ended December 31, 2017, and the total gains recognized were $3.6 million and $14.2 million for the years ended December 31, 2016 and 2015 respectively.
At December 31, 2017, loans that were sold but for which we retained servicing rights had a total outstanding principal balance of $3.7 billion, original terms of either 36 or 60 months and had monthly payments with fixed interest rates ranging from 5.31% to 35.52% and maturity dates through December 2021.  At December 31, 2016, loans that were sold but for which we retained servicing rights had a total outstanding principal balance of $3.4 billion, original terms between 36 and 60 months and had monthly payments with fixed interest rates ranging from 5.32% to 35.52% and Maturity dates through December 2020.
$38.5 million, $38.2 million and $20.4 million of contractually specified servicing fees, late charges and ancillary fees are included on our Statement of Operations in Servicing Fees, Net for the years ended December 31, 2017, 2016, and 2015 respectively.
Fair value
Valuation method  – Discounted cash flow valuation methodology generally consists of developing an estimate of future cash flows that are expected to occur over the life of a financial instrument and then discounting those cash flows at a rate of return that results in the fair value amount.
Significant unobservable inputs presented in the table presented below within Note 6 are those that Prosper Funding considers significant to the estimated fair values of the servicing assets and liabilities. The following is a description of the significant unobservable inputs provided in the table.
Market servicing rate – Prosper Funding estimates adequate market servicing rates that would fairly compensate a substitute servicer should one be required, which includes the profit that would be demanded in the marketplace. This rate is stated as a fixed percentage of outstanding principal balance on a per annum basis. Prosper Funding estimated these market servicing rates based on observable market rates for other loan types in the industry and bids from subservicing providers, adjusted for the unique loan attributes that are present in the specific loans that Prosper Funding sells and services and information from a backup service provider.
Discount rate – The discount rate is a rate of return used to discount future expected cash flows to arrive at a present value, which represents the fair value of the loan servicing rights. We used a range of discount rates for the servicing assets and liabilities based on comparable observed valuations of similar assets and publicly available disclosures related to servicing valuations, with comparability adjustments made to account for differences with Prosper Funding’s servicing assets.
Default Rate – The default rate presented in Note 6 is an annualized, average estimate considering all loan categories (i.e. Prosper ratings and duration), and represents an aggregate of conditional default rate curves for each credit grade or loan category. Each point on a particular loan category’s curve represents the percentage of principal expected to default per period based on the term and age of the underlying loans. The assumption regarding defaults directly reduces servicing revenues because the amount of servicing revenues received is based on the amount collected each period.
Prepayment Rate – The prepayment rate presented in Note 6 is an annualized, average estimate considering all Borrower Loan categories (i.e. Prosper ratings and duration), and represents an aggregate of conditional prepayment rate curves for each credit grade or Borrower Loan category. Each point on a particular Borrower Loan category’s curve represents the percentage of principal expected to prepay per period based on the term and age of the underlying Borrower Loans.  Prepayments reduce servicing revenues as they shorten the period over which we expect to collect fees on the Borrower Loans, which is used to project future servicing revenues.

6. Fair Value of Assets and Liabilities
For a description of the fair value hierarchy and Prosper Funding’s fair value methodologies, see Note 2 - Summary of Significant Accounting Policies. Prosper Funding did not transfer any assets or liabilities in or out of level 3 during the year ended December 31, 2017.

Financial Instruments Recorded at Fair Value
The fair value of the Borrower Loans, Loans Held for Sale and Notes are estimated using discounted cash flow methodologies based upon a set of valuation assumptions. The primary cash flow assumptions used to value such Borrower Loans, Loans Held for Sale and Notes include default rates derived from historical performance and discount rates applied to each credit grade based on the perceived credit risk.
Investments held at fair value consists of available for sale investments.  The available for sale investments consist of corporate and government bonds.  When available, Prosper Funding uses quoted prices in active markets to measure the fair value of securities available for sale. When utilizing market data and bid-ask spreads, Prosper Funding uses the price within the bid-ask spread that best represents fair value. When quoted prices do not exist, Prosper Funding uses prices obtained from independent third-party pricing services to measure the fair value of investment assets. Prosper Funding generally obtains prices from at least two independent pricing sources for assets recorded at fair value. Prosper Funding's primary independent pricing service provides prices based on observable trades and discounted cash flows that incorporate observable information, such as yields for similar types of securities (a benchmark interest rate plus observable spreads) and weighted-average maturity for the same or similar securities. Prosper Funding compares the prices obtained from its primary independent pricing service to the prices obtained from the additional independent pricing services to determine if the price obtained from the primary independent pricing service is reasonable. Prosper Funding does not adjust the prices received from independent third-party pricing services unless such prices are inconsistent with the definition of fair value and result in a material difference in the recorded amounts.
The following tables present the fair value hierarchy for assets and liabilities measured at fair value (in thousands):

December 31, 2017	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Assets
Borrower Loans	$—	$—	$293,005	$293,005
Servicing Assets	—	—	14,598	$14,598
Loans Held for Sale	—	—	49	49
Total Assets	—	—	307,652	307,652
Liabilities
Notes	$—	$—	$293,948	$293,948
Servicing Liabilities	—	—	59	59
Loan Trailing Fee Liability	—	—	2,595	2,595
Total Liabilities	$—	$—	$296,602	$296,602

December 31, 2016	Level 1 Inputs	Level 2 Inputs	Level 3 Inputs	Fair Value
Assets
Borrower Loans	$—	$—	$315,627	$315,627
Servicing Assets	—	—	12,461	12,461
Loans Held for Sale	—	—	624	624
Total Assets	—	—	328,712	328,712
Liabilities
Notes	$—	$—	$316,236	$316,236
Servicing Liabilities	—	—	198	198
Loan Trailing Fee Liability	—	—	665	665
Total Liabilities	—	—	317,099	317,099
As Prosper Funding’s Borrower Loans, Loans Held for Sale, Notes, Servicing Assets, Servicing Liabilities and Loan Trailing Fee Liability do not trade in an active market with readily observable prices, Prosper Funding uses significant unobservable inputs to measure the fair value of these assets and liabilities. Financial instruments are categorized in the level 3 valuation hierarchy based on the significance of unobservable factors in the overall fair value measurement. These fair value estimates may also include observable, actively quoted components derived from external sources. As a result, the realized and unrealized gains and losses for assets and liabilities within the level 3 category may include changes in fair value that were attributable to both observable and unobservable inputs.
Significant Unobservable Inputs
The following tables present quantitative information about the significant unobservable inputs used for Prosper Funding’s level 3 fair value measurements at December 31, 2017:
Borrower Loans, Loans Held for Sale and Notes:

Range
Unobservable Input	December 31, 2017	December 31, 2016
Discount rate	4.0% - 14.4%	4.0% - 15.9%
Default rate	2.0% - 15.4%	1.7% - 14.9%
Servicing Assets and Liabilities:

Range
Unobservable Input	December 31, 2017	December 31, 2016
Discount rate	15% - 25%	15% - 25%
Default rate	1.5% - 16.1%	1.5% - 15.2%
Prepayment rate	13.5% - 30.2%	13.6% - 26.6%
Market servicing rate (1)	0.625%	0.625%
(1) Excludes collection fees that would be passed on to a hypothetical third-party servicer. As of December 31, 2017 and 2016, the market rate for collection fees and non-sufficient funds fees was assumed to be 7 basis points and 7 basis points for a weighted-average total market servicing rate of 69.5 basis points and 69.5 basis points respectively.
Loan Trailing Fee Liability:

Range
Unobservable Input	December 31, 2017	December 31, 2016
Discount rate	15% - 25%	15% - 25%
Default rate	1.5% - 16.1%	1.5% - 15.2%
Prepayment rate	13.5% - 30.2%	13.6% - 26.6%
At December 31, 2017 and 2016, the discounted cash flow methodology used to estimate the Note fair values used the same projected cash flows as the related Borrower Loans. As demonstrated in the following table, the fair value adjustments for Borrower Loans were largely offset by the fair value adjustments of the Notes due to the borrower payment dependent design of the Notes and because the principal balances of the Borrower Loans approximated the principal balances of the Notes.
The following tables present additional information about level 3 Borrower Loans, Loans Held for Sale and Notes measured at fair value on a recurring basis (in thousands):

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Borrower Loans	Notes	Loans Held for Sale	Total
Balance at January 1, 2017	$315,627	$(316,236)	$624	$15
Purchase of Borrower Loans/Issuance of Notes	194,887	(194,391)	2,619,130	2,619,626
Principal repayments	(188,199)	191,828	(89)	3,540
Borrower loans sold to third parties	(3,855)	—	(2,619,620)	(2,623,475)
Other changes	97	(180)	(3)	(86)
Change in fair value	(25,552)	25,031	7	(514)
Balance at December 31, 2017	$293,005	$(293,948)	$49	$(894)

Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Borrower Loans	Notes	Loans Held for Sale	Total
Balance at January 1, 2016	$297,273	$(297,405)	$32	$(100)
Purchase of Borrower Loans/Issuance of Notes	217,582	(217,767)	1,979,952	1,979,767
Principal repayments	(171,195)	173,958	(447)	2,316
Borrower loans sold to third parties	(2,515)	—	(1,978,905)	(1,981,420)
Other changes	416	(591)	(1)	(176)
Change in fair value	(25,934)	25,569	(7)	(372)
Balance at December 31, 2016	$315,627	$(316,236)	$624	$15
The following table presents additional information about level 3 servicing assets and liabilities measured at fair value on a recurring basis (in thousands):

	Servicing Assets	Servicing Liabilities
Fair Value at January 1, 2016	$13,605	$484
Additions	9,833	9
Less: Changes in fair value	(10,977)	(295)
Balance at December 31, 2016	$12,461	$198
Additions	14,138	—
Less: Changes in fair value	(12,001)	(139)
Fair Value at December 31, 2017	$14,598	$59
The following table presents additional information about level 3 Loan Trailing Fee Liability measured at fair value on a recurring basis (in thousands):

Balance at January 1, 2016	$—
Issuances	647
Cash payment of Loan Trailing Fee	(21)
Change in fair value	39
Balance at December 31, 2016	$665
Issuances	2,631
Cash payment of Loan Trailing Fee	(956)
Change in fair value	255
Balance at December 31, 2017	$2,595

Significant Recurring Level 3 Fair Value Asset and Liability Input Sensitivity
Key economic assumptions and the sensitivity of the current fair value to immediate changes in those assumptions at December 31, 2017 for Borrower Loans, Loans Held for Sale and Notes originated through the Note Channel are presented in the following table (in thousands, except percentages):

	Borrower Loans / Loans Held for Sale		Notes
Fair value at December 31, 2017	$293,054		$293,948
Discount rate assumption:	7.15%	*	7.15%	*
Resulting fair value from:
100 basis point increase	$290,116		$290,948
200 basis point increase	287,206		288,024
Resulting fair value from:
100 basis point decrease	$296,169		$297,028
200 basis point decrease	299,319		300,192

Default rate assumption:	13.52%	*	13.52%	*
Resulting fair value from:
100 basis point increase	$289,386		$290,202
200 basis point increase	285,792		286,581
Resulting fair value from:
100 basis point decrease	$296,868		$297,742
200 basis point decrease	300,679		301,584
* Represents weighted average assumptions considering all credit grades.
The following table presents the estimated impact on Prosper Funding’s estimated fair value of servicing assets and liabilities, calculated using different market servicing rates, prepayment rates and different default rates as of December 31, 2017 (in thousands, except percentages).

	Servicing Assets	Servicing Liabilities
Fair value at December 31, 2017	$14,598	$59
Weighted average market servicing rate assumptions	0.625%	0.625%
Resulting fair value from:
Servicing rate increase to 0.65%	13,670	65
Servicing rate decrease to 0.60%	15,525	53

Weighted average prepayment assumptions	19.80%	19.80%
Resulting fair value from:
Applying a 1.1 multiplier to prepayment rate	14,414	59
Applying a 0.9 multiplier to prepayment rate	14,784	60

Weighted average default assumptions	13.00%	13.00%
Resulting fair value from:
Applying a 1.1 multiplier to default rate	14,403	59
Applying a 0.9 multiplier to default rate	14,796	59

These sensitivities are hypothetical and should be evaluated with care. The effect on fair value of a variation in assumptions generally cannot be determined because the relationship of the change in assumptions to the fair value may not be linear. Additionally, the impact of a variation in a particular assumption on the fair value is calculated while holding other assumptions constant. In reality, changes in one factor may lead to changes in other factors, which could impact the above hypothetical effects.

7. Income Taxes
Prosper Funding incurred no income tax provision for the year ended December 31, 2017, 2016 and 2015. Prosper Funding is a US disregarded entity and the loss is included in the return of its parent, PMI. Since PMI is in a loss position, not currently subject to income taxes, and has fully reserved its deferred tax asset, the net effective tax rate for Prosper Funding is 0%.

8. Commitments and Contingencies
In the normal course of its operations, Prosper Funding becomes involved in various legal actions. Prosper Funding maintains provisions it considers to be adequate for such actions. Prosper Funding does not believe it is probable that the ultimate liability, if any, arising out of any such matters will have a material effect on Prosper Funding's financial condition, results of operations or cash flows.
Operating Commitments
Prosper has entered into an agreement with WebBank, under which all Borrower Loans originated through the marketplace are made by WebBank under its bank charter. Pursuant to the agreement, the marketing fee that Prosper receives in connection with the origination of each loan is partially reduced by an amount (the “Designated Amount”) calculated as a percentage of the principal amount of such loan based on the aggregate principal amount of loans originated for the applicable month.  To the extent the aggregate Designated Amount for all loans originated during any month is less than $143,500, Prosper is required to pay WebBank an amount equal to such deficiency.  Accordingly, the minimum fee for the year ended December 31, 2018 is $1.7 million. The minimum fee is $0.9 million in 2019. Additionally, under the agreement with WebBank, Prosper is required to maintain a minimum net liquidity of $15 million at all times during the term of the agreement. Net liquidity is defined as the sum of Cash, Cash Equivalents and Available for Sale Investments. Violation of this covenant can result in termination of the contract with WebBank. At December 31, 2017 the Company was in compliance with the covenant.
Loan Purchase Commitments
Prosper Funding has entered into an agreement with WebBank to purchase $29.3 million of Borrower Loans that WebBank originated during the during the last two business days of the year ended December 31, 2017 and the first business day of the quarter ending March 31, 2018. Prosper will purchase these Borrower Loans within the first three business days of the quarter ended March 31, 2018.
Repurchase and Indemnification Contingency
Under the terms of the loan purchase agreements between Prosper Funding and investors that participate in the Whole Loan Channel, Prosper Funding may, in certain circumstances, become obligated to repurchase a Borrower Loan from an investor. Generally, these circumstances include the occurrence of verifiable identity theft, the failure to properly follow loan listing or bidding protocols, or a violation of the applicable federal, state, or local lending laws. The fair value of the indemnification and repurchase obligation is estimated based on historical experience and the initial fair value is insignificant. Prosper Funding recognizes a liability for the repurchase and indemnification obligation when the Borrower Loans are issued. Indemnified or repurchased Borrower Loans associated with violations of federal, state, or local lending laws or verifiable identity theft are written off at the time of repurchase or at the time an indemnification payment is made.  The maximum potential amount of future payments associated under this obligation is the outstanding balances of the Borrower Loans sold through the Whole Loan Channel, which at December 31, 2017 is $3.7 billion.  Prosper Funding had accrued $0.8 million and $0.6 million as of December 31, 2017 and 2016 respectively in regard to this obligation.

9. Related Parties
Since inception, Prosper Funding has engaged in various transactions with its directors and executive officers, sole member, and immediate family members and other affiliates of its directors, executive officers and sole member. Prosper Funding believes that all of the transactions described below were made on terms no less favorable to Prosper Funding than could have been obtained from unaffiliated third parties.
Prosper Funding’s executive officers, directors who are not executive officers and certain affiliates participate on Prosper Funding’s lending platform by placing bids and purchasing Notes. The aggregate amount of the Notes purchased and the income earned by parties deemed to be affiliates and related parties of Prosper Funding as of December 31, 2017 and 2016 are summarized below (in thousands):

	Aggregate Amount of		Interest Earned on
Related Party	Notes Purchased		Notes
	2017	2016	2017	2016
Executive officers and management	$29	$1,065	$109	$225
Directors	—	—	—	—
Total	$29	$1,065	$109	$225

Related Party	Notes balance as of December 31,
	2017	2016
Executive officers and management	$38	$1,620
Directors	—	—
Total	$38	$1,620

10. Significant Concentrations
Prosper Funding is dependent on third party funding sources such as banks, asset managers and investment funds to provide the funding to allow WebBank to originate loans that the third party funding sources will later purchase. Of all Borrower Loans originated in the year ended December 31, 2017, the largest party purchased a total of 70% of those loans. This compares to 20%, 16% and 9% for the year ended December 31, 2016. Further, a significant portion of our business is dependent on funding through the Whole Loan Channel.  93% and 90% of Borrower Loans were originated through the Whole Loan Channel in the years ending December 31, 2017 and 2016, respectively.